As filed with the Securities and Exchange Commission on March 31, 2011

Registration No. 333-166872

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________________________________________________________

POST EFFECTIVE AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________________________________________________________________

SEANERGY MARITIME HOLDINGS CORP.
(Exact name of registrant as specified in its charter)

Republic of the Marshall Islands	4412	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Seanergy Maritime Holdings Corp.
1-3 Patriarchou Grigoriou Street
166 74 Glyfada
Athens, Greece
Tel: +30 210 9638461
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Seward & Kissel LLP
Attention: Gary J. Wolfe, Esq.
One Battery Park Plaza
New York, New York 10004
(212) 574-1200
(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________________________________________________________________________

Copies to:
Seanergy Maritime Holdings Corp. Attn: Dale Ploughman 1-3 Patriarchou Grigoriou Street 166 74 Glyfada Athens, Greece Tel: +30 210 9638461		Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1200 (telephone) (212) 480-8421 (facsimile)

Approximate date of commencement of proposed sale to the public:

From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Security	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Shares underlying the Public Warrants, par value $0.0001 per share	38,984,667	$6.50(1)	$253,400,335.50	$18,067.45(2)
Underwriter Warrants	1,138,917	--	--	(3)
Common Shares underlying the Underwriter Warrants, par value $0.0001 per share	1,138,917	$1.32(1)	$1,503,371	$107.19(2)
Units, each consisting of one Common Share, par value $0.0001 and one Warrant	1,000,000	$12.50(1)	$12,500,000	$891.25(2)
Common Shares included in the Units	1,000,000	--	--	(3)
Warrants included in the Units	1,000,000	--	--	(3)
Common Shares underlying the Warrants included in the Units, par value $0.0001 per share	1,000,000	$6.50(1)	$6,500,000	$463.45(2)
Total	45,262,501		$273,903,706.50	$19,529.34(4)

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) of the Securities Act of 1933, as amended (the "Securities Act").
(2)	Determined in accordance with Section 6(b) of the Securities Act.
(3)	No fee required pursuant to Rule 457(g) under the Securities Act.
(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 2 to the Registration Statement on Form F-1 (the “Post-Effective Amendment No. 2”) is being filed to update our Registration Statement on Form F-1 (No. 333-166872), which was previously declared effective by the U.S. Securities and Exchange Commission on July 26, 2010, as amended on September 24, 2010 by Post-Effective Amendment No. 1 and declared effective on October 4, 2010 (the “Registration Statement”), to (1) include audited consolidated financial statements and the notes thereto as of December 31, 2010 and 2009 and for the years ended December 31, 2010, 2009 and 2008, and (2) update certain other information in the Registration Statement.

No additional securities are being registered under this Post-Effective Amendment No. 2. All applicable registration fees were paid with the initial filing of the Registration Statement on May 17, 2010.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 31, 2011

Seanergy Maritime Holdings Corp.

Up to 38,984,667 Shares of Common Stock underlying the Public Warrants
Up to 1,138,917 Common Stock Purchase Warrants
Up to 1,138,917 Shares of Common Stock underlying the Common Stock Purchase Warrants
Up to 1,000,000 Units upon exercise of a Unit Purchase Option

This prospectus relates to (i) the distribution of up to an aggregate of 38,984,667 shares of our common stock, or the Public Warrant Shares, issuable by us upon the exercise of our outstanding public warrants, or the Public Warrants, (ii) the resale by the underwriters of a recent registered public offering of shares of our common stock, to whom we refer as the new underwriters, of up to an aggregate of 1,138,917 common stock purchase warrants, or the Underwriter Warrants, and up to an aggregate of 1,138,917 shares of our common stock issuable upon the exercise of the Underwriter Warrants, or the Underwriter Warrant Shares, and (iii) the primary sale by us of up to an aggregate of 1,000,000 units, or the Units, to the underwriter of the initial public offering of our predecessor company, to whom we refer as the original underwriter, which Units the original underwriter may purchase from us at its option, to which we refer as the Unit Purchase Option, where each Unit consists of one share of our common stock and one warrant, identical to our Public Warrants, to purchase one share of our common stock.  The original underwriter's exercise in full of the Unit Purchase Option would result in the sale by us of 1,000,000 shares of our common stock, or the Unit Shares, and 1,000,000 common stock purchase warrants, or the Unit Warrants, and the existence of 1,000,000 shares of our common stock issuable upon the exercise of the Unit Warrants, or the Unit Warrant Shares.

We will not receive any proceeds from the sale of the Public Warrant Shares by the holders of our Public Warrants, the sale of the Underwriter Warrants and Underwriter Warrant Shares by the new underwriters, or the sale of the Unit Shares, Unit Warrants or Unit Warrant Shares by the original underwriter. However, we will receive the proceeds from any non-cashless exercise of Public Warrants by their holders or any exercise of Underwriter Warrants by the new underwriters. We will also receive the proceeds from any sale of Units to the original underwriter in connection with any non-cashless exercise of the Unit Purchase Option, and we will receive the proceeds from any subsequent exercise of the resulting Unit Warrants. See "Use of Proceeds."

We will be paying the expenses in connection with the registration of the distribution of the Public Warrant Shares, the resale of the Underwriter Warrants and Underwriter Warrant Shares, and the primary sale of the Units and the securities included in the Units. Our common stock and warrants are listed on the NASDAQ Global Market under the symbols "SHIP" and "SHIP.W", respectively. On March 29, 2011, the closing price of our common stock was $0.64 per share and the closing price of our warrants was $0.03 per warrant.

Investing in our common stock involves a high degree of risk.  See "Risk Factors" beginning on page 8 of this prospectus.  You should read this prospectus carefully before you make your investment decision.
____________________

The securities issued under this prospectus may be offered directly or through underwriters, agents or dealers.  The names of any underwriters, agents or dealers will be included in an amendment to this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus.  Any representation to the contrary is a criminal offense.
_________________________

The date of this prospectus is March   , 2011

TABLE OF CONTENTS
Page

ABOUT THIS PROSPECTUS	ii
ENFORCEABILITY OF CIVIL LIABILITIES	ii
PROSPECTUS SUMMARY	1
SUMMARY HISTORICAL INFORMATION AND OTHER DATA	6
RISK FACTORS	8
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	28
CAPITALIZATION	29
SELECTED FINANCIAL AND OTHER DATA	30
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	32
DIVIDEND POLICY	54
USE OF PROCEEDS	55
OUR BUSINESS	56
MANAGEMENT	69
TAXATION	73
RELATED PARTY TRANSACTIONS	80
PRINCIPAL SHAREHOLDERS	83
DESCRIPTION OF INDEBTEDNESS	84
DESCRIPTION OF CAPITAL STOCK	91
DESCRIPTION OF WARRANTS	94
DESCRIPTION OF UNITS	96
HOW THE SHARES, WARRANTS AND UNITS MAY BE DISTRIBUTED	97
CERTAIN MARSHALL ISLAND COMPANY CONSIDERATIONS	98
EXPENSES RELATING TO THIS OFFERING	100
LEGAL MATTERS	100
EXPERTS	100
INDEX TO UNAUDITED PRO FORMA SUMMARY FINANCIAL DATA	101
WHERE YOU CAN FIND ADDITIONAL INFORMATION	105
GLOSSARY OF SHIPPING TERMS	106
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF SEANERGY MARITIME HOLDINGS CORP.	F-1
INDEX TO FINANCIAL STATEMENTS OF MARITIME CAPITAL SHIPPING LIMITED	F-38

i

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted.

We obtained statistical data, market data and other industry data and forecasts used in this prospectus from publicly available information. While we believe that the statistical data, industry data, forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information.

Unless otherwise indicated, all references in this prospectus to "$" or "dollars" are to U.S. dollars and financial information presented in this prospectus that is derived from the financial statements included herein is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

ENFORCEABILITY OF CIVIL LIABILITIES

Seanergy Maritime Holdings Corp. is a Marshall Islands company and our executive offices are located outside of the United States in Athens, Greece. All of our directors, officers and some of the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and some of the experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.  Furthermore, there is substantial doubt that the courts of the Republic of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

ii

PROSPECTUS SUMMARY

This summary highlights certain information and financial statements appearing elsewhere in this prospectus. For a more complete understanding of this offering, you should read the entire prospectus carefully, including the risk factors and the financial statements and the related notes thereto. We use the term "deadweight tons," or dwt, in describing the capacity of our dry bulk carriers. Dwt, expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry. We refer you to “Glossary of Shipping Terms” beginning on page 106 for definitions of certain shipping industry terms that we use in this prospectus.

References in this prospectus to "Seanergy," "we," "us" or "our company" refer to Seanergy Maritime Holdings Corp. and our subsidiaries, but, if the context otherwise requires, may refer only to Seanergy Maritime Holdings Corp.  References in this prospectus to "Seanergy Maritime" refer to our predecessor, Seanergy Maritime Corp.  References in this prospectus to "BET" refer to our wholly-owned subsidiary Bulk Energy Transport (Holdings) Limited.  References in this prospectus to "MCS" refer to our wholly-owned subsidiary Maritime Capital Shipping Limited.  For more information about us, please refer to the section of this prospectus titled "Risk Factors."

The Company

We are an international company providing worldwide transportation of dry bulk commodities through our vessel-owning subsidiaries, which include Bulk Energy Transport (Holdings) Limited, or BET, and Maritime Capital Shipping Limited, or MCS. We own and operate a fleet of 20 dry bulk vessels that consists of four Capesize vessels, three Panamax vessels, two Supramax vessels, one Handymax vessel and ten Handysize vessels. Our fleet carries a variety of dry bulk commodities, including coal, iron ore, and grains, or major bulks, as well as bauxite, phosphate, fertilizer and steel products, or minor bulks. We acquired all of our vessels from companies related to members of the Restis family of Greece, who are affiliates of our major shareholders. Our total outstanding debt as of December 31, 2010 was $399.5 million. By operating a fleet of dry bulk carriers of various sizes that have time charters attached to them, we believe that we can serve a variety of charterers with diverse needs while maintaining a stable base of cash flows. We believe this will reduce our reliance on any one sector of dry bulk charterers and provide us with a diversified client base and greater stability of revenue.

Our Fleet

We own and operate 20 dry bulk carriers that transport a variety of dry bulk commodities. The following table provides summary information about our fleet and its current employment:

Vessel/Flag	Type	Dwt	Year Built	Current Employment	Terms of Employment Period	Daily Base Gross Charter Hire Rate	Profit Sharing Above Base Charter Hire Rate	Charterer

African Oryx /Bahamas	Handysize	24,110	1997	Time Charter	Expiring September 2011	$7,000	50% thereafter (1)	MUR Shipping B.V.
African Zebra /Bahamas	Handymax	38,623	1985	Time Charter	Expiring September 2011	$7,500	50% thereafter (1)	MUR Shipping B.V.
Bremen Max /Isle of Man	Panamax	73,503	1993	Time Charter	Expiring April 2012	$20,000	None	Glencore Grain Rotterdam B.V.
Hamburg Max /Isle of Man	Panamax	72,338	1994	Time Charter	Expiring October 2012	$21,500 base rate and a ceiling of $25,500	50% after the ceiling (2)	Mansel Ltd.
Davakis G./Bahamas (3)	Supramax	54,051	2008	Spot	Expiring March 2011	$23,500	None	U-Sea Bulk A/S Denmark
Delos Ranger /Bahamas (3)	Supramax	54,051	2008	Spot	Expiring April 2011	$20,000	None	Oldendorff Carriers GmbH & Co. KG
BET Commander /Isle of Man	Capesize	149,507	1991	Time Charter	Expiring December 2011	$24,000	None	SAMC
BET Fighter /Isle of Man	Capesize	173,149	1992	Time Charter	Expiring September 2011	$25,000	None	SAMC
BET Prince /Isle of Man	Capesize	163,554	1995	Time Charter	Expiring January 2012	$25,000	None	SAMC
BET Scouter /Isle of Man	Capesize	171,175	1995	Time Charter	Expiring October 2011	$26,000	None	SAMC
BET Intruder /Isle of Man	Panamax	69,235	1993	Time Charter	Expiring September 2011	$15,500	None	SAMC
Fiesta /Liberia (4)	Handysize	29,519	1997	Bareboat Charter	Expiring November 2013	Time charter average of Baltic Handysize Index increased by 100.63% minus Opex	None	Oldendorff Carriers GmbH & Co. KG
Pacific Fantasy /Liberia (4)	Handysize	29,538	1996	Bareboat Charter	Expiring January 2014	Time charter average of Baltic Handysize Index increased by 100.63% minus Opex	None	Oldendorff Carriers GmbH & Co. KG
Pacific Fighter /Liberia (4)	Handysize	29,538	1998	Bareboat Charter	Expiring November 2013	Time charter average of Baltic Handysize Index increased by 100.63% minus Opex	None	Oldendorff Carriers GmbH & Co. KG
Clipper Freeway /Liberia (4)	Handysize	29,538	1998	Bareboat Charter	Expiring February 2014	Time charter average of Baltic Handysize Index increased by 100.63% minus Opex	None	Oldendorff Carriers GmbH & Co. KG
African Joy /Hong Kong	Handysize	26,482	1996	Time Charter	Expiring November 2011 (5)	$14,000	None	MUR Shipping B.V.
African Glory /Hong Kong	Handysize	24,252	1998	Time Charter	Expiring November 2012 (6)	$7,000 base rate and a ceiling of $12,000 (1)	75% between base and ceiling and 50% thereafter (1)	MUR Shipping B.V.
Asian Grace /Hong Kong	Handysize	20,412	1999	Time Charter	Expiring September 2012 (6)	$7,000 base rate and a ceiling of $11,000 (1)	75% between base and ceiling and 50% thereafter (1)	MUR Shipping B.V.
Clipper Glory /Hong Kong	Handysize	30,570	2007	Time Charter	Expiring August 2012	$25,000	None	CF Bulk Carriers Ltd. (Clipper Bulk Shipping Limited)
Clipper Grace /Hong Kong	Handysize	30,548	2007	Time Charter	Expiring August 2012	$25,000	None	CF Bulk Carriers Ltd. (Clipper Bulk Shipping Limited)
Total	1,293,693

(1)           Calculated using the adjusted time charter average from the Baltic Supramax Index.

(2)           Calculated using the time charter average of the Baltic Panamax Index.

(3)           Sister ships.

(4)           Sister ships.

(5)           Charterer has an option to extend contract for an additional 11 to 13 month period.

(6)           Open ended contract that continues after the date specified until mutual notice is given six months in advance.

Management of Our Fleet

The commercial management of our initial fleet of six vessels has been contracted out to Safbulk Pty Ltd., or Safbulk Pty, and the commercial management of the BET fleet has been contracted out to Safbulk Maritime S.A., or Safbulk Maritime. Each of Safbulk Pty and Safbulk Maritime, which are controlled by members of the Restis family and are collectively referred to throughout this prospectus as Safbulk, has entered into a brokerage agreement with Seanergy Management, one of our wholly-owned subsidiaries, to provide these commercial management services, pursuant to which Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. MCS carries out the commercial management of its fleet in-house, arranging and negotiating the terms of its vessels’ time and bareboat charters based on market conditions.

The technical management of our initial fleet of six vessels and the BET fleet has been contracted out to Enterprises Shipping and Trading, S.A., or EST. EST is controlled by members of the Restis family. The technical management of the MCS fleet with respect to its vessels under time charter has been contracted out to M/S Fleet Ship Management Inc., or M/S Fleet, and Wallem Shipmanagement Ltd., or Wallem, both of which are unrelated third party management companies. Under the terms of EST’s management agreements with each of Seanergy Management and BET, the management fee was Euro 436 per vessel per day for the year ended December 31, 2010, and, under both agreements, the management fee has increased to Euro 460 per vessel per day for the year ending December 31, 2011. Under the terms of our management agreements with M/S Fleet and Wallem, M/S and Wallem are entitled to receive an annual fee of $108,000 and $84,000 per vessel, respectively.

Safbulk and EST presently do business with over 100 customers, the majority of which have been customers since inception.

Shipping Committee

We have established a shipping committee consisting of three members of our board of directors. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. Transactions that involve the issuance of our securities or transactions that involve a related party, however, are not delegated to the shipping committee but instead are considered by our entire board of directors.

In order to assure the continued existence of our shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less than 80% of our board of directors. In addition, the duties of the office of our chief executive officer may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. For more information, please see the section of this prospectus titled “Management–Board Committees–Shipping Committee.”

Our Corporate History

Incorporation of Seanergy and Seanergy Maritime

We were incorporated under the laws of the Republic of the Marshall Islands pursuant to the Marshall Islands Business Corporation Act, or the BCA, on January 4, 2008, under the name Seanergy Merger Corp., as a wholly owned subsidiary of Seanergy Maritime Corp., a Marshall Islands corporation, or Seanergy Maritime. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.

Seanergy Maritime was incorporated under the laws of the Republic of the Marshall Islands on August 15, 2006 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the maritime shipping industry or related industries. Seanergy Maritime, up to the date of the initial business combination, had not commenced any business operations and was considered a development stage enterprise. Seanergy Maritime is our predecessor. See "— Dissolution and Liquidation of Our Predecessor."

Initial Public Offering of Seanergy Maritime

On September 28, 2007, Seanergy Maritime consummated its initial public offering of 23,100,000 units, including 1,100,000 units issued upon the partial exercise of the underwriters' over-allotment option, with each unit consisting of one share of its common stock and one warrant. Each warrant entitled the holder to purchase one share of Seanergy Maritime common stock at an exercise price of $6.50 per share. The units sold in Seanergy Maritime's initial public offering were sold at an offering price of $10.00 per unit, generating gross proceeds of $231,000,000. This resulted in a total of $227,071,000 in net proceeds, after deducting certain deferred offering costs that were held in a trust account maintained by Continental Stock Transfer & Trust Company, to which we refer as the Seanergy Maritime Trust Account.

Initial Business Combination

We acquired our initial fleet of six dry bulk carriers for an aggregate purchase price of (i) $367.0 million in cash, (ii) $28,250,000 (face value) in the form of a convertible promissory note, or the Note, and (iii) an aggregate of 4,308,075 shares of our common stock, subject to our meeting an Earnings Before Interest, Taxes, Depreciation and Amortization, or EBITDA, target of $72.0 million to be earned between October 1, 2008 and September 30, 2009, which target was achieved. This additional consideration was recorded as an increase in goodwill of $17.3 million, equal to the fair value of the 4,308,075 shares. This acquisition was made pursuant to the terms and conditions of a Master Agreement dated May 20, 2008 by and among us, Seanergy Maritime, our former parent, and the several selling parties and investing parties, and six separate memoranda of agreement, or MOAs, between our vessel-owning subsidiaries and each seller, each dated as of May 20, 2008. The acquisition was completed with funds from the Seanergy Maritime Trust Account and with financing provided by Marfin Egnatia Bank S.A. of Greece, or Marfin.

On August 28, 2008, we completed our initial business combination and took delivery of three of the six dry bulk vessels, which included two 2008-built Supramax vessels and one 1997-built Handysize vessel, the M/V African Oryx, the M/V Davakis G and the M/V Delos Ranger. On September 11, 2008, we took delivery of the fourth vessel, the M/V Bremen Max, a 1993-built Panamax vessel. On September 25, 2008, we took delivery of the final two vessels, the M/V Hamburg Max, a 1994-built Panamax vessel, and the M/V African Zebra, a 1985-built Handymax vessel.

Dissolution and Liquidation of Our Predecessor

On August 26, 2008, shareholders of Seanergy Maritime also approved a proposal for the dissolution and liquidation of Seanergy Maritime, or the dissolution and liquidation, which was originally filed with the U.S. Securities and Exchange Commission, or the Commission, on June 17, 2008, subsequently amended on July 31, 2008 and supplemented on August 22, 2008. Seanergy Maritime proposed the dissolution and liquidation because following the vessel acquisition described above, Seanergy Maritime was no longer needed and its elimination was expected to save substantial accounting, legal and compliance costs related to the U.S. federal income tax filings necessary because of Seanergy Maritime's status as a partnership for U.S. federal income tax purposes.

In connection with the dissolution and liquidation of Seanergy Maritime, on January 27, 2009, Seanergy Maritime filed Articles of Dissolution with the Registrar of Corporations of the Marshall Islands in accordance with Marshall Islands law and distributed to each holder of shares of common stock of Seanergy Maritime one share of our common stock for each share of Seanergy Maritime common stock owned by such shareholders. All outstanding warrants and the Unit Purchase Option of Seanergy Maritime concurrently become our obligations and became exercisable to purchase our common stock. Following the dissolution and liquidation of Seanergy Maritime, our common stock and warrants began trading on the NASDAQ Global Market on January 28, 2009. For purposes of this prospectus, all share data and financial information for the period prior to January 27, 2009 is that of Seanergy Maritime.

Purchase of BET

On August 12, 2009, we expanded the size of our fleet when we acquired from Constellation Bulk Energy Holdings, Inc., or Constellation, a 50% ownership interest in BET for nominal cash consideration, acquisition of assets and assumption of liabilities. On October 22, 2010, we acquired the remaining 50% ownership interest in BET from Mineral Transport Holdings, Inc., or Mineral Transport, a company controlled by members of the Restis family, for consideration that was paid in the form of (i) $7.0 million in cash paid to Mineral Transport and (ii) 24,761,905 shares of our common stock totaling $26.0 million at an agreed price of $1.05 per share.

Purchase of MCS

On May 28, 2010, we further expanded our fleet by acquiring from Maritime Capital Shipping (Holdings) Limited, or Maritime Capital, a company controlled by members of the Restis family, a 51% ownership interest in MCS for consideration of $33.0 million. On September 15, 2010, we acquired the remaining 49% ownership interest in MCS from Maritime Capital for consideration that was paid in the form of: (i) $3.0 million in cash paid to Maritime Capital and (ii) 24,761,905 shares of our common stock totaling $26.0 million at an agreed price of $1.05 per share.

We now have 100% ownership of each of BET and MCS. We now have a wholly-owned operating fleet of 20 dry bulk vessels, consisting of four Capesize, three Panamax, two Supramax, one Handymax and 10 Handysize dry bulk carriers that have a combined cargo-carrying capacity of approximately 1.3 million dwt and an average fleet age of approximately 13 years as of December 31, 2010.

Corporate Structure

We are incorporated in the Republic of the Marshall Islands under the name Seanergy Maritime Holdings Corp., and we own and operate each of the vessels in our fleet through separate wholly-owned subsidiaries incorporated in the British Virgin Islands, Hong Kong, the Republic of Liberia and the Republic of the Marshall Islands. Our executive offices are located at 1-3 Patriarchou Grigoriou Street, 166 74 Glyfada, Athens, Greece and our telephone number is +30-210-963-8461.

The Offering

The summary below describes the principal terms of the securities being offered hereunder. Certain of the terms and conditions described below are subject to important limitations and exceptions.

Securities Offered
We are registering: (i) up to an aggregate of 38,984,667 Public Warrant Shares, issuable by us upon the exercise of our Public Warrants, (ii) for resale by the new underwriters, up to an aggregate of 1,138,917 Underwriter Warrants we issued to the new underwriters in a private transaction in connection with the public offering of our common shares that we completed on February 3, 2010, and up to an aggregate of 1,138,917 Underwriter Warrant Shares, and (iii) for primary sale by us to the original underwriter, up to an aggregate of 1,000,000 Units that the original underwriter may purchase pursuant to the Unit Purchase Option, where each Unit consists of one share of our common stock and one warrant, identical to our Public Warrants, to purchase one share of our common stock. We are also registering up to 1,000,000 Unit Shares and up to 1,000,000 Unit Warrants included in the Units and 1,000,000 Unit Warrant Shares issuable by us upon the exercise of the Unit Warrants.

Common Shares to be Outstanding before this Offering	109,773,980 common shares

Common Shares to be Outstanding Immediately after this Offering	109,773,980 common shares

Use of Proceeds
We will not receive any proceeds from the sale of the Public Warrant Shares by the holders of the Public Warrants, the sale of the Underwriter Warrants or Underwriter Warrant Shares by the new underwriters, or the sale of the Unit Shares, Unit Warrants or the Unit Warrant Shares by the original underwriters.

We will receive proceeds from any non-cashless exercise of Public Warrants by their holders or any exercise of Underwriter Warrants by the new underwriters. In addition, we will receive proceeds from the sale of Units arising from the non-cashless exercise of the Unit Purchase Option and we will receive proceeds from any subsequent non-cashless exercise of the resulting Unit Warrants. We expect to use the proceeds, if any, for working capital. If all of the Public Warrants and Underwriter Warrants and the Unit Purchase Option were exercised in full and if the resulting Unit Warrants were exercised in full, the proceeds would be approximately $273.9 million, before expenses payable by us.

U.S. Federal Income Tax Considerations
See "Taxation — United States Taxation" for a general summary of the U.S. federal income taxation of the ownership and disposition of our securities. Holders are urged to consult their respective tax advisers with respect to the application of the U.S. federal income tax laws to their own particular situation as well as any tax consequences of the ownership and disposition of our common shares arising under the federal estate or gift tax rules or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable treaty.

Trading Symbol for Our Common Shares	Our common shares are traded on the NASDAQ Global Market under the symbol "SHIP".

Risk Factors
Investing in our securities involves substantial risks. In evaluating an investment in our securities, prospective investors should carefully consider, along with the other information set forth in this prospectus, the specific factors set forth under "Risk Factors" beginning on page 8 for risks involved with an investment in our securities.

SUMMARY HISTORICAL INFORMATION AND OTHER DATA

The following selected historical statement of operations and balance sheet data were derived from the audited financial statements and accompanying notes as of and for the years ended December 31, 2010, 2009, 2008 and 2007 and for the period from August 15, 2006 (Inception) to December 31, 2006. The information is only a summary and should be read in conjunction with the section titled "Risk Factors" and the financial statements and related notes included in this prospectus. You should also read the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations for Seanergy Maritime Holdings Corp." The historical data included below and elsewhere in this prospectus is not necessarily indicative of our future performance.

All amounts in the tables below are in thousands of dollars, except for share and per share data.

Year Ended December 31,	Period from Inception (August 15, 2006) to December 31,
2010	2009	2008	2007	2006

Statement of Income Data:
Vessel revenue, net	95,856	87,897	34,453	-	-
Direct voyage expenses	(2,399)	(753)	(151)	-	-
Vessel operating expenses	(30,667)	(16,222)	(3,180	-	-
Voyage expenses - related party	(434)	(1,119)	(440)	-	-
Management fees - related party	(2,328)	(1,715)	(388)	-	-
Management fees	(316)	-	-	-	-
General and administration expenses	(7,606)	(5,928)	(2,161)	(445)	(5)
General and administration expenses - related party	(697)	(742)	(109)	-	-
Amortization of deferred dry-docking costs	(3,657)	(1,045)	-	-	-
Depreciation	(29,328)	(26,812)	(9,929)	-	-
Goodwill impairment loss	-	-	(44,795)	-	-
Vessels’ impairment loss	-	-	(4,530)	-	-
Gain from acquisition of subsidiary	-	6,813	-	-	-
Operating income (loss)	18,424	40,374	(31,230)	(445)	(5)
Interest and finance costs	(12,931)	(7,230)	(3,895)	(45)	-
Interest and finance costs – shareholders	-	(386)	(182)	(13)	-
Interest income	358	430	3,361	1,948	1
Loss on interest rate swaps	(4,164)	(1,575)	-	-	-
Foreign currency exchange gains (losses), net	14	(44)	(39)	-	-
Net income (loss) before taxes	1,701	31,569	(31,985)	1,445	(4)
Income taxes	(60)	-	-	-	-
Net income (loss)	1,641	31,569	(31,985)	1,445	(4)
Less: Net (income) attributable to the noncontrolling interest	(1,509)	(1,517)	-	-	-
Net income (loss) attributable to Seanergy Maritime Holdings Corp. Shareholders	132	30,052	(31,985)	1,445	(4)
Net income (loss) per common share
Basic	0.00	1.16	(1.21)	0.12	0.00
Diluted	0.00	1.00	(1.21)	0.10	0.00
Weighted average common shares outstanding
Basic	87,916,947	25,882,967	26,452,291	11,754,095	7,264,893
Diluted	87,916,947	30,529,281	26,452,291	15,036,283	7,264,893

Dividends declared per share	-	-	0.1842	-	-

As of December 31,
2010	2009	2008	2007	2006
Balance Sheet Data:
Total current assets	68,459	67,473	29,814	235,213	376
Vessels, net	597,372	444,820	345,622	-	-
Total assets	696,401	538,452	378,202	235,213	632
Total current liabilities, including current portion of long-term debt	72,791	42,138	32,999	5,995	611
Long-term debt, net of current portion	346,168	267,360	213,638	-	-
Total Seanergy shareholders’ equity	274,665	208,489	131,565	148,369	20
Non controlling interest	-	18,330	-	-	-
Total equity	274,665	226,819	131,565	148,369	20

	Year Ended December 31,				Period from Inception (August 15, 2006) to December 31,
	2010	2009	2008	2007	2006
Cash Flow Data:
Net cash provided by (used in) operating activities	31,537	43,208	25,700	1,585	(20)
Net cash provided by (used in) investing activities	7,885	36,353	(142,919)	(232,923)	-
Net cash (used in) provided by financing activities	(49,242)	(43,497)	142,551	233,193	376

RISK FACTORS

An investment in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks and other information set forth below. Some of the following risks relate principally to the industry in which we operate and others relate to our business in general. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the following risks actually occurs, our business, financial condition, operating results and cash flows could be materially adversely affected. In that case, the trading price of our common stock, including any Public Warrant Shares, Underwriter Warrant Shares, Unit Shares or Unit Warrant Shares, or the trading price of our warrants, including any Public Warrants, Underwriter Warrants or Unit Warrants, could fall, and consequently you may lose all or part of the money you paid to buy our common stock, including any Public Warrant Shares, Underwriter Warrant Shares, Unit Shares or Unit Warrant Shares, or our warrants, including any Public Warrants, Underwriter Warrants or Unit Warrants.

Risk Factors Relating to our Industry

The dry bulk carrier charter market has sustained significant fluctuations since October 2008, which has adversely affected our revenues, earnings and profitability and may require us to raise additional capital in order to remain compliant with our loan covenants and loan covenant waivers and affect our ability to pay dividends in the future.

The abrupt and dramatic downturn in the dry bulk charter market, from which we have derived substantially all of our revenues, has severely affected the dry bulk shipping industry and has harmed our business. The Baltic Dry Index, or BDI, declined from a high of 11,793 in May 2008 to a low of 663 in December 2008, which represents a decline of 94%. Over the comparable period of May through December 2008, the high and low of the Baltic Capesize Index, the Baltic Panamax Index, the Baltic Supramax Index and the Baltic Handysize Index represent declines of 96%, 96%, 94% and 92%, respectively. During 2009, the BDI increased from a low of 772 in January 2009 to a high of 4,661 in November 2009. In 2010, the BDI increased from 3,140 in January 2010 to a high of 4,209 in May 2010 and subsequently decreased to a low of 1,700 in July 2010. Since December 31, 2010, the BDI has further decreased to a low of 1,043 on February 4, 2011. The decline and volatility in charter rates has been due to various factors, including the lack of trade financing for purchases of commodities carried by sea, which resulted in a significant decline in cargo shipments, trade disruptions caused by natural disasters, and increased vessel deliveries, especially in the Capesize segment. In 2010, Chinese iron ore imports decreased by 1.4% compared to 2009 and coal imports rose by 31% in the same period. There is no certainty that the dry bulk charter market will experience any further recovery over the next several months and the market could decline from its current level. These circumstances, which result from the economic dislocation worldwide and the disruption of the credit markets, have had a number of adverse consequences for dry bulk shipping, including, among other things:

•	a decrease in available financing for vessels;

•	a sharp decline in charter rates, particularly for vessels employed in the spot market;

·	charterers seeking to renegotiate the rates for existing time charters;

·	widespread loan covenant defaults in the dry bulk shipping industry due to the substantial decrease in vessel values; and

·	declaration of bankruptcy by some operators, charterers and shipowners.

The degree of charter hire rate volatility among different types of dry bulk carriers has varied widely. If we enter into a charter when charter hire rates are low, our revenues and earnings will be adversely affected. In addition, a decline in charter hire rates likely will cause the value of the vessels that we own, to decline and we may not be able to successfully charter our vessels in the future at rates sufficient to allow us to operate our business profitably or meet our obligations. Because the factors affecting the supply and demand for dry bulk carriers are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in dry bulk shipping market conditions are also unpredictable.

Factors that influence demand for seaborne transportation of cargo include:

·	demand for and production of dry bulk products;

·	the distance cargo is to be moved by sea;

·	global and regional economic and political conditions;

·	environmental and other regulatory developments; and

·
changes in seaborne and other transportation patterns, including changes in the distances over which cargo is transported due to geographic changes in where commodities are produced and cargoes are used.

The factors that influence the supply of vessel capacity include:

·	the number of new vessel deliveries;

·	the scrapping rate of older vessels;

·	vessel casualties;

·	the price of steel;

·	the number of vessels that are out of service;

·	changes in environmental and other regulations that may limit the useful life of vessels; and

·	port or canal congestion.

We anticipate that the future demand for our vessels will be dependent upon continued economic growth in the world’s economies, including China and India, seasonal and regional changes in demand, changes in the capacity of the world’s dry bulk carrier fleet and the sources and supply of cargo to be transported by sea. If the global vessel capacity increases in the dry bulk shipping market, but the demand for vessel capacity in this market does not increase or increases at a slower rate, the charter rates could materially decline, which could have a material adverse effect on our business, financial condition and results of operations.

The market values of our vessels may decrease, which could limit the amount of funds that we can borrow or trigger certain financial covenants under our current or future credit facilities, and we may incur a loss if we sell vessels following a decline in their market value.

The fair market values of our vessels are related to prevailing freight charter rates. While the fair market value of vessels and the freight charter market have a very close relationship as the charter market moves from trough to peak, the time lag between the effect of charter rates on market values of ships can vary. A decrease in the market value of our vessels would require us to raise additional capital in order to remain compliant with our loan covenants and loan covenant waiver agreements, and could result in the loss of our vessels and adversely affect our earnings and financial condition.

The fair market value of our vessels may increase and decrease depending on a number of factors including:

·	prevailing level of charter rates;

·	general economic and market conditions affecting the shipping industry;

·	types and sizes of vessels;

·	supply and demand for vessels;

·	other modes of transportation;

·	cost of newbuildings;

·	governmental and other regulations; and

·	technological advances.

In addition, as vessels grow older, they generally decline in value. If the fair market value of our vessels declines, we may not be in compliance with certain provisions of our credit facilities. If we are not able to remedy a non-compliance or obtain waivers, our lenders could require us to post additional collateral, enhance our equity and liquidity, increase our interest payments or pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels from our fleet, or they could accelerate our indebtedness and foreclose on their collateral, which would impair our ability to continue to conduct our business. If our indebtedness is accelerated, we may not be able to refinance our debt or obtain additional financing. In addition, if we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings. Furthermore, if vessel values fall significantly we may have to record an impairment adjustment in our financial statements which could adversely affect our financial results.

If we are not in compliance with these covenants and we are unable to obtain waivers, we will not be able to pay dividends in the future until the covenant defaults are cured or we obtain waivers. This may limit our ability to continue to conduct our operations, pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

An economic slowdown in the Asia Pacific region could exacerbate the effect of recent slowdowns in the economies of the United States and the European Union and may have a material adverse effect on our business, financial condition and results of operations.

We expect that a significant number of the port calls made by our vessels will continue to involve the loading or discharging of dry bulk commodities in ports in the Asia Pacific region. As a result, any negative changes in economic conditions in any Asia Pacific country, particularly in China, Japan and, to some extent, India, may exacerbate the effect of recent slowdowns in the economies of the United States and the European Union and may have a material adverse effect on our business, financial position and results of operations, as well as our future prospects. In recent years, China and India have had two of the world’s fastest growing economies in terms of gross domestic product, which has had a significant impact on shipping demand. It is possible that China and other countries in the Asia Pacific region will continue to experience slower economic growth in the near future. Moreover, the current economic slowdown in the economies of the United States, the European Union and other Asian countries may further adversely affect economic growth in China, India and elsewhere. Our business, financial condition and results of operations, as well as our future prospects, will likely be adversely affected by a further economic downturn in any of these countries.

An oversupply of dry bulk carrier capacity may lead to reductions in charter rates and our profitability.

The market supply of dry bulk carriers has been increasing, and the number of dry bulk carriers on order is near historic highs. As of December 2010, newbuilding orders had been placed in dwt for an aggregate of more than 51.9% of the existing global dry bulk fleet, with the most deliveries expected during the next two years. An over supply of dry bulk carrier capacity may result in a reduction of charter hire rates. If such a reduction occurs, upon the expiration or termination of our vessels’ current charters, we may only be able to re-charter our vessels at reduced or unprofitable rates or we may not be able to charter these vessels at all.

Changes in the economic and political environment in China and policies adopted by the government to regulate its economy may have a material adverse effect on our business, financial condition and results of operations.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in such respects as structure, government involvement, level of development, growth rate, capital reinvestment, allocation of resources, rate of inflation and balance of payments position. Prior to 1978, the Chinese economy was a planned economy. Since 1978, increasing emphasis has been placed on the utilization of market forces in the development of the Chinese economy. Annual and five-year state plans are adopted by the Chinese government in connection with the development of the economy. Although state-owned enterprises still account for a substantial portion of the Chinese industrial output, in general, the Chinese government is reducing the level of direct control that it exercises over the economy through state plans and other measures. There is an increasing level of freedom and autonomy in areas such as allocation of resources, production, pricing and management and a gradual shift in emphasis to a “market economy” and enterprise reform. Limited price reforms were undertaken with the result that prices for certain commodities are principally determined by market forces. Many of the reforms are unprecedented or experimental and may be subject to revision, change or abolition based upon the outcome of such experiments. If the Chinese government does not continue to pursue a policy of economic reform, the level of imports to and exports from China could be adversely affected by changes to these economic reforms by the Chinese government, as well as by changes in political, economic and social conditions or other relevant policies of the Chinese government, such as changes in laws, regulations or export and import restrictions, all of which could adversely affect our business, operating results and financial condition.

Risks involved with operating ocean-going vessels could affect our business and reputation, which would adversely affect our revenues and expenses.

The operation of an ocean-going vessel carries inherent risks. These risks include the possibility of:

·	crew strikes and/or boycotts;

·	marine disaster;

·	piracy;

·	environmental accidents;

·	cargo and property losses or damage; and

·	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries or adverse weather conditions.

Any of these circumstances or events could increase our costs or lower our revenues.

Continued disruptions in world financial markets and the resulting governmental action in the United States and in other parts of the world could have a material adverse impact on our ability to obtain financing, our results of operations, financial condition and cash flows and could cause the market price of our common shares and warrants to further decline.

The United States and other parts of the world have exhibited weak economic conditions and have been in a recession. For example, the credit markets in the United States have experienced significant contraction, de-leveraging and reduced liquidity, and the United States federal government and state governments have implemented and are considering a broad variety of governmental action and/or new regulation of the financial markets. Securities and futures markets and the credit markets are subject to comprehensive statutes, regulations and other requirements. The U.S. Securities and Exchange Commission, or the SEC, other regulators, self-regulatory organizations and exchanges are authorized to take extraordinary actions in the event of market emergencies, and may effect changes in law or interpretations of existing laws.

Recently, a number of financial institutions have experienced serious financial difficulties and, in some cases, have entered bankruptcy proceedings or are in regulatory enforcement actions. The uncertainty surrounding the future of the credit markets in the United States and the rest of the world has resulted in reduced access to credit worldwide. As of December 31, 2010, we have total outstanding indebtedness of $399.5 million.

We face risks attendant to changes in economic environments, changes in interest rates, and instability in certain securities markets, among other factors. Major market disruptions and the current adverse changes in market conditions and regulatory climate in the United States and worldwide may adversely affect our business or impair our ability to borrow amounts under our credit facilities or any future financial arrangements. These recent and developing economic and governmental factors, together with the concurrent decline in charter rates and vessel values, may have a material adverse effect on our results of operations, financial condition or cash flows and have caused the price of our common stock and warrants on the NASDAQ Global Market to decline and could cause the price of our common stock and warrants to decline further.

We will require substantial additional financing to fund the acquisition of additional vessels and to implement our business plans. We cannot be certain that sufficient financing will be available on terms that are acceptable to us or at all. If we cannot raise the financing we need in a timely manner and on acceptable terms, we may not be able to acquire the vessels necessary to implement our business plans and consequently you may lose some or all of your investment in us.

If we acquire additional dry bulk carriers and those vessels are not delivered on time or are delivered with significant defects, our earnings and financial condition could suffer.

We expect to acquire additional vessels in the future. A delay in the delivery of any of these vessels to us or the failure of the contract counterparty to deliver a vessel at all could cause us to breach our obligations under a related time charter and could adversely affect our earnings, our financial condition and the amount of dividends, if any, that we pay in the future. The delivery of these vessels could be delayed or certain events may arise which could result in us not taking delivery of a vessel, such as a total loss of a vessel, a constructive loss of a vessel, or substantial damage to a vessel prior to delivery. In addition, the delivery of any of these vessels with substantial defects could have similar consequences.

Rising fuel prices may adversely affect our profits.

The cost of fuel is a significant factor in negotiating charter rates. As a result, an increase in the price of fuel beyond our expectations may adversely affect our profitability. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geo-political developments, supply and demand for oil, actions by members of the Organization of the Petroleum Exporting Countries and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns and regulations. Further, fuel may become much more expensive in the future, which may reduce the profitability and competitiveness of our business versus other forms of transportation, such as truck or rail.

Upon redelivery of vessels at the end of a period time or trip time charter, we may be obligated to repurchase bunkers on board at prevailing market prices, which could be materially higher than fuel prices at the inception of the charter period. In addition, although we rarely deploy our vessels on voyage charters, fuel is a significant, if not the largest, expense that we would incur with respect to vessels operating on voyage charter.

We may become dependent on spot charters in the volatile shipping markets which may have an adverse impact on stable cash flows and revenues.

We may employ one or more of our vessels on spot charters, including when time charters on one or more of our vessels expires. The spot charter market is highly competitive and rates within this market are subject to volatile fluctuations, while longer-term period time charters provide income at predetermined rates over more extended periods of time. If we decide to spot charter our vessels, there can be no assurance that we will be successful in keeping all our vessels fully employed in these short-term markets or that future spot rates will be sufficient to enable our vessels to be operated profitably. A significant decrease in charter rates could affect the value of our fleet and could adversely affect our profitability and cash flows with the result that our ability to pay debt service to our lenders could be impaired.

Our operations are subject to seasonal fluctuations, which could affect our operating results and ability to service our debt or pay dividends in the future.

We operate our vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter hire rates. To the extent we operate vessels in the spot market, this seasonality may result in quarter-to-quarter volatility in our operating results. The dry bulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. As a result, our revenues may be weaker during the fiscal quarters ended June 30 and September 30, and, conversely, our revenues may be  stronger in fiscal quarters ended December 31 and March 31. While this seasonality will not affect our operating results as long as our fleet is employed on period time charters, if our vessels are employed in the spot market in the future, seasonality may materially affect our operating results.

Our vessels may call on ports located in countries that are subject to sanctions or embargoes imposed by the United States government, which could negatively affect the trading price of our shares of common stock and our warrants.

From time to time, on charterers’ instructions, our vessels may call on ports located in countries subject to sanctions or embargoes imposed by the United States government and in countries identified by the United States government as state sponsors of terrorism. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. The United States government has recently imposed sanctions with respect to Libya and expanded existing sanctions with respect to Iran.

On February 25, 2011, an executive order titled Blocking Property and Prohibiting Certain Transactions Related to Libya, or the Libya Executive Order, was issued. The Libya Executive Order prohibits U.S. persons from making or receiving contributions or provisions of funds, goods or services to or from certain entities and individuals whose property or interests in property are blocked by the Libya Executive Order. Entities and individuals with whom such transactions are specifically prohibited include, but are not limited to, certain members of the Qadafi family, the Libyan government (including its senior officials, agencies, instrumentalities and controlled entities) and the Central Bank of Libya.

On July 1, 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act of 2010, or CISADA. CISADA applies to both U.S. and non-U.S. persons, which includes our company. CISADA limits the ability of companies and persons to engage in investments and transactions that could directly and significantly contribute to Iran’s ability to develop petroleum resources, import refined petroleum products, or facilitate the maintenance or expansion of Iran’s domestic production of refined petroleum products.

Although we believe that we are in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines or other penalties and could result in some investors deciding, or being required, to divest their interest, or not to invest, in our company. Additionally, some investors may decide to divest their interest, or not to invest, in our company simply because we do business with companies that do business in sanctioned countries. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. Investor perception of the value of our common stock and warrants may also be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our cash flows and net income.

Our business and the operation of our vessels are materially affected by government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration, including those governing oil spills, discharges to air and water, ballast water management, and the handling and disposal of hazardous substances and wastes. These requirements include, but are not limited to, the U.S. Oil Pollution Act of 1990, to which we refer as OPA, the International Maritime Organization, or IMO, International Convention on Civil Liability for Bunker Oil Pollution Damage (as from time to time amended), generally referred to as the Bunker Convention, the IMO International Convention for the Prevention of Pollution from Ships of 1973 (as from time to time amended), generally referred to as MARPOL, the IMO International Convention for the Safety of Life at Sea of 1974 (as from time to time amended), generally referred to as SOLAS, the IMO International Convention on Load Lines of 1966 (as from time to time amended) and the U.S. Maritime Transportation Security Act of 2002, to which we refer as the MTSA. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. Furthermore, the explosion of the Deepwater Horizon and the subsequent release of oil into the Gulf of Mexico, or other events, may result in further regulation of the shipping industry, and modifications to statutory liability schemes, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition and our available cash. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale price or useful life of our vessels. Additional conventions, laws and regulations may be adopted which could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses and certificates with respect to our operations.

We currently maintain, for each of our vessels, pollution liability coverage insurance of $1.0 billion per incident. If the damages from a catastrophic spill exceeded our insurance coverage, it would severely hurt us.

Increased inspection procedures, tighter import and export controls and survey requirements could increase costs and disrupt our business.

International shipping is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. Since the events of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. For example, on November 25, 2002, the MTSA came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. These security procedures can result in delays in the loading, offloading or trans-shipment and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, carriers. Future changes to the existing security procedures may be implemented that could affect the tanker sector. These changes have the potential to impose additional financial and legal obligations on carriers and, in certain cases, to render the shipment of certain types of goods uneconomical or impractical. These additional costs could reduce the volume of goods shipped, resulting in a decreased demand for vessels and have a negative effect on our business, revenues and customer relations.

Acts of piracy on ocean-going vessels have recently increased in frequency, which could adversely affect our business.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea and in the Gulf of Aden off the coast of Somalia. In 2008, 2009 and 2010, the frequency of piracy incidents increased significantly, particularly in the Gulf of Aden, with dry bulk vessels and tankers particularly vulnerable to such attacks. For example, in November 2008, the Sirius Star, a tanker vessel not affiliated with us, was captured by pirates in the Indian Ocean while carrying crude oil estimated to be worth $100.0 million and was released in January 2009 upon a ransom payment of $3.0 million. In February 2009, the Saldanha, a vessel not affiliated with us, was seized by pirates while transporting coal through the Gulf of Aden and, in April 2009, the Maersk Alabama, a 17,000-ton container ship not affiliated with us, was seized by Somali pirates. Both of these ships were later released. If these piracy attacks result in regions (in which our vessels are deployed) being characterized by insurers as “war risk” zones, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee (JWC) “war and strikes” listed areas, premiums payable for such insurance coverage could increase significantly and such insurance coverage may be more difficult to obtain. Crew costs, including those due to employing onboard security guards, could increase in such circumstances. In addition, while we believe the charterer remains liable for charter payments when a vessel is seized by pirates, the charterer may dispute this and withhold charter hire until the vessel is released. A charterer may also claim that a vessel seized by pirates was not “on-hire” for a certain number of days and it is therefore entitled to cancel the charter party, a claim that we would dispute. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability of insurance for our vessels, could have a material adverse impact on our business, financial condition, results of operations and cash flows.

The U.S. government recently imposed legislation concerning the deteriorating situation in Somalia, including acts of piracy off the coast of Somalia. On April 13, 2010, the President of the United States issued an Executive Order, which we refer to as the Order, prohibiting, among other things, the payment of monies to or for the benefit of individuals and entities on the list of Specially Designated Nationals, or SDNs, published by U.S. Department of the Treasury’s Office of Foreign Assets Control. Certain individuals associated with piracy off the coast of Somalia are currently designated persons under the SDN list. The Order is applicable only to payments by U.S. persons and not by foreign entities such as Seanergy. Notwithstanding this fact, it is possible that the Order, and the regulations promulgated therefrom, may affect foreign private issuers to the extent that such foreign private issuers provide monies, such as ransom payments to secure the release of crews and ships in the event of detention hijackings, to any SDN for which they seek reimbursement from a U.S. insurance carrier. While additional regulations relating to the Order may be promulgated by the U.S. government in the future, we cannot predict what effect these regulations may have on our operations.

World events could affect our results of operations and financial condition.

Terrorist attacks such as those in New York on September 11, 2001, in Spain on March 11, 2004, in London on July 7, 2005 and in Mumbai in 2008 and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks in the United States or elsewhere, continues to cause uncertainty in the world’s financial markets and may affect our business, operating results and financial condition. The continuing conflicts in Afghanistan and Iraq may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Terrorist attacks on vessels, such as the October 2002 attack on the Limburg, a vessel not related to us, may in the future also negatively affect our operations and financial condition and directly impact our vessels or our customers. Future terrorist attacks could result in increased volatility of the financial markets in the United States and globally and may impact the economic recession in the United States and other countries. Any of these occurrences could have a material adverse impact on our revenues and costs.

The operation of dry bulk carriers has particular operational risks which could affect our earnings and cash flow.

The operation of certain vessel types, such as dry bulk carriers, has certain particular risks. With a dry bulk carrier, the cargo itself and its interaction with the vessel can be an operational risk. By their nature, dry bulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, dry bulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold) and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach while at sea. Hull breaches in dry bulk carriers may lead to the flooding of the vessels' holds. If a dry bulk carrier suffers flooding in its forward holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel's bulkheads leading to the loss of a vessel. If we are unable to adequately maintain our vessels, we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and our ability to pay dividends in the future.

If any of our vessels fails to maintain its class certification and/or fails any annual survey, intermediate survey, or special survey, or if any scheduled dry-docks take longer or are more expensive than anticipated, this could have a material adverse impact on our financial condition and results of operations.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the International Convention for the Safety of Life at Sea, or SOLAS. Our vessels are classed with one or more classification societies that are members of the International Association of Classification Societies.

A vessel must undergo annual surveys, intermediate surveys, dry-dockings and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel is also required to be dry-docked every two to three years for inspection of the underwater parts of such vessels. These surveys and dry-dockings can be costly and can result in delays in returning a vessel to operation. The cost of our dry-docks in 2010 totaled approximately $8.3 million. See “Management's Discussion and Analysis of Financial Condition and Results of Operations for Seanergy Maritime Holdings Corp. – Liquidity and Capital Resources – Capital Requirements” for our anticipated dry-docks.

If any vessel does not maintain its class and/or fails any annual survey, intermediate survey, dry-docking or special survey, the vessel will be unable to carry cargo between ports and will be unemployable and uninsurable. Any such inability to carry cargo or be employed, or any such violation of covenants, could have a material adverse impact on our financial condition and results of operations.

Because our seafaring employees are covered by industry-wide collective bargaining agreements, failure of industry groups to renew those agreements may disrupt our operations and adversely affect our earnings.

Our vessel-owning subsidiaries employ a large number of seafarers. All of the seafarers employed on the vessels in our fleet are covered by industry-wide collective bargaining agreements that set basic standards. We cannot assure you that these agreements will prevent labor interruptions. Any labor interruptions could disrupt our operations and harm our financial performance.

Maritime claimants could arrest our vessels, which could interrupt its cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against that vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lien holder may enforce its lien by arresting a vessel through foreclosure proceedings. The arresting or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of funds to have the arrest lifted which would have a material adverse effect on our financial condition and results of operations.

In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one of our vessels for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in loss of earnings.

A government could requisition for title or seize our vessels. Requisition for title occurs when a government takes control of a vessel and becomes the owner. Also, a government could requisition our vessels for hire. Requisition for hire occurs when a government takes control of a vessel and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our vessels could have a material adverse effect on our financial condition and results of operations.

The shipping industry has inherent operational risks that may not be adequately covered by our insurance.

We procure insurance for our fleet against risks commonly insured against by vessel owners and operators. Our current insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We may not be adequately insured against all risks or our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover our losses, we may not be able to timely obtain a replacement vessel in the event of a loss. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations through which we receive indemnity insurance coverage for tort liability. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe are standard in the shipping industry, may nevertheless increase our costs.

Risk Factors Relating to Seanergy

We have received waivers and/or amendments to our loan agreements waiving our compliance with certain covenants for certain periods of time. Our ability to conduct our business may be affected if we are unable to obtain waiver extensions or covenant modifications from our lenders and, in addition, any extensions of these waivers, if needed, could contain additional restrictions and might not be granted at all.

Our various loan agreements require that we maintain certain financial and other covenants. Recently low dry bulk charter rates and dry bulk vessel values have affected our ability to comply with some of these covenants. We are in compliance with the market value to loan covenant of our Marfin Egnatia Bank S.A. of Greece, or Marfin, loan agreement only because we have received a waiver until January 3, 2012. As of December 31, 2010, we did not meet the minimum equity ratio requirement of our Citibank International Plc, or Citibank, loan agreement.  We have requested, and our lender has waived, our minimum equity ratio requirement as of December 31, 2010 and has reduced the minimum equity ratio requirement from 0.3:1.0 to 0.175:1.0 for the period from December 31, 2010 to December 31, 2011 (inclusive), pursuant to which we are in compliance with the new ratio.  In addition, although we were in compliance as of December 31, 2010 with the terms of our United Overseas Bank Limited, or UOB, Hong Kong and Shanghai Banking Corporation Limited, or HSBC, and DVB Bank AG, or DVB, loan agreements, we have also received waivers from HSBC and DVB, which waivers have expiration dates of December 31, 2012, and March 31, 2011, respectively. The relevant covenant in the UOB loan takes effect beginning as of December 31, 2012. If we are not in compliance with the terms of our loan agreements at the time the waivers expire, our lenders could require us to post additional collateral, enhance our equity and liquidity, compel us to withhold payment of dividends, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or they could also accelerate our indebtedness and foreclose on their collateral. The exercise of any of these remedies could materially adversely impair our ability to continue to conduct our business.

If conditions in the dry bulk charter market remain depressed or worsen, we may need to request additional extensions of these waivers. There can be no assurance that our lenders will provide such extensions, and their willingness to provide any such extensions may be limited by their financial condition, business strategy and outlook for the shipping industry at the time of any such request, all of which are outside of our control. If we require extensions to the waivers and are unable to obtain them, as described above, we would be in default under our various loan agreements, and your investment in our shares could lose most or all of its value.

In addition, as a result of these waivers, our lenders imposed operating and financial restrictions on us. If we need to extend these waivers, our lenders may impose additional restrictions. In addition to the above restrictions, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness, and increase the interest rates they charge us on our outstanding indebtedness. These potential restrictions and requirements may limit our ability to pay dividends to you, finance our future operations, make acquisitions or pursue business opportunities.

Furthermore, our Marfin loan agreement contains a cross-default provision that may be triggered by a default under one of our other loan agreements. A cross-default provision means that a default on one loan would result in a default on the other loan. Because of the presence of cross default provisions in our Marfin loan agreement, the refusal of any one lender to grant or extend a waiver could result in our indebtedness under our Marfin loan agreement being accelerated even if our other lenders have waived covenant defaults under the respective loan agreements. If our indebtedness under our Marfin loan agreement is accelerated, it may be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if Marfin forecloses its liens.

Our debt financing contains restrictive covenants that may limit our liquidity and corporate activities.

The Marfin, Citibank, UOB, HSBC and DVB loan agreements, and any future loan agreements we or our subsidiaries may execute, may impose operating and financial restrictions on us or our subsidiaries. These restrictions may, subject to certain exceptions, limit our or our subsidiaries' ability to:

·	incur additional indebtedness;

·	create liens on our or our subsidiaries' assets;

·	sell capital stock of our subsidiaries;

·	engage in any business other than the operation of the vessels;

·	pay dividends;

·	change or terminate the management of the vessels or terminate or materially amend the management agreement relating to each vessel; and

·	sell the vessels.

The restrictions included in the Marfin loan agreement include minimum financial standards we must comply with including:

·	The ratio of total liabilities to total assets;

·	The ratio of total net debt owed to LTM (last twelve months) EBITDA;

·	The ratio of LTM EBITDA to net interest expense;

·	Cash to net debt;

·
A security margin whereby the aggregate market value of the vessels and the value of any additional security is required to be at least 135% of the aggregate of the debt financing and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained. A waiver from Marfin has been received with respect to this clause.

The financial ratios are required to be tested by us on a quarterly basis on a last-twelve-months basis.

In addition to the minimum financial standards, under the terms of the Marfin loan agreement, we must also ensure that certain members of the Restis family of Greece, who are affiliates of our major shareholders, and the family of our former chairman Mr. George Koutsolioutsos (or companies affiliated with them) together own at all times an aggregate of at least 10% of our issued share capital. A violation of this covenant constitutes an event of default under our credit facility and would provide Marfin with various remedies. Under the UOB, DVB and HSBC loan agreements, no other person other than the Restis family or affiliated companies with the Restis family or Seanergy may become the beneficial owner of more than 30% of MCS's issued voting share capital. Furthermore, under the terms of the Citibank loan agreement, the Restis family or affiliated companies must be the ultimate beneficial owners of at least 50.1% of our issued voting share capital or, in certain circumstances, not less than 40% of our issued voting capital. If we are not in compliance with the terms of our loan agreements, our lenders could require us to post additional collateral, enhance our equity and liquidity, compel us to withhold payment of dividends, increase our interest payment, pay down our indebtedness, sell vessels in our fleet, or they could also accelerate our indebtedness and foreclose on their collateral. The exercise of any of these remedies could materially adversely impair our ability to continue to conduct our business.

Under the Citibank loan agreement, the BET subsidiaries are subject to operating and financial covenants that may affect BET's business. Furthermore, the BET subsidiaries must assure the lenders that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the Citibank loan. If the market value of the vessels is less than this amount, the BET subsidiaries must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders, and a portion of the debt may be required to be classified as current. In addition, the Citibank supplemental agreement dated August 4, 2010 provides that BET must maintain a minimum amount of $7.5 million in cash in the BET account with Citibank. Under the Citibank supplemental agreement dated December 23, 2010, the applicable margin has been adjusted to 1.75% per annum. Lastly, the Citibank supplemental agreement dated March 31, 2011 provides (i) for a waiver of any breach or shortfall on the minimum equity ratio requirement as of December 31, 2010, (ii) for the temporary reduction of the minimum equity ratio requirement from 0.3:1.0 to 0.175:1.0 for the accounting period ending December 31, 2011 (inclusive) and (iii) for an adjustment of the applicable margin to 2% per annum for the period between January 1, 2011 and December 31, 2011 (inclusive).

Under the UOB, HSBC and DVB loan agreements, the MCS subsidiaries are subject to operating and financial covenants that may affect MCS's business. These restrictions may, subject to certain exceptions, limit the MCS subsidiaries' ability to engage in many of the activities listed above. Furthermore, the MCS subsidiaries must assure the lenders that the aggregate market value of the MCS vessels is not less than 133%, 125% and 100% of the outstanding amount of each of the UOB, HSBC and DVB loans, respectively. With respect to the DVB loan, the aggregate market value of the MCS vessel may not be less than 100% of the outstanding amount of the DVB loan provided that a certain prepayment is made by the Company, on or prior to March 31, 2011. After December 31, 2011, the aggregate market value of the MCS vessel may not be less than 133% of the outstanding amount of the DVB loan. Although we were in compliance with the terms as of December 31, 2010, we have received from each of HSBC and DVB waivers from compliance of these security requirements until December 31, 2012 and March 31, 2011, respectively. With respect to the UOB loan, this covenant takes effect beginning as of December 31, 2012. If the market value of the vessels is less than this amount, the MCS subsidiaries must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders, and a portion of the debt may be required to be classified as current.

Therefore, we may need to seek permission from our lenders in order to engage in some important corporate and commercial actions that we believe would be in the best interest of our business, and a denial of permission may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Also, any further decline in vessel values may, absent any extensions of our current waivers, cause us, BET or MCS to fail to meet the market value covenants in the loan agreements and entitle the lenders to assert certain rights. Our current and any future lenders' interests may be different from our interests, and we cannot guarantee that we will be able to obtain such lenders' permission when needed. These potential restrictions and requirements may limit our ability to pay dividends in the future to you, finance our future operations, make acquisitions or pursue business opportunities.

Our ability to comply with the covenants and restrictions contained in our loan agreements may be affected by economic, financial and industry conditions and other factors beyond our control. Any default under our loan agreements that is not waived by the required lenders, and the remedies sought by the lenders, could prevent us from paying dividends in the future. Any future loan agreement or amendment or debt instrument may contain similar or more restrictive covenants.

The failure of our counterparties to meet their obligations under our time charter agreements could cause us to suffer losses or otherwise adversely affect our business.

Sixteen of our dry bulk vessels are currently employed under time charters, and the remaining four are currently employed on bareboat charters. The ability and willingness of each of our counterparties to perform its obligations under a time charter agreement with us will depend on a number of factors that are beyond our control and may include, among other things, general economic conditions, the condition of the dry bulk shipping industry and the overall financial condition of the counterparties. In addition, in challenging market conditions, there have been reports of charterers, including some of our charterers, renegotiating their charters or defaulting on their obligations under charters and our customers may fail to pay charterhire or attempt to renegotiate charter rates. The time charters on which we currently deploy sixteen of the vessels in our fleet provide for charter rates that are above current market rates. Should a counterparty fail to honor its obligations under agreements with us, it may be difficult to secure substitute employment for such vessel, and any new charter arrangements we secure in the spot market or on time charters would be at lower rates given currently decreased charter rate levels, particularly in the dry bulk carrier market. If our charterers fail to meet their obligations to us or attempt to renegotiate our charter agreements, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations and cash flows, as well as our ability to pay dividends in the future and comply with covenants in our loan agreements.

The derivative contracts we have entered into to hedge our exposure to fluctuations in interest rates could result in higher than market interest rates and charges against our income.

Through the BET and MCS acquisitions, we have three and three, respectively, interest rate swaps for purposes of managing our exposure to fluctuations in interest rates applicable to the BET and MCS loan facilities, which were advanced at a floating rate based on USD LIBOR. Our hedging strategies, however, may not be effective and we may incur substantial losses if interest rates move materially differently from our expectations. Since our existing interest rate swaps do not, and future derivative contracts may not, qualify for treatment as hedges for accounting purposes, we recognize fluctuations in the fair value of such contracts in our income statement. In addition, our financial condition could be materially adversely affected to the extent we do not hedge our exposure to interest rate fluctuations under our financing arrangements. Any hedging activities we engage in may not effectively manage our interest rate exposure or have the desired impact on our financial conditions or results of operations. As of December 31, 2010, the fair value of our interest rate swaps was a liability of approximately $8.6 million.

We cannot assure you that we will be able to refinance indebtedness incurred under our credit facilities.

For so long as we have outstanding indebtedness under our credit facilities, we will have to dedicate a portion of our cash flow from operations to pay the principal and interest of this indebtedness. We cannot assure you that we will be able to generate cash flow in amounts that are sufficient for these purposes. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans or sell our assets. The actual or perceived credit quality of our charterers, any defaults by them, and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. If we are not able to find alternative sources of financing on terms that are acceptable to us or at all, our business, financial condition, results of operations and cash flows may be materially adversely affected.

As we expand our business, we will need to improve or expand our operating and financial systems and will need to recruit suitable employees and crew for our vessels.

Our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and attempts by Safbulk, EST, M/S Fleet Ship Management Inc., or M/S Fleet, and Wallem Shipmanagement Ltd., or Wallem, to improve those systems may be ineffective. In addition, as we expand our fleet, we will have to rely on EST, M/S Fleet and Wallem to recruit additional seafarers and shoreside administrative and management personnel. EST, M/S Fleet and Wallem may not be able to continue to hire suitable employees or a sufficient number of employees as we expand our fleet. If EST's, M/S Fleet's or Wallem's unaffiliated crewing agents encounter business or financial difficulties, we may not be able to adequately staff our vessels. We may also have to increase our customer base to provide continued employment for most of our new vessels. If we are unable to operate our financial system or increase our customer base as we expand our fleet, or if EST, M/S Fleet and Wallem are unable to operate our operating systems effectively or to recruit suitable employees in sufficient numbers, our financial performance and our ability to pay dividends in the future may be adversely affected.

Unless we set aside reserves for vessel replacement, at the end of a vessel's useful life, our revenue will decline, which would adversely affect our cash flows and income.

As of December 31, 2010, the vessels in our current fleet had an average age of 13 years. Unless we maintain cash reserves for vessel replacement, we may be unable to replace the vessels in our fleet upon the expiration of their useful lives. We estimate the useful life of our vessels to be 30 years from the date of initial delivery from the shipyard. Our cash flows and income are dependent on the revenues we earn by chartering our vessels to customers. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, financial condition and results of operations will be materially adversely affected. Any reserves set aside for vessel replacement would not be available for other cash needs or dividends.

The aging of our fleet may result in increased operating costs in the future, which could adversely affect our earnings.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. As of December 31, 2010, the average age of the vessels in our current fleet was 13 years. As our vessels age, they may become less fuel efficient and more costly to maintain and will not be as advanced as more recently constructed vessels due to improvements in design and engine technology. Rates for cargo insurance, paid by charterers, also increase with the age of a vessel, making older vessels less desirable to charterers. Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which our vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

In addition, charterers actively discriminate against hiring older vessels. For example, Rightship, the ship vetting service founded by Rio Tinto and BHP-Billiton which has become the major vetting service in the dry bulk shipping industry, ranks the suitability of vessels based on a scale of one to five stars. Most major carriers will not charter a vessel that Rightship has vetted with fewer than three stars. Rightship automatically downgrades any vessel over 18 years of age to two stars, which significantly decreases its chances of entering into a charter. Therefore, as our vessels approach and exceed 18 years of age, we may not be able to operate these vessels profitably during the remainder of their useful lives.

Our vessels may suffer damage and we may face unexpected drydocking costs, which could adversely affect our cash flow and financial condition.

If our vessels suffer damage, they may need to be repaired at a drydocking facility. The costs of drydock repairs are unpredictable and can be substantial. The loss of earnings while our vessels are being repaired and repositioned, as well as the actual cost of these repairs, would decrease our earnings and reduce the amount of dividends in the future. We may not have insurance that is sufficient to cover all or any of these costs or losses and may have to pay drydocking costs not covered by our insurance.

Purchasing and operating second hand vessels may result in increased operating costs and vessel off-hire, which could adversely affect our earnings.

We have inspected the second hand vessels that we acquired in our initial business combination and in the acquisitions of BET and MCS and considered the age and condition of the vessels in budgeting for operating, insurance and maintenance costs. If we acquire additional second hand vessels in the future, we may encounter higher operating and maintenance costs due to the age and condition of those additional vessels.

However, our inspection of second hand vessels prior to purchase does not provide us with the same knowledge about their condition and cost of any required or anticipated repairs that we would have had if these vessels had been built for and operated exclusively by us. A second hand vessel may have conditions or defects that we were not aware of when we bought the vessel and which may require us to incur costly repairs to the vessel. These repairs may require us to put a vessel into drydock which would reduce our fleet utilization. Furthermore, we usually do not receive the benefit of warranties on second hand vessels.

In general, the costs to maintain a dry bulk carrier in good operating condition increase with the age of the vessel. The average age of our fleet is approximately 13 years, out of the expected useful life of 30 years. Older vessels, however, are typically less fuel-efficient and more costly to maintain than more recently constructed dry bulk carriers due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

We are exposed to U.S. Dollar and foreign currency fluctuations and devaluations that could harm our reported revenue and results of operations.

We generate all of our revenues and incur all of our operating expenses in U.S. Dollars, but we currently incur the majority of our general and administrative expenses in currencies other than the U.S. Dollar, primarily the Euro. Because such portion of our expenses is incurred in currencies other than the U.S. Dollar, our expenses may from time to time increase relative to our revenues as a result of fluctuations in exchange rates, particularly between the U.S. Dollar and the Euro, which could affect the amount of net income that we report in future periods. We may use financial derivatives to operationally hedge some of our currency exposure. Our use of financial derivatives involves certain risks, including the risk that losses on a hedged position could exceed the nominal amount invested in the instrument and the risk that the counterparty to the derivative transaction may be unable or unwilling to satisfy its contractual obligations, which could have an adverse effect on our results.

If the recent volatility in LIBOR continues, it could affect our profitability, earnings and cash flow.

LIBOR has recently been volatile, with the spread between LIBOR and the prime lending rate widening significantly at times. These conditions are the result of the recent disruptions in the international credit markets. Because the interest rates borne by our outstanding indebtedness fluctuate with changes in LIBOR, if this volatility were to continue, it would affect the amount of interest payable on our debt, which in turn, could have an adverse effect on our profitability, earnings and cash flow.

Furthermore, interest in most loan agreements in our industry has been based on published LIBOR rates. Recently, however, lenders have insisted on provisions that entitle the lenders, in their discretion, to replace published LIBOR as the base for the interest calculation with their cost-of-funds rate. If we are required to agree to such a provision in future loan agreements, our lending costs could increase significantly, which would have an adverse effect on our profitability, earnings and cash flow.

We are a holding company, and we depend on the ability of our subsidiaries to distribute funds to us in order to satisfy financial obligations or to pay dividends.

We are a holding company and our subsidiaries, which are all wholly-owned by us either directly or indirectly, conduct all of our operations and own all of our operating assets. We have no significant assets other than the equity interests in our wholly-owned subsidiaries. As a result, our ability to make dividend payments depends on our subsidiaries and their ability to distribute funds to us. The ability of a subsidiary to make these distributions could be affected by a claim or other action by a third party, including a creditor, and the laws of Bermuda, the British Virgin Islands, Hong Kong, the Republic of Liberia and the Republic of the Marshall Islands, where our vessel-owning subsidiaries are incorporated, which regulate the payment of dividends by companies. If we are unable to obtain funds from our subsidiaries, our board of directors may not exercise its discretion to pay dividends in the future.

In addition, the declaration and payment of dividends in the future will depend on the provisions of Marshall Islands law affecting the payment of dividends. Marshall Islands law generally prohibits the payment of dividends if the company is insolvent or would be rendered insolvent upon payment of such dividend and dividends may be declared and paid out of our operating surplus; but in this case, there is no such surplus. Dividends may be declared or paid out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Our ability to pay dividends in the future will also be subject to our satisfaction of certain financial covenants contained in our credit facilities and certain waivers related thereto. We may be unable to pay dividends in the anticipated amounts or at all.

The value of our vessels has fluctuated, and may continue to fluctuate significantly, due in large part to the sharp decline in the world economy and the charter market. A significant decline in vessel values could result in losses when we sell our vessels or could result in a requirement that we write down their carrying value, which would adversely affect our earnings. In addition, a decline in vessel values could adversely impact our ability to raise additional capital and would likely cause us to violate certain covenants in our loan agreements that relate to vessel value.

The market value of our vessels can and have fluctuated significantly based on general economic and market conditions affecting the shipping industry and prevailing charter hire rates. Since the end of 2008, the market value of our vessels has dropped significantly due to, among other things, the substantial decline in charter rates. During the year ended December 31, 2008, we recorded an impairment charge of $4.5 million on our vessels. No indication of impairment existed as of December 31, 2009 or through December 31, 2010. There can be no assurance as to how long charter rates and vessel values will remain at the current low levels or whether they will improve to any significant degree. Consequently we may have to record further impairments of our vessels.

The market value of our vessels may increase or decrease in the future depending on the following factors:

·	economic and market conditions affecting the shipping industry in general;

·	supply of dry bulk vessels, including newbuildings;

·	demand for dry bulk vessels;

·	scrap values;

·	types, sizes and ages of vessels;

·	other modes of transportation;

·	competition from other shipping companies;

·	cost of newbuildings;

·	technological advances;

·	new regulatory requirements from governments or self-regulated organizations; and

·	prevailing level of charter rates.

Because the market value of our vessels may fluctuate significantly, we may incur losses when we sell vessels, which may adversely affect our earnings. In addition, whenever events or changes in circumstances indicate potential impairment, we test the carrying value of our vessels in our financial statements, based upon their earning capacity and remaining useful lives. Earning capacity is measured by the vessels' expected earnings under their charters. If we determine that our vessels' carrying values should be reduced, we would recognize an impairment charge on our financial statements that would result in a potentially significant charge against our earnings and a reduction in our shareholders' equity. Such impairment adjustment could also hinder our ability to raise capital. If for any reason we sell our vessels at a time when prices have fallen, the sale proceeds may be less than that vessel's carrying amount on our financial statements, and we would incur a loss and a reduction in earnings. Finally, a decline in vessel values would likely cause us to violate certain covenants in our loan agreement that require vessel values to equal or exceed a stated percentage of the amount of our loans. Such violations could result in our default under our loan agreements.

If we fail to manage our growth properly, we may not be able to expand our fleet further if we desire to do so, adversely affecting our overall financial position.

We may continue to expand our fleet in the future if desirable opportunities arise. Our further growth will depend on:

·	locating and acquiring suitable vessels at competitive prices;

·	identifying and consummating acquisitions or joint ventures;

·	integrating any acquired vessels successfully with our existing operations;

·	enhancing our customer base;

·	managing our expansion; and

·	obtaining required financing, which could include debt, equity or combinations thereof.

Growing any business by acquisition presents numerous risks such as undisclosed liabilities and obligations, difficulty experienced in obtaining additional qualified personnel, managing relationships with customers and suppliers, integrating newly acquired operations into existing infrastructures, identifying new and profitable charter opportunities for vessels, and complying with new loan covenants. We have not identified further expansion opportunities at this time, and the nature and timing of any such expansion is uncertain. We may not be successful in growing further and may incur significant expenses and losses.

We face strong competition, and we may not be able to compete for charters with new entrants or established companies with greater resources, which may adversely affect our results of operations.

We obtain charters for our vessels in highly competitive markets in which our market share is insufficient to enforce any degree of pricing discipline. Although we believe that no single competitor has a dominant position in the markets in which we compete, we are aware that certain competitors may be able to devote greater financial and other resources to their activities than we can, resulting in a significant competitive threat to us. Competition for the transportation of dry bulk cargoes can be intense and depends on price, customer relationships, operating expertise, professional reputation and size, location age, condition and the acceptability of the vessel and its managers to the charterers. Due in part to the highly fragmented market, competitors with greater resources could operate larger fleets through consolidations or acquisitions that may be able to offer better prices and fleets.

We cannot give assurances that we will continue to compete successfully with our competitors or that these factors will not erode our competitive position in the future.

Substantial debt levels could limit our flexibility to obtain additional financing and pursue other business opportunities.

As of December 31, 2010, we had outstanding indebtedness of $399.5 million and we expect to incur additional indebtedness as we further grow our fleet as market conditions warrant. This level of debt could have important consequences to us, including the following:

·
our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may be unavailable on favorable terms;

·
we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt, reducing the funds that would otherwise be available for operations, future business opportunities and any future dividends to our shareholders;

·	our debt level could make us more vulnerable than our competitors with less debt to competitive pressures or a downturn in our business or the economy generally; and

·	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control, as well as the level of future interest rates applicable to our outstanding indebtedness. If our operating income is not sufficient to service our current or future indebtedness, we will be forced to take actions, such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt or seeking additional equity capital. We may not be able to effect any of these remedies on satisfactory terms, or at all. In addition, a lack of liquidity in the debt and equity markets could hinder our ability to refinance our debt or obtain additional financing on favorable terms in the future.

Credit market volatility may affect our ability to refinance our existing debt, borrow funds under our revolving credit facility or incur additional debt.

The credit markets have recently experienced extreme volatility and disruption, which has limited credit capacity for certain issuers, and lenders have requested shorter terms and lower loan to value ratios. The market for new debt financing is extremely limited and in some cases not available at all. If current levels of market disruption and volatility continue or worsen, we may not be able to refinance our existing debt, draw upon our revolving credit facility or incur additional debt, which may require us to seek other funding sources to meet our liquidity needs or to fund planned expansion. For example, our existing term loan and revolving credit facilities from Marfin are tied to the market value of the vessels whereby the aggregate market values of the vessels and the value of any additional security should be at least 135% of the aggregate of the debt financing and any amount available for drawing under the revolving facility less the aggregate amount of all deposits maintained. If the percentage is below 135%, then a prepayment of the loans may be required or additional security may be requested. On September 9, 2009, November 13, 2009 and June 2, 2010 we executed addenda no. 1, no. 2 and no. 3, respectively, to the loan agreement with Marfin and obtained a waiver of this loan covenant through January 3, 2012. In connection with the amendment and waiver dated June 2, 2010, Marfin made certain changes to our loan agreement including increasing the interest payable during the waiver period from USD LIBOR plus 3.00% to USD LIBOR plus 3.50% in respect of the term loan and from USD LIBOR plus 3.50% to USD LIBOR plus 4.00% in respect of the revolving facility, accelerating the due dates of certain of our principal installments and limiting our ability to pay dividends without their prior consent. The Citibank restated loan agreement as amended by the supplemental agreement dated September 30, 2009 contains a similar covenant. If the market value of the BET vessels is less than 125% of the outstanding amount of the Citibank loan, the BET subsidiaries must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders. The Citibank supplemental agreement dated August 4, 2010 provides that BET must maintain a minimum amount of $7.5 million in cash in the BET account with Citibank and, under the Citibank supplemental agreement dated December 23, 2010, the applicable margin has been adjusted to 1.75% per annum. The Citibank supplemental agreement dated March 31, 2011 provides (i) for a waiver of any breach or shortfall in the minimum equity ratio requirement as of December 31, 2011, (ii) for the temporary reduction of the minimum equity ratio requirement from 0.3:1.0 to 0.175:1.0 for the accounting period ending December 31, 2011 and (iii) for an adjustment of the applicable margin to 2% for the period between January 1, 2011 and December 31, 2011. Our MCS loan agreements include covenants, among others, that require the MCS borrowers to maintain vessel insurance for an aggregate amount equal to the greater of the vessels' aggregate market value or an amount equal to 133%, 125% and 100% of the outstanding amount under each of the UOB, HSBC and DVB loans as described above. The MCS borrowers have received from each of DVB and HSBC waivers from compliance of these security requirements until March 31, 2011 and December 31, 2012, respectively. The relevant covenant in the UOB loan takes effect beginning as of December 31, 2012.  On the MCS loan facility with DVB the applicable margin following the supplemental agreement dated May 20, 2010 is USD LIBOR plus 2.10% per annum on the senior loan and USD LIBOR plus 4.90% per annum on the junior loan. On the MCS loan facility with HSBC following a supplemental agreement dated May 21, 2010, the applicable margin to the later of July 21, 2011 and the date of compliance with the security requirement covenant is USD LIBOR plus 3.25% per annum and thereafter is USD LIBOR plus 2.75% per annum unless there is a breach of the compliance of the security requirement or there is an event of default under the loan agreement. With respect to the MCS loan facility with UOB, and following a supplemental agreement dated May 24, 2010, the applicable margin prior to the voluntary prepayment was USD LIBOR plus (i) 1.40% per annum if the loan-to-value ratio was equal to or greater than 70%, (ii) 1.25% if the loan-to-value ratio was equal to or greater than 60% but less than 70%, or (iii) 1.10% if the loan-to-value ratio was less than 60%. The applicable margin following the voluntary prepayment is USD LIBOR plus 2.50% per annum in relation to the senior loan and USD LIBOR plus 3.50% per annum in relation to the subordinated loan.

Hence, we may need to seek permission from our lenders in order to make further use of our Marfin revolving credit facility or avoid prepayment obligations under our Marfin, Citibank, UOB, HSBC or DVB loan agreements, depending on the aggregate market value of our vessels. We cannot assure you that we will be able to obtain debt or other financing on reasonable terms, or at all.

Rising crew costs may adversely affect our profits.

Crew costs are a significant expense for us under our charters. Recently, the limited supply of and increased demand for well-qualified crew, due to the increase in the size of the global shipping fleet, has created upward pressure on crewing costs, which we generally bear under our period time and spot charters. Increases in crew costs may adversely affect our profitability.

When our charters expire, we may not be able to replace such charters promptly or with profitable charters, which may adversely affect our earnings.

We will generally attempt to recharter our vessels at favorable rates with reputable charterers as our existing charters expire. If the dry bulk shipping market is in a period of depression when our vessels' charters expire, it is likely that we may be forced to re-charter them at substantially reduced rates, if we are able to re-charter them at all. If rates are significantly lower or if we are unable to recharter our vessels, our earnings may be adversely affected.

Because we obtain some of our insurance through protection and indemnity associations, we may also be subject to calls, or premiums, in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations.

We may be subject to calls, or premiums, in amounts based not only on our claim records but also on the claim records of all other members of the protection and indemnity associations through which we receive insurance coverage for tort liability, including pollution-related liability. Our payment of these calls could result in significant expenses to us, which could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends in the future.

We may not be able to attract and retain key management personnel and other employees in the shipping industry, which may negatively affect the effectiveness of our management and our results of operations.

Our success will depend to a significant extent upon the abilities and efforts of our management team. We currently have two executive officers, our chief executive officer and our chief financial officer, and one general counsel and a support staff. Our success will depend upon our ability to retain key members of our management team and the ability of our management to recruit and hire suitable employees. The loss of any of these individuals could adversely affect our business prospects and financial condition. Difficulty in hiring and retaining personnel could adversely affect our results of operations.

We may not have adequate insurance to compensate us if we lose our vessels, which may have a material adverse effect on our financial condition and results of operations.

We have procured hull and machinery insurance and protection and indemnity insurance, which include environmental damage and pollution insurance coverage and war risk insurance for our fleet. We do not expect to maintain for all of our vessels insurance against loss of hire, which covers business interruptions that result from the loss of use of a vessel. We may not be adequately insured against all risks. We may not be able to obtain adequate insurance coverage for our fleet in the future. The insurers may not pay particular claims. Our insurance policies may contain deductibles for which we will be responsible and limitations and exclusions which may increase our costs or lower our revenue. Moreover, insurers may default on claims they are required to pay. Furthermore, in the future, we may not be able to obtain adequate insurance coverage at reasonable rates for our vessels. If our insurance is not enough to cover claims that may arise, the deficiency may have a material adverse effect on our financial condition and results of operations.

We may be subject to litigation that, if not resolved in our favor and not sufficiently insured against, could have a material adverse effect on us.

We may be, from time to time, involved in various litigation matters. These matters may include, among other things, contract disputes, personal injury claims, environmental claims or proceedings, asbestos and other toxic tort claims, employment matters, governmental claims for taxes or duties, and other litigation that arises in the ordinary course of our business. Although we intend to defend these matters vigorously, we cannot predict with certainty the outcome or effect of any claim or other litigation matter, and the ultimate outcome of any litigation or the potential costs to resolve them may have a material adverse effect on us. Insurance may not be applicable or sufficient in all cases and/or insurers may not remain solvent which may have a material adverse effect on our financial condition.

Failure to comply with the U.S. Foreign Corrupt Practices Act could result in fines, criminal penalties, and an adverse effect on our business.

We may operate in a number of countries throughout the world, including countries known to have a reputation for corruption. We are committed to doing business in accordance with applicable anti-corruption laws and have adopted a code of business conduct and ethics which is consistent and in full compliance with the U.S. Foreign Corrupt Practices Act. We are subject, however, to the risk that we, our affiliated entities or our or their respective officers, directors, employees and agents may take action determined to be in violation of such anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977. Any such violation could result in substantial fines, sanctions, civil and/or criminal penalties, curtailment of operations in certain jurisdictions, and might adversely affect our business, results of operations or financial condition. In addition, actual or alleged violations could damage our reputation and ability to do business. Furthermore, detecting, investigating, and resolving actual or alleged violations is expensive and can consume significant time and attention of our senior management.

We depend on our commercial and technical managers to operate our business and our business could be harmed if they fail to perform their services satisfactorily.

Pursuant to our management agreements, EST provides us with technical, general administrative and support services (including vessel maintenance, crewing, purchasing, shipyard supervision, insurance, assistance with regulatory compliance, freight management, accounting related to vessels, provisions, bunkering and operation) and M/S Fleet and Wallem provide us with technical management services for certain of our vessels. Our operational success depends significantly upon EST's, M/S Fleet's and Wallem's satisfactory performance of these services. Our business would be harmed if EST, M/S Fleet or Wallem failed to perform these services satisfactorily. In addition, if the management agreement were to be terminated or if its terms were to be altered, our business could be adversely affected, as we may not be able to immediately replace such services, and even if replacement services were immediately available, the terms offered could be less favorable than those under our management agreement.

Our ability to compete for and enter into new period time and spot charters and to expand our relationships with our existing charterers will depend largely on our relationship with our commercial manager, Safbulk, and its reputation and relationships in the shipping industry. If Safbulk suffers material damage to its reputation or relationships, it may harm our ability to:

·	renew existing charters upon their expiration;

·	obtain new charters;

·	obtain financing on commercially acceptable terms;

·	maintain satisfactory relationships with our charterers and suppliers; and

·	successfully execute our business strategies.

If our ability to do any of the things described above is impaired, it could have a material adverse effect on our business, financial condition and results of operations.

Although we may have rights against EST, M/S Fleet and Wallem if they default on their obligations to us, investors in us will have no recourse against them. Further, we will need to seek approval from our lenders to change our technical managers from EST, M/S Fleet or Wallem.

EST, Safbulk, M/S Fleet and Wallem are privately held companies and there is little or no publicly available information about them.

The ability of EST, Safbulk, M/S Fleet and Wallem to continue providing services for our benefit will depend in part on their respective financial strength. Circumstances beyond our control could impair their financial strength, and because they are privately held, it is unlikely that information about their financial strength would become public unless any of these entities began to default on their respective obligations. As a result, our shareholders might have little advance warning of problems affecting EST, Safbulk, M/S Fleet and Wallem, even though these problems could have a material adverse effect on us.

Management fees are payable to our technical managers regardless of our profitability, which could have a material adverse effect on our business, financial condition and results of operations.

Pursuant to our management agreement with EST, M/S Fleet and Wallem, we pay a fee of EUR 436, $296 and $230, per day per vessel, respectively, for providing technical, support and administrative services. The management fees do not cover expenses such as voyage expenses, vessel operating expenses, maintenance expenses, crewing costs, insurance premiums, commissions and certain public company expenses such as directors and officers' liability insurance, legal and accounting fees and other similar third party expenses, which are reimbursed by us. The management fees are payable whether or not our vessels are employed, and regardless of our profitability, and we have no ability to require our technical managers to reduce the management fees if our profitability decreases, which could have a material adverse effect on our business, financial condition and results of operations.

Risk Factors Relating to Conflicts of Interest

We are dependent on each of EST and Safbulk for the technical management and commercial management of part of our fleet.

We subcontract the technical management and commercial management of part of our fleet, including crewing, maintenance and repair, to each of EST and Safbulk, both affiliates of members of the Restis family. The loss of services of, or the failure to perform by, either of these entities could materially and adversely affect our results of operations. Although we may have rights against either of these entities if they default on their obligations to us, you will have no recourse directly against them. Further, we expect that we will need to seek approval from our lenders to change our manager from EST.

We outsource, and expect to continue to outsource, the technical management and commercial management of part of our fleet to companies that are affiliated with members of the Restis family, which may create conflicts of interest.

We outsource, and expect to continue to outsource, the technical management and commercial management of part of our fleet to EST and Safbulk, companies that are affiliated with members of the Restis family. Companies affiliated with members of the Restis family own and may acquire vessels that compete with our fleet. Both EST and Safbulk have responsibilities and relationships to owners other than us which could create conflicts of interest between us, on the one hand, and EST or Safbulk, on the other hand. These conflicts may arise in connection with the chartering of the vessels in our fleet versus dry bulk carriers managed by other companies affiliated with members of the Restis family. There can be no assurance that they will resolve conflicts in our favor.

Because South African Marine Corp., S.A. is the sole counterparty on the time charters for five of our vessels, the failure of this counterparty to meet its obligations could cause us to suffer losses, thereby decreasing our revenues, operating results and cash flows.

All five BET vessels are chartered to South African Marine Corp., S.A., or SAMC, a company affiliated with members of the Restis family. Until we are able to fully implement our strategy of chartering vessels to unaffiliated charterers, we will continue to be dependent on performance by SAMC. Our charters may terminate earlier than the dates indicated in this prospectus. Under our charter agreements, the events or occurrences that will cause a charter to terminate or give the charterer the option to terminate the charter generally include a total or constructive total loss of the related vessel, the requisition for hire of the related vessel or the failure of the related vessel to meet specified performance criteria. In addition, the ability of our charterer to perform its obligations under a charter will depend on a number of factors that are beyond our control. These factors may include general economic conditions, the condition of the dry bulk shipping industry, the charter rates received for specific types of vessels, the ability of the charterer to obtain letters of credit from its customers and various operating expenses. It is our understanding that SAMC operates some of the vessels on period charters and some of the vessels in the spot market. The spot market is highly competitive and spot rates fluctuate significantly. Vessels operating in the spot market generate revenues that are less predictable than those on period time charters. Therefore, SAMC may be exposed to the risk of fluctuating spot dry bulk charter rates, which may have an adverse impact on its financial performance and its obligations. The cost and delays associated with the default by a charterer of a vessel may be considerable and may adversely affect our business, results of operations, cash flows, financial condition and our ability to pay dividends.

The majority of the members of our shipping committee are appointees nominated by affiliates of members of the Restis family, which could create conflicts of interest detrimental to us.

Our board of directors has created a shipping committee, which has been delegated exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. Affiliates of members of the Restis family have the right to appoint two of the three members of the shipping committee and as a result such affiliates will effectively control all decisions with respect to our shipping operations that do not involve a transaction with a Restis affiliate. Mr. Dale Ploughman, Ms. Christina Anagnostara and Mr. Dimitris Panagiotopoulos currently serve on our shipping committee. Mr. Ploughman also will continue to serve as an officer and/or director of other entities affiliated with members of the Restis family that operate in the dry bulk sector of the shipping industry. The dual responsibilities in exercising fiduciary duties to us and other entities in the shipping industry could create conflicts of interest. Although Mr. Ploughman intends to maintain as confidential all information he learns from one company and not disclose it to the other entities for whom he serves; in certain instances this could be impossible given the respective roles with various companies. There can be no assurance that Mr. Ploughman would resolve any conflicts of interest in a manner beneficial to us.

The Restis affiliate shareholders hold approximately 75% of our outstanding common stock. This may limit your ability to influence our actions.

As of March 30, 2011, the Restis affiliate shareholders own approximately 75%, excluding shares issuable upon exercise of warrants, of our outstanding common stock (including 70,000 shares of common stock owned by Argonaut SPC, a fund whose investment manager is an affiliate of members of the Restis family), or approximately 61% of our outstanding capital stock on a fully diluted basis, assuming exercise of all outstanding warrants. Our major shareholders have the power to exert considerable influence over our actions and matters which require shareholder approval, which limits your ability to influence our actions. Furthermore, under the terms of the Citibank loan agreement, the Restis family or affiliated companies must be the ultimate beneficial owners of at least 50.1% of our issued voting share capital or, in certain circumstances, not less than 40% of our issued voting capital. Additionally, under the terms of the Marfin loan agreement, we must also ensure that members of the Restis family and the family of our former chairman Mr. George Koutsolioutsos (or companies affiliated with them) together own at all times an aggregate of at least 10% of our issued share capital. Under the UOB, DVB and HSBC loan agreements, no other person other than the Restis family or affiliated companies with the Restis family or Seanergy may become the beneficial owner of more than 30% of MCS's issued voting share capital.

Risk Factors Relating to Our Common Stock

The market price of our common stock has been and may in the future be subject to significant fluctuations.

The market price of our common stock has been and may in the future be subject to significant fluctuations as a result of many factors, some of which are beyond our control. Among the factors that have in the past and could in the future affect our stock price are:

·	quarterly variations in our results of operations;

·	our lenders’ willingness to extend our loan covenant waivers, if necessary;

·	changes in market valuations of similar companies and stock market price and volume fluctuations generally;

·	changes in earnings estimates or publication of research reports by analysts;

·	speculation in the press or investment community about our business or the shipping industry generally;

·	strategic actions by us or our competitors such as acquisitions or restructurings;

·	the thin trading market for our common stock, which makes it somewhat illiquid;

·	the current ineligibility of our common stock to be the subject of margin loans because of its low current market price;

·	regulatory developments;

·	additions or departures of key personnel;

·	general market conditions; and

·	domestic and international economic, market and currency factors unrelated to our performance.

The stock markets in general, and the markets for dry bulk shipping and shipping stocks in particular, have experienced extreme volatility that has sometimes been unrelated to the operating performance of individual companies. These broad market fluctuations may adversely affect the trading price of our common stock.

Our common stock could be delisted from the NASDAQ Global Market, which could negatively impact the price of our common stock and our ability to access the capital markets.

Our common stock is currently listed on the NASDAQ Global Market. Our ability to retain our listing is contingent upon compliance with NASDAQ listing requirements. The listing standards of the NASDAQ Global Market provide, among other things, that a company may be delisted if the bid price of its stock drops below $1.00 for a period of 30 consecutive business days.

On January 28, 2011, we were notified by NASDAQ that we were no longer in compliance with NASDAQ Listing Rule 5450(a)(1) because the closing bid price of our common stock for 30 consecutive business days, from December 14, 2010 to January 26, 2011, had been below the minimum $1.00 per share bid price requirement for continued listing on the NASDAQ Global Market. This notification has no effect on the listing of the Company's common stock at this time, and the applicable grace period to regain compliance is 180 calendar days, expiring on July 27, 2011. We will regain compliance if, at any time during such grace period, the closing bid price of our common stock is at least $1.00 per share for a minimum of ten consecutive business days. However, as of March 30, 2011, the closing bid price of our common stock had not reached $1.00 per share for any business day since our receipt of the bid price deficiency notice from NASDAQ.

We intend to monitor the closing bid price of our common stock between now and July 27, 2011.  However, if the closing bid price of our common stock does not reach $1.00 per share for ten consecutive business days, our common stock listing may be moved to the NASDAQ Capital Market, which is a lower tier market, or our common stock may be delisted and traded on the over-the-counter bulletin board network. Moving our listing to the NASDAQ Capital Market could adversely affect the liquidity of our common stock and the delisting of our common stock would significantly affect the ability of investors to trade our securities and could significantly negatively affect the value of our common stock. In addition, the delisting of our common stock could further depress our stock price and materially adversely affect our ability to raise further capital on terms acceptable to us, or at all. Delisting from NASDAQ could also have other negative results, including the potential loss of confidence by suppliers and employees, the loss of institutional investor interest and fewer business development opportunities.

Our board of directors has suspended the payment of cash dividends as a result of certain restrictions in waivers we received from Marfin relating to our loan covenants and prevailing market conditions in the international shipping industry. Until such market conditions improve, it is unlikely that we will reinstate the payment of dividends.

In light of a lower freight environment and a highly challenging financing environment that has resulted in a substantial decline in the international shipping industry, our board of directors, beginning on February 4, 2009, suspended the cash dividend on our common stock. Our dividend policy will be assessed by our board of directors from time to time; however, it is unlikely that we will reinstate the payment of dividends until market conditions improve. Further, the waiver we have received from Marfin relating to our loan covenant restricts our ability to pay dividends. Therefore, there can be no assurances that, if we were to determine to resume paying cash dividends, Marfin would provide any required consent.

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law, which may negatively affect the ability of shareholders to protect their interests.

Our corporate affairs are governed by our amended and restated articles of incorporation, our amended and restated by-laws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain U.S. jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate the non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, shareholders may have more difficulty in protecting their interests in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction.

It may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are incorporated under the laws of the Republic of the Marshall Islands, and all of our assets are, and will be, located outside of the United States. Our business is operated primarily from our offices in Athens, Greece. In addition, our directors and officers are non-residents of the United States, and all or a substantial portion of the assets of these non-residents are located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us, or against these individuals in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, you may have difficulty enforcing, both within and outside of the United States, judgments you may obtain in the United States courts against us or these persons in any action, including actions based upon the civil liability provisions of United States federal or state securities laws. There is also substantial doubt that the courts of the Republic of the Marshall Islands or Greece would enter judgments in original actions brought in those courts predicated on United States federal or state securities laws. Although you may bring an original action against us or our affiliates in the courts of the Marshall Islands based on U.S. laws, and the courts of the Marshall Islands may impose civil liability, including monetary damages, against us, or our affiliates for a cause of action arising under Marshall Islands laws, it may impracticable for you to do so given the geographic location of the Marshall Islands. For more information regarding the relevant laws of the Marshall Islands, please read “Enforceability of Civil Liabilities.”

Anti-takeover provisions in our amended and restated articles of incorporation and by-laws could make it difficult for shareholders to replace or remove our current board of directors or could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our amended and restated articles of incorporation and by-laws could make it difficult for shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of our management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include those that:

·	authorize our board of directors to issue “blank check” preferred stock without shareholder approval;

·	provide for a classified board of directors with staggered, three-year terms;

·	require a super-majority vote in order to amend the provisions regarding our classified board of directors with staggered, three-year terms;

·	permit the removal of any director from office at any time, with or without cause, at the request of the shareholder group entitled to designate such director;

·	allow vacancies on the board of directors to be filled by the shareholder group entitled to name the director whose resignation or removal led to the occurrence of the vacancy; and

·
prevent our board of directors from dissolving the shipping committee or altering the duties or composition of the shipping committee without an affirmative vote of not less than 80% of the board of directors.

These anti-takeover provisions could substantially impede the ability of shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

We may be classified as a passive foreign investment company, or PFIC, which could result in adverse U.S. federal income tax consequences to U.S. holders of our common stock.

A foreign corporation will be treated as a "passive foreign investment company," or PFIC, for U.S. federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of "passive income" or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of "passive income." For purposes of these tests, "passive income" includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute "passive income." U.S. shareholders of a PFIC are subject to a disadvantageous U.S. federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

We should not be a PFIC with respect to any taxable year. Based upon our operations as described herein, our income from time charters should not be treated as passive income for purposes of determining whether we are a PFIC. Accordingly, our income from our time chartering activities should not constitute "passive income," and the assets that we own and operate in connection with the production of that income should not constitute passive assets.

There is substantial legal authority supporting this position consisting of case law and U.S. Internal Revenue Service, or IRS, pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, it should be noted that there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes. Accordingly, no assurance can be given that the IRS or a court of law will accept this position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if the nature and extent of our operations changed.

If the IRS were to find that we are or have been a PFIC for any taxable year, our U.S. shareholders would face adverse U.S. federal income tax consequences and certain information reporting requirements. Under the PFIC rules, unless those shareholders make an election available under the United States Internal Revenue Code of 1986 as amended, or the Code (which election could itself have adverse consequences for such shareholders, as discussed below under "Tax Considerations – U.S. Federal Income Taxation – U.S. Federal Income Taxation of U.S. Holders"), such shareholders would be liable to pay U.S. federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of their shares of our common stock, as if the excess distribution or gain had been recognized ratably over the shareholder's holding period of the shares of our common stock. See "Tax Considerations – U.S. Federal Income Taxation – U.S. Federal Income Taxation of U.S. Holders" for a more comprehensive discussion of the U.S. federal income tax consequences to U.S. shareholders if we are treated as a PFIC.

Based on the current and expected composition of our and our subsidiaries’ assets and income, it is not anticipated that we will be treated as a PFIC. Our actual PFIC status for any taxable year, however, will not be determinable until after the end of such taxable year. Accordingly there can be no assurances regarding our status as a PFIC for the current taxable year or any future taxable year. See the discussion in the section entitled “Taxation — Passive Foreign Investment Company Status and Significant Tax Consequences.” We urge U.S. Holders to consult with their own tax advisors regarding the possible application of the PFIC rules.

We may have to pay tax on U.S. source income, which would reduce our earnings.

Under the Code, 50% of the gross shipping income of a vessel owning or chartering corporation, such as us and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States, exclusive of certain U.S. territories and possessions, may be subject to a 4% U.S. federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under Section 883 of the Code and the applicable Treasury Regulations recently promulgated thereunder.

We believe that we qualify for the benefits of Section 883. However, there are factual circumstances beyond our control that could cause us or any one of our ship-operating companies to fail to qualify for this tax exemption and thereby subject us to U.S. federal income tax on our U.S. source income. For example, we would fail to qualify for exemption under Section 883 of the Code for a particular tax year if shareholders, each of whom owned, actually or under applicable constructive ownership rules, a 5% or greater interest in the vote and value of the outstanding shares of our stock, owned in the aggregate 50% or more of the vote and value of the outstanding shares of our stock, and "qualified shareholders" as defined by the regulations to Section 883 did not own, directly or under applicable constructive ownership rules, sufficient shares in our closely-held block of stock to preclude the shares in the closely-held block that are not so owned from representing 50% or more of the value of our stock for more than half of the number of days during the taxable year. Establishing such ownership by qualified shareholders will depend upon the status of certain of our direct or indirect shareholders as residents of qualifying jurisdictions and whether those shareholders own their shares through bearer share arrangements. In addition, such shareholders will also be required to comply with ownership certification procedures attesting that they are residents of qualifying jurisdictions, and each intermediary's or other person's similar compliance in the chain of ownership between us and such shareholders.

Due to the factual nature of the issues involved, we can give no assurances on the tax-exempt status of ourselves or that of any of our subsidiaries. If we or our subsidiaries are not entitled to exemption under Section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 4% U.S. federal income tax on the shipping income such companies derive during the year that is attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

The enactment of proposed legislation could affect whether dividends paid by us constitute qualified dividend income eligible for a preferential rate of United States federal income taxation.

Legislation has been introduced in the U.S. Senate that would deny the preferential rate of U.S. federal income tax currently imposed on qualified dividend income with respect to dividends received from a non-U.S. corporation, unless the non-U.S. corporation either is eligible for benefits of a comprehensive income tax treaty with the United States or is created or organized under the laws of a foreign country that has a comprehensive income tax system. Because the Marshall Islands has not entered into a comprehensive income tax treaty with the United States and imposes only limited taxes on corporations organized under its laws, it is unlikely that we could satisfy either of these requirements. Consequently, if this legislation were enacted, the preferential rate of U.S. federal income tax discussed under “Taxation—United States Taxation—Taxation of U.S. Holders” may no longer be applicable to dividends received from us. As of the date hereof, it is not possible to predict with any certainty whether the proposed legislation will be enacted.

Future sales of our common stock may depress our stock price.

The market price of our common stock could decline as a result of sales of substantial amounts of our common stock in the public market or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future equity offerings.

Issuance of preferred stock may adversely affect the voting power of our shareholders and have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Our amended and restated articles of incorporation currently authorize our Board to issue preferred shares in one or more series and to determine the rights, preferences, privileges and restrictions, with respect to, among other things, dividends, conversion, voting, redemption, liquidation and the number of shares constituting any series subject to prior shareholders' approval. If our Board determines to issue preferred shares, such issuance may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable. The issuance of preferred shares with voting and conversion rights may also adversely affect the voting power of the holders of common shares. This could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium.

You may experience dilution as a result of the exercise of our warrants.

We have 38,984,667 Public Warrants issued and outstanding with an exercise price of $6.50 per share. In addition, we have 1,138,917 Underwriter Warrants issued and outstanding with an exercise price of $1.32 per share in connection with the public offering of our common shares that we completed on February 3, 2010. Finally, we have assumed Seanergy Maritime's obligation to issue up to 1,000,000 Units, consisting of up to 1,000,000 Unit Shares and 1,000,000 Unit Warrants with an exercise price of $6.50 to purchase the 1,000,000 Unit Warrant Shares, under the Unit Purchase Option that Seanergy Maritime granted to the original underwriter. You may experience dilution if any of these warrants are exercised.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management's expectations, hopes, beliefs, intentions or strategies regarding the future and other statements other than statements of historical fact. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words "anticipates," "believe," "continue," "could," "estimate," "expect," "intends," "may," "might," "plan," "possible," "potential," "predicts," "project," "should," "would" and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this prospectus may include, for example, statements about:

·	our future operating or financial results;

·	our financial condition and liquidity, including our ability to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

·	our ability to pay dividends in the future;

·	dry bulk shipping industry trends, including charter rates and factors affecting vessel supply and demand;

·	future, pending or recent acquisitions, business strategy, areas of possible expansion, and expected capital spending or operating expenses;

·	the useful lives and changes in the value of our vessels and their impact on our compliance with loan covenants;

·	availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

·	global and regional economic and political conditions;

·	our ability to leverage Safbulk's and EST's relationships and reputation in the dry bulk shipping industry;

·	changes in seaborne and other transportation patterns;

·	changes in governmental rules and regulations or actions taken by regulatory authorities;

·	potential liability from future litigation and incidents involving our vessels;

·	acts of terrorism and other hostilities; and

·	other factors discussed in the section titled "Risk Factors."

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading "Risk Factors." Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010 and the "As adjusted" column reflects material changes through March 30, 2011:

·	on a historical basis without any adjustment to reflect subsequent events; and

·
as adjusted to reflect the $6,400 prepayment of the Marfin term loan facility, the $2,606 repayment of the HSBC loan facility, the $703 repayment of the UOB loan facility, and the $1,490 repayment of the DVB loan facility.

There have been no other material changes in our capitalization since December 31, 2010, as so adjusted.

You should read this table in conjunction with our historical consolidated financial statements, together with the respective notes thereto, included in this prospectus.

(All figures in thousands of dollars, except for share amounts)		As Adjusted
Debt:	Historical	(unaudited)
Long-term revolving credit financing (secured), including current portion of $6,845	54,845	54,845
Long-term term facility financing (secured), including current portion of $46,535 and $35,336 (as adjusted)	344,703	333,504
Total debt	399,548	388,349

Shareholders' equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Common stock, $0.0001 par value; 500,000,000 authorized shares; 109,723,980 and 109,773,980 shares issued and outstanding as of December 31, 2010 and as adjusted, respectively	11	11
Additional paid-in capital	279,268	279,268
Accumulated deficit	(4,614)	(4,614)
Total equity	274,665	274,665
Total capitalization	674,213	663,014

SELECTED FINANCIAL AND OTHER DATA

The following selected historical statement of operations and balance sheet data were derived from the audited financial statements and accompanying notes for the years ended December 31, 2010, 2009, 2008 and 2007 and for the period from August 15, 2006 (Inception) to December 31, 2006. The information is only a summary and should be read in conjunction with the section titled "Risk Factors" and the financial statements and related notes included in this prospectus. You should also read the section of this prospectus titled "Management's Discussion and Analysis of Financial Condition and Results of Operations for Seanergy Maritime Holdings Corp." The historical data included below and elsewhere in this prospectus is not necessarily indicative of our future performance.

All amounts in the tables below are in thousands of U.S. dollars, except for share and per share data.

	Year Ended December 31,				Period from Inception (August 15, 2006) to December 31,
	2010	2009	2008	2007	2006
Statement of Income Data:
Vessel revenue, net	95,856	87,897	34,453	-	-
Direct voyage expenses	(2,399)	(753)	(151)	-	-
Vessel operating expenses	(30,667)	(16,222)	(3,180)	-	-
Voyage expenses - related party	(434)	(1,119)	(440)	-	-
Management fees - related party	(2,328)	(1,715)	(388)	-	-
Management fees	(316)	-	-	-	-
General and administration expenses	(7,606)	(5,928)	(2,161)	(445)	(5)
General and administration expenses - related party	(697)	(742)	(109)	-	-
Amortization of deferred dry-docking costs	(3,657)	(1,045)	-	-	-
Depreciation	(29,328)	(26,812)	(9,929)	-	-
Goodwill impairment loss	-	-	(44,795)	-	-
Vessels’ impairment loss	-	-	(4,530)	-	-
Gain from acquisition of subsidiary	-	6,813	-	-	-
Operating income (loss)	18,424	40,374	(31,230)	(445)	(5)
Interest and finance costs	(12,931)	(7,230)	(3,895)	(45)	-
Interest and finance costs – shareholders	-	(386)	(182)	(13)	-
Interest income	358	430	3,361	1,948	1
Loss on interest rate swaps	(4,164)	(1,575)	-	-	-
Foreign currency exchange gains (losses), net	14	(44)	(39)	-	-
Net income (loss) before taxes	1,701	31,569	(31,985)	1,445	(4)
Income taxes	(60)	-	-	-	-
Net income (loss)	1,641	31,569	(31,985)	1,445	(4)
Less: Net (income) attributable to the noncontrolling interest	(1,509)	(1,517)	-	-	-
Net income (loss) attributable to Seanergy Maritime Holdings Corp. Shareholders	132	30,052	(31,985)	1,445	(4)
Net income (loss) per common share
Basic	0.00	1.16	(1.21)	0.12	0.00
Diluted	0.00	1.00	(1.21)	0.10	0.00
Weighted average common shares outstanding
Basic	87,916,947	25,882,967	26,452,291	11,754,095	7,264,893
Diluted	87,916,947	30,529,281	26,452,291	15,036,283	7,264,893

Dividends declared per share	-	-	0.1842	-	-

	As of December 31,
	2010	2009	2008	2007	2006
Balance Sheet Data:
Total current assets	68,459	67,473	29,814	235,213	376
Vessels, net	597,372	444,820	345,622	-	-
Total assets	696,401	538,452	378,202	235,213	632
Total current liabilities, including current portion of long-term debt	72,791	42,138	32,999	5,995	611
Long-term debt, net of current portion	346,168	267,360	213,638	-	-
Total Seanergy shareholders’ equity	274,665	208,489	131,565	148,369	20
Non controlling interest	-	18,330	-	-	-
Total equity	274,665	226,819	131,565	148,369	20

	Year Ended December 31,				Period from Inception (August 15, 2006) to December 31,
	2010	2009	2008	2007	2006
Cash Flow Data:
Net cash provided by (used in) operating activities	31,537	43,208	25,700	1,585	(20)
Net cash provided by (used in) investing activities	7,885	36,353	(142,919)	(232,923)	-
Net cash (used in) provided by financing activities	(49,242)	(43,497)	142,551	233,193	376

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our consolidated financial condition and results of operations together with our consolidated financial statements and notes thereto that appear elsewhere in this prospectus. Seanergy's consolidated financial statements have been prepared in conformity with U.S. GAAP. This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements.

The historical consolidated financial results of Seanergy described below are presented in United States dollars.

Overview

We are an international provider of dry bulk marine transportation services. We were initially formed as a wholly owned subsidiary of Seanergy Maritime, which was incorporated in August 2006 as a blank check company to acquire one or more businesses in the maritime shipping industry or related industries.

Our vessel operations began upon the consummation of our initial business combination in August 2008. We further acquired a 50% controlling ownership interest in BET in August 2009, pursuant to which we acquired five vessels, and a 51% controlling ownership interest in MCS in May 2010, pursuant to which we acquired an additional nine vessels. We acquired the remaining ownership interests in BET and MCS in October 2010 and September 2010, respectively.

As of December 31, 2010, we owned and operated a total fleet of 20 dry bulk carrier vessels, consisting of four Capesize, three Panamax, two Supramax, one Handymax and ten Handysize vessels. These ships have a combined carrying capacity of 1,293,693 dwt and an average age of approximately 13 years, out of an expected useful life of 30 years.

We generate revenues by charging customers for the transportation of dry bulk cargo using our vessels. Sixteen of our vessels are currently employed under time charters and the remaining four vessels are employed under bareboat charters. Five of our charters are with SAMC, a company affiliated with members of the Restis family. A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, but the vessel owner pays the vessel operating expenses. A bareboat charter is a contact for a specified period of time during which the charterer is given control of the vessel, including the right to appoint the master and the crew. Under bareboat charters, all voyage and vessel operating expenses are paid by our customers.

We tested our goodwill for potential impairment and concluded that no indication of impairment existed as of December 31, 2010. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, applying judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non-fixed days (based on a combination of 2-year forward freight agreements and the 10-year average historical charter rates available for each type of vessel). The weighted average cost of capital used was 8.75%.

At present, demand for dry bulk shipping is somewhat greater than in recent periods.  Despite this, concerns about the excess supply of vessels in the market have resulted in charter rates remaining at depressed levels.

Important Measures for Analyzing Results of Operations Following the Vessel Acquisition

We believe that the important non-GAAP measures and definitions for analyzing our results of operations consist of the following and are not included in the consolidated financial statements prepared under US GAAP:

·      Ownership days.  Ownership days are the total number of calendar days in a period during which we owned each vessel in our fleet. Ownership days are an indicator of the size of the fleet over a period and affect both the amount of revenues and the amount of expenses recorded during that period.

·           Available days.  Available days are the number of ownership days less the aggregate number of days that our vessels are off-hire due to major repairs, dry-dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues.

·           Operating days.  Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

·           Fleet utilization.  Fleet utilization is determined by dividing the number of operating days during a period by the number of ownership days during that period. The shipping industry uses fleet utilization to measure a company’s efficiency in finding suitable employment for its vessels and minimizing the amount of days that its vessels are off-hire for any reason excluding scheduled repairs, vessel upgrades, dry-dockings or special or intermediate surveys.

·           Off-hire.  The period a vessel is unable to perform the services for which it is required under a charter.

·           Time charter.  A time charter is a contract for the use of a vessel for a specific period of time during which the charterer pays substantially all of the voyage expenses, including port costs, canal charges and fuel expenses. The vessel owner pays the vessel operating expenses, which include crew wages, insurance, technical maintenance costs, spares, stores and supplies and commissions on gross voyage revenues. Time charter rates are usually fixed during the term of the charter. Prevailing time charter rates do fluctuate on a seasonal and year-to-year basis and may be substantially higher or lower from a prior time charter agreement when the subject vessel is seeking to renew the time charter agreement with the existing charterer or enter into a new time charter agreement with another charterer. Fluctuations in time charter rates are influenced by changes in spot charter rates.

·           TCE.  Time charter equivalent or TCE rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our Operating days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions.

Revenues

Our revenues were driven primarily by the number of vessels we operated, the number of operating days during which our vessels generated revenues, and the amount of daily charter hire that our vessels earned under charters. These, in turn, were affected by a number of factors, including the following:

·	The nature and duration of our charters;

·	The amount of time that we spent repositioning our vessels;

·	The amount of time that our vessels spent in dry-dock undergoing repairs;

·	Maintenance and upgrade work;

·	The age, condition and specifications of our vessels;

·	The levels of supply and demand in the dry bulk carrier transportation market; and

·	Other factors affecting charter rates for dry bulk carriers under voyage charters.

A voyage charter is generally a contract to carry a specific cargo from a load port to a discharge port for an agreed-upon total amount. Under voyage charters, voyage expenses such as port, canal and fuel costs are paid by the vessel owner. A time charter trip and a period time charter or period charter are generally contracts to charter a vessel for a fixed period of time at a set daily rate. Under time charters, the charterer pays voyage expenses. Under both types of charters, the vessel owners pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. The vessel owners are also responsible for each vessel’s dry-docking and intermediate and special survey costs.

Vessels operating on period time charters and bareboat time charters provide more predictable cash flows, but can yield lower profit margins than vessels operating in the spot charter market for single trips during periods characterized by favorable market conditions.

Vessels operating in the spot charter market generate revenues that are less predictable, but can yield increased profit margins during periods of improvements in dry bulk rates. Spot charters also expose vessel owners to the risk of declining dry bulk rates and rising fuel costs. During the year ended December 31, 2010, and following the MCS acquisition on May 28, 2010, sixteen of our vessels were under time charter employment and the other four vessels were under bareboat charter employment. One of our vessels operated in the spot market during the year ended December 31, 2009 and the other vessels were chartered on period time charters. Our vessels were chartered on period time charters during the year ended December 31, 2008.

A standard maritime industry performance measure is the “time charter equivalent” or “TCE.” TCE rates are defined as our time charter revenues less voyage expenses during a period divided by the number of our available days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and commissions. Our average TCE rates for 2010, 2009 and 2008 were $16,532, $32,909 and $49,944, respectively.

Vessel Operating Expenses

Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Vessel operating expenses generally represent costs of a fixed nature. Some of these expenses are required, such as insurance costs and the cost of spares.

Depreciation

Depreciation is computed using the straight-line method over the estimated useful lives of the vessels, after considering the estimated salvage value. We estimate salvage value by taking the cost of steel times the vessels lightweight. The estimated salvage value at December 31, 2009 and at December 31, 2010 was $270 per lightweight ton. Through June 30, 2009, management estimated the useful life of our vessels at 25 years from the date of their delivery from the shipyard. In July 2009, we successfully executed a time charter contract for one of our vessels that expires on its 26th anniversary, and based on the projected necessary dry-docking costs and understanding of the charterer’s needs, we believe that the vessel will complete the next dry-docking following the expiration of such charter and that we will be able to charter the vessel up to its 30th anniversary. Based on this event as well as considering that it is not uncommon for vessels to be operable to their 30th anniversary, effective July 1, 2009, we have changed the estimated useful life of our fleet to 30 years. This change reduced depreciation expense by approximately $8 million for the year ended December 31, 2009.

Seasonality

Coal, iron ore and grains, which are the major bulks of the dry bulk shipping industry, are somewhat seasonal in nature. The energy markets primarily affect the demand for coal, with increases during hot summer periods when air conditioning and refrigeration require more electricity and towards the end of the calendar year in anticipation of the forthcoming winter period. The demand for iron ore tends to decline in the summer months because many of the major steel users, such as automobile makers, reduce their level of production significantly during the summer holidays. Grains are completely seasonal as they are driven by the harvest within a climate zone. Because three of the five largest grain producers (the United States of America, Canada and the European Union) are located in the northern hemisphere and the other two (Argentina and Australia) are located in the southern hemisphere, harvests occur throughout the year and grains require dry bulk shipping accordingly.

Principal Factors Affecting Our Business

The principal factors that affected our financial position, results of operations and cash flows included the following:

·	Number of vessels owned and operated;

·	Charter market rates and periods of charter hire;

·	Vessel operating expenses and direct voyage costs, which were incurred in both U.S. dollars and other currencies, primarily Euros;

·
Depreciation expenses, which are a function of vessel cost, any significant post-acquisition improvements, estimated useful lives, estimated residual scrap values, and fluctuations in the market value of our vessels;

·	Financing costs related to indebtedness associated with the vessels; and

·	Fluctuations in foreign exchange rates.

Performance Indicators

The figures shown below are non-US GAAP statistical ratios used by management to measure performance of our vessels. There are no comparable US GAAP measures.

	Year Ended December 31,
	2010	2009	2008
Fleet Data:
Average number of vessels(1)	16.6	7.9	5.5
Ownership days(2)	6,040	2,895	686
Available days(3)	5,662	2,638	686
Operating days(4)	5,627	2,614	678
Fleet utilization(5)	93.2%	90.3%	98.9%
Fleet utilization excluding drydocking off hire days (6)	99.4%	99.1%	98.9%

Average Daily Results:
Vessel TCE rate(7)	$16,532	$32,909	$49,944
Vessel operating expenses(8)	$5,077	$5,603	$4,636
Management fees(9)	$438	$592	$566
Total vessel operating expenses(10)	$5,515	$6,195	$5,202

(1)
Average number of vessels is the number of vessels that constituted the Company’s fleet for the relevant period, as measured by the sum of the number of days each vessel was a part of the Company’s fleet during the relevant period divided by the number of calendar days in the relevant period.

(2)
Ownership days are the total number of days in a period during which the vessels in a fleet have been owned. Ownership days are an indicator of the size of the Company’s fleet over a period and affect both the amount of revenues and the amount of expenses that the Company recorded during a period.

(3)
Available days are the number of ownership days less the aggregate number of days that vessels are off-hire due to major repairs, dry dockings or special or intermediate surveys. The shipping industry uses available days to measure the number of ownership days in a period during which vessels should be capable of generating revenues. During the year ended December 31, 2010, the Company incurred 378 off hire days for vessel scheduled drydocking.

(4)
Operating days are the number of available days in a period less the aggregate number of days that vessels are off-hire due to any reason, including unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

(5)	Fleet utilization is the percentage of time that our vessels were generating revenue, and is determined by dividing operating days by ownership days for the relevant period.
(6)
Fleet utilization excluding drydocking off hire days is calculated by dividing the number of the fleet’s operating days during a period by the number of available days during that period. The shipping industry uses fleet utilization excluding drydocking off hire days to measure a Company’s efficiency in finding suitable employment for its vessels and excluding the amount of days that its vessels are off hire for reasons such as scheduled repairs, vessel upgrades, or dry dockings or special or intermediate surveys.

(7)
TCE rates are defined as our net revenues less voyage expenses during a period divided by the number of our operating days during the period, which is consistent with industry standards. Voyage expenses include port charges, bunker (fuel oil and diesel oil) expenses, canal charges and other commissions:

	Year Ended December 31,
(In thousands of U.S. dollars, except operating days and daily time charter equivalent rate)	2010	2009	2008

Net revenues from vessels	$95,856	$87,897	$34,453
Voyage expenses	(2,399)	(753)	(151)
Voyage expenses — related party	(434)	(1,119)	(440)
Net operating revenues	$93,023	$86,025	$33,862
Operating days	5,627	2,614	678
Daily time charter equivalent rate	$16,532	$32,909	$49,944

(8)
Average daily vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, are calculated by dividing vessel operating expenses by ownership days for the relevant time periods:

		Year Ended December 31,
(In thousands of U.S. dollars, except ownership days and daily vessel operating expenses)	2010	2009	2008

Operating expenses	$30,667	$16,222	$3,180
Ownership days	6,040	2,895	686
Daily vessel operating expenses	$5,077	$5,603	$4,636

(9)	Daily management fees are calculated by dividing total management fees by ownership days for the relevant time period.
(10)
Total vessel operating expenses, or TVOE, is a measurement of total expenses associated with operating the vessels. TVOE is the sum of vessel operating expenses and management fees. Daily TVOE is calculated by dividing TVOE by fleet ownership days for the relevant time period.

Year ended December 31, 2010 as compared to year ended December 31, 2009

Vessel Revenue — Related Party, Net — Vessel revenue, related party, during the year ended December 31, 2010 decreased by $39,728,000, or 47%, to $44,175,000 from $83,903,000 for the year ended December 31, 2009, before address commissions of $1,546,000 and $2,226,000 for the years ended December 31, 2010 and 2009, respectively. The decrease in net vessel revenue — related party, is a result of the chartering of the Davakis G., Delos Ranger, African Oryx and the African Zebra to unrelated third parties commencing on September 6, 2009, October 1, 2009, July 17, 2009 and July 20, 2009, respectively at significantly lower market employment rates in 2010 than previously employed.

Vessel Revenue, Net - Vessel revenue, net during the year ended December 31, 2010 increased by $48,437,000, or 764%, to $54,777,000 from $6,340,000 for the year ended December 31, 2009, before address commissions of $1,550,000 and $120,000 for the years ended December 31, 2010 and 2009, respectively. The increase in net vessel revenue from unrelated third parties is the result of the chartering of the Davakis G., Delos Ranger, African Oryx and the African Zebra to unrelated third parties commencing on September 6, 2009, October 1, 2009, July 17, 2009 and July 20, 2009, respectively, as well as revenues received from the MCS fleet for the period from May 21, 2010 to December 31, 2010.

Direct Voyage Expenses — Direct voyage expenses, which include bunkers and port expenses, increased by $1,646,000, or 219%, to $2,399,000 during the year ended December 31, 2010 from $753,000 in the year ended December 31, 2009. The increase in direct voyage expenses is principally due to an increase in operating days, the consolidation of BET’s operations commencing on August 13, 2009 and the consolidation of MCS’s operations commencing on May 21, 2010.

Vessel Operating Expenses — For the year ended December 31, 2010, our vessel operating expenses increased by $14,445,000, or 89%, to $30,667,000, from $16,222,000 for the year ended December 31, 2009. Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, chemicals and lubricants, consumable stores, tonnage taxes and other miscellaneous expenses. The increase in operating expenses is attributable to the increase in ownership days due to an average of 16.6 vessels for the year ended December 31, 2010, as compared to an average of 7.9 vessels for the year ended December 31, 2009, resulting from the consolidation of BET’s operations commencing on August 13, 2009 and the consolidation of MCS’s operations commencing on May 21, 2010. Vessel operating expenses additionally increased due to the additional repair costs incurred as a result of the dry-dock surveys for seven of our vessels during the year ended December 31, 2010 as compared to three of our vessels during the year ended December 31, 2009. Our daily vessel operating expenses decreased to $5,077 for the year ended December 31, 2010, from $5,603 for the year ended December 31, 2009, due to the significant expansion of our Handysize fleet in 2010 with the acquisition of MCS.

Voyage Expenses — Related Party — These expenses represent commissions charged in relation to the brokerage agreement we have with Safbulk, an affiliate, for the provision of chartering services. Voyage expenses, related party, decreased by $685,000, or 61%, to $434,000 in the year ended December 31, 2010, from $1,119,000 in the year ended December 31, 2009. The chartering commissions represent a commission of 1.25% payable to Safbulk on the collected vessel revenue; therefore, their decrease is related to the decrease in revenues from related party.

Management Fees — Related Party — For the year ended December 31, 2010, management fees charged by EST, which is a related party, increased by $613,000, or 36%, to $2,328,000 from $1,715,000 in the year ended December 31, 2009. The increase was due to the consolidation of BET’s operations commencing on August 13, 2009. Management fees relate to the management agreement we have with EST for the provision of operating and technical management services for the Seanergy and BET fleets. The fixed daily fee per vessel was Euro 436 in 2010 and Euro 425 in 2009.

Management Fees — Management fees relate to the management agreements we have with M/S Fleet and Wallem for the provision of technical management services for the MCS fleet. Management fees for the year ended December 31, 2010 amounted to $316,000. There were no such fees in the year ended December 31, 2009.

General and Administration Expenses — General and administrative expenses increased by $1,678,000, or 28%, to $7,606,000 for the year ended December 31, 2010, compared to $5,928,000 for the year ended December 31, 2009. Our general and administration expenses primarily include auditing and accounting fees of $994,000, professional services of $1,615,000 and salaries, BOD remuneration and other compensation of $3,159,000. Our general and administration expenses for the year ended December 31, 2010 were comparatively higher than those in the prior year primarily due to the acquisition of MCS in 2010.

General and Administration Expenses — Related Party — Related party general and administrative expenses decreased by $45,000, or 6%, to $697,000 for the year ended December 31, 2010, compared to $742,000 for the year ended December 31, 2009. Our related party general and administration expenses are primarily comprised of office rental expenses. The decrease is primarily related to exchange rate variations.

Gain from Acquisition — For the year ended December 31, 2009, we recognized a gain from the BET acquisition of $6,813,000. The gain is a result of the difference between the purchase price we paid and the fair market value of the 50% interest in BET, which we acquired as of the closing date on August 13, 2009. The transaction occurred because of the seller’s desire to divest itself of its shipping operations.

Depreciation — We depreciate our vessels based on a straight line basis over the expected useful life of each vessel. Up to June 30, 2009, we estimated the useful lives of our vessels at 25 years from the date of their delivery from the shipyard. In July 2009, a time charter contract was successfully executed for one of the vessels that expires on her 26th anniversary, and based on the projected necessary dry docking costs and understanding of the charterer’s needs that it will complete the next dry-docking and be able to charter the vessel up to her 30th anniversary. Based on this event, as well as, considering that it is not uncommon for vessels to be operable to their 30th anniversary, effective July 1, 2009 we changed the estimated useful life of our fleet to 30 years. Depreciation is based on the cost of the vessel less its estimated residual value, which is estimated at $270 per lightweight ton. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful life.  However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective. We constantly evaluate the useful life of our fleet based on market factors and specific facts and circumstances applicable to each vessel.

Depreciation expense increased by $2,516,000, or 9%, to $29,328,000 for the year ended December 31, 2010, compared to $26,812,000 for the year ended December 31, 2009. The increase is due to the consolidation of BET’s vessels commencing on August 13, 2009 and the consolidation of MCS’s vessels commencing on May 21, 2010. This was partially offset with the change in the estimated useful life of our fleet from 25 years to 30 years, effective July 1, 2009.

Goodwill Impairment Loss — We performed our annual impairment testing of goodwill as at December 31, 2010 and 2009, respectively, and concluded that no impairment existed.

Interest and Finance Costs — Interest and finance costs increased by $5,701,000, or 79%, to $12,931,000 for the year ended December 31, 2010, compared to $7,230,000 for the year ended December 31, 2009. The significant increase in interest and finance costs is attributable to our revolving credit and term facilities, which we obtained in order to fund our initial business combination and vessel purchase and for working capital purposes, the loan facility assumed through the BET acquisition and the increased spreads are a result of the waivers obtained under the Citibank supplemental agreement and the loan facilities assumed through the MCS acquisition. More specifically (i) interest expense related to the Marfin revolving credit facility amounted to $2,259,000 for the year ended December 31, 2010, and $1,659,000 for the year ended December 31, 2009, (ii) interest expense related to the Marfin term facility amounted to $4,147,000 for the year ended December 31, 2010, and $3,541,000 for the year ended December 31, 2009, (iii) interest expense related to the Citibank loan facility amounted to $2,206,000 for the year ended December 31, 2010, and $1,154,000 for the year ended December 31, 2009, (vi) interest expense related to the DVB loan facility amounted to $1,028,000 for the period from May 21, 2010 to December 31, 2010, (vii) interest expense related to the HSBC loan facility amounted to $849,000 for the period from May 21, 2010 to December 31, 2010, and (viii) interest expense related to the UOB loan facility amounted to $848,000 for the period from May 21, 2010 to December 31, 2010. Fees incurred for obtaining new loans, including related legal and other professional fees, are deferred and amortized using the effective interest method over the life of the related debt.

Interest and Finance Costs — Shareholders — Shareholders interest and finance costs for the year ended December 31, 2009 amounted to $386,000. There is no such cost in 2010. This cost is for interest paid on a convertible secured promissory note, in the principal amount of $28,250,000, to a shareholder in connection with our August 2008 initial business combination. On August 19, 2009, we amended the convertible promissory note to reduce the conversion price, from the original rate of $12.50 per share, exercisable on August 28, 2010, to the average price of our stock for the five trading days commencing on August 19, 2009, ($4.45 per share) exercisable only on August 19, 2009, after which any conversion rights would be forfeited. The holders of the note accepted the amendment and have converted the principal amount of the note of $28,250,000 and all accrued but unpaid fees and interest due, totaling $1,352,000, into 6,585,868 shares of our common stock.

Interest Income — Interest income decreased by $72,000, or 17%, to $358,000 for the year ended December 31, 2010, compared to $430,000 for the year ended December 31, 2009. The decrease in interest income is a result of the lower interest rates received in 2010.

Loss on interest rate swaps — Loss on interest rate swaps for the year ended December 31, 2010 amounted to $4,164,000 and is attributable to the loss on the interest rate swaps under BET and MCS. Loss on financial instruments for the year ended December 31, 2009 amounted to $1,575,000 and is attributable to the loss on the interest rate swaps under BET.

Income taxes — Income taxes for the year ended December 31, 2010 amounted to $60,000 and relate to MCS. Hong Kong profit tax has been provided at the rate of 16.5% on the estimated assessable profit for 2010.

Year ended December 31, 2009 as compared to year ended December 31, 2008

Vessel Revenue — Related Party, Net — Vessel revenue, related party, during the year ended December 31, 2009 increased by $48,570,000, or 137%, to $83,903,000 from $35,333,000 during the year ended December 31, 2008, before address commissions of $2,226,000 and $880,000 for the years ended December 31, 2009 and 2008, respectively. The increase in net vessel revenue — related party, is a result of the operation for the full year in 2009 of the six vessels we acquired in the third quarter of 2008 and the consolidation of BET’s operations commencing on August 13, 2009.

Vessel Revenue, Net - Vessel revenue, net for the year ended December 31, 2009 was $6,340,000 before address commissions of $120,000 as compared to $0 for the comparable period in 2008. The increase in net vessel revenue from unrelated third parties is the result of the chartering of the Davakis G., Delos Ranger, African Oryx and the African Zebra to unrelated third parties commencing on September 6, 2009, October 1, 2009, July 17, 2009 and July 20, 2009, respectively.

Direct Voyage Expenses — Direct voyage expenses, which include bunkers and port expenses, increased by $602,000, or 399%, to $753,000 in the year ended December 31, 2009 from $151,000 in the year ended December 31, 2008. The increase in direct voyage expenses is principally due to an increase in operating days, reflecting the operation for the full year in 2009 of the six vessels we acquired in the third quarter of 2008, the consolidation of BET’s operations commencing on August 13, 2009, and also the expenses attributable to a voyage charter in 2009.

Vessel Operating Expenses — For the year ended December 31, 2009, our vessel operating expenses increased by $13,042,000, or 410%, to $16,222,000, or an average of $5,603 per ship per day from $3,180,000, or an average of $4,636 per ship per day for the year ended December 31, 2008. Vessel operating expenses include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, chemicals and lubricants, consumable stores, tonnage taxes and other miscellaneous expenses. The increase in operating expenses is attributable to the 322% increase in ownership days due to an average of 7.9 vessels for the year ended December 31, 2009, as compared to an average of 5.5 vessels for the year ended December 31, 2008, resulting from the operation for the full year in 2009 of the six vessels we acquired in the third quarter of 2008 and the consolidation of BET’s operations commencing on August 13, 2009. Vessel operating expenses additionally increased due to insurance deductibles for hull and machinery claims for two of our vessels and also due to the additional repair costs incurred as a result of the dry-dock surveys for another two of our vessels in our fleet during 2009.

Voyage Expenses — Related Party — These expenses represent commissions charged in relation to the brokerage agreement we have with Safbulk, an affiliate, for the provision of chartering services up to May 20, 2010. Voyage expenses, related party, increased by $679,000, or 154%, to $1,119,000 in the year ended December 31, 2009 from $440,000 in the year ended December 31, 2008. The chartering commissions represent a commission of 1.25% payable to Safbulk on the collected vessel revenue; therefore, their increase is related to the increase in revenues.

Management Fees — Related Party — For the year ended December 31, 2009, management fees charged by EST, which is a related party, increased by $1,327,000, or 342%, to $1,715,000 from $388,000 in the year ended December 31, 2008. The increase was due to the same reasons described above. Management fees primarily relate to the management agreement we have with EST for the provision of technical management services for the Seanergy and BET fleets. The fixed daily fee per vessel was Euro 425 in 2009 and Euro 416 in 2008.

General and Administration Expenses — General and administrative expenses increased by $3,767,000, or 175%, to $5,928,000 for the year ended December 31, 2009, compared to $2,161,000 for the year ended December 31, 2008. Our general and administration expenses primarily include auditing and accounting fees of $1,159,000, legal services of $1,831,000 and salaries, Board of Directors remuneration and other compensation of $2,086,000. Our general and administration expenses for 2009 were comparatively higher than those in the prior year due to the fact that we were operational for the entire year during 2009, whereas in 2008 we were operational after the initial business combination was consummated on August 28, 2008.

General and Administration Expenses — Related Party — Related party general and administrative expenses increased by $633,000, or 581%, to $742,000 for the year ended December 31, 2009, compared to $109,000 for the year ended December 31, 2008. Our related party general and administration expenses are primarily comprised of office rental fees of $726,000. Our related party general and administration expenses for 2009 were comparatively higher than those in the prior year due to the fact that we paid rent for the entire year during 2009, whereas in 2008 we paid rent for the period of November 18, 2008 (the date of the lease agreement) to December 31, 2008. In addition, a service agreement was signed with EST for consultancy services with respect to financing and dealing with relations with third parties and for assistance with the preparation of periodic reports to the shareholders for a fixed monthly fee of $5,000 through March 2, 2009 which amounted to $16,000 in 2009 and $21,000 in 2008.

Gain from Acquisition — For the year ended December 31, 2009, we recognized a gain from the BET acquisition of $6,813,000. The gain is a result of the difference between the purchase price we paid and the fair market value of the 50% interest in BET, which we acquired as of the closing date on August 12, 2009. The transaction occurred because of the seller’s desire to divest itself of its shipping operations.

Depreciation — We depreciate our vessels based on a straight line basis over the expected useful life of each vessel. Up to June 30, 2009, we estimated the useful lives of our vessels at 25 years from the date of their delivery from the shipyard. In July 2009, a time charter contract was successfully executed for one of the vessels that expires on her 26th anniversary, and based on the projected necessary dry docking costs and understanding of the charterer’s needs that it will complete the next dry-docking and be able to charter the vessel up to her 30th anniversary. Based on this event, as well as, considering that it is not uncommon for vessels to be operable to their 30th anniversary, effective July 1, 2009 we changed the estimated useful life of our fleet to 30 years. Depreciation is based on the cost of the vessel less its estimated residual value, which is estimated at $270 per lightweight ton. Secondhand vessels are depreciated from the date of their acquisition through their remaining estimated useful life. However, when regulations place limitations over the ability of a vessel to trade on a worldwide basis, its useful life is adjusted to end at the date such regulations become effective. We constantly evaluate the useful life of our fleet based on market factors and specific facts and circumstances applicable to each vessel.

Depreciation expense increased by $16,883,000, or 170%, to $26,812,000 for the year ended December 31, 2009, compared to $9,929,000 for the year ended December 31, 2008. Our depreciation expense for 2009 was comparatively higher than that in the prior year due to the fact that (i) we were operational for the entire year during 2009, whereas in 2008 we were operational following the initial business combination consummating on August 28, 2008, and (ii) our fleet increased by an additional five vessels in August 2009 due to the BET acquisition, which resulted in additional depreciation expenses. This was partially offset by our change in the estimated useful life of our fleet from 25 years to 30 years, effective July 1, 2009.  This change reduced depreciation expense by approximately $8.0 million for the year ended December 31, 2009.

Goodwill Impairment Loss — We performed our annual impairment testing of goodwill as at December 31, 2009, and concluded that no impairment existed. For the year ended December 31, 2008, we recorded an impairment charge related to goodwill of $44,795,000, which was a result of poor economic and market conditions, including the significant disruptions in the global credit markets. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, applying judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non-fixed days (based on a combination of 2-year forward freight agreements and the 10-year average historical charter rates available for each type of vessel). The weighted average cost of capital (WACC) used was 7.6%.

Vessels’ Impairment Loss — We evaluate the carrying amounts of vessels and related dry-dock and special survey costs and periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and the carrying values of long-lived assets, we review certain indicators of potential impairment, such as undiscounted projected operating cash flows, vessel sales and purchases, business plans and overall market conditions. We determine undiscounted projected net operating cash flows for each vessel and compare it to the vessel’s carrying value. The projected net operating cash flows are determined by considering the charter revenues from existing time charters for the fixed fleet days (Seanergy’s remaining charter agreement rates) and an estimated daily time charter equivalent for the unfixed days (based on a combination of Seanergy’s remaining charter agreement rates, 2-year forward freight agreements and the 10-year average historical spot time charter rates (for 2009 testing) and the 10-year average historical 1-year time charter rates (for 2008 testing) available for each type of vessel) over the remaining economic life of each vessel, net of brokerage and address commissions, expected outflows for scheduled vessels’ maintenance, vessel operating expenses, and management fees assuming an average annual inflation rate of 2%. Fleet utilization is assumed at 98.6% in our exercise, taking into account each vessel’s off hire days based on other companies operating in the dry bulk industry and our historical performance.

We performed an impairment test as of December 31, 2009.  No indication of impairment existed as of that date. We recorded an impairment loss of $4,530,000 for the year ended December 31, 2008.

Interest and Finance Costs — Interest and finance costs increased by $3,335,000, or 86%, to $7,230,000 for the year ended December 31, 2009, compared to $3,895,000 for the year ended December 31, 2008. The significant increase in interest and finance costs is attributable to our revolving credit and term facilities, which we obtained in order to fund our initial business combination and vessel purchase and for working capital purposes, as well as the loan facility obtained through the BET acquisition and the increased spreads are a result of the waivers obtained under the Citibank supplemental agreement. More specifically (i) interest expense related to the revolving credit facility amounted to $1,659,000 and $799,000 for the years ended December 31, 2009 and 2008, respectively, (ii) interest expense related to the term facility amounted to $3,541,000 and $2,768,000 for the years ended December 31, 2009 and 2008, respectively, and (iii) interest expense related to the Citibank loan facility amounted to $1,154,000 and $0 for the years ended December 31, 2009 and 2008, respectively. In 2008, our interest expense primarily related to four months of operations since we drew down our credit facilities on August 28, 2008, and obtained our term loans in August and September 2008, respectively. In 2009, our interest expense also related to the loan facility obtained through the BET acquisition in August. Fees incurred for obtaining new loans, including related legal and other professional fees, are deferred and amortized using the effective interest method over the life of the related debt.

Interest and Finance Costs — Shareholders — Shareholders interest and finance costs increased by $204,000, or 112%, to $386,000 for the year ended December 31, 2009, compared to $182,000 for the year ended December 31, 2008. The increase is due to the fact that we paid interest for eight months in 2009 instead of four months in 2008 on a convertible secured promissory note, in the principal amount of $28,250,000, to a shareholder in connection with our August 2008 initial business combination. On August 19, 2009, we amended the convertible promissory note to reduce the conversion price, from the original rate of $12.50 per share, exercisable on August 28, 2010, to the average price of our stock for the five trading days commencing on August 19, 2009, ($4.45 per share) exercisable only on August 19, 2009, after which any conversion rights would be forfeited. The holders of the note accepted the amendment and have converted the principal amount of the note and all accrued but unpaid fees and interest due, totaling $1,352,000, into 6,585,868 Seanergy newly issued shares of common stock.

Interest Income — Money Market Funds — Interest income – money market funds decreased by $2,931,000, or 88%, to $430,000 for the year ended December 31, 2009, compared to $3,361,000 for the year ended December 31, 2008. The decrease in interest income is a result of the decrease of our money market funds that were used for our August 2008 initial business combination.

Net Income/(Loss) — We earned net income of $30,052,000 in the year ended December 31, 2009 as compared to a loss of $31,985,000 in the year ended December 31, 2008. The increase in our net income resulted primarily from a full year of operations in 2009 versus only four months of operations in 2008 following the closing of our initial business combination as well as the BET acquisition on August 12, 2009.  For the year ended December 31, 2008 we incurred goodwill and vessel impairment charges of $44,795,000 and $4,530,000, respectively.

Recent Accounting Pronouncements

Refer to Note 2 of the consolidated financial statements included in this prospectus.

Critical Accounting Policies and Estimates

Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. We have described below what we believe are our most critical accounting policies, because they generally involve a comparatively higher degree of judgment in their application.

Initial business combination — allocation of the purchase price in a business combination

On August 28, 2008, we completed our initial business combination of our initial fleet from the Restis family. The acquisition was accounted for under the purchase method of accounting and accordingly, the assets acquired have been recorded at their fair values. No liabilities were assumed or other tangible assets acquired. The results of operations are included in the consolidated statement of income from August 28, 2008. The consideration paid for the initial business combination has been recorded at fair value at the date of acquisition and forms part of the cost of the acquisition. Total consideration for the initial business combination was $404,876,000, including direct transaction costs of $8,802,000, and excluding the contingent earn-out component.

The contingent consideration forming part of the initial business combination consisted of the issuance of 4,308,075 shares of common stock subject to Seanergy meeting certain target EBITDA during the twelve month period ended September 30, 2009. This target was met and on September 30, 2009, we recorded and measured additional consideration of $17,275,000, which was equal to the fair value of the 4,308,075 shares, with an increase in goodwill and equity.

The allocation of the purchase price to the assets acquired on the date of the initial business combination is a critical area due to the subjectivity involved in identifying and allocating the purchase price to intangible assets acquired. As at the date of the initial business combination, the fair value of the vessels was determined to be $360,081,000. No additional identifiable intangibles were identified and the difference of $44,795,000 was assigned to goodwill. Areas of subjectivity included whether there were any values associated with intangible assets such as customer relationships, right of first refusal agreements and charter agreements.

On August 12, 2009, we completed our business acquisition of 50% of BET and obtained control of BET by entering into a shareholders’ agreement with Mineral Transport, an affiliate of members of the Restis family and the owner of the other 50% of BET, which allowed us to appoint a majority of BET’s directors. The acquisition was accounted for under the purchase method of accounting and accordingly, the assets and liabilities acquired have been recorded at their fair values. The consideration paid for the business acquisition has been recorded at fair value at the date of acquisition. As at the date of the acquisition of BET, the fair value of the vessels was $126.0 million while the fair value of total assets acquired amounted to $168.1 million and liabilities assumed to $154.5 million.

The fair values of assets acquired and liabilities assumed at acquisition were as follows (amounts in table in thousands):

Cash	36,374
Restricted cash	1,381
Trade and other receivables	2,844
Inventories	1,476
Vessels	126,000
Current portion of long term debt	(16,573)
Accounts payable and accruals	(5,722)
Acquired time charters	(710)
Derivative instruments	(4,917)
Long term debt net of current portion	(126,527)
Noncontrolling interest	(6,813)
Excess of fair value of assets acquired and liabilities assumed over consideration paid	(6,813)

The excess of fair value of assets acquired and liabilities assumed over consideration has been recorded as bargain purchase gain and recorded in line “Gain from acquisition” in our consolidated statement of income during the year ended December 31, 2009. The bargain purchase gain was a result of the sellers’ intent to divest from shipping operations. BET is a provider of worldwide ocean transportation services through the ownership of five dry bulk carriers. BET was incorporated in December 18, 2006 under the laws of the Republic of the Marshall Islands.

On October 22, 2010, we purchased the remaining 50% ownership interest in BET from Mineral Transport for consideration that was paid by us to Mineral Transport in the form of cash amounting to $7.0 million and 24,761,905 of our shares at an agreed price of $1.05 per share totaling $26.0 million. The transaction was treated as a transaction between entities under common control.

The transaction has been retrospectively recorded as of May 20, 2010 and resulted in the following:

Acquisition of non controlling interest of BET	19,839
Due to non controlling shareholders of BET	(7,000)
Issuance of common shares at fair value (additional paid-in capital)	(30,952)
Deemed distribution (non-cash) to controlling shareholder	(18,113)

On May 28, 2010, we acquired 51% of MCS for $33.0 million in cash. The acquisition was treated as a transaction between entities under common control and as such we consolidated MCS from the first day that both entities were under common control, May 20, 2010, using MCS' historical balances. Inclusion of MCS in our consolidated financial statements resulted in a debit of $2.05 million to our additional paid-in capital and a credit of $29.73 million to noncontrolling interest. The opening balances of MCS on May 20, 2010 were as follows:

Cash	48,860
Restricted cash	3,453
Inventories	263
Other current assets	762
Vessels	181,861
Other non-current assets	192
Other liabilities	(4,304)
Debt	(166,923)
Financial instruments	(3,485)
Net assets	60,679

51% of net assets acquired	30,946
Consideration paid	(33,000)
Deemed distribution	(2,054)

On September 15, 2010, we acquired the remaining 49% of MCS for consideration of approximately $29.0 million which was paid by us to the MCS Seller in the form of cash amounting to $3.0 million and 24,761,905 of our shares at an agreed price of $1.05 per share totaling $26.0 million. The transaction has been retrospectively recorded as of May 20, 2010 and resulted in the following:

Acquisition of non controlling interest of MCS	29,733
Due to non controlling shareholders of MCS	(3,000)
Issuance of common shares at fair value (additional paid-in capital)	(26,743)
Deemed distribution (non-cash) to controlling shareholder	(10)

Impairment of long-lived assets

We review our vessels and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized when the carrying amount of the long-lived asset is not recoverable and exceeds its fair value. The carrying amount of the long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Any impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value and is recorded as a reduction in the carrying value of the related asset and a charge to operating results. Once an impairment results in a reduction in the carrying value, the carrying value of such an asset cannot thereafter be increased. Fair value is determined based on current market values received from independent appraisers, when available, or from other acceptable valuation techniques such as discounted cash flows models. We performed the annual impairment test as of December 31, 2010 and 2009.  No indications of impairment existed as of those dates. We recorded an impairment loss of $4,530,000 in 2008. It is considered reasonably possible that continued declines in volumes, charter rates and availability of letters of credit for customers resulting from global economic conditions could significantly impact our future impairment estimates.

Goodwill impairment

Goodwill represents the excess of the aggregate purchase price over the fair value of the net identifiable assets acquired in business combinations accounted for under the purchase method. Goodwill is reviewed for impairment at least annually on December 31 in accordance with the FASB guidance for impairment of intangible assets. The goodwill impairment test is a two-step process. Under the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit (including goodwill). If the fair value of the reporting unit is less than the carrying value of the reporting unit, goodwill impairment may exist, and the second step of the test is performed. Under the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the implied fair value of goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds it carrying value, step two does not have to be performed. We recorded a goodwill impairment loss of $44,795,000 in 2008.  We tested our goodwill for potential impairment, and we concluded that there was no impairment as of December 31, 2010 and 2009. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, using judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non fixed days (based on a combination of 2-year forward freight agreements and the 10-year average historical charter rates available for each type of vessel). The weighted average cost of capital used was 8.75% and 7.6% for the years ended of December 31, 2010 and 2009, respectively.

Vessel depreciation

Depreciation is computed using the straight-line method over the estimated useful lives of the vessels, after considering the estimated salvage value. We estimate salvage value by taking the cost of steel times the vessels lightweight. The estimated salvage value at December 31, 2009 and at December 31, 2010 was $270 per lightweight ton. Through June 30, 2009, management estimated the useful life of our vessels at 25 years from the date of their delivery from the shipyard. In July 2009, we successfully executed a time charter contract for one of our vessels that expires on its 26th anniversary, and based on the projected necessary dry-docking costs and understanding of the charterer’s needs, we believe that the vessel will complete the next dry-docking following the expiration of such charter and that we will be able to charter the vessel up to its 30th anniversary. Based on this event as well as considering that it is not uncommon for vessels to be operable to their 30th anniversary, effective July 1, 2009, we have changed the estimated useful life of our fleet to 30 years. This change reduced depreciation expense by approximately $8.0 million for the year ended December 31, 2009.

The above four policies are considered to be critical accounting policies because assessments need to be made due to the shipping industry being highly cyclical experiencing volatility in profitability, and changes in vessel value and fluctuations in charter rates resulting from changes in the supply and demand for shipping capacity.  In addition, there are significant assumptions used in applying these policies such as possible future new charters, future charter rates, future on-hire days, future market values and the time value of money. Consequently, actual results could differ from these estimates and assumptions used and we may need to review such estimates and assumptions in future periods as underlying conditions, prices and other mentioned variables change. Our results of operations and financial position in future periods could be significantly affected upon revision of these estimates and assumptions or upon occurrence of events. Due to the different scenarios under which such changes could occur, it is not practical to quantify the range and possible effects of such future changes in our financial statements.

Our Fleet – Illustrative Comparison of Possible Excess of Carrying Value Over Estimated Charter-Free Market Value of Certain Vessels

    In "Critical Accounting Policies and Estimates – Impairment of long-lived assets," we discuss our policy for impairing the carrying values of our vessels.  During the past few years, the market values of vessels have experienced particular volatility, with substantial declines in many vessel classes.  As a result, the charter-free market value, or basic market value, of certain of our vessels may have declined below those vessels' carrying value, even though we would not impair those vessels' carrying value under our accounting impairment policy, due to our belief that future undiscounted cash flows expected to be earned by such vessels over their operating lives would exceed such vessels' carrying amounts.  The table set forth below indicates (i) the carrying value of each of our vessels as of December 31, 2010, (ii) which of our vessels we believe has a basic market value below its carrying value, and (iii) the aggregate difference between carrying value and market value represented by such vessels.  This aggregate difference represents the approximate analysis of the amount by which we believe we would have to reduce our net income if we sold all of such vessels in the current environment, on industry standard terms, in cash transactions, and to a willing buyer where we are not under any compulsion to sell, and where the buyer is not under any compulsion to buy.  For purposes of this calculation, we have assumed that the vessels would be sold at a price that reflects our estimate of their current basic market values. However, we are not holding our vessels for sale, except as otherwise noted in this prospectus.

    Our estimates of basic market value assume that our vessels are all in good and seaworthy condition without need for repair and if inspected would be certified in class without notations of any kind.  Our estimates are based on information available from various industry sources, including:

•	reports by industry analysts and data providers that focus on our industry and related dynamics affecting vessel values;

•	news and industry reports of similar vessel sales;

•	news and industry reports of sales of vessels that are not similar to our vessels where we have made certain adjustments in an attempt to derive information that can be used as part of our estimates;

•	approximate market values for our vessels or similar vessels that we have received from shipbrokers, whether solicited or unsolicited, or that shipbrokers have generally disseminated;

•	offers that we may have received from potential purchasers of our vessels; and

•
vessel sale prices and values of which we are aware through both formal and informal communications with shipowners, shipbrokers, industry analysts and various other shipping industry participants and observers.

    As we obtain information from various industry and other sources, our estimates of basic market value are inherently uncertain.  In addition, vessel values are highly volatile; as such, our estimates may not be indicative of the current or future basic market value of our vessels or prices that we could achieve if we were to sell them.

	Dwt	Year Purchased	Carrying Value
Davakis G.	54,051	2008	$76.7 million*
Delos Ranger	54,051	2008	$72.2 million*
African Oryx	24,110	2008	$38.3 million*
Bremen Max	73,503	2008	$49.5 million*
Hamburg Max	72,338	2008	$54.5 million*
African Zebra	38,623	2008	$12.9 million*
BET Commander	149,507	2009	$20.1 million
BET Intruder	69,235	2009	$16.6 million
BET Prince	163,554	2009	$31.7 million*
BET Scouter	171,175	2009	$26.2 million
BET Fighter	173,149	2009	$21.9 million
Fiesta	29,519	2010	$17.5 million
Pacific Fantasy	29,538	2010	$16.5 million
Pacific Fighter	29,538	2010	$18.5 million
Clipper Freeway	29,538	2010	$18.5 million
African Joy	26,482	2010	$15.5 million
African Glory	24,252	2010	$16.6 million
Asian Grace	20,412	2010	$15.5 million*
Clipper Glory	30,570	2010	$29.0 million*
Clipper Grace	30,548	2010	$29.0 million*
TOTAL DWT	1,293,693

_______________________________

*Indicates dry bulk carriers for which we believe, as of December 31, 2010, the basic charter-free market value is lower than the vessel's carrying value.  We believe that the aggregate carrying value of these vessels exceeds their aggregate basic charter-free market value by approximately $169.3 million.

We note that seven of our vessels are currently employed under long-term time charters and four of our vessels are currently employed under long-term bareboat charters.  If we sell those vessels with the charters attached, the sale price may be affected by the relationship of the charter rate to the prevailing market rate for a comparable charter with the same terms.

We refer you to the risk factor entitled "The value of our vessels has fluctuated, and may continue to fluctuate significantly, due in large part to the sharp decline in the world economy and the charter market. A significant decline in vessel values could result in losses when we sell our vessels or could result in a requirement that we write down their carrying value, which would adversely affect our earnings. In addition, a decline in vessel values could adversely impact our ability to raise additional capital and would likely cause us to violate certain covenants in our loan agreements that relate to vessel value."

Dry-docking costs

There are two methods that are used by the shipping industry to account for dry-dockings; first, the deferral method, whereby specific costs associated with a dry-docking are capitalized when incurred and amortized on a straight-line basis over the period to the next scheduled dry-dock; and second, the direct expensing method, whereby dry-docking costs are expensed in the period incurred. We use the deferral method of accounting for dry-dock expenses. Under the deferral method, dry-dock expenses are capitalized and amortized on a straight-line basis until the date that the vessel is expected to undergo its next dry-dock. We believe the deferral method better matches costs with revenue. We use judgment when estimating the period between dry-docks performed, which can result in adjustments to the estimated amortization of dry-dock expense, the duration of which depends on the age of the vessel and the nature of dry-docking repairs the vessel will undergo. We expect that our vessels will be required to be dry-docked approximately every 2.5 years in accordance with class requirements for major repairs and maintenance. Costs capitalized as part of the dry-docking include actual costs incurred at the dry-dock yard and parts and supplies used in undertaking the work necessary to meet class requirements.

Variable interest entities

We evaluate our relationships with other entities to identify whether they are variable interest entities and to assess whether we are the primary beneficiary of such entities. If it is determined that we are the primary beneficiary, that entity is included in our consolidated financial statements. We do not participate in any variable interest entity.

B.  Liquidity and Capital Resources

Our principal source of funds is our operating cash flows, and our borrowing facilities. Our principal use of funds has primarily been capital expenditures to establish our fleet, close our initial business combination and acquire MCS and BET, maintain the quality of our dry bulk carriers, comply with international shipping standards and environmental laws and regulations, fund working capital requirements, and make principal repayments on our outstanding loan facilities.

We believe that our current cash balance and our operating cash flow will be sufficient to meet our current liquidity needs, although the dry bulk charter market has sharply declined since September 2008 and our results of operations may be adversely affected if market conditions do not improve. We expect to rely upon operating cash flow to meet our liquidity requirements going forward.

We are currently able to meet our working capital needs and debt obligations. The decline in charter rates should not affect our revenue as we have charters that expire between September 2011 and February 2014. Time and bareboat charters cover 79% of 2011 ownership days, 38% of 2012 ownership days and 19% of 2013 ownership days. For the calculation of charter coverage, we are using the latest expiration date of our vessels’ time and bareboat charters. In addition, we have not reflected the effect of any future vessel acquisitions. Lastly, there is upside potential due to the profit sharing arrangements in place on five of our charter agreements. As a result, our actual vessel revenues may differ from anticipated amounts.

We will make use of our cash flows not committed to the repayment of our borrowing facilities mentioned above to meet our financial obligations. Accordingly, unless we are able to raise additional capital in other ways, such as through a rights offering or private placement or if our warrants are exercised, our ability to pursue acquisition opportunities will be limited. We cannot provide assurances that the warrants will be exercised, or if exercised, the quantity which will be exercised or the period in which they will be exercised. Exercise of the warrants is not likely considering current market prices.

Furthermore, our Marfin revolving credit facility is tied to the market value of the vessels and not to the prevailing (spot) market rates. For example, our existing term and revolving credit facilities require that the aggregate market value of the vessels and the value of any additional security must be at least 135% of the aggregate of the outstanding debt financing and any amount available for drawing under the revolving facility less the aggregate amount of all deposits maintained. If the percentage is below 135% then a prepayment of the loans may be required or additional security may be requested. A waiver from Marfin has been received with respect to this covenant through January 3, 2012. If we are not in compliance with the terms of our loan agreements at the time the waivers expire, our lenders could require us to post additional collateral, enhance our equity and liquidity, compel us to withhold payment of dividends, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or they could also accelerate our indebtedness and foreclose on their collateral. The exercise of any of these remedies could materially adversely impair our ability to continue to conduct our business.

Under the Citibank loan agreement, the BET subsidiaries are subject to operating and financial covenants that may affect BET's business. These restrictions may, subject to certain exceptions, limit the BET subsidiaries' ability to engage in many of its activities. Furthermore, the BET subsidiaries must assure the lenders that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the Citibank loan. If the market value of the vessels is less than this amount, the BET subsidiaries may at the request of the lender prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders. On September 30, 2009, December 23, 2010 and March 31, 2011, BET entered into supplemental agreements with Citibank (see "Credit Facilities" below for further details).

We intend to continue to expand our fleet in the future. Growth will depend on locating and acquiring suitable vessels, identifying and consummating acquisitions or joint ventures, enhancing our customer base, obtaining required financing (debt or equity or a combination of both), and obtaining favorable terms in all cases.

Seven of our vessels underwent drydocking in 2010. The BET Scouter’s scheduled drydocking, which commenced on March 26, 2010, was completed on May 17, 2010. The total cost of the BET Scouter’s drydocking is approximately $1.3 million. On May 14, 2010, the BET Prince commenced its scheduled drydocking, which was completed on June 28, 2010. The cost of the BET Prince’s drydocking is approximately $0.8 million. The BET Intruder’s scheduled drydocking commenced on August 26, 2010, and was completed on October 27, 2010. The total cost of the BET Intruder's drydocking is approximately $1.8 million. The African Joy's scheduled drydocking commenced on October 2, 2010 and was completed on October 29, 2010. The total cost of the African Joy's drydocking is approximately $0.7 million. The Clipper Grace's scheduled drydocking commenced on October 23, 2010 and was completed on November 4, 2010. The total cost of the Clipper Grace's drydocking is approximately $0.4 million. The BET Fighter's scheduled drydocking commenced on September 3, 2010 and was completed on November 16, 2010. The total cost of the BET Fighter's drydocking is approximately $2.1 million. The Bremen Max's scheduled drydocking commenced on September 28, 2010 and was completed on November 30, 2010. The total cost of the Bremen Max's drydocking is approximately $1.2 million.  Four of our vessels are scheduled for dry-docking in 2011 at an estimated cost of $3.1 million.  We plan to pay these costs with cash from operations.

Our short-term liquidity requirements relate to servicing our debt (including principal payments on our term loan), payment of operating costs, dry-docking costs of five vessels, funding working capital requirements and maintaining cash reserves against fluctuations in operating cash flows. Sources of short-term liquidity are primarily our revenues earned from our charters.

Our medium and long term liquidity requirements include repayment of long-term debt balances, debt interest payments and dry-docking costs. As of December 31, 2010, we had outstanding borrowings of $165,645,000 due to Marfin. We have drawn down $54,845,000 of our revolving credit facility. On August 28, 2010, the revolving facility was reduced to $60,000,000. This reduction will be followed by four consecutive annual reductions of $12,000,000 and any outstanding balance will be fully repaid together with the balloon payment of the term loan. In the twelve months of 2010, we made principal repayments on our Marfin term facility amounting to $18,950,000.

The vessels acquired from BET have been financed with the proceeds of a loan from Citibank International PLC, as agent for a syndicate of banks and financial institutions. The outstanding principal amount as of December 31, 2010 was $101,715,000. Following BET's supplemental agreement dated September 30, 2009 and prepayment of $20.0 million the semi-annual installments of principal and the balloon payment amounted to $7,128,158 and $37,563,000, respectively.

The vessels acquired from MCS have been financed with the proceeds from three loan facilities with DVB, HSBC and UOB. The first loan facility, with DVB, as agent, comprised two loans, a senior loan and a junior loan, and was used to finance a part of the cost of the acquisition of four vessels. Following a supplemental agreement dated May 20, 2010 and prepayment of $7.4 million, no further principal installments are due until the second quarter of 2011, at which point $6.2 million will be paid. After that, the remaining loan amounts are repayable in seventeen quarterly installments plus balloon payments through January 2016.

The second loan facility, with HSBC as agent, was used to finance part of the cost of acquisition of two vessels. Following a supplemental agreement dated May 21, 2010 and prepayment of $7.6 million, the remaining loan amounts are repayable in thirteen quarterly installments plus balloon payments through July 2013.

The third loan facility with UOB as agent was used to finance part of the cost of the acquisition of three vessels. Following a supplemental agreement dated May 24, 2010, $13.8 million was converted into subordinated debt, out of which $3.8 million was prepaid on June 30, 2010, $9.3 million was prepaid from the senior loan, and the remaining loan amounts are repayable in 25 quarterly installments plus balloon payments through May 2016.

In the twelve months following December 31, 2010, we have aggregate principal repayments due of $53,380,000 for the facilities discussed above. As of December 31, 2010, we had available cash reserves of $64,172,000. Of these amounts, $10,385,000 is restricted.

Between January 1, 2008 and July 2008, we paid dividends amounting to $4,254,000 on our common stock to our public shareholders.

On January 28, 2010, we priced a public offering of 20,833,333 shares of common stock. We granted the representatives of the underwriters a 45-day option to purchase up to an additional 3,125,000 shares of common stock to cover over-allotments. The shares were offered to the public at $1.20 per share. Four of our major shareholders affiliated with the Restis family purchased an additional 4,166,667 shares of common stock directly from the Company at the public offering price. The offering and the concurrent sale of 4,166,667 shares to entities affiliated with the Restis family settled and closed on February 3, 2010. The net proceeds were approximately $26.0 million. On March 19, 2010, the underwriters exercised the over-allotment option to purchase an additional 1,945,000 shares of our common stock, which resulted in additional net proceeds to us of approximately $2.1 million.

Derivatives

Through the BET and MCS acquisitions, we had six interest swap agreements as of December 31, 2010.  The agreements have the following characteristics:

(i)
from September 28, 2007 for a period of five years through September 28, 2012, for a total notional principal amount of $30,000,000; under the provisions of the agreement we pay a fixed rate of 4.84% and receive the six month USD LIBOR semiannually;

(ii)
from January 25, 2008 for a period of five years through January 25, 2013, for a total notional principal amount of $50,000,000; under the provisions of the agreement we pay a fixed rate of 3.13% and receive the six month USD LIBOR semiannually;

(iii)
from March 10, 2008 for a period of three years through March 10 2011, for a total notional principal amount of $50,000,000; under the provisions of the agreement we pay a fixed rate of 2.96% on a semiannual basis and receive the three month USD LIBOR quarterly;

(iv)
from October 26, 2007 for a period of five years through October 24, 2012, for a total notional principal amount of $24,927,000; under the provisions of the agreement we pay a fixed rate of 4.80% and receive the three month USD LIBOR quarterly;

(v)
from January 18, 2008 for a period of three years through January 18 2011, for a total notional principal amount of $24,927,000; under the provisions of the agreement we pay a fixed rate of 3.2925% and receive the three month USD LIBOR quarterly; and

(vi)
from June 10, 2008 for a period of five years through June 10, 2013, for a total notional principal amount of $25,775,000; under the provisions of the agreement we pay a fixed rate of 3.96% and receive the three month USD LIBOR quarterly.

The market value of the interest swaps was a liability of $8.6 million and $5.1 million as of December 31, 2010 and 2009, respectively.

Cash Flows

Year ended December 31, 2010, as compared to year ended December 31, 2009

Operating Activities:  Net cash from operating activities totaled $31,537,000 for the year ended December 31, 2010, compared to $43,208,000 for the year ended December 31, 2009. This decrease is due to the fact that (i) we had lower charter rates and higher operating expenses for the year ended December 31, 2010 as compared to the same period in 2009 and (ii) we had increased interest expense of approximately $3,700,000 due to additional loans and waivers obtained in 2010 as a result of the business acquisition of BET and MCS.

Investing Activities:  Net cash provided by investing activities totaled $7,885,000 for the year ended December 31, 2010, compared to net cash provided by investing activities of $36,353,000 for the year ended December 31, 2009. This is primarily a result of the higher amount of cash assumed as part of the acquisition of BET in 2009 as compared to the amount of cash assumed as part of the acquisition of MCS in 2010.

Financing Activities:  Net cash used in financing activities totaled $49,242,000 for the year ended December 31, 2010, as compared to net cash used in financing activities of $43,497,000 for the year ended December 31, 2009. The slight increase is mainly due to debt repayments and prepayments of $67,941,000 and $54,878,000 during the years ended December 31, 2010 and 2009, respectively, which is partially offset by the proceeds of $28,526,000 from the issuance of our common stock in 2010.

Year ended December 31, 2009 as compared to year ended December 31, 2008

Operating Activities:  Net cash from operating activities totaled $43,208,000 for the year ended December 31, 2009, compared to $25,700,000 for the year ended December 31, 2008. This increase is due to the fact that (i) we were operational for the entire year during 2009, whereas in 2008 we were operational after the initial business combination was consummated on August 28, 2008, and (ii) our fleet increased by an additional five vessels in August 2009 as a result of the BET acquisition, resulting in additional depreciation expense.

Investing Activities:  Net cash provided by investing activities totaled $36,353,000 for the year ended December 31, 2009, compared to net cash used in investing activities of $142,919,000 for the year ended December 31, 2008. This is primarily a result of the completion of our August 2008 initial business combination.

Financing Activities:  Net cash used in financing activities totaled $43,497,000 for the year ended December 31, 2009, as compared to net cash provided by financing activities of $142,551,000 for the year ended December 31, 2008. In 2009, cash was used for the repayment of long-term debt as compared to 2008, during which we received proceeds from borrowings to finance our initial business combination and cash used for dividend payments and redemption of shares.

Credit Facilities

Marfin Revolving Credit Facility

As of December 31, 2010, we had utilized $54,845,000 of the amount available under our revolving credit facility, which is equal to the lesser of $72,000,000 and an amount in dollars which when aggregated with the amounts already drawn down under the term facility does not exceed 70% of the aggregate market values of the vessels and other securities held in favor of the lender for the initial business combination and working capital purposes.

The original revolving credit facility bears interest at an annual rate equal to USD LIBOR plus 2.25% per annum. As per the amended loan agreement dated September 9, 2009, the revolving credit facility bore interest at an annual rate equal to USD LIBOR plus 3.25% until July 1, 2010. As per the amended loan agreement dated November 13, 2009, the revolving credit facility bore interest at an annual rate equal to USD LIBOR plus 3.50% until January 1, 2011. As per the amended loan agreement dated June 2, 2010, the revolving facility bears interest of USD LIBOR plus 4% until January 3, 2012. After January 3, 2012, interest is reinstated at USD LIBOR plus 2.25% per annum. A commitment fee of 0.25% per annum is calculated on the daily aggregate un-drawn balance and un-cancelled amount of the revolving credit facility, payable quarterly in arrears from the date of the signing of the loan agreement. The revolving facility is subject to one annual reduction of $6,845,000 and four consecutive annual reductions of $12,000,000 and any outstanding balance must be fully repaid together with the balloon payment of the term loan.

Marfin Term Facility and Addenda

The initial vessel acquisition was financed with an amortizing term loan from Marfin equal to $165,000,000, representing 42% of the vessels' aggregate acquisition costs, excluding any amounts associated with the earn-out provision. The amount outstanding as of December 31, 2010, amounted to $110,800,000.

The loan is repayable commencing three months from the last drawdown, or March 31, 2009, whichever is earlier, through 28 consecutive quarterly principal installments, of which the first four principal installments will be equal to $7.5 million each, the next four principal installments will be equal to $5.3 million each and the final 20 principal installments will be equal to $3.2 million each, with a balloon payment equal to $50.0 million due concurrently with the 28th principal installment. On September 9, 2009, we executed addendum no. 1 to the loan agreement. In connection with the amendment, Marfin accelerated the due date of installment no. 5 to September 25, 2009 and of installment nos. 6 and 7 to January 4, 2010.

On November 13, 2009, we received an extension of the waiver from Marfin in connection with the $165,000,000 term facility and $54,845,000 revolving facility utilized. In connection with the amendment, Marfin accelerated the due date of installments no. 8 and no. 9 to July 1, 2010.

On June 2, 2010, we received an extension of the waiver from Marfin in connection with the $165,000,000 term facility and $54,845,000 revolving facility utilized. In connection with the amendment, Marfin accelerated the due date of installments no. 10 and no. 11 to January 3, 2011 and the due date of installments no. 12 and no. 13 to July 1, 2011. The remaining fifteen quarterly installments are repayable starting in March 2012, with a balloon payment equal to $50,000,000 due concurrently with the final installment in September 2015.

The loan bears interest at an annual rate equal to 3 month USD LIBOR plus 1.5%, if our ratio of total assets to total liabilities is greater than 165%, which is to be increased to 1.75% if the ratio is equal or less than 165%. As per the amended loan agreement dated September 9, 2009, the term facility bore interest at USD LIBOR plus 2.75% until July 1, 2010. As per the amended loan agreement dated November 13, 2009, the term facility bore interest at USD LIBOR plus 3.00% until January 1, 2011. As per the amended loan agreement dated June 2, 2010, the term facility bears interest at USD LIBOR plus 3.50% until January 3, 2012. After January 3, 2012, interest is reinstated at 3-month USD LIBOR plus 1.5% if the Company’s ratio of total assets to total liabilities is greater than 165%, or 3-month USD LIBOR plus 1.75% if the ratio is equal or less than 165%.

The term facility is secured by the following: a first priority mortgage on the vessels, on a joint and several basis; a first priority general assignment of any and all earnings, insurances and requisition compensation of the vessels and the respective notices and acknowledgements thereof; a first priority specific assignment of the benefit of all charters exceeding 12 calendar months duration and all demise charters in respect of the vessels and the respective notices and acknowledgements thereof to be effected in case of default or potential event of default to the absolute discretion of Marfin; assignments, pledges and charges over the earnings accounts held in the name of each borrower with the security trustee; undertakings by the technical and commercial managers of the vessels; and subordination agreement between Marfin and the holder of the Note. All of the aforementioned security will be on a full cross collateral basis.

The term facility includes covenants, among others, that require the borrowers and the corporate guarantor, to maintain vessel insurance for an aggregate amount greater than the vessels' aggregate market value or an amount equal to 130% of the aggregate of (a) the outstanding amounts under both the revolving credit and term facilities and (b) the amount available for drawdowns under the revolving facility. The vessels' insurance is to include as a minimum cover hull and machinery, war risk and protection and indemnity insurance, $1.0 billion for oil pollution and for excess oil spillage and pollution liability insurance. In relation to the protection and indemnity insurance, no risk should be excluded or the deductibles as provided by the P&I Association materially altered or increased to amounts exceeding $150,000 without the prior written consent of Marfin. In addition, the mortgagees' interest insurance on the vessels and the insured value must be at least 110% of the aggregate of the revolving credit and term facility.

In addition, if a vessel is sold or becomes a total loss or the mortgage on the vessel is discharged on its disposal, we are required to repay such part of the facilities as is equal to the higher of the amount related to such vessel or the amount necessary to maintain the security clause margin.

Other covenants include the following:

•
not to borrow any money or permit such borrowings to continue other than by way of subordinated shareholders' loan or enter into any agreement for deferred terms, other than in any customary supplier's credit terms or any equipment lease or contract hire agreement other than in ordinary course of business;

·	no loans, advances or investments in, any person, firm, corporation or joint venture or to any officer, director, shareholder or customer of any such person;

·	not to assume, guarantee or otherwise undertake the liability of any person, firm, company;

·	not to authorize any capital commitments;

·
not to declare or pay dividends in any amount greater than 60% of the net cash flow of the Group as determined by the lender on the basis of the most recent annual audited financial statements provided, or repay any shareholder's loans or make any distributions in excess of the above amount without the lenders prior written consent (see below for terms of waiver obtained on December 31, 2008);

·	not to change our Chief Executive Officer and/or Chairman without the prior written consent of the lender;

·	not to assign, transfer, sell or otherwise or dispose vessels or any of the property, assets or rights without prior written consent of the lender;

·	no change of control in the Company without the written consent of the lender;

·	not to engage in any business other than the operation of the vessels without the prior written consent of the lender;

·
not to violate the security margin clause, which provides that: the aggregate market values of the vessels and the value of any additional security shall not be less than (or at least) 135% of the aggregate of the outstanding amounts under the revolving credit and term facilities and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained. As of December 31, 2008, we would not have been in compliance with the security margin clause under the Marfin loan agreement had we not later obtained certain retroactive waivers from Marfin. During the first quarter of 2009, we obtained waivers from Marfin of our compliance with these various financial and other covenants, which waivers were effective as of December 31, 2008. These waivers expired in July 2009, when the first of our original charterers was replaced. On September 9, 2009, November 13, 2009 and June 2, 2010, we executed addenda no. 1, no. 2 and no. 3, respectively, to the loan agreement and obtained a waiver from Marfin through January 3, 2012. In connection with the amendment and waiver, Marfin made certain changes to our loan agreement including increasing the interest payable during the waiver period, accelerating the due dates of certain principal installments and limiting our ability to pay dividends without their prior consent. As a result of these waivers, we are not currently in default under our Marfin loan agreement; and

·
ensure that members of the Restis family and the family of our former chairman Mr. George Koutsolioutsos (or companies affiliated with them) together own at all times an aggregate of at least 10% of our issued share capital.

Financial covenants include the following:

·
ratio of financial indebtedness to earnings, before interest, taxes, depreciation and amortization (EBITDA) shall be less than 6.5:1 (financial indebtedness or net debt are defined is the sum of all outstanding debt facilities minus cash and cash equivalents). The covenant is to be tested quarterly on an LTM basis (the "last twelve months"). The calculation of the covenant is not applicable for the quarter ended December 31, 2008;

·
the ratio of LTM EBITDA to net interest expense shall not be less than 2:1. The covenant is to be tested quarterly on a LTM basis. The calculation of the covenant is not applicable for the quarter ended December 31, 2008;

·	the ratio of total liabilities to total assets shall not exceed 0.70:1;

·	unrestricted cash deposits shall not be less than 2.5% of the financial indebtedness; and

·	average quarterly unrestricted cash deposits, other than in favor of the lender, shall not be less than 5% of the financial indebtedness.

The financial covenants listed above are to be tested on a quarterly basis. We were in compliance with our financial covenants as of December 31, 2010.

Citibank Loan Agreement and Supplemental Agreement

The six wholly-owned subsidiaries of BET financed the acquisition of their respective vessels with the proceeds of an amortizing loan from Citibank, as agent for the syndicate of banks and financial institutions set forth in the loan agreement, in the principal amount of $222,000,000. The loan agreement dated June 26, 2007 is guaranteed by BET. The BET subsidiaries drew down on agreed portions of the loan facility to acquire each of the original six vessels in the BET fleet. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. The loan bears interest at the annual rate of USD LIBOR plus 0.75%. As of December 31, 2010, the principal amount due under the Citibank loan was $101,715,000.

The repayment of the loan commenced on December 28, 2007 through 15 equal semi-annual installments of principal in the amount of $8,286,500, to be followed by a balloon payment due six months thereafter in the amount of $43,668,000, as these installment amounts were revised after the BET Performer sale. Following a supplemental agreement dated September 30, 2009 and prepayment of $20 million, the semi-annual installments of principal and the balloon payment amount to $7,128,158 and $37,563,000, respectively. The borrowers are required to deposit one-sixth of the next principal payment in a retention account each month to fund each semi-annual principal payment. Interest is due and payable based on interest periods selected by BET equal to one month, two months, three months, six months, or a longer period up to 12 months. For interest periods longer than three months, interest is due in three-month installments.

Pursuant to a supplemental agreement dated August 4, 2010 with Citibank, BET has undertaken to maintain a minimum amount of no less than $7.5 million in the BET account with Citibank. Under the supplemental agreement with Citibank dated December 23, 2010 the applicable margin has been adjusted to 1.75% per annum.  Lastly, on March 31, 2011, BET entered into a supplemental agreement with Citibank in connection with the Citibank loan agreement obtained by the six whole owned subsidiaries of BET.  The material terms of the supplemental agreement with Citibank are as follows:

(i)
the applicable margin for the period between January 1, 2011 and December 31, 2011 shall be increased to two per cent (2%) per annum and from January 1, 2012 and at all other times thereafter, one point seven five percent (1.75%) per annum.

(ii)
the borrower and the corporate guarantor have requested and the creditors consented to a temporary reduction of the minumum equity ratio requirement of the principal corporate guarantee to be amended from 0.3:1.0 to 0.175:1.0 for the accounting period ending on December 31, 2011, and following the expiration of such accounting period, the minimum equity ratio reqirement of the principal corporate guarantee to be set at 0.3:1.0.

The Citibank loan facility is secured by the following: the loan agreement, a letter agreement regarding payment of certain fees and expenses by BET; a first priority mortgage on each of the BET vessels; the BET guaranty of the loan; a general assignment or deed of covenant of any and all earnings, insurances and requisition compensation of each of the vessels; pledges over the earnings accounts and retention accounts held in the name of each borrower; undertakings by the technical managers of the BET vessels; and the trust deed executed by Citibank for the benefit of the other lenders, among others.

The ship security documents include covenants, among others, that require the borrowers to maintain vessel insurance for an aggregate amount equal to the greater of the vessels' aggregate market value or an amount equal to 125% of the outstanding amount under the loan. The vessels' insurance is to include as a minimum cover fire and usual marine risks, war risk and protection and indemnity insurance, and $1.0 billion for oil pollution. In addition, the borrowers agree to reimburse the mortgagee for mortgagees' interest insurance on the vessels in an amount of up to 110% of the outstanding amount under the loan.

In addition, if a vessel is sold or becomes a total loss, BET is required to repay such part of the loan as is equal to the greater of the relevant amount for such vessel, or such amount as is necessary to maintain compliance with the minimum security covenant in the loan agreement. This covenant requires the borrowers to assure that the market value of the BET vessels is not less than 125% of the outstanding amount under the loan. On July 10, 2008, BET, through its wholly owned subsidiary sold the BET Performer and paid an amount on the loan equal to $41.5 million, as required by the loan agreement.

The Borrowers also must assure that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the loan. If the market value of the vessels is less than this amount, the Borrowers must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lender with a value sufficient to meet this requirement, which additional security must be acceptable to the lender. The value of the BET vessels shall be determined when requested by the lender, and such determination shall be made by any two of the lender's approved shipbrokers, one of which shall be nominated by the lender and one of which shall be nominated by the borrowers.

Other covenants include the following:

·	Not to permit any lien to be created over all or any part of the borrowers' present or future undertakings, assets, rights or revenues to secure any present or future indebtedness;

·	Not to merge or consolidate with any other person;

·	Not to sell, transfer, dispose of or exercise direct control over any part of the borrowers' assets, rights or revenue without the consent of the lender;

·	Not to undertake any business other than the ownership and operation of vessels and the chartering of vessels to third parties;

·	Not to acquire any assets other than the BET vessels;

·	Not to incur any obligations except under the loan agreement and related documents or contracts entered into in the ordinary course of business;

·	Not to borrow money other than pursuant to the loan agreement, except that the borrowers may borrow money from their shareholders or directors or their related companies as long as such borrowings are subordinate to amounts due under the loan agreement;

·	Not to guarantee, indemnify or become contingently liable for the obligations of another person or entity except pursuant to the loan agreement and related documents, except, in general, for certain guarantees that arise in the ordinary course of business;

·	Not to make any loans or grant any credit to any person, except that the borrowers make loans to BET or the borrowers' related companies as long as they are made on an arm's length basis in the ordinary course of business and are fully subordinated to the rights of the lender;

·	Not to redeem their own shares of stock;

·	Not to permit any change in the legal or beneficial ownership of any of the borrowers or BET or cause any change in the shareholders' agreement or constitutional documents related to BET; and

·	Not to enter into any related party transactions except on an arm's length basis and for full value.

On September 30, 2009, BET entered into a supplemental agreement with Citibank in connection with the $222.0 million loan obtained by the six wholly owned subsidiaries of BET, which financed the acquisition of their respective vessels. The material terms of the supplemental agreement with Citibank are as follows:

(1)
the applicable margin for the period between July 1, 2009 and ending on June 30, 2010 (the amendment period) shall be increased to two per cent (2%) per annum and for the period commencing on 1 July 2010 and at all other times thereafter, zero point seven five per cent (0.75%) per annum;

(2)	the borrowers shall pay a part of the loan in the amount of $20.0 million; and
(3)	the borrowers and the corporate guarantor have requested and the creditors consented to:
	a)	the temporary reduction of the security requirement during the amendment period from 125% to 100% and, following the expiration of the amendment period, the security requirement to be set at 125%; and
b)
the temporary reduction of the minimum equity ratio requirement of the principal corporate guarantee to be amended from 0.3:1.0 to 0.175:1.0 during the amendment period at the end of the accounting periods ending on December 31, 2009 and June 30, 2010 and, following the expiration of the amendment period, the minimum equity ratio requirement of the principal corporate guarantee to be set at 0.3:1.0.

Additionally, the Restis family (or companies affiliated with the Restis family) must be the beneficial owners of at least 50.1% of our issued share capital (or any lower percentage not less than 40% resulting solely from a rights issue or increase of our issued share capital). Failure to satisfy this condition would constitute an event of default under the Citibank loan agreement.

MCS Loan Agreements

The vessels acquired from MCS were partially financed with the proceeds from three loan facilities. The first loan facility, with DVB, as agent, comprised two loans, a senior loan and a junior loan, and was used to finance a part of the cost of the acquisition of four vessels. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. The loans were originally repayable in 33 quarterly installments, out of which the first four principal installments, payable in 2008, were equal to an aggregate of $20,673,000, the next four principal installments, payable in 2009, were equal to an aggregate of $10,323,000, the next four principal installments, payable in 2010, were equal to an aggregate of $9,467,000, the next four principal installments, payable in 2011, were equal to an aggregate of $8,395,000, the next four principal installments, payable in 2012, were equal to an aggregate of $8,325,000, the next four principal installments, payable in 2013, were equal to an aggregate of $8,325,000, the next four principal installments, payable in 2014, were equal to an aggregate of $6,364,000, the next four principal installments, payable in 2015, were equal to an aggregate of $6,338,000, along with balloon payments equal to an aggregate of $12,280,000, and the final installment, payable in 2016, was equal to $533,000, along with a balloon payment of $6,232,000 due concurrently with the final principal installment. Following a supplemental agreement dated May 20, 2010 and prepayment of $7,420,000, no further principal installments are due until the second quarter of 2011, at which point $6,244,000 will be paid. The next eight quarterly installments of principal will be equal to an aggregate of $2,081,000 each, the next quarterly installment will be equal to $1,610,000, the next seven quarterly installments will be equal to an aggregate of $1,585,000 each along with balloon payments equal to an aggregate of $12,280,000, and the final quarterly installment will be equal to $533,000 and a balloon payment of $6,232,000. The applicable margin before the supplemental agreement was USD LIBOR plus 1.10% per annum on the senior loan and USD LIBOR plus 2.85% per annum on the junior loan. The applicable margin following the supplemental agreement is USD LIBOR plus 2.10% per annum on the senior loan and USD LIBOR plus 4.90% per annum on the junior loan.  As of December 31, 2010, the outstanding amount under this loan facility was $54,641,000.

The second loan facility with HSBC, as agent, was used to finance part of the cost of acquisition of two vessels. The amount of the loan for each vessel was less than or equal to 65% of the contractual purchase price for the applicable vessel. The loans were originally repayable in 32 quarterly installments, out of which the first principal installment, payable in 2008, was equal to $2,606,000, the next four principal installments, payable in 2009, were equal an aggregate of $10,422,000, the next four principal installments, payable in 2010, were equal to an aggregate of $10,422,000, the next four principal installments, payable in 2011, were equal to an aggregate of $10,422,000, the next four principal installments, payable in 2012, were equal to an aggregate of $9,023,000, the next four principal installments, payable in 2013, were equal to an aggregate of $4,827,000, the next four principal installments, payable in 2014, were equal to an aggregate of $4,827,000, the next four principal installments, payable in 2015, were equal to an aggregate of $4,827,000, and the final three principal installments, payable in 2016, were equal to an aggregate of $3,620,000, along with balloon payments equal to an aggregate of $5,304,000 due concurrently with the final principal installments. Following a supplemental agreement dated May 21, 2010 and prepayment of $7,560,000, the remaining loan repayment period has been shortened to 13 quarterly installments. Nine of the remaining 13 quarterly installments of principal will be equal to an aggregate of $2,606,000 each and the final four quarterly installments of principal will be equal to an aggregate of $1,207,000 each, with balloon payments equal to an aggregate of $12,224,000 due concurrently with the final principal installment. The applicable margin to the later of July 21, 2011 and the date of compliance with the security requirement covenant is USD LIBOR plus 3.25% per annum and thereafter is USD LIBOR plus 2.75% per annum unless there is a breach of the compliance of the security requirement or there is an event of default under the loan agreement. As of December 31, 2010, the outstanding amount under this loan facility was $35,290,000.

The third loan facility with UOB as agent was used to finance part of the cost of the acquisition of three vessels. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. The loans were originally repayable in 33 quarterly installments, out of which the first three principal installments, payable in 2008, were equal to an aggregate of $5,434,000, the next four principal installments, payable in 2009, were equal an aggregate of $8,693,000, the next four principal installments, payable in 2010, were equal to an aggregate of $7,976,000,  the next four principal installments, payable in 2011, were equal to an aggregate of $7,206,000, the next four principal installments, payable in 2012, were equal to an aggregate of $6,840,000, the next four principal installments, payable in 2013, were equal to an aggregate of $6,840,000, the next four principal installments, payable in 2014, were equal to an aggregate of $6,840,000, the next four principal installments, payable in 2015, were equal to an aggregate of $6,840,000, and the final two principal installments, payable in 2016, were equal to $2,808,000, along with balloon payments equal to an aggregate of $14,869,000 due concurrently with the final principal installments. Following a supplemental agreement dated May 24, 2010, $13,801,000 was converted into subordinated debt out of which $3,800,000 was prepaid on June 30, 2010, $9,250,000 was prepaid from the original loans, and the remaining loan amounts are repayable in 25 quarterly installments, out of which one quarterly installment of principal amounting to $248,000, 22 quarterly installments of principal amounting to an aggregate of $703,000 each, one quarterly installment of principal amounting to an aggregate of $703,000 concurrently with a balloon payment of $5,958,000, and a final quarterly installment of principal amounting to $455,000 concurrently with balloon payments amounting to an aggregate of $10,917,000. The remaining balance of the subordinated debt is repayable up to the final balloon payment date of the original UOB loan facility. The applicable margin prior to the voluntary prepayment was USD LIBOR plus (i) 1.40% per annum if the loan-to-value ratio was equal to or greater than 70%, (ii) 1.25% if the loan-to-value ratio was equal to or greater than 60% but less than 70%, or (iii) 1.10% if the loan-to-value ratio was less than 60%. The applicable margin following the voluntary prepayment is USD LIBOR plus 2.50% per annum in relation to the senior loan and USD LIBOR plus 3.50% per annum in relation to the subordinated loan. As of December 31, 2010, the outstanding amount under this loan facility was $42,257,000.

The DVB, HSBC and UOB loan facilities are secured by the following: first priority mortgages on each of the MCS vessels; MCS guaranties on each of the loans; a general assignment or deed of covenant of any and all earnings, insurances and requisition compensation of each of the vessels; pledges over the earnings accounts and retention accounts held in the name of each borrower and undertakings by the technical managers of the MCS vessels, among others.

The ship security documents include covenants, among others, that require the borrowers to maintain vessel insurance for an aggregate amount equal to the greater of the vessels' aggregate market value or an amount equal to 133%, 125% and 100% of the outstanding amount under each of the UOB, HSBC and DVB loans as described above. The MCS borrowers have received from each of DVB and HSBC waivers from compliance of these security requirements until March 31, 2011 and December 31, 2012, respectively. The relevant covenant in the UOB loan takes effect beginning as of December 31, 2012. The vessels' insurance is to include as a minimum cover fire and usual marine risks, war risk and protection and indemnity insurance, and oil pollution. In addition, the borrowers agree to reimburse the mortgagee for mortgagees' interest insurance on the vessels in an amount of 100% to 120%of the outstanding amount under the loan.

In addition, if a vessel is sold or becomes a total loss, MCS is required to repay such part of the loan as is equal to the greater of the relevant amount for such vessel, or such amount as is necessary to maintain compliance with the relevant minimum security covenant in the loan agreements.

Debt Repayment and Terms

The annual principal payments required to be made after December 31, 2010, for the facilities discussed above, are as follows:

2011	$53,380
2012	59,217
2013	66,038
2014	48,233
2015	137,720
Thereafter	34,960
$399,548

Capital Requirements

Our capital expenditures relate to the routine drydocking of our vessels.

The following table summarizes our next anticipated drydocks, as of December 31, 2010:

Vessel	Next Scheduled Dry-Dock	Estimated Cost
African Zebra*	Jan 2011	$1,350,000
Davakis G.**	Mar 2011	500,000
African Glory	Jun 2011	900,000
Delos Ranger	Aug 2011	500,000
BET Commander	Aug 2011	1,200,000
Clipper Glory	Jan 2012	900,000
Hamburg Max	Feb 2012	1,000,000
Asian Grace	May 2012	900,000
BET Fighter	Sep 2012	1,200,000
Clipper Grace	Oct 2012	900,000
African Oryx	Jan 2013	900,000
Bremen Max	May 2013	1,000,000
BET Scouter	May 2013	1,200,000
BET Prince	Jun 2013	1,200,000
BET Intruder	Oct 2013	1,000,000
African Joy	Oct 2013	900,000

*	The African Zebra’s scheduled drydocking commenced on January 4, 2011 and was completed on February 28, 2011.

**	The Davakis G.’s scheduled drydocking commenced on March 18, 2011 and is expected to be completed by March 31, 2011.

Quantitative and Qualitative Disclosures of Market Risk

Interest Rate Risk

We are subject to interest-rate risk relating to the floating-rate interest on our revolving credit facility and on our term facility with Marfin, as well as on our Citibank, DVB, HSBC and UOB term facilities. These facilities bear interest at USD LIBOR plus a spread. For the year ended December 31, 2010, the weighted average interest rate was 4.06%, 3.55% and 1.94% for the Marfin revolving facility, the Marfin term facility and the Citibank term facility, respectively. For the period from May 21, 2010 to December 31, 2010, the weighted average interest rate was 2.99%, 3.58% and 3.14% for the DVB, HSBC and UOB term facilities, respectively. A 1% increase in USD LIBOR would have resulted in an increase in interest expense for the twelve months ended December 31, 2010, of approximately $0.6 million, $1.2 million and $1.1 million on the Marfin revolving credit facility, the Marfin term facility and the Citibank term facility, respectively. A 1% increase in USD LIBOR would have resulted in an increase in interest expense for the period from May 21, 2010 to December 31, 2010, of approximately $0.3 million, $0.2 million and $0.3 million on the DVB, HSBC and UOB term facilities, respectively.

For a description of our derivatives, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations for Seanergy Maritime Holdings Corp. – Liquidity and Capital Resources – Derivatives”.

Interest Rate Swaps

We are exposed to interest rate fluctuations associated with our variable rate borrowings, and our objective is to manage the impact of such fluctuations on earnings and cash flows of our borrowings. In this respect, we use interest rate swaps to manage net exposure to interest rate fluctuations related to our borrowings and to lower our overall borrowing costs. We have six interest rate swaps outstanding, originally entered into by BET and MCS, with a total notional amount of approximately $205.6 million as of December 31, 2010. These interest rate swap agreements do not qualify for hedge accounting, and changes in their fair values are reflected in our earnings.

Foreign Exchange Rate Fluctuation

We generate all of our revenue in U.S. dollars. The majority of our operating expenses are in U.S. dollars except primarily for our management fees and our executive office rental expenses which are denominated in Euros and Hong Kong dollars. During the year ended December 31, 2010, approximately 4% of our expenses were in currencies other than U.S. dollars, the majority of which are denominated in Euros and Hong Kong dollars. For accounting purposes, expenses incurred in other currencies are converted into U.S. dollars at the exchange rate prevailing on the date of each transaction. We have not hedged currency exchange risks associated with our expenses. However due to our relatively low percentage exposure to currencies other than our base currency which is the U.S. dollar, we believe that such currency movements will not have a material effect on us.

Inflation

We do not consider inflation to be a significant risk to direct expenses in the current and foreseeable future. However, in the event that inflation becomes a significant factor in the global economy, inflationary pressures would result in increased operating, voyage and financing costs.

Off-balance Sheet Arrangements

As of March 30, 2011, we did not have any off-balance sheet arrangements.

Contractual Obligations and Commercial Commitments

The following tables summarize our contractual obligations as of December 31, 2010, based on the contractual terms of the loan agreements and rental arrangements. The table does not reflect any potential acceleration due to non-compliance with covenant terms of our loan agreements.

Contractual Obligations	Total	less than 1 year	1-3 years	3-5 years	more than 5 years
Long-term debt	$399,548	$53,380	$125,255	$185,953	$34,960
Interest expense (1)	$47,857	$12,622	$20,037	$14,394	$804
Office rent (2)	$2,266	$1,051	$1,124	$91	-
Total	$449,671	$67,053	$146,416	$200,438	$35,764

1.
The Marfin revolving facility bears interest at USD LIBOR plus a spread of 2.25%. As part of the waiver, the spread has been increased to 4.00% until January 3, 2012. The Marfin term facility bears interest at USD LIBOR plus a spread of 1.75%. As part of the waiver, the spread has been increased to 3.50% until January 3, 2012. The Citibank term facility bears interest at USD LIBOR plus a spread of 1.75%. The HSBC term facility bears interest at USD LIBOR plus a spread of 3.25%. The UOB senior term facility bears interest at USD LIBOR plus a spread of 2.50% and the UOB subordinated term facility bears interest at LIBOR plus a spread of 3.50%. The DVB senior facility bears interest at USD LIBOR plus a spread of 2.10% and the DVB junior facility bears interest at USD LIBOR plus a spread of 4.90%.

2.
The office rent reflects our agreement with Waterfront S.A. for the rent of our executive offices. Pursuant to the rent agreement modification, the rent payment was set to €35,000 per month until the expiration of the agreement on February 28, 2014. The monthly payment due under the office rent in U.S. dollars has been computed by using the Euro/U.S. dollar exchange rate as of December 31, 2010, which was €1.00:$1.3384. The office rent also includes the rent for the office of MCS in Hong Kong. Pursuant to a tenancy agreement through our subsidiary, Maritime Capital Partners Limited, of Hong Kong, the rent payment is set to HK$ 688,680 per month until the expiration of the agreement on June 15, 2011. The monthly payment due under the office rent in Hong Kong dollars has been computed by using the U.S. dollar/ HK dollar exchange rate as of December 31, 2010, which was $1.00:HK$ 7.7731.

DIVIDEND POLICY

We had initially expressed an intent to pay dividends in the aggregate amount of $1.20 per common share on a quarterly basis during the one-year period commencing with the second full quarter following the initial closing of the acquisition of the six vessels that composed our initial fleet, which was the quarter ending March 31, 2009. We have, however, determined to temporarily suspend the payment of any dividends based on restrictions imposed on us by our senior lender. We have not yet determined when any dividend payments will be resumed, if at all. In the event we determine to resume any dividend payments, under the terms of the waiver obtained with respect to our loan facilities' security margin clause, the written approval of Marfin will be required before the payment of any dividends. The declaration and payment of any dividend is subject to the discretion of our board of directors. The timing and amount of dividend payments will be in the discretion of our board of directors and be dependent upon our earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in our loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders and other factors. Our board of directors may review and amend our dividend policy from time to time in light of our plans for future growth and other factors.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Public Warrant Shares by the holders of the Public Warrants, the sale of the Underwriter Warrants or Underwriter Warrant Shares by the new underwriters, or the sale of the Unit Shares, Unit Warrants or the Unit Warrant Shares by the original underwriters.

We will receive proceeds from any non-cashless exercise of Public Warrants by their holders or any exercise of Underwriter Warrants by the new underwriters. In addition, we will receive proceeds from the sale of Units arising from the non-cashless exercise of the Unit Purchase Option and we will receive proceeds from any subsequent non-cashless exercise of the resulting Unit Warrants. We expect to use the proceeds, if any, for working capital. If all of the Public Warrants and Underwriter Warrants and the Unit Purchase Option were exercised in full and if the resulting Unit Warrants were exercised in full, the proceeds would be approximately $273.9 million, before expenses payable by us. We expect to use the proceeds, if any, for working capital.

We can make no assurances that any of the Public Warrants or Underwriter Warrants will be exercised, or if exercised, as to the quantity that will be exercised or the period in which they will be exercised. In addition, we can make no assurances that the Unit Purchase Option will be exercised, or if exercised, as to the quantity of Units that will be sold or the period in which they will be sold, and we can make no assurances that any of the resulting Unit Warrants will be exercised, or if exercised, as to the quantity that will be exercised or the period in which they will be exercised.

OUR BUSINESS

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008, under the name Seanergy Merger Corp., as a wholly owned subsidiary of Seanergy Maritime. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008. We are an international company providing worldwide transportation of dry bulk commodities through our wholly-owned vessel-owning subsidiaries, which include BET and MCS. We own and operate a fleet of 20 dry bulk vessels that consists of four Capesize vessels, three Panamax vessels, two Supramax vessels, one Handymax vessel and ten Handysize vessels. Our fleet carries a variety of dry bulk commodities, including coal, iron ore, and grains, as well as bauxite, phosphate, fertilizer and steel products. We acquired all of our vessels from companies related to members of the Restis family of Greece, who are affiliates of our major shareholders. Our total outstanding debt as of December 31, 2010 was $399.5 million. By operating a fleet of dry bulk carriers of various sizes that have time charters attached to them, we believe that we can serve a variety of charterers with diverse needs while maintaining a stable base of cash flows. We believe this will reduce our reliance on any one sector of dry bulk charterers and provide us with a diversified client base and greater stability of revenue.

Our Fleet

We own and operate 20 dry bulk carriers that transport a variety of dry bulk commodities. The following table provides summary information about our fleet and its current employment:

Vessel/Flag	Type	Dwt	Year Built	Current Employment	Terms of Employment Period	Daily Base Gross Charter Hire Rate	Profit Sharing Above Base Charter Hire Rate	Charterer

African Oryx /Bahamas	Handysize	24,110	1997	Time Charter	Expiring September 2011	$7,000	50% thereafter (1)	MUR Shipping B.V.
African Zebra /Bahamas	Handymax	38,623	1985	Time Charter	Expiring September 2011	$7,500	50% thereafter (1)	MUR Shipping B.V.
Bremen Max /Isle of Man	Panamax	73,503	1993	Time Charter	Expiring April 2012	$20,000	None	Glencore Grain Rotterdam B.V.
Hamburg Max /Isle of Man	Panamax	72,338	1994	Time Charter	Expiring October 2012	$21,500 base rate and a ceiling of $25,500	50% after the ceiling (2)	Mansel Ltd.
Davakis G./Bahamas (3)	Supramax	54,051	2008	Spot	Expiring March 2011	$23,500	None	U-Sea Bulk A/S Denmark
Delos Ranger /Bahamas (3)	Supramax	54,051	2008	Spot	Expiring April 2011	$20,000	None	Oldendorff Carriers GmbH & Co. KG
BET Commander /Isle of Man	Capesize	149,507	1991	Time Charter	Expiring December 2011	$24,000	None	SAMC
BET Fighter /Isle of Man	Capesize	173,149	1992	Time Charter	Expiring September 2011	$25,000	None	SAMC
BET Prince /Isle of Man	Capesize	163,554	1995	Time Charter	Expiring January 2012	$25,000	None	SAMC
BET Scouter /Isle of Man	Capesize	171,175	1995	Time Charter	Expiring October 2011	$26,000	None	SAMC
BET Intruder /Isle of Man	Panamax	69,235	1993	Time Charter	Expiring September 2011	$15,500	None	SAMC
Fiesta /Liberia (4)	Handysize	29,519	1997	Bareboat Charter	Expiring November 2013	Time charter average of Baltic Handysize Index increased by 100.63% minus Opex	None	Oldendorff Carriers GmbH & Co. KG
Pacific Fantasy /Liberia (4)	Handysize	29,538	1996	Bareboat Charter	Expiring January 2014	Time charter average of Baltic Handysize Index increased by 100.63% minus Opex	None	Oldendorff Carriers GmbH & Co. KG
Pacific Fighter /Liberia (4)	Handysize	29,538	1998	Bareboat Charter	Expiring November 2013	Time charter average of Baltic Handysize Index increased by 100.63% minus Opex	None	Oldendorff Carriers GmbH & Co. KG
Clipper Freeway /Liberia (4)	Handysize	29,538	1998	Bareboat Charter	Expiring February 2014	Time charter average of Baltic Handysize Index increased by 100.63% minus Opex	None	Oldendorff Carriers GmbH & Co. KG
African Joy /Hong Kong	Handysize	26,482	1996	Time Charter	Expiring November 2011 (5)	$14,000	None	MUR Shipping B.V.
African Glory /Hong Kong	Handysize	24,252	1998	Time Charter	Expiring November 2012 (6)	$7,000 base rate and a ceiling of $12,000 (1)	75% between base and ceiling and 50% thereafter (1)	MUR Shipping B.V.
Asian Grace /Hong Kong	Handysize	20,412	1999	Time Charter	Expiring September 2012 (6)	$7,000 base rate and a ceiling of $11,000 (1)	75% between base and ceiling and 50% thereafter (1)	MUR Shipping B.V.
Clipper Glory /Hong Kong	Handysize	30,570	2007	Time Charter	Expiring August 2012	$25,000	None	CF Bulk Carriers Ltd. (Clipper Bulk Shipping Limited)
Clipper Grace /Hong Kong	Handysize	30,548	2007	Time Charter	Expiring August 2012	$25,000	None	CF Bulk Carriers Ltd. (Clipper Bulk Shipping Limited)
Total	1,293,693

(1)           Calculated using the adjusted time charter average from the Baltic Supramax Index.

(2)           Calculated using the time charter average of the Baltic Panamax Index.

(3)           Sister ships.

(4)           Sister ships.

(5)           Charterer has an option to extend contract for an additional 11 to 13 month period.

(6)           Open ended contract that continues after the date specified until mutual notice is given six months in advance.

The global dry bulk carrier fleet is divided into three categories based on a vessel's carrying capacity.  These categories are:

·
Capesize.  Capesize vessels have a carrying capacity of 100,000-199,999 dwt. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size. Capesize vessels are primarily used to transport iron ore or coal and, to a much lesser extent, grains, primarily on long-haul routes.

·
Panamax.  Panamax vessels have a carrying capacity of between 60,000 and 100,000 dwt. These vessels are designed to meet the physical restrictions of the Panama Canal locks (hence their name "Panamax" — the largest vessels able to transit the Panama Canal, making them more versatile than larger vessels). These vessels carry coal, grains, and, to a lesser extent, minerals such as bauxite/alumina and phosphate rock. As the availability of Capesize vessels has dwindled, Panamaxes have also been used to haul iron ore cargoes.

·
Handymax/Supramax.  Handymax vessels have a carrying capacity of between 30,000 and 60,000 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. The standard vessels are usually built with 25-30 ton cargo gear, enabling them to discharge cargo where grabs are required (particularly industrial minerals), and to conduct cargo operations in countries and ports with limited infrastructure. This type of vessel offers good trading flexibility and can therefore be used in a wide variety of bulk and neobulk trades, such as steel products. Supramax are a sub-category of this category typically having a cargo carrying capacity of between 50,000 and 60,000 dwt.

·
Handysize.  Handysize vessels have a carrying capacity of up to 30,000 dwt. These vessels are almost exclusively carrying minor bulk cargo. Increasingly, vessels of this type operate on regional trading routes, and may serve as trans-shipment feeders for larger vessels. Handysize vessels are well suited for small ports with length and draft restrictions. Their cargo gear enables them to service ports lacking the infrastructure for cargo loading and unloading.

The supply of dry bulk carriers is dependent on the delivery of new vessels and the removal of vessels from the global fleet. The demand for dry bulk carrier capacity is determined by the underlying demand for commodities transported in dry bulk carriers which in turn is influenced by trends in the global economy.

Employees

We currently have two executive officers, Mr. Dale Ploughman, our chief executive officer who is also the Chairman of our Board of Directors, and Ms. Christina Anagnostara, our chief financial officer. In addition, we employ Ms. Theodora Mitropetrou, our general counsel, and a support staff of eleven employees. EST, M/S Fleet and Wallem will be responsible for identifying, screening and recruiting, directly or through crewing agents, the officers and all other crew members for our vessels.

Management of Our Fleet

The commercial management of our initial fleet of six vessels and the BET fleet has been contracted out to Safbulk, which is controlled by members of the Restis family. MCS carries out the commercial management of its fleet in-house, arranging and negotiating the terms of its vessels’ time and bareboat charters based on market conditions.

The technical management of our initial fleet of six vessels and the BET fleet has been contracted out to EST. EST is controlled by members of the Restis family. The technical management of the MCS fleet with respect to its vessels under time charter has been contracted out to M/S Fleet and Wallem, which are both unrelated third party management companies.

Safbulk and EST presently do business with over 100 customers, the majority of which have been customers since inception.

Safbulk’s and EST’s main objective is to ensure responsible and ethical management of services and processes from the point of view of health, safety and environmental aspects. Towards this end it has increased its self regulation by adopting various models (EFQM, EBEN) standards (ISO 9001, ISO 14001, and OHSAS 18001) and codes (ISM Code).

EST has earned a market reputation for excellence in the provision of services that is evident from the many awards and certifications earned over the years including International Safety Management Certificate (1993), ISO 9001 Certification for Quality Management (1995), ISO 14001 Certification for Environmental Management System (2002), US Coast Guard AMVER Certification, EFQM "Committed to Excellence" (2004), "Recognized for Excellence" Certification (2005) and "Recognized for Excellence-4 stars" Certification (2006), OHSAS 18001:1999 for Health and Safety (2007) and EBEN (European Business Ethics Network silver (2008) and gold (2009) awards.

Management Agreements

Under the terms of the management agreement entered into by EST, as manager of our initial fleet of six vessels, with Seanergy Management, one of our wholly owned subsidiaries, and by EST, as manager of the vessels owned by BET, and BET, EST performs certain duties that include general administrative and support services necessary for the operation and employment of all vessels owned by all subsidiaries of Seanergy and BET, including, without limitation, crewing and other technical management, insurance, freight management, accounting related to vessels, provisions, bunkering, operation and, subject to our instructions, sale and purchase of vessels.

Under the terms of the management agreement with Seanergy Management, EST was initially entitled to receive a daily fee of Euro 416 per vessel until December 31, 2008, which fee may thereafter be increased annually by an amount equal to the percentage change during the preceding period in the Harmonised Indices of Consumer Prices All Items for Greece published by Eurostat from time to time. Such fee is payable monthly in advance on the first business day of each following month. The fee was to Euro 425 per vessel through December 31, 2009. Under the terms of the management agreement with BET, the management fee was also Euro 425 per vessel through December 31, 2009.  The management fee under both agreements was Euro 436 per vessel for the year 2010, and, under both agreements, the management fee has increased to Euro 460 per vessel per day for the year ending December 31, 2011.

The management agreement between Seanergy Management and EST was effective as of the signing of the agreement for an initial period of two years and is automatically extended for successive one year periods, unless three months’ written notice is given by either party. The management agreement between BET and EST was effective as of the signing of the agreement for an initial period of one year and is automatically extended for successive one year periods, unless three months’ written notice is given by either party.

Under the terms of our management agreements with M/S Fleet and Wallem, M/S and Wallem are entitled to receive an annual fee of $108,000 and $84,000 per vessel, respectively. The management agreements with M/S Fleet and Wallem are terminated by two months’ prior notice by either party.

Brokerage Agreement

Under the terms of the brokerage agreements entered into by Safbulk Pty, as exclusive commercial broker, with Seanergy Management, for our initial fleet of six vessels, and Safbulk Maritime and BET for the BET vessels, Safbulk provides commercial management services for our initial fleet of six vessels and the BET vessels, which include, among other things, seeking and negotiating employment for the vessels owned by the vessel-owning subsidiaries in accordance with the instructions of Seanergy Management and BET, as the case may be. Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. The brokerage agreement with Safbulk Pty was originally for a term of two years expiring in August 2010. The brokerage agreement with Safbulk Maritime was originally for a term of one year expiring in August 2010. Each brokerage agreement is automatically renewable for consecutive periods of one year, unless either party is provided with three months' written notice prior to the termination of such period. Both brokerage agreements have since been automatically renewed for another year, expiring in August 2011.

Shipping Committee

We have established a shipping committee whose purpose is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. Transactions that involve the issuance of our securities or transactions that involve a related party, however, are not delegated to the shipping committee but instead are considered by our entire board of directors. The shipping committee consists of three directors. For more information, please see the section of this prospectus titled “Management–Board Committees–Shipping Committee”.

Customers and Vessel Employment

A vessel trading in the spot market may be employed under a voyage charter or a time charter of short duration, generally less than three months. A time charter is a contract to charter a vessel for an agreed period of time at a set daily rate. A voyage charter is a contract to carry a specific cargo for a per ton carry amount. Under voyage charters, Seanergy pays voyage expenses such as port, canal and fuel costs. Under time charters, the charterer would pay these voyage expenses. Under both types of charters, Seanergy pays for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. Seanergy would also be responsible for each vessel's intermediate dry-docking and special survey costs. Alternatively, vessels can be chartered under "bareboat" contracts whereby the charterer is responsible for the vessel's maintenance and operations, as well as all voyage expenses.  Four of MCS's vessels are chartered under bareboat charters.

Vessels operating on period time charter provide more predictable cash flows, but can yield lower profit margins, than vessels operating in the spot market during periods characterized by favorable market conditions. Vessels operating in the spot market generate revenues that are less predictable but may enable Seanergy to increase profit margins during periods of increasing dry bulk rates. However, Seanergy would then be exposed to the risk of declining dry bulk rates, which may be higher or lower than the rates at which Seanergy chartered its vessels. Seanergy constantly evaluates opportunities for time charters, but only expects to enter into additional time charters if it can obtain contract terms that satisfy its criteria.

Our customers include national, regional, and international companies. We believe that developing strong relationships with the end users of our services allows us to better satisfy their needs with appropriate and capable vessels. A prospective charterer’s financial condition, creditworthiness, and reliability track record are important factors in negotiating our vessels’ employment.

Below is a brief description of our relationships with MUR Shipping B.V., Mansel Ltd., Glencore Grain Rotterdam B.V., SAMC, Oldendorff Carriers GmbH & Co. KG and CF Bulk Carriers Ltd. (Clipper Bulk Shipping Limited) which, as of March 30, 2011, were chartering all of our vessels through time charters or bareboat charters, except for the Davakis G and the Delos Ranger, which are chartered in the spot market with U-Sea Bulk A/S and Oldendorff Carriers GmbH & Co. KG, respectively.

Pursuant to the charter party agreement dated February 18, 2011 the Bremen Max was chartered with Glencore Grain BV (Rotterdam) for a period of eleven (11) to thirteen (13) months at a gross daily rate of $20,000. The rate includes a 1.25% brokerage commission payable to each of Safbulk (PTY) LTD and Arrow Chartering (UK) and a charterer’s commission of 3.75%. The time charter commenced on February 23, 2011.

Pursuant to the charter party agreement dated August 24, 2010 the Hamburg Max was chartered with Mansel LTD for a period of twenty-three (23) to twenty-five (25) months at a gross daily base rate of $21,500 and a ceiling of $25,500, with a 50% profit sharing arrangement applying to any amount in excess of the ceiling. The spread between the base and ceiling will accrue 100% to Seanergy. The calculation of the rate is based on the time charter average of the Baltic Panamax Index (BPI). The rate includes a 1.25% brokerage commission payable to each of Safbulk (PTY) LTD and Arrow Chartering (UK) and a charterer’s commission of 3.75%. The time charter commenced on August 31, 2010.

Pursuant to the charter party agreements dated July 14, 2009 the African Oryx and the African Zebra were chartered for a period of twenty-two (22) to twenty-five (25) months at gross daily base rates of $7,000 and $7,500 respectively. Seanergy is entitled to receive a 50% adjusted profit share calculated on the adjusted average time charter routes of the Baltic Supramax Index. The rates include a 1.25% brokerage commission payable to Safbulk (PTY) LTD. The time charters commenced on July 17, 2009 and July 20, 2009 respectively.

Pursuant to the charter party agreement dated February 16, 2011 the Davakis G was chartered with U-Sea Bulk A/S for a time charter trip at a gross daily rate of $23,500. The rate includes a 1.25% brokerage commission payable to Safbulk (PTY) LTD and a charterer’s commission of 3.75%. The time charter commenced on February 22, 2011.

Pursuant to the charter party agreement dated February 25, 2011 the Delos Ranger was chartered with Oldendorff Carriers GmbH & Co for a time charter trip at a gross daily rate of $20,000. The rate includes a 1.25% brokerage commission payable to each of Safbulk (PTY) LTD and Arrow Chartering (UK) and a charterer’s commission of 3.75%. The time charter commenced on March 12, 2011.

Pursuant to charter party agreements dated July 7, 2009, each of the BET Commander, the BET Prince, the BET Fighter, the BET Scouter and the BET Intruder were chartered to SAMC for a period of twenty-two (22) to twenty-six (26) months at gross daily rates of $24,000, $25,000, $25,000, $26,000 and $15,500 respectively. The rates include a 1.25% brokerage commission payable to Safbulk Maritime S.A. and a charterer’s commission of 2.50%. All five charters commenced within the period from July 7, 2009 to November 16, 2009.

Pursuant to charter party agreements dated May 24, 2007, each of the Fiesta, the Pacific Fighter, the Pacific Fantasy and the Clipper Freeway were chartered to Oldendorff Carriers GmbH & Co on a bareboat basis, for a period of sixty-eight (68) to seventy-two (72) months at gross daily rates as per average time charter routes of the Baltic Handysize Index multiplied by 100.63% and reduced by fixed daily operating costs. The rates include a charterer’s commission of 5.00%. All four bareboat charters commenced within the period from October 26, 2007 to January 19, 2008.

Pursuant to the charter party agreement dated September 2010 the African Glory was chartered with MUR shipping B.V. for a minimum period of twenty-four (24) months at a gross daily base rate of $7,000 and a ceiling of $12,000, with a 50% profit sharing arrangement applying to any amount in excess of the ceiling. The spread between the base and ceiling will accrue 75% to Seanergy. The calculation of the rate is based on the adjusted time charter average of the Baltic Supramax Index (BSI). The time charter commenced on November 11, 2010.

Pursuant to the charter party agreement dated September 2010 the Asian Grace was chartered with MUR shipping B.V. for a minimum period of twenty-four (24) months at a gross daily base rate of $7,000 and a ceiling of $11,000, with a 50% profit sharing arrangement applying to any amount in excess of the ceiling. The spread between the base and ceiling will accrue 75% to Seanergy. The calculation of the rate is based on the adjusted time charter average of the Baltic Supramax Index (BSI). The time charter commenced on September 15, 2010.

Pursuant to the charter party agreement dated September 2010 the African Joy was chartered with MUR shipping B.V. for a period of eleven (11) to thirteen (13) months at a gross daily rate of $14,000. The charterer has the option to extend the charter for an additional eleven (11) to thirteen (13) months at the same rate. The time charter commenced on October 30, 2010.

Pursuant to charter party agreements dated April 7, 2008, each of the Clipper Glory and the Clipper Grace were chartered to CF Bulk Carriers Ltd. for a period of forty-seven (47) to forty-nine (49) months at gross daily rates of $25,000. The rates include a 1.00% brokerage commission payable to Arrow Asia Shipbrokers Ltd. and a charterer’s commission of 4.00%. The time charters commenced on July 24, 2008.

Our Corporate History

Incorporation of Seanergy and Seanergy Maritime

We were incorporated under the laws of the Republic of the Marshall Islands on January 4, 2008 under the name Seanergy Merger Corp. as a wholly owned subsidiary of Seanergy Maritime. We changed our name to Seanergy Maritime Holdings Corp. on July 11, 2008.

Seanergy Maritime was incorporated under the laws of the Republic of the Marshall Islands on August 15, 2006 as a blank check company formed to acquire, through a merger, capital stock exchange, asset acquisition or other similar business combination, one or more businesses in the maritime shipping industry or related industries. Seanergy Maritime, up to the date of the initial business combination, had not commenced any business operations and was considered a development stage enterprise. Seanergy Maritime is our predecessor. See "— Dissolution and Liquidation of Our Predecessor."

Initial Public Offering of Seanergy Maritime

On September 28, 2007, Seanergy Maritime consummated its initial public offering of 23,100,000 units, including 1,100,000 units issued upon the partial exercise of the underwriters' over-allotment option, with each unit consisting of one share of its common stock and one warrant. Each warrant entitled the holder to purchase one share of Seanergy Maritime common stock at an exercise price of $6.50 per share. The units sold in Seanergy Maritime's initial public offering were sold at an offering price of $10.00 per unit, generating gross proceeds of $231,000,000. This resulted in a total of $227,071,000 in net proceeds, after deducting certain deferred offering costs that were held in the Seanergy Maritime Trust Account.

Initial Business Combination

We acquired our initial fleet of six dry bulk carriers for an aggregate purchase price of (i) $367.0 million in cash, (ii) $28,250,000 in the form of the Note, and (iii) an aggregate of 4,308,075 shares of our common stock, subject to our meeting an EBITDA, target of $72.0 million to be earned between October 1, 2008 and September 30, 2009, which target was achieved.  This additional consideration was recorded as an increase in goodwill of $17.3 million, equal to the fair value of the 4,308,075 shares. This acquisition was made pursuant to the terms and conditions of a Master Agreement dated May 20, 2008 by and among us, Seanergy Maritime, and the several selling parties and investing parties, and six separate MOAs between our vessel-owning subsidiaries and each seller, each dated as of May 20, 2008. The acquisition was completed with funds from the Seanergy Maritime Trust Account and with financing provided by Marfin.

On August 28, 2008, we completed our initial business combination and took delivery of three of the six dry bulk vessels, which included two 2008-built Supramax vessels and one 1997-built Handysize vessel, the African Oryx, the Davakis G and the Delos Ranger. On September 11, 2008, we took delivery, of the fourth vessel, the Bremen Max, a 1993-built Panamax vessel. On September 25, 2008, we took delivery of the final two vessels, the Hamburg Max, a 1994-built Panamax vessel, and the African Zebra, a 1985-built Handymax vessel.

Dissolution and Liquidation of Our Predecessor

On August 26, 2008, shareholders of Seanergy Maritime also approved a proposal for the dissolution and liquidation of Seanergy Maritime, or the dissolution and liquidation, which was originally filed with the Commission on June 17, 2008, subsequently amended on July 31, 2008 and supplemented on August 22, 2008. Seanergy Maritime proposed the dissolution and liquidation because following the vessel acquisition described above, Seanergy Maritime was no longer needed and its elimination was expected to save substantial accounting, legal and compliance costs related to the U.S. federal income tax filings necessary because of Seanergy Maritime's status as a partnership for U.S. federal income tax purposes.

In connection with the dissolution and liquidation of Seanergy Maritime, on January 27, 2009, Seanergy Maritime filed Articles of Dissolution with the Registrar of Corporations of the Marshall Islands in accordance with Marshall Islands law and distributed to each holder of shares of common stock of Seanergy Maritime one share of our common stock for each share of Seanergy Maritime common stock owned by such shareholders. All outstanding warrants and the underwriter's unit purchase option of Seanergy Maritime concurrently become our obligations and became exercisable to purchase our common stock. Following the dissolution and liquidation of Seanergy Maritime, our common stock and warrants began trading on the NASDAQ Global Market on January 28, 2009. For purposes of this prospectus, all share data and financial information for the period prior to January 27, 2009 is that of Seanergy Maritime.

Purchase of BET

On August 12, 2009, we expanded the size of our fleet when we acquired from Constellation a 50% ownership interest in BET for nominal cash consideration, acquisition of assets and assumption of liabilities. On October 22, 2010, we acquired the remaining 50% ownership interest in BET from Mineral Transport, a company controlled by members of the Restis family, for consideration that was paid in the form of (i) $7.0 million in cash paid to Mineral Transport and (ii) 24,761,905 shares of our common stock totaling $26.0 million at an agreed price of $1.05 per share. The acquisition was treated as a transaction between entities under common control, and as such, the transaction was retrospectively reported as of May 20, 2010, due to the expiration on May 20, 2010 of a voting agreement between certain of our shareholders who are affiliated with members of the Restis family, and Seanergy Maritime's founding shareholders, composed of our former directors Messrs. Georgios Koutsolioutsos, Alexios Komninos, and Ioannis Tsigkounakis, and from that date our majority shareholders, the Restis family, also became our controlling shareholders.

Purchase of MCS

On May 28, 2010, we further expanded our fleet by acquiring from Maritime Capital, a company controlled by members of the Restis family, a 51% ownership interest in MCS for consideration of $33.0 million. On September 15, 2010, we acquired the remaining 49% ownership interest in MCS from Maritime Capital for consideration that was paid in the form of: (i) $3.0 million in cash paid to Maritime Capital and (ii) 24,761,905 shares of our common stock totaling $26.0 million at an agreed price of $1.05 per share.

Properties

We lease our executive office space in Athens, Greece pursuant to the terms of a sublease agreement between Seanergy Management and Waterfront, a company which is beneficially owned by Victor Restis. The sublease fee is Euro 504,000 per annum, or Euro 42,000 per month. The initial term is from November 17, 2008 to November 16, 2011. We have the option to extend the term until February 28, 2014. On December 20, 2010 we entered into an amendment which provides that for the remainder of the term of the sublease agreement, the sublease fee will be Euro 35,000 per month.   Seanergy Management has been granted Ministerial Approval (issued in the Greek Government Gazette) for the establishment of an office in Greece under Greek Law 89/67 (as amended). For our operations related to MCS, we lease office space in Hong Kong from a third party entity.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters on the basis of price, vessel location, size, age and condition of the vessel, as well as on its reputation. Safbulk negotiates the terms of our charters (whether voyage charters, period time charters, bareboat charters or pools) based on market conditions. Ownership of dry bulk carriers is highly fragmented and is divided among state controlled and independent bulk carrier owners.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of our vessels. We are subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which our vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject our vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (United States Coast Guard, harbor master or equivalent), classification societies, flag state administrations (country of registry) and charterers, particularly terminal operators. Certain of these entities require us to obtain permits, licenses, certificates or approvals for the operation of our vessels. Failure to maintain necessary permits, licenses, certificates or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels.

We believe that the heightened level of environmental and operational safety concerns among insurance underwriters, regulators and charterers have led to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the dry bulk shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States and international regulations. We believe that the operation of our vessels is in substantial compliance with applicable environmental laws and regulations and that our vessels have all material permits, licenses, certificates or other authorizations necessary for the conduct of our operations. However, because such laws and regulations are frequently changed and may impose increasingly stricter requirements, we cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of our vessels. In addition, a future serious marine incident that causes significant adverse environmental impact, such as the 2010 Deepwater Horizon oil spill, could result in additional legislation or regulation that could negatively affect our profitability.

International Maritime Organization

The IMO has adopted the MARPOL Convention, which establishes environmental standards relating to oil leakage or spilling, garbage management, sewage, air emissions, handling and disposal of noxious liquids and the handling of harmful substances in packaged forms. The IMO adopted regulations that set forth pollution prevention requirements applicable to dry bulk carriers.

In September 1997, the IMO adopted Annex VI to the MARPOL Convention, to address air pollution from ships. Annex VI came into force on May 19, 2005. It sets limits on sulfur oxide and nitrogen oxide emissions from all ship exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. Annex VI also includes a global cap on the sulfur content of fuel oil and allows for special areas to be established with more stringent controls on sulfur emissions. We believe that all our vessels are currently compliant in all material respects with these regulations.

In October 2008, the Marine Environment Protection Committee, or MEPC, of the IMO adopted amendments to Annex VI regarding particulate matter, nitrogen oxide and sulfur oxide emissions standards. These amendments entered into force in July 2010. They seek to reduce air pollution from vessels by establishing a series of progressive standards to further limit the sulfur content in fuel oil, which would be phased in by 2020, and by establishing new tiers of nitrogen oxide emission standards for new marine diesel engines, depending on their date of installation. The United States ratified the Annex VI amendments in October 2008, and the EPA promulgated equivalent emissions standards in late 2009.

In March 2010, the IMO agreed to designate the area extending 200 nautical miles from the Atlantic/Gulf and Pacific coasts of the United States, Canada and the eight main Hawaiian Islands as Emission Control Areas under the MARPOL Annex VI amendments, which will subject ocean-going vessels in these areas to stringent emissions controls and may cause us to incur additional costs. The IMO may establish a similar Emission Control Area around Puerto Rico and the U.S. Virgin Islands. We cannot assure you that the jurisdictions in which our vessels operate will not adopt more stringent emissions standards independent of the IMO.

Safety Management System Requirements

The operation of our vessels is also affected by the requirements set forth in SOLAS, and the International Convention on Load Lines, or the LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. We believe that all our vessels are in material compliance with SOLAS and LL Convention standards.

Under Chapter IX of SOLAS, the ISM Code, our operations are also subject to environmental standards and requirements contained in the ISM Code promulgated by the IMO. The ISM Code requires the party with operational control of a vessel to develop an extensive safety management system that includes, among other things, the adoption of a safety and environmental protection policy setting forth instructions and procedures for operating its vessels safely and describing procedures for responding to emergencies. We rely upon the safety management system that we and our technical manager have developed for compliance with the ISM Code. The failure of a ship owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. All of the vessels in our operating fleet are ISM Code-certified.

The ISM Code requires that vessel operators obtain a safety management certificate for each vessel they operate. This certificate evidences compliance by a vessel's management with the ISM Code requirements for a safety management system. No vessel can obtain a safety management certificate unless its manager has been awarded a document of compliance, issued by each flag state, under the ISM Code. Our appointed ship managers have obtained documents of compliance for their offices and safety management certificates for all of our vessels for which such certificates are required by the IMO, which are renewed as required.

Noncompliance with the ISM Code or other IMO regulations may subject the ship owner or bareboat charterer to increased liability, may lead to decreases in available insurance coverage for affected vessels and may result in the denial of access to, or detention in, some ports. The U.S. Coast Guard and European Union authorities have indicated that vessels not in compliance with the ISM Code by the applicable deadlines will be prohibited from trading in U.S. and European Union ports, respectively.

Pollution Control and Liability Requirements

IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatory to such conventions. For example, IMO adopted an International Convention for the Control and Management of Ships' Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not become effective until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world's merchant shipping. The BWM Convention has not yet entered into force because a sufficient number of states have failed to adopt it. However, the MEPC passed a resolution in March 2010 encouraging the ratification of the Convention and calling upon those countries that have already ratified to encourage the installation of ballast water management systems. If mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers, and these costs may be material.

In March 2006, the IMO amended Annex I to MARPOL, including a new regulation relating to oil fuel tank protection, which became effective August 1, 2007. The new regulation will apply to various ships delivered on or after August 1, 2010. It includes requirements for the protected location of the fuel tanks, performance standards for accidental oil fuel outflow, a tank capacity limit and certain other maintenance, inspection and engineering standards.

The IMO adopted the Bunker Convention to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention, which became effective on November 21, 2008, requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ship's bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on our operations.

The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act

OPA established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all owners and operators whose vessels trade in the United States, its territories and possessions or whose vessels operate in U.S. waters, which includes the U.S. territorial sea and its 200 nautical mile exclusive economic zone. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. Both OPA and CERCLA impact our operations.

Under OPA, vessel owners, operators and bareboat charterers are "responsible parties" and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

·	natural resources damage and the costs of assessment thereof;

·	real and personal property damage;

·	net loss of taxes, royalties, rents, fees and other lost revenues;

·	lost profits or impairment of earning capacity due to property or natural resources damage;

·	net cost of public services necessitated by a spill response, such as protection from fire, safety or health hazards; and

·	loss of subsistence use of natural resources.

Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels to the greater of $1,000 per gross ton or $0.85 million per non-tank (e.g. dry bulk) vessel that is over 3,000 gross tons (subject to periodic adjustment for inflation). CERCLA, which applies to owners and operators of vessels, contains a similar liability regime and provides for cleanup, removal and natural resource damages. Liability under CERCLA is limited to the greater of $300 per gross ton or $5 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $0.5 million for any other vessel. These OPA and CERCLA limits of liability do not apply if an incident was directly caused by violation of applicable U.S. federal safety, construction or operating regulations or by a responsible party's gross negligence or willful misconduct, or if the responsible party fails or refuses to report the incident or to cooperate and assist in connection with oil removal activities.

OPA and the U.S. Coast Guard also require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the limit of their potential liability under OPA and CERCLA. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, self-insurance or a guaranty.

We currently maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could have an adverse effect on our business and results of operation.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessels owners' responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call. We believe that we are in substantial compliance with all applicable existing state requirements. In addition, we intend to comply with all future applicable state regulations in the ports where our vessels call.

Other Environmental Initiatives

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil or hazardous substances in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal and remediation and damages and complements the remedies available under OPA and CERCLA. In addition, most U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA regulates the discharge of ballast water and other substances in U.S. waters under the CWA. Effective February 6, 2009, EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit authorizing ballast water discharges and other discharges incidental to the operation of vessels. The Vessel General Permit imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. U.S. Coast Guard regulations adopted and proposed for adoption under the U.S. National Invasive Species Act, or NISA, impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of equipment on our vessels to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, and/or otherwise restrict our vessels from entering U.S. waters.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges individually or in the aggregate result in deterioration of the quality of water. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. The European Union has also considered legislation that would: (1) ban manifestly substandard vessels (defined as those over 15 years old that have been detained by port authorities at least twice in a six-month period) from European waters and obligate port states to inspect vessels posing a high risk to maritime safety or the marine environment; and (2) provide the European Union with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of negligent societies.

Greenhouse Gas Regulation

The IMO is evaluating mandatory measures to reduce greenhouse gas emissions from international shipping, which may include market-based instruments or a carbon tax. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessel. In the United States, the EPA has issued a proposed finding that greenhouse gases threaten the public health and safety. In addition, climate change initiatives are being considered in the U.S. Congress. Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, the U.S. or other countries where we operate, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restrict emissions of greenhouse gases could require us to make significant financial expenditures that we cannot predict with certainty at this time.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. On November 25, 2002, the U.S. Maritime Transportation Security Act of 2002, or the MTSA came into effect. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new chapter became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to protect ports and international shipping against terrorism. After July 1, 2004, to trade internationally, a vessel must attain an International Ship Security Certificate from a recognized security organization approved by the vessel's flag state. Among the various requirements are:

·
on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship's identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

·	the development of vessel security plans;

·	ship identification number to be permanently marked on a vessel's hull;

·
a continuous synopsis record kept onboard showing a vessel's history including the name of the ship and of the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship's identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

·	compliance with flag state security certification requirements.

The U.S. Coast Guard regulations, intended to align with international maritime security standards, exempt from MTSA vessel security measures non-U.S. vessels that have on board, as of July 1, 2004, a valid International Ship Security Certificate attesting to the vessel's compliance with SOLAS security requirements and the ISPS Code. Our vessels are in compliance with the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Inspection by Classification Societies

Every oceangoing vessel must be "classed" by a classification society. The classification society certifies that the vessel is "in class," signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

Annual Surveys. For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant and where applicable for special equipment classed, at intervals of 12 months from the date of commencement of the class period indicated in the certificate.

Intermediate Surveys. Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys may be carried out on the occasion of the second or third annual survey.

Class Renewal Surveys. Class renewal surveys, also known as special surveys, are carried out for the ship's hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a ship owner has the option of arranging with the classification society for the vessel's hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. At an owner's application, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. This process is referred to as continuous class renewal.

All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years. Vessels under five years of age can waive drydocking in order to increase available days and decrease capital expenditures, provided that the vessel is inspected underwater. Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a "recommendation" which must be rectified by the ship owner within prescribed time limits. The following table sets forth information regarding the next scheduled dry-dock for the existing vessels in the fleet and the estimated cost for each next scheduled dry-dock.

Vessel	Next Scheduled Dry-Dock	Estimated Cost
African Zebra*	Jan 2011	$1,350,000
Davakis G.**	Mar 2011	500,000
African Glory	Jun 2011	900,000
Delos Ranger	Aug 2011	500,000
BET Commander	Aug 2011	1,200,000
Clipper Glory	Jan 2012	900,000
Hamburg Max	Feb 2012	1,000,000
Asian Grace	May 2012	900,000
BET Fighter	Sep 2012	1,200,000
Clipper Grace	Oct 2012	900,000
African Oryx	Jan 2013	900,000
Bremen Max	May 2013	1,000,000
BET Scouter	May 2013	1,200,000
BET Prince	Jun 2013	1,200,000
BET Intruder	Oct 2013	1,000,000
African Joy	Oct 2013	900,000

        * The African Zebra's scheduled drydocking commenced on January 4, 2011 and was completed on February 28, 2011.

        ** The Davakis G.'s scheduled drydocking commenced on March 18, 2011 and is expected to be completed by March 31, 2011.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as "in class" by a classification society which is a member of the International Association of Classification Societies, or IACS. All our vessels that we have purchased and may agree to purchase in the future must be certified as being "in class" prior to their delivery under our standard purchase contracts and memorandum of agreement. If the vessel is not certified on the date of closing, we have no obligation to take delivery of the vessel. We have all of our vessels, and intend to have all vessels that we acquire in the future, classed by IACS members.

Risk of Loss and Liability Insurance

General

The operation of any cargo vessel includes risks such as mechanical failure, physical damage, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of any vessel trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the United States market. While we believe that our insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that we will always be able to obtain adequate insurance coverage at reasonable rates.

Hull and Machinery Insurance

We maintain marine hull and machinery and war risk insurance, which includes the risk of actual or constructive total loss, for all of its vessels. The vessels are covered up to at least fair market value, with deductibles in amounts of approximately $100,000 to $172,500.

We arrange, as necessary, increased value insurance for its vessels. With the increased value insurance, in case of total loss of the vessel, Seanergy will be able to recover the sum insured under the increased value policy in addition to the sum insured under the hull and machinery policy. Increased value insurance also covers excess liabilities which are not recoverable in full by the hull and machinery policies by reason of under insurance. We expect to maintain delay cover insurance for certain of our vessels. Delay cover insurance covers business interruptions that result in the loss of use of a vessel.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I Associations, which cover our third-party liabilities in connection with our shipping activities. This includes third-party liability and other related expenses of injury or death of crew, passengers and other third parties, loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances, and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by protection and indemnity mutual associations.

Our protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world's commercial tonnage and have entered into a pooling agreement to reinsure each association's liabilities. Each of Seanergy's vessels entered with P&I Associations of the International Group. Under the International Group reinsurance program, each P&I club in the International Group is responsible for the first $7.0 million of every claim. In every claim the amount in excess of $7.0 million and up to $50.0 million is shared by the clubs under a pooling agreement. In every claim the amount in excess of $50.0 million is reinsured by the International Group under the general excess of loss reinsurance contract. This policy currently provides an additional $3.0 billion of coverage. Claims which exceed this amount are pooled by way of "overspill" calls. As a member of a P&I Association, which is a member of the International Group, Seanergy is subject to calls payable to the associations based on its claim records as well as the claim records of all other members of the individual associations, and members of the pool of P&I Associations comprising the International Group. The P&I Associations' policy year commences on February 20th. Calls are levied by means of estimated total costs, or ETC, and the amount of the final installment of the ETC varies according to the actual total premium ultimately required by the club for a particular policy year. Members have a liability to pay supplementary calls which might be levied by the board of directors of the club if the ETC is insufficient to cover amounts paid out by the club.

Legal Proceedings

On December 30, 2010, certain of our shareholders who are resident in Greece (including Mr. George Koutsolioutsos, the former Chairman of the Board of the Company) brought suit in the First Instance Court of Athens against certain other shareholders of the Company and other individuals who are resident in Greece, including our chief executive officer and our chief financial officer. Neither we nor any of our subsidiaries is named as a defendant. The complaint alleges that the defendants engaged in willful unlawful conduct under Greek law and that the plaintiffs sustained losses therefrom, including diminution in the value of their shares in the Company and reputational damage. The defendants have advised us that they do not believe the action has merit, and that they intend to vigorously defend it. A court hearing date has been set for November 28, 2012; however, the defendants have advised us that the court may, at the request of either party, determine to adjourn the hearing date until as late as 2014.

Exchange Controls

Under Marshall Islands law, there are currently no restrictions on the export or import of capital, including foreign exchange controls or restrictions that affect the remittance of dividends, interest or other payments to non-resident holders of our common shares.

MANAGEMENT

Directors and Executive Officers

Set forth below are the names, ages and positions of our current directors and executive officers:

Name	Age	Position	Class
Dale Ploughman	63	Chief Executive Officer and Chairman of the Board of Directors	B (term expires in 2011)
Christina Anagnostara	39	Chief Financial Officer and Director	B(term expires in 2011)
Elias Culucundis	67	Director	A (term expires in 2013)
George Taniskidis	49	Director	A (term expires in 2013)
Dimitris Panagiotopoulos	50	Director	A (term expires in 2013)
George Tsimpis	64	Director	C (term expires in 2012)
Dimitris Anagnostopoulos	63	Director	C (term expires in 2012)

The business address of each of our directors and executive officers listed below is 1-3 Patriarchou Grigoriou Street; 166 74 Glyfada; Athens, Greece. Biographical information with respect to each of our directors and executive officers is set forth below.

Dale Ploughman has served as a member of our board of directors and our chief executive officer since May 20, 2008 and as the Chairman of our board of directors since July 21, 2010. He has over 46 years of shipping industry experience. Since 1999 Mr. Ploughman has been the chairman of the Bahamas Ship Owners Association, and from 2000 to 2005 he was the chairman of South African Marine Corporation (Pty) Ltd., a dry bulk shipping company based in South Africa. In addition, from 2005 to 2010, Mr. Ploughman served as president, chief executive officer and director of Golden Energy Marine Corp. Mr. Ploughman also serves as president and chief executive officer of numerous private shipping companies controlled by members of the Restis family, From 1989 to 1999, Mr. Ploughman was the president of Great White Fleet, a fleet owned by Chiquita Brands International Inc., which was one of the largest shipping carriers to and from Central America. Mr. Ploughman has previously worked as president and chief executive officer of Lauritzen Reefers A.S., a shipping company based in Denmark, the managing director of Dammers and Vander Hiede Shipping and Trading Inc., a shipping company based in the Netherlands and as the chairman of Mackay Shipping, a shipping company based in New Zealand. He holds degrees in Business Administration and Personnel Management and Master’s level Sea Certificates and was educated at the Thames Nautical Training College, HMS Worcester.

Christina Anagnostara has served as our chief financial officer since November 17, 2008 and as a member of our board of directors since December 2008. Prior to joining us, she served as chief financial officer and a board member for Global Oceanic Carriers Ltd, a dry bulk shipping company listed on the Alternative Investment Market of the London Stock Exchange, or AIM, since February 2007. Between 1999 and 2006, she was a senior manager at EFG Audit & Consulting Services, the auditors of the Geneva-based EFG Group, an international banking group specializing in global private banking and asset management. Prior to EFG Group, she worked from 1998 to 1999 in the internal audit group of Eurobank EFG, a bank with a leading position in Greece; and between 1995 and 1998 as a senior auditor at Ernst & Young Hellas, SA, Greece, the international auditing firm. Ms. Anagnostara studied Economics in Athens and has been a Certified Chartered Accountant since 2002.

Elias Culucundis has been a member of our board of directors since our inception. Since 2002, Mr. Culucundis has been a member of the board of directors of Folli Follie S.A. and since 2006 an executive member of the board of directors of Hellenic Duty Free Shops S.A. Since 1999, Mr. Culucundis has been president, chief executive officer and director of Equity Shipping Company Ltd., a company specializing in starting, managing and operating commercial and technical shipping projects. Additionally, from 1996 to 2000, he was a director of Kassian Maritime Shipping Agency Ltd., a vessel management company operating a fleet of ten bulk carriers. During this time, Mr. Culucundis was also a director of Point Clear Navigation Agency Ltd, a marine project company. From 1981 to 1995, Mr. Culucundis was a director of Kassos Maritime Enterprises Ltd., a company engaged in vessel management. While at Kassos, he was initially a technical director and eventually ascended to the position of chief executive officer, overseeing a large fleet of Panamax, Aframax and VLCC tankers, as well as overseeing new vessel building contracts, specifications and the construction of new vessels. From 1971 to 1980, Mr. Culucundis was a director and the chief executive officer of Off Shore Consultants Inc. and Naval Engineering Dynamics Ltd. Off Shore Consultants Inc. worked in Floating Production, Storage and Offloading vessel, or FPSO, design and construction and responsible for the technical and commercial supervision of a pentagon-type drilling rig utilized by Royal Dutch Shell plc. Seven FPSOs were designed and constructed that were subsequently utilized by Pertamina, ARCO, Total and Elf-Aquitaine. Naval Engineering Dynamics Ltd. was responsible for purchasing, re-building and operating vessels that had suffered major damage. From 1966 to 1971, Mr. Culucundis was employed as a Naval Architect for A.G. Pappadakis Co. Ltd., London, responsible for tanker and bulk carrier new buildings and supervising the technical operation of our fleet. He is a graduate of Kings College, Durham University, Great Britain, with a degree in Naval Architecture and Shipbuilding. He is a member of several industry organizations, including the Council of the Union of Greek Shipowners and American Bureau of Shipping. Mr. Culucundis is a fellow of the Royal Institute of Naval Architects and a Chartered Engineer.

George Taniskidis has been a member of our board of directors since December 2008. Mr. Taniskidis was the chairman and managing director of Millennium Bank from 2002 until 2010. Mr. Taniskidis is a member of the board of directors of Euroseas Limited, a shipping company, where he has served since 2005. He was also a member of the board of directors of Millennium Bank, Turkey and a member of the board of directors of the Hellenic Banks Association. From 2003 until 2005, he was a member of the board of directors of Visa International Europe, elected by the Visa issuing banks of Cyprus, Malta, Portugal, Israel and Greece. From 1990 to 1998, Mr. Taniskidis worked at XIOSBANK (until its acquisition by Piraeus Bank in 1998) in various positions, with responsibility for the bank's credit strategy and network. Mr. Taniskidis studied law at the National University of Athens and at the University of Pennsylvania Law School, where he received an LL.M. After law school, he joined the law firm of Rogers & Wells in New York, where he worked from 1986 until 1989 and was also a member of the New York State Bar Association. He is a member of the Young Presidents Organization.

Dimitrios Panagiotopoulos has been a member of our board of directors since December 2008. Mr. Panagiotopoulos is the Head of Shipping and Yachting Finance of Proton Bank, a Greek private bank, where he has served since April 2004. From January 1997 to March 2004, he served as deputy head of the Greek shipping desk of BNP Paribas and before that for four years as senior officer of the shipping department of Credit Lyonnais Greece. From 1990 to 1993, he worked as chief accountant in Ionia Management, a Greek shipping company. He also served his obligatory military duty as an officer of the Greek Special Forces and today is a captain of the reserves of the Hellenic Army.

George Tsimpis has been a member of our board of directors since December 2008. Mr. Tsimpis served as shipping advisor at BNP Paribas, Greece, from 2006 through 2007, upon retiring as Head of the Greek Shipping Desk from BNP Paribas in 2006, a position he had held since 1992. From 1986 to 1992, Mr. Tsimpis served as chief financial officer of Pirelli Tyres. From 1978 to 1986, Mr. Tsimpis was Delegate Manager and Treasurer at Bank of America, Greece. Mr. Tsimpis joined Citibank, Greece in 1971, where he served as chief trader from 1974 to 1978. Mr. Tsimpis holds a Bachelor of Arts Degree in Economics from the University of Piraeus.

Dimitrios Anagnostopoulos has been a member of our board of directors since May 2009. Mr. Anagnostopoulos has over forty years of experience in shipping and ship finance. His career began in the 1970's at Athens University of Economics followed by four years with the Onassis Group in Monaco. Mr. Anagnostopoulos also held various posts at the National Investment Bank of Industrial Development (ETEBA), Continental Illinois National Bank of Chicago, the Greyhound Corporation, and with ABN AMRO, where he has spent nearly two decades with the Bank as Senior Vice-President and Head of Shipping. In June 2010 he was elected a board member of the Aegean Baltic Bank S.A. Mr. Anagnostopoulos has been a speaker and panelist in various shipping conferences in Europe, and a regular guest lecturer at the City University Cass Business School in London and the Erasmus University in Rotterdam. He is a member (and ex-vice chairman) of the Association of Banking and Financial Executives of Greek Shipping. In 2008 he was named by the Lloyd's Organization as Shipping Financier of the Year.

On November 30, 2009, we announced the resignations of Messrs. Ioannis Tsigkounakis and Alexander Papageorgiou from our board. On May 20, 2010 and on July 20, 2010, Mr. Alexis Komninos and Mr. George Koutsolioutsos, respectively, resigned from our board. Following these resignations, the Board determined to reduce its size from thirteen to nine members. On November 17, 2010 and November 22, 2010, Messrs. Kostas, Koutsoubelis and Kyriakos Dermatis, respectively, resigned from our board, and the Board has since determined to reduce its size from nine to the present seven members.

No family relationships exist among any of the directors and executive officers.

Board Committees

Our board of directors has an audit committee, a compensation committee, a nominating committee and a shipping committee. Our board of directors has adopted a charter for each of these committees.

Audit Committee

Our audit committee consists of Messrs. Dimitris Anagnostopoulos, Dimitrios Panagiotopoulos and George Tsimpis, each of whom is an independent director. Mr. Dimitrios Panagiotopoulos has been designated the "Audit Committee Financial Expert" under the Commission's rules and the rules of the NASDAQ Global Market.

The audit committee has powers and performs the functions customarily performed by such a committee (including those required of such a committee under the rules of the NASDAQ Global Market and the Commission). The audit committee is responsible for selecting and meeting with our independent registered public accounting firm regarding, among other matters, audits and the adequacy of our accounting and control systems.

Compensation Committee

Our compensation committee consists of Messrs. George Taniskidis and George Tsimpis, each of whom is an independent director. The compensation committee reviews and approves the compensation of our executive officers.

Nominating Committee

Our nominating committee consists of Messrs. Elias Culucundis, Dimitrios Panagiotopoulos and George Tsimpis, each of whom is an independent director. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors.

Shipping Committee

We have established a shipping committee. The purpose of the shipping committee is to consider and vote upon all matters involving shipping and vessel finance in order to accelerate the pace of our decision making in respect of shipping business opportunities, such as the acquisition of vessels or companies. The shipping industry often demands very prompt review and decision-making with respect to business opportunities. In recognition of this, and in order to best utilize the experience and skills that the Restis family board appointees bring to us, our board of directors has delegated all such matters to the shipping committee. Transactions that involve the issuance of our securities or transactions that involve a related party, however, shall not be delegated to the shipping committee but instead shall be considered by the entire board of directors. The shipping committee is comprised of three directors. In accordance with the Amended and Restated Charter of the Shipping Committee, two of the directors are nominated by the Restis affiliate shareholders and one of the directors is nominated by a majority of our Board of Directors and is an independent member of the Board of Directors. The members of the shipping committee are Mr. Dale Ploughman and Ms. Christina Anagnostara, who are the Restis affiliate shareholders' nominees, and Mr. Dimitris Panagiotopoulos, who is the Board’s nominee.

In order to assure the continued existence of the shipping committee, our board of directors has agreed that the shipping committee may not be dissolved and that the duties or composition of the shipping committee may not be altered without the affirmative vote of not less that 80% of our board of directors. In addition, the duties of our chief executive officer, who is currently Mr. Ploughman, may not be altered without a similar vote. These duties and powers include voting the shares of stock that Seanergy owns in its subsidiaries. In addition to these agreements, we have amended certain provisions in our articles of incorporation and by-laws to incorporate these requirements. As a result of these various provisions, in general, all shipping- related decisions will be made by the Restis family appointees to our board of directors unless 80% of the board members vote to change the duties or composition of the shipping committee.

Director Independence

Our securities are listed on the NASDAQ Global Market and we are exempt from certain Nasdaq listing requirements including the requirement that our board be composed of a majority of independent directors. The board of directors has evaluated whether each of Messrs. Dimitris Anagnostopoulos, Elias M. Culucundis, Dimitrios N. Panagiotopoulos, George Taniskidis, and George Tsimpis is an "independent director" within the meaning of the listing requirements of the NASDAQ Global Market. The NASDAQ independence definition includes a series of objective tests, such as that the director is not our employee and has not engaged in various types of business dealings with us. In addition, as further required by the NASDAQ requirements, the board of directors made a subjective determination as to each of Messrs. Elias M. Culucundis, Dimitrios N. Panagiotopoulos, George Taniskidis, and George Tsimpis that no relationships exist which, in the opinion of the board of directors, would interfere with the exercise of his independent judgment in carrying out the responsibilities of a director. In making this determination, the board of directors reviewed and discussed information provided by each of Messrs. Dimitris Anagnostopoulos, Elias M. Culucundis, Dimitrios N. Panagiotopoulos, George Taniskidis, and George Tsimpis with regard to his business and personal activities as they may relate to us and our management. After reviewing the information presented to it, our board of directors has determined that each of Messrs. Dimitris Anagnostopoulos, Elias M. Culucundis, Dimitrios N. Panagiotopoulos, George Taniskidis, and George Tsimpis is "independent" within the meaning of such rules. Our independent directors will meet in executive session as often as necessary to fulfill their duties, but no less frequently than annually.

Our by-laws provide that transactions must be approved by a majority of our independent and disinterested directors (i.e., those directors that are not expected to derive any personal financial benefit from the transaction).

Code of Conduct and Ethics

We have adopted a code of conduct and ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws and the rules of the NASDAQ Global Market.

Compensation of Directors and Executive Officers

For the period ended December 31, 2010, our executive officers and directors received compensation of $1.2 million. Our executive officers are employed by us pursuant to employment and consulting contracts as more fully described below. The contracts do not provide for benefits upon termination of employment, except that our CEO will receive 12 months salary if he is terminated without cause or resigns for "good reason," as defined in his contract.

All the members of the Board of Directors receive fees of $40,000 per year each. In addition, each member of the Shipping Committee receives a fee of $60,000 per year. The aggregate director fees paid by us for the years ended December 31, 2010, 2009 and 2008 totaled $568,000, $684,000 and $155,000, respectively.

Employment Agreements

We have entered into an employment agreement with our Chief Executive Officer, pursuant to which he receives an annual base salary of $400,000. His salary may be increased upon approval by the Compensation Committee. The employment agreement expires in November 2012 and may be renewed for successive one-year terms. In addition, Seanergy Management entered into an employment agreement in March 2009 with our Chief Executive Officer. The total net annual remuneration amounts to Euro 30,800 subject to any increases made from time to time by the compensation committee. This amount forms part of the annual base salary described above.

On December 15, 2008, Seanergy Management entered into an agreement with CKA Company S.A., a Marshall Islands corporation. CKA Company S.A. is beneficially owned by our Chief Financial Officer. Under the agreement, CKA Company S.A. provides the services of the individual who serves as our Chief Financial Officer. The agreement provides for the payment of $220,000 per annum, payable monthly on the last working day of every month, in 12 installments, and is subject to increases as approved by the Compensation Committee. In addition, Seanergy Management has entered into an employment agreement with our Chief Financial Officer. The total net annual remuneration amounts to Euro 23,800 subject to any increases made from time to time by Compensation Committee. Our Chief Financial Officer's contracts are at-will but may be terminated by either party on six-months notice.

Equity Incentive Plan

On January 12, 2011 our board of directors adopted the Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan, or the Plan. A total of 8,750,000 shares of our common stock were reserved for issuance under the Plan, which is administered by the Compensation Committee of our board of directors.  Under the Plan, our officers, key employees and directors may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, and unrestricted stock at the discretion of our Compensation Committee. Any awards granted under the Plan that are subject to vesting are conditioned upon the recipient’s continued service as an employee or a director of the Company, through the applicable vesting date.

On February 16, 2011, the Compensation Committee granted an aggregate of 50,000 restricted shares of our common stock, or the February 2011 Shares, pursuant to the Plan. 40,000 of the February 2011 Shares were granted to our two executive directors, and the other 10,000 of the February 2011 Shares were granted to certain of our other employees. All of the February 2011 Shares vest proportionally over a period of three years in equal installments, commencing on January 10, 2012. The fair value of each February 2011 Share on the grant date was $0.89, and such shares will be expensed over 3 years.

TAXATION

The following is a discussion of the material Marshall Islands, Liberian and U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to the Units. This discussion does not purport to deal with the tax consequences of owning Units to all categories of investors, some of which, such as dealers in securities, investors whose functional currency is not the U.S. dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of the Company's common shares, may be subject to special rules. This discussion deals only with holders who purchase Units in connection with this offering and hold the Units (or the common stock or warrants) as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of Units.

Marshall Islands Tax Considerations

In the opinion of Seward & Kissel LLP, the following are the material Marshall Islands tax consequences of the Company's activities to the Company and holders of Units. The Company is incorporated in the Marshall Islands. Under current Marshall Islands law, the Company is not subject to tax on income or capital gains, and no Marshall Islands withholding tax will be imposed upon payments of dividends by the Company to its shareholders.

Liberian Tax Considerations

Certain of the Company's subsidiaries are incorporated in the Republic of Liberia.  The Republic of Liberia enacted a new income tax act generally effective as of January 1, 2001 ("New Act").  In contrast to the income tax law previously in effect since 1977 ("Prior Law"), which the New Act repealed in its entirety, the New Act does not distinguish between the taxation of non-resident Liberian corporations, such as the Company's Liberian subsidiaries, who conduct no business in Liberia and were wholly exempted from tax under Prior Law, and the taxation of ordinary resident Liberian corporations.

In 2004, the Liberian Ministry of Finance issued regulations pursuant to which a non-resident domestic corporation engaged in international shipping such as the Company will not be subject to tax under the new act retroactive to January 1, 2001 (the "New Regulations").  In addition, the Liberian Ministry of Justice issued an opinion that the new regulations were a valid exercise of the regulatory authority of the Ministry of Finance.  Therefore, assuming that the New Regulations are valid, the Company's Liberian subsidiaries will be wholly exempt from Liberian income tax as under Prior Law.

If the Company's Liberian subsidiaries were subject to Liberian income tax under the New Act, the Company's Liberian subsidiaries would be subject to tax at a rate of 35% on their worldwide income.  As a result, the Company's net income and cash flow would be materially reduced by the amount of the applicable tax.

If the Company's Liberian subsidiaries were subject to Liberian income tax under the New Act, then dividends paid by them would be subject to Liberian withholding tax at rates ranging from 15% to 20%.

In 2009, the Liberian Congress enacted the Economic Stimulus Taxation Act of 2009, which reinstates the treatment of non-resident Liberian corporations, such as our Liberian subsidiaries, under the Prior Law retroactive to January 1, 2001.  This legislation will become effective when it is finally published by the Liberian government.

United States Taxation

The following discussion is based upon the provisions of the Code, existing and proposed U.S. Treasury Department regulations, administrative rulings, pronouncements and judicial decisions, all as of the date hereof.  This discussion assumes that the Company does not have an office or other fixed place of business in the United States. Unless the context otherwise requires, the reference to Company below shall be meant to refer to both the Company and its vessel owning and operating subsidiaries.

Taxation of the Company's Shipping Income: In General

The Company anticipates that it will derive substantially all of its gross income from the use and operation of vessels in international commerce and that this income will principally consist of freight from the transportation of cargoes, hire or lease from time or voyage charters and the performance of services directly related thereto, which the Company refers to as "shipping income."

Shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States will be considered to be 50% derived from sources within the United States. Shipping income attributable to transportation that both begins and ends in the United States will be considered to be 100% derived from sources within the United States. The Company is not permitted by law to engage in transportation that gives rise to 100% U.S. source income. Shipping income attributable to transportation exclusively between non-U.S. ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to U.S. federal income tax.

Based upon the Company's anticipated shipping operations, the Company's vessels will operate in various parts of the world, including to or from U.S. ports. Unless exempt from U.S. taxation under Section 883 of the Code, the Company will be subject to U.S. federal income taxation, in the manner discussed below, to the extent its shipping income is considered derived from sources within the United States.

Application of Code Section 883

Under Section 883 of the Code and the final Treasury Regulations promulgated thereunder, or the final regulations, a foreign corporation will be exempt from U.S. federal income taxation on its U.S.-source shipping income if:

(1)
it is organized in a qualified foreign country which, as defined, is one that grants an "equivalent exemption" to corporations organized in the United States in respect of each category of shipping income for which exemption is being claimed under Section 883 and to which we refer to as the "Country of Organization Test"; and

(2)	either
(A)
more than 50% of the value of its stock is beneficially owned, directly or indirectly, by qualified shareholders which as defined includes individuals who are "residents" of a qualified foreign country which we refer to as the "50% Ownership Test;" or

(B)
its stock, or that of its 100% parent, is "primarily and regularly traded on an established securities market" in a qualified foreign country or in the U.S., which we refer to as the "Publicly-Traded Test."

The Republic of the Marshall Islands, Liberia, Hong Kong and the British Virgin Islands, the jurisdictions where the Company and its vessel-owning subsidiaries are incorporated, each has been officially recognized by the IRS as a qualified foreign country that grants the requisite equivalent exemption from tax in respect of each category of shipping income we and our subsidiaries earn and currently expect to earn in the future. Therefore, the Company and each of its wholly-owned subsidiaries will be exempt from U.S. federal income taxation with respect to its U.S.-source shipping income if it satisfies either the 50% Ownership Test or the Publicly-Traded Test.  The Company does not believe that it is able to satisfy the 50% Ownership Test due to the widely-held ownership of its stock.  The Company's ability and that of its subsidiaries to qualify for exemption under Section 883 is solely dependent upon satisfaction of the Publicly-Traded Test as discussed below.

The final regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be "primarily traded" on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. The Company's common stock, which is its sole class of issued and outstanding stock, is "primarily traded" on the NASDAQ Global Market.

Under the final regulations, the Company's common stock will be considered to be "regularly traded" on an established securities market if one or more classes of the Company's stock representing more than 50% of the Company's outstanding shares, by total combined voting power of all classes of stock entitled to vote and total value, will be listed on the market, which we refer to as the listing threshold. Since the Company's common stock is listed on the NASDAQ Global Market, it satisfies the listing requirement.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6 of the days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market during the taxable year is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year.  The Company believes that it will satisfy the trading frequency and trading volume tests. Even if this were not the case, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied if, as will be the case with the Company’s common stock, such class of shares is traded on an established market in the United States and such shares are regularly quoted by dealers making a market in such shares.

Notwithstanding the foregoing, the final regulations provide, in pertinent part, that a class of stock will not be considered to be "regularly traded" on an established securities market for any taxable year in which 50% or more of the issued and outstanding shares of such class of stock are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of the vote and value of such class of stock, which we refer to as the "5 Percent Override Rule."

For purposes of being able to determine the persons who own 5% or more of the Company's common stock, or 5% Shareholders, the final regulations permit the Company to rely on those persons that are identified on Schedule 13G and Schedule 13D filings with the Commission as having a 5% or more beneficial interest in the Company's common stock. The final regulations further provide that an investment company identified on a Commission Schedule 13G or Schedule 13D filing which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Shareholder for such purposes.

After this offering, the Company should not be subject to the 5% Override Rule. However, if the Company's 5% Shareholders were to come to own a majority of its common stock on more than half the days of the taxable year, then the Company will be subject to the 5% Override Rule unless it can establish that among the closely-held group of 5% Shareholders, there are sufficient 5% Shareholders that are qualified shareholders for purposes of Section 883 to preclude non-qualified shareholders in the closely-held group from owning 50% or more of the Company's common stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Shareholders that are qualified shareholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified shareholders. These requirements are onerous and there can be no assurance that the Company will be able to satisfy them.

Taxation in Absence of Internal Revenue Code Section 883 Exemption

To the extent the benefits of Section 883 are unavailable with respect to any item of U.S. source shipping income, to the extent not considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, the Company and each of its subsidiaries would be subject to a 4% tax imposed on such income by Section 887 of the Code on a gross basis, without the benefit of deductions, which we refer to as the "4% Tax". Since under the sourcing rules described above, no more than 50% of the Company's shipping income would be treated as being derived from U.S. sources, the maximum effective rate of U.S. federal income tax on the Company's shipping income would never exceed 2% under the 4% Tax.

To the extent the benefits of the Section 883 exemption are unavailable and the Company's U.S.-source shipping income is considered to be "effectively connected" with the conduct of a U.S. trade or business, as described below, any such "effectively connected" U.S.-source shipping income, net of applicable deductions, would be subject to the U.S. federal corporate income tax currently imposed at rates of up to 35%. In addition, the Company may be subject to the 30% "branch profits" taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its U.S. trade or business.

The Company's U.S.-source shipping income would be considered "effectively connected" with the conduct of a U.S. trade or business only if:

·	the Company has, or is considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

·
substantially all of its U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

The Company does not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of the Company's shipping operations and other activities, the Company believes that none of its U.S.-source shipping income will be "effectively connected" with the conduct of a U.S. trade or business.

United States Federal Income Taxation of the BET Fleet

On August 12, 2009, the Company acquired a 50% controlling interest in BET from Constellation. On October 22, 2010, the Company purchased the remaining 50% non-controlling interest in BET from Mineral Transport. Concurrent with the August 12, 2009 acquisition of a 50% interest in BET, BET and its ship-owning subsidiaries requested and received the permission of the IRS to make a check-the-box election after the fact as if the check-the-box election was made at the formation of BET. Without this check-the-box election, the U.S.-source shipping income of each ship-owning corporation in the BET fleet would have been subject to the 4% Tax on its U.S.-source shipping income for the 2008 and 2009 tax years since the ship-owning corporations would not otherwise qualify for exemption under Section 883. As a result of obtaining the ruling, the Company’s ability to obtain exemption under Section 883 for its 50%, and subsequently 100%, share of the U.S.-source shipping income generated by operation of the BET fleet depends on its ability to qualify for the benefits of the Section 883 exemption for each of the relevant tax years as above.

Gain on Sale of Vessels

Regardless of whether the Company qualifies for exemption under Section 883, the Company will not be subject to U.S. federal income taxation with respect to gain realized on a sale of a vessel, provided the sale is considered to occur outside of the United States under U.S. federal income tax principles.  In general, a sale of a vessel will be considered to occur outside of the United States for this purpose if title to the vessel, and risk of loss with respect to the vessel, pass to the buyer outside of the United States.  It is expected that any sale of a vessel by the Company will be considered to occur outside of the United States.

Taxation of U.S. Holders

The following is a discussion of the material U.S. federal income tax considerations relevant to an investment decision by a U.S. Holder, as defined below, with respect to the Company's Units (including the common shares and warrants). This discussion does not purport to deal with the tax consequences of owning Units to all categories of investors, some of which may be subject to special rules. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under U.S. federal, state, local or foreign law of the ownership of Units (including common shares or warrants).

As used herein, the term "U.S. Holder" means a beneficial owner of Units (or common shares or warrants) that (i) is a U.S. citizen or resident, a U.S. corporation or other U.S. entity taxable as a corporation, an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust and (ii) owns the Units (or common shares or warrants) as a capital asset, generally, for investment purposes.

If a partnership holds Units (or common shares or warrants), the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding Units (or common shares or warrants), you are encouraged to consult your own tax advisor on this issue.

Allocation of Purchase Price

For U.S. federal income tax purposes, the amount of cash paid for a Unit must be allocated between the common shares and warrants comprising the Unit on the basis of their relative fair market values. The allocation of the purchase price of the Units is relevant to the timing and manner of inclusion of income with respect to the common shares as discussed below.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by the Company with respect to common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or "qualified dividend income" as described in more detail below, to the extent of the Company's current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of the Company's earnings and profits will be treated first as a non-taxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because the Company is not a U.S. corporation, U.S. Holders that are corporations will not be entitled to claim a dividends-received deduction with respect to any distributions they receive from the Company.

Dividends paid on common shares to a U.S. Holder which is an individual, trust, or estate (a "U.S. Non-Corporate Holder") will generally be treated as "qualified dividend income" that is taxable to such shareholders at preferential U.S. federal income tax rates (currently through 2012) provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NASDAQ Global Market on which the common shares are listed); (2) the Company is not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which the Company does not believe it is, has been or will be); and (3) the U.S. Non-Corporate Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares become ex-dividend.

Legislation has been previously introduced in the U.S. Congress which, if enacted in its present form, would preclude the dividends paid by the Company from qualifying for such preferential rates prospectively from the date of the enactment. Any dividends paid by the Company which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder. Further, in the absence of legislation extending the term of the preferential tax rates for qualified dividend income, all dividends received by a taxpayer in tax years beginning on January 1, 2013 or later will be taxed at ordinary graduated tax rates.

Special rules may apply to any ''extraordinary dividend''—generally, a dividend in an amount which is equal to or in excess of 10% of a shareholder's adjusted basis in a common share—paid by the Company. If the Company pays an "extraordinary dividend" on its common stock that is treated as "qualified dividend income," then any loss derived by a U.S. Non-Corporate Holder from the sale or exchange of such common stock will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming the Company does not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of the Company's common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the common shares is greater than one year at the time of the sale, exchange or other disposition. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Exercise or Sale, Retirement or Other Taxable Disposition of Warrants

Neither the Company nor a U.S. Holder of a warrant will recognize gain or loss as a result of the U.S. Holder's receipt of common shares upon exercise of a warrant. A U.S. Holder's adjusted tax basis in the common shares received will be an amount equal to the sum of (i) the U.S. Holder's adjusted tax basis in the warrant exercised plus (ii) the amount of the exercise price for the warrant.  If the warrants lapse without exercise, a U.S. Holder will recognize capital loss in the amount equal to the U.S. Holder's adjusted tax basis in the warrants. A U.S. Holder's holding period for common shares received upon exercise of a warrant will commence on the date the warrant is exercised.

Upon the sale, retirement or other taxable disposition of a warrant (other than an exercise of the warrant in exchange for common shares), a U.S. Holder will generally recognize gain or loss to the extent of the difference between the sum of the cash and the fair market value of any property received in exchange therefor and the U.S. Holder's tax basis in the warrant. Any such gain or loss recognized by a holder upon the sale, retirement or other taxable disposition of a warrant will be capital gain or loss and will be long-term capital gain or loss if the warrant has been held for more than one year.

The exercise price of a warrant is subject to adjustment under certain circumstances. If an adjustment increases a proportionate interest of the holder of a warrant in the fully diluted common stock without proportionate adjustments to the holders of our common stock, U.S. Holder of the warrants may be treated as having received a constructive distribution, which may be taxable to the U.S. Holder as a dividend.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special U.S. federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a PFIC, for U.S. federal income tax purposes. In general, the Company will be treated as a PFIC with respect to a U.S. Holder if, for any taxable year in which such holder held the Company's common shares, either:

·
at least 75% of the Company's gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

·	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether the Company is a PFIC, the Company will be treated as earning and owning its proportionate share of the income and assets, respectively, of any of its subsidiary corporations in which it owns at least 25% of the value of the subsidiary's stock (including, for example, BET). Income earned, or deemed earned, by the Company in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute "passive income" unless the Company is treated under specific rules as deriving its rental income in the active conduct of a trade or business.

Based on the Company's current operations and future projections, the Company does not believe that it is, nor does it expect to become, a PFIC with respect to any taxable year. Although there is no legal authority directly on point, the Company's belief is based principally on the position that, for purposes of determining whether the Company is a PFIC, the gross income the Company derives or is deemed to derive from the time chartering and voyage chartering activities of its wholly-owned subsidiaries should constitute services income, rather than rental income. On the other hand, the income that the Company derives from bareboat charters will constitute "passive income," and the assets that the Company owns and operates in connection with the production of that income will constitute passive assets. Correspondingly, the Company believes that its time charter and voyage charter income does not constitute passive income, and the assets that the Company or its wholly-owned subsidiaries own and operate in connection with the production of such income, in particular, the vessels, do not constitute passive assets for purposes of determining whether the Company is a PFIC.  The Company believes there is substantial legal authority supporting its position consisting of case law and IRS pronouncements concerning the characterization of income derived from time charters and voyage charters as services income for other tax purposes. However, there is also authority which characterizes time charter income as rental income rather than services income for other tax purposes.  It should be noted that in the absence of any legal authority specifically relating to the statutory provisions governing PFICs, the Internal Revenue Service or a court could disagree with this position. In addition, although the Company intends to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of its operations will not change in the future.

As discussed more fully below, if the Company were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat the Company as a "Qualified Electing Fund," which election is referred to as a "QEF election." As an alternative to making a QEF election, a U.S. Holder should be able to make a "mark-to-market" election with respect to the common shares, as discussed below.  In addition, if the Company were to be treated as a PFIC for any taxable year after 2010, a U.S. Holder would be required to file an annual report with the IRS for that year with respect to such U.S. Holder's common stock.

If the Company is treated as a PFIC for U.S. federal income tax purposes, then a U.S. Holder of warrants would be subject to the PFIC rules with respect to his ownership of the warrants.  It should be noted that a U.S. Holder of a warrant will not be permitted to make a QEF election or a mark-to-market election with respect to the warrants.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder is referred to as an "Electing Holder," the Electing Holder must report each year for U.S. federal income tax purposes his pro rata share of the Company's ordinary earnings and its net capital gain, if any, for the Company's taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from the Company by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of the common shares.  A U.S. Holder may not make a QEF election with respect to its ownership of a warrant.

Taxation of U.S. Holders Making a "Mark-to-Market" Election

Alternatively, if the Company were to be treated as a PFIC for any taxable year and, as anticipated, the common shares is treated as "marketable stock," a U.S. Holder would be allowed to make a "mark-to-market" election with respect to the Company's common shares. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of the common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.  A U.S. Holder may not make a mark-to-market election with respect to its ownership of warrants.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if the Company were to be treated as a PFIC for any taxable year, a U.S. Holder who does not make either a QEF election or a "mark-to-market" election for that year, whom is referred to as a "Non-Electing Holder," would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on the common shares in a taxable year in excess of 125% of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of the common shares or warrants. Under these special rules:

·	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common shares or warrants;

·	the amount allocated to the current taxable year and any taxable years before the Company became a PFIC would be taxed as ordinary income; and

·
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of the common shares or warrants.  If a Non-Electing Holder who is an individual dies while owning the common shares or warrants, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

U.S. Federal Income Taxation of "Non-U.S. Holders"

A beneficial owner of common shares or warrants that is not a U.S. Holder (other than a partnership) is referred to herein as a "Non-U.S. Holder."

Dividends on Common Shares

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares or Warrants

Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares or warrants, unless:

·
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

·	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a U.S. trade or business for U.S. federal income tax purposes, the income from the common shares and warrants, including dividends and the gain from the sale, exchange or other disposition of the shares that is effectively connected with the conduct of that trade or business will generally be subject to regular U.S. federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if you are a corporate Non-U.S. Holder, your earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

A Non-U.S. Holder will not recognize any gain or loss on the exercise or lapse of the warrants.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to a holder will be subject to information reporting requirements. Such payments will also be subject to "backup withholding" if paid to a non-corporate U.S. Holder who:

·	fails to provide an accurate taxpayer identification number;

·	is notified by the Internal Revenue Service that he has failed to report all interest or dividends required to be shown on his federal income tax returns; or

·	in certain circumstances, fails to comply with applicable certification requirements.

If a holder sells his common shares or warrants to or through a U.S. office or broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless the holder establishes an exemption. If a holder sells his common shares or warrants through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to the holder outside the United States then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, including a payment made to a holder outside the United States, if the holder sells his common shares or warrants through a non-U.S. office of a broker that is a U.S. person or has some other contacts with the United States.

Backup withholding is not an additional tax. Rather, a taxpayer generally may obtain a refund of any amounts withheld under backup withholding rules that exceed the taxpayer's income tax liability by filing a refund claim with the IRS.

RELATED PARTY TRANSACTIONS

Master Agreement

On August 26, 2008, shareholders of Seanergy Maritime approved a proposal to acquire six dry bulk carriers from six individual sellers controlled by members of the Restis family, including two newly built vessels. This acquisition was made pursuant to the Master Agreement and the several MOAs in which Seanergy agreed to purchase these vessels for an aggregate purchase price of (i) $367.0 million in cash to the sellers, (ii) $28,250,000 in the form of the Note, which was convertible into 2,260,000 shares of Seanergy's common stock, issued to the Restis affiliate shareholders as nominees for the sellers, and (iii) up to an aggregate of 4,308,075 shares of common stock of Seanergy issued to the Restis affiliate shareholders as nominees for the sellers, subject to our meeting an EBITDA target of $72.0 million to be earned between October 1, 2008 and September 30, 2009, which target was achieved and the additional consideration was recorded as an increase in goodwill of $17.3 million, equal to the fair value of the 4,308,075 shares. On August 19, 2009, in connection with an amendment to the Note to reduce the conversion price, the holders of the Note converted it to 6,585,868 shares of our common stock. The Restis affiliate shareholders, United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding Inc., and the sellers are owned and controlled respectively by the following members of the Restis family: Victor Restis, Bella Restis, Katia Restis and Claudia Restis. The Restis affiliate shareholders are four personal investment companies. Each company is controlled by one of these four individuals. Each seller is a single purpose entity organized for the purpose of owning and operating one of the six dry bulk carriers sold pursuant to the terms of the Master Agreement and the individual related MOA. Following the sale of the vessels under the Master Agreement and related MOAs, the sellers have had no further operations. The Restis affiliate shareholders purchased shares of Seanergy's common stock from two of our original founders, Messrs. Panagiotis and Simon Zafet, and were the nominees of the sellers for purposes of receiving payments under the Note and the common shares we issued upon meeting the EBITDA target described above. The Restis affiliate shareholders do not have any direct participation in our operations as they are not officers, directors or employees of Seanergy Maritime or Seanergy.

The Master Agreement also provided that Seanergy Maritime and Seanergy cause their respective officers to resign as officers, other than Messrs. Ploughman and Koutsolioutsos, and the Restis affiliate shareholders have the right to appoint such other officers as they deem appropriate in their discretion.  Pursuant to the Master Agreement, Seanergy Maritime and Seanergy also established shipping committees of three directors and delegated to them the exclusive authority to consider and vote upon all matters involving shipping and vessel finance, subject to certain limitations. Messrs. Ploughman, Koutsoubelis and Culucundis were appointed to such committees; Ms. Anagnostara and Mr. Panagiotopoulos have since replaced Mr. Koutsoubelis and Mr. Culucundis, respectively, on our shipping committee. See "Management–Board Committees–Shipping Committee" In addition, in connection with the Master Agreement, Seanergy entered into the Management Agreement and the Brokerage Agreement, whereby Seanergy agreed to outsource the management and commercial brokerage of its fleet to affiliates of the Restis family.

Purchase of Remaining 50% Ownership Interest in BET

On August 12, 2009, we expanded the size of our fleet when we closed on the purchase of a 50% ownership interest in BET from Constellation, a company unaffiliated with us. On September 3, 2010, we entered into an agreement to acquire the remaining 50% ownership interest in BET from Mineral Transport, a company controlled by members of the Restis family, for consideration that was paid in the form of: (i) $7.0 million in cash and (ii) 24,761,905 shares of our common stock, at an agreed price of $1.05 per share totaling $26.0 million, that were issued to the Restis affiliate shareholders, as nominees of Mineral Transport. The consideration as reflected in the accounts resulted in an excess of $18.1 million of the book value of the non-controlling interest of $19.9 million, which was treated as a reduction to additional paid-in capital. There was no impact on net income; however there was a net loss of $0.23 million reclassified from non-controlling interest to net loss attributable to shareholders of Seanergy for the year ended December 31, 2010 since it was a transaction under common control, and this had no impact on earnings per share.

Purchase of MCS

On April 30, 2010, Maritime Capital, a company controlled by members of the Restis family, acquired 100% of MCS. On May 28, 2010, we further expanded our fleet by acquiring a 51% ownership interest in MCS for consideration of $33.0 million paid to Maritime Capital. On September 15, 2010, we acquired the remaining 49% ownership interest in MCS from Maritime Capital for consideration of approximately $29.0 million, which was paid to Maritime Capital in the form of: (i) $3.0 million in cash and (ii) 24,761,905 shares of our common stock, at an agreed price of $1.05 per share totaling $26.0 million, that were issued to the Restis affiliate shareholders, as nominees of Maritime Capital.

Registration Rights

Pursuant to a Registration Rights Agreement, no later than 30 days from the effective date of the dissolution and liquidation of Seanergy Maritime, we were obligated to file a registration statement with the Commission registering the resale of the 5,500,000 common shares in the aggregate owned by Seanergy Maritime's founding shareholders and the Restis affiliate shareholders, 16,016,667 common share purchase warrants that were issued in a private transaction, to which we refer as the Insider Warrants, and the 16,016,667 common shares underlying the Insider Warrants. In addition, we agreed to register for resale in such registration statement an aggregate of 6,568,075 common shares, consisting of the 4,308,075 common shares issued to the Restis affiliate shareholders upon achievement of the earnings targets and the 2,260,000 common shares originally issuable upon conversion of the Note. We filed such registration statement, to which we refer as the original resale registration statement, with the Commission (File No. 333-157270) and it was declared effective on February 19, 2009. The 5,500,000 shares were in escrow for a period of 12 months after the vessel acquisition and in September 2009, they were released by the escrow agent.

On August 28, 2009, in connection with the amendment to the Note, we filed a registration statement pursuant to Rule 462(b) promulgated under the Securities Act (File No. 333-161595), or the second resale registration statement, for the additional 4,325,868 common shares issued upon conversion of the Note, as amended. The securities we registered pursuant to the original resale registration statement and the second resale registration statement were again registered pursuant to a registration statement on Form F-3 we filed with the Commission on May 10, 2010 (File No. 333-166697), or the third resale registration statement. The holders of such securities are also entitled to certain "piggy-back" registration rights on registration statements filed subsequent to such date. We have since withdrawn the original resale registration statement and the second resale registration statement.

On September 15, 2010, we entered into a registration rights agreement in connection with the Company’s acquisition of a 49% interest in MCS, as part of the purchase price for the acquisition was paid through the issuance of 24,761,905 shares of our common stock to the Restis affiliate shareholders as nominees of the seller, Maritime Capital. On October 22, 2010, we entered into a registration rights agreement in connection with our acquisition of a 50% interest in BET, as part of the purchase price for the acquisition was paid through the issuance of 24,761,905 shares of our common stock to the Restis affiliate shareholders as nominees of the seller, Mineral Transport. Pursuant to these registration rights agreements, no later than 120 days from the execution of each of the registration rights agreements, we were obligated to file a registration statement with the Commission registering the resale of such 49,523,810 common shares in the aggregate issued to and held by the Restis affiliate shareholders following the September 2010 MCS and October 2010 BET acquisitions, to which we refer as the fourth resale registration statement. We filed the fourth resale registration statement with the Commission on a registration statement on Form F-3 on October 7, 2010 (File No. 333-169813), and it was declared effective on November 12, 2010.

Management of Our Fleet

We outsource the commercial brokerage and management of our fleet to companies that are affiliated with members of the Restis family. The commercial brokerage of our initial fleet of six vessels and the BET fleet has been contracted out to Safbulk. The management of our fleet has been contracted out to EST. These entities are controlled by members of the Restis family.

Management Agreement

Under the terms of the management agreement entered into by EST, a company controlled by members of the Restis family, as manager of all vessels owned by our subsidiaries, with Seanergy Management, and EST, as manager of all vessels owned by BET, and BET, EST performs certain duties that include general administrative and support services necessary for the operation and employment of all vessels owned by all subsidiaries of Seanergy and BET, including, without limitation, crewing and other technical management, insurance, freight management, accounting related to vessels, provisions, bunkering, operation and, subject to our instructions, sale and purchase of vessels.

Brokerage Agreement

Under the terms of the brokerage agreements entered into by Seanergy Management, with Safbulk, a company controlled by members of the Restis family, Safbulk provides commercial management services for our initial fleet of six vessels and the BET vessels, which include, among other things, seeking and negotiating employment for the vessels owned by the vessel-owning subsidiaries in accordance with the instructions of Seanergy Management and BET, as the case may be. Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. Both brokerage agreements have been automatically renewed for another year expiring in August 2011.

Time Charters with SAMC

Pursuant to charter party agreements dated July 7, 2009, each of the BET Commander, the BET Prince, the BET Fighter, the BET Scouter and the BET Intruder are chartered to SAMC, a company controlled by members of the Restis family, at daily charter rates of $24,000, $25,000, $25,000, $26,000 and $15,500, respectively, for charters expiring in December 2011, January 2012, September 2011, October 2011 and September 2011, respectively, assuming latest possible redelivery. All charter rates for the BET fleet are inclusive of a commission of 1.25% payable to Safbulk Maritime as commercial broker and 2.5% to SAMC as charterer. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is lower than the period rate it is paying BET.

Stock Purchase Agreement

On May 20, 2008, the Restis affiliate shareholders purchased the beneficial interests in all of the securities of Seanergy Maritime owned by Messrs. Panagiotis Zafet and Simon Zafet, the former chief executive officer and chief operating officer of Seanergy Maritime, respectively. The securities owned by the Zafets consisted of 2,750,000 founding shares and 8,008,334 private placement warrants. The aggregate purchase price for the founding shares and private placement warrants, which was negotiated between the Zafets and the Restis affiliate shareholders, was $25.0 million.

Because the securities purchased by the Restis affiliate shareholders were founding shares and private placement warrants, they were subject to a number of restrictions not applicable to Seanergy Maritime common stock and warrants. The founding shares were held in escrow and could not be transferred until 12 months after a business combination, which is why the Restis affiliate shareholders could only purchase the beneficial interests in such shares, including voting rights, as the founding shares remained in the registered names of the Zafets until September 7, 2009, when they were transferred into the names of the Restis affiliate shareholders and released from escrow. These securities have since been registered under the third resale registration statement pursuant to the Securities Act.

In connection with the purchase by the Restis affiliate shareholders of all of the Zafets' beneficial interest in the founding shares and private placement warrants, the Zafets agreed to resign as directors and officers of Seanergy Maritime and terminated all business relationships they had with Seanergy Maritime. Neither Seanergy nor Seanergy Maritime was a party to the stock purchase agreement and neither was involved in the negotiation of the purchase price. Accordingly, Seanergy and Seanergy Maritime believe that the fair value of the founding shares and private placement warrants sold by the Zafets to the Restis affiliate shareholders was the contractual purchase price of $25.0 million.

Vgenopoulos and Partners

Mr. Ioannis Tsigkounakis, who was a member of our Board of Directors until November 18, 2009, is a partner of Vgenopoulos and Partners, a law firm we had retained in connection with certain transactional matters. During the fiscal years ended December 31, 2010 and 2009, Seanergy Maritime paid Mr. Tsigkounakis' law firm $31,000 and $20,465, respectively.

Commercial Real Estate Sublease Agreement

We lease our executive office space in Athens, Greece pursuant to the terms of a sublease agreement between Seanergy Management and Waterfront, a company which is beneficially owned by Victor Restis. The sublease fee is Euro 504,000 per annum, or Euro 42,000 per month. The initial term is from November 17, 2008 to November 16, 2011. We have the option to extend the term until February 28, 2014. On December 20, 2010 we entered into an amendment which provides that for the remaining of the term of the sublease agreement the sublease fee will be EUR 35,000 per month.

Consultancy Agreement

On December 15, 2008, Seanergy Management entered into an agreement with CKA Company S.A., a related party entity incorporated in the Marshall Islands. CKA Company S.A. is beneficially owned by our chief financial officer. Under the agreement, CKA Company S.A. provides the services of the individual who serves in the position of our chief financial officer. The agreement is for $220,000 per annum, payable monthly on the last working day of every month in 12 installments. The agreement may be terminated by either party on six-months’ notice.

PRINCIPAL SHAREHOLDERS

The following table sets out certain information as of March 30, 2011 with respect to each person or group of affiliated persons who is currently known to us to be the beneficial owner of 5% or more of the shares of our common stock, our chief executive officer and the chairman of our board of directors, our chief financial officer, and all of our executive officers and directors as a group:

Name and Address of Beneficial Owner(1)	Voting Power		Percentage of Voting Power	Investment Power		Percentage of Investment Power
Georgios Koutsolioutsos	9,568,380	(2)(3)	8.2%	9,568,380	(2)	8.2%
United Capital Investments Corp.	24,811,733	(4)(6)(7)(8)	22.0%	24,811,733	(4)(5)(7)	22.0%
Atrion Shipholding S.A.	22,018,260	(6)(7)(8)	19.7%	22,018,260	(7)	19.7%
Plaza Shipholding Corp.	22,151,853	(4)(6)(7)(8)	19.8%	22,151,853	(4)(5)(7)	19.8%
Comet Shipholding Inc.	22,018,549	(6)(7)(8)	19.7%	22,018,549	(7)	19.7%
Dale Ploughman	180,000		*	180,000		*
Christina Anagnostara	10,000		*	10,000		*
All directors and executive officers as a group (7 individuals)	190,000		*	190,000		*

*	Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the shareholders is 1-3 Patriarchou Grigoriou Street, 166 74 Glyfada, Athens, Greece.

(2)	Includes 6,727,000 shares of our common stock for Mr. Koutsolioutsos issuable upon exercise of warrants, as to which Mr. Koutsolioutsos has sole voting and dispositive power.

(3)	Includes 38,700 shares of our common stock, as to which Mr. Koutsolioutsos has sole voting power.

(4)	Includes 70,000 shares of common stock owned by Argonaut SPC, a fund managed by Oxygen Capital AEPEY, which is an entity affiliated with Victor Restis and Katia Restis.

(5)
None of the Restis affiliate shareholders, other shareholders who are affiliates of the Restis family, or Seanergy Maritime's founding shareholders has shared investment power with respect to any of the shares beneficially owned, except for 70,000 shares included for Plaza Shipholding Corp. as to which each of United and Plaza have shared investment power.

(6)
Each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc. is an affiliate of members of the Restis family. The address of each of United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp., and Comet Shipholding Inc., is c/o 11 Poseidonos Avenue, 16777 Elliniko, Athens, Greece, Attn: Evan Breibart.

(7)
Includes 2,002,083, 2,002,084, 2,002,083 and 2,826,584 shares of our common stock for Atrion, Plaza, Comet and United Capital Investments, respectively, in connection with the exercise of the warrants, as to which each of Atrion, Plaza, Comet and United Capital Investments has sole voting power.

(8)
Following the initial acquisition of an aggregate of 2,750,000 shares of our common stock on May 20, 2009, each of United Capital Investments, Atrion, Plaza and Comet and their affiliates have continued to make additional purchases of shares of our common stock as follows: (i) during the period between June 5, 2008 and August 11, 2008, they collectively purchased an aggregate of 8,929,781 shares of our common stock in a combination of open market purchases and private block transaction for prices ranging from $9.8711 to $10.00 per share; and (ii) during the period between October 13, 2008 and August 21, 2009, they collectively purchased an aggregate of 4,937,634 shares of our common stock in open market purchases for prices ranging from $4.78 to $6.99 per share.

All shares owned by the shareholders listed in the table above have the same voting rights as other shares of our common stock. To the best of our knowledge, except as disclosed in the table above, we are not owned or controlled, directly or indirectly, by another corporation or by any foreign government. To the best of our knowledge, there are no agreements in place that could result in a change of control of us.

As of March 29, 2011, 39,942,060 shares of our common stock, or 36.4% of the total shares outstanding, were held of record by three persons with U.S. addresses of record, including 39,938,960 shares owned of record in CEDE & Co., a nominee of The Depository Trust Company. As a nominee, we believe that the shares held by CEDE & Co. include shares of common stock beneficially owned by both holders in and outside the United States.

DESCRIPTION OF INDEBTEDNESS

Marfin Revolving Credit Facility

As of December 31, 2010, we had utilized $54.8 million of the amount available under our revolving credit facility, which is equal to the lesser of $72.0 million and an amount in dollars which when aggregated with the amounts already drawn down under the term facility does not exceed 70% of the aggregate market values of the vessels and other securities held in favor of the lender for the initial business combination and working capital purposes.

The original revolving credit facility bears interest at USD LIBOR plus 2.25% per annum. As per the amended loan agreements dated September 9, 2009 and November 13, 2009, the revolving credit facility bears interest at USD LIBOR plus 3.50% until January 1, 2011. As per addenda to the loan agreement dated June 2, 2010, the revolving credit facility bear interest of USD LIBOR plus 4.00% until January 3, 2012. After January 3, 2012, interest is reinstated at USD LIBOR plus 2.25% per annum. A commitment fee of 0.25% per annum is calculated on the daily aggregate un-drawn balance and un-cancelled amount of the revolving credit facility, payable quarterly in arrears from the date of the signing of the loan agreement.

The revolving facility is subject to one annual reduction of $6,845,000 and four consecutive annual reductions of $12.0 million and any outstanding balance must be fully repaid together with the balloon payment of the term loan.

Marfin Term Facility and Addenda

The initial vessel acquisition was financed with an amortizing term loan from Marfin equal to $165.0 million representing 42% of the vessels' aggregate acquisition costs, excluding any amounts associated with the earn-out provision. The amount outstanding as of December 31, 2010, amounted to $110.8 million.

The loan is repayable commencing three months from the last drawdown, or March 31, 2009, whichever is earlier, through 28 consecutive quarterly principal installments, of which the first four principal installments will be equal to $7.5 million each, the next four principal installments will be equal to $5.3 million each and the final 20 principal installments will be equal to $3.2 million each, with a balloon payment equal to $50.0 million due concurrently with the 28th principal installment. On September 9, 2009, we executed addendum no. 1 to the loan agreement. In connection with the amendment, Marfin accelerated the due date of installment no. 5 to September 25, 2009 and of installment nos. 6 and 7 to January 4, 2010.

On November 13, 2009, we received an extension of the waiver from Marfin in connection with the $165,000,000 term facility and $54,845,000 revolving facility utilized. In connection with the amendment, Marfin accelerated the due date of installments no. 8 and no. 9 to July 1, 2010.

On June 2, 2010, we received an extension of the waiver from Marfin in connection with the $165.0 million term facility and $54.8 million revolving facility utilized. In connection with the amendment, Marfin accelerated the due date of installments no. 10 and no. 11 to January 3, 2011 and the due date of installments no. 12 and no. 13 to July 1, 2011. The remaining fifteen quarterly installments are repayable starting in March 2012, with a balloon payment equal to $50.0 million due concurrently with the final installment in September 2015.

The loan bears interest at an annual rate equal to 3 month USD LIBOR plus 1.5%, if our ratio of total assets to total liabilities is greater than 165%, which is to be increased to 1.75% if the ratio is equal or less than 165%. As per the amended loan agreements dated September 9, 2009, November 13, 2009 and June 2, 2010, the term facility bears interest at USD LIBOR plus 3.50% until January 3, 2012. After January 3, 2012, interest is reinstated at 3 month USD LIBOR plus 1.5% if our ratio of total assets to total liabilities is greater than 165%, or 3 month USD LIBOR plus 1.75% if the ratio is equal or less than 165%.

The term facility is secured by the following: a first priority mortgage on the vessels, on a joint and several basis; a first priority general assignment of any and all earnings, insurances and requisition compensation of the vessels and the respective notices and acknowledgements thereof; a first priority specific assignment of the benefit of all charters exceeding 12 calendar months duration and all demise charters in respect of the vessels and the respective notices and acknowledgements thereof to be effected in case of default or potential event of default to the absolute discretion of Marfin; assignments, pledges and charges over the earnings accounts held in the name of each borrower with the security trustee; undertakings by the technical and commercial managers of the vessels; and subordination agreement between Marfin and the holder of the Note. All of the aforementioned security will be on a full cross collateral basis.

The term facility includes covenants, among others, that require the borrowers and the corporate guarantor, to maintain vessel insurance for an aggregate amount greater than the vessels' aggregate market value or an amount equal to 130% of the aggregate of (a) the outstanding amount under both the revolving credit and term facilities and (b) the amount available for drawdowns under the revolving facility. The vessels' insurance is to include as a minimum cover hull and machinery, war risk and protection and indemnity insurance, $1.0 billion for oil pollution and for excess oil spillage and pollution liability insurance. In relation to the protection and indemnity insurance, no risk should be excluded or the deductibles as provided by the P&I Association materially altered or increased to amounts exceeding $150,000 without the prior written consent of Marfin. In addition, the mortgagees' interest insurance on the vessels and the insured value must be at least 110% of the aggregate of the revolving credit and term facility.

In addition, if a vessel is sold or becomes a total loss or the mortgage on the vessel is discharged on its disposal, we are required to repay such part of the facilities as is equal to the higher of the amount related to such vessel or the amount necessary to maintain the security clause margin.

Other covenants include the following:

·
not to borrow any money or permit such borrowings to continue other than by way of subordinated shareholders' loan or enter into any agreement for deferred terms, other than in any customary supplier's credit terms or any equipment lease or contract hire agreement other than in ordinary course of business;

·	no loans, advances or investments in, any person, firm, corporation or joint venture or to any officer, director, shareholder or customer of any such person;

·	not to assume, guarantee or otherwise undertake the liability of any person, firm, company;

·	not to authorize any capital commitments;

·
not to declare or pay dividends in any amount greater than 60% of the net cash flow of the Group as determined by the lender on the basis of the most recent annual audited financial statements provided, or repay any shareholder's loans or make any distributions in excess of the above amount without the lenders prior written consent (see below for terms of waiver obtained on December 31, 2008);

·	not to change the Chief Executive Officer and/or Chairman of the corporate guarantor without the prior written consent of the lender;

·	not to assign, transfer, sell or otherwise or dispose vessels or any of the property, assets or rights without prior written consent of the lender;

·
to ensure that the members of the Restis and Koutsolioutsos families (or companies affiliated with them) own at all times an aggregate of at least 10% of the issued share capital of the corporate guarantor;

·	no change of control in the corporate guarantor without the written consent of the lender;

·	not to engage in any business other than the operation of the vessels without the prior written consent of the lender;

·
not to violate the security margin clause, which provides that: the aggregate market values of the vessels and the value of any additional security shall not be less than (or at least) 135% of the aggregate of the outstanding amounts under the revolving credit and term facilities and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained. As of December 31, 2008, we would not have been in compliance with the security margin clause under the Marfin loan agreement had we not later obtained certain retroactive waivers from Marfin. During the first quarter of 2009, we obtained waivers from Marfin of our compliance with these various financial and other covenants, which waivers were effective as of December 31, 2008. These waivers expired in July 2009, when the first of our original charterers was replaced. On September 9, 2009, November 13, 2009 and June 2, 2010, we executed addenda no. 1, no. 2 and no. 3, respectively, to the loan agreement and obtained a waiver from Marfin through January 3, 2012. In connection with the amendment and waiver, Marfin made certain changes to our loan agreement including increasing the interest payable during the waiver period, accelerating the due dates of certain principal installments and limiting our ability to pay dividends without their prior consent. As a result of these waivers, we are not currently in default under our Marfin loan agreement; and

·
ensure that members of the Restis family and the family of our former chairman Mr. George Koutsolioutsos (or companies affiliated with them) together own at all times an aggregate of at least 10% of our issued share capital.

Financial covenants include the following:

•
ratio of financial indebtedness to earnings, before interest, taxes, depreciation and amortization (EBITDA) shall be less than 6.5:1 (financial indebtedness or net debt are defined is the sum of all outstanding debt facilities minus cash and cash equivalents). The covenant is to be tested quarterly on an LTM basis (the "last twelve months"). The calculation of the covenant is not applicable for the quarter ended December 31, 2008;

·
the ratio of LTM EBITDA to net interest expense shall not be less than 2:1. The covenant is to be tested quarterly on a LTM basis. The calculation of the covenant is not applicable for the quarter ended December 31, 2008;

·	the ratio of total liabilities to total assets shall not exceed 0.70:1;

·	unrestricted cash deposits shall not be less than 2.5% of the financial indebtedness; and

·	average quarterly unrestricted cash deposits, other than in favor of the lender, shall not be less than 5% of the financial indebtedness.

The financial covenants listed above are to be tested on a quarterly basis. We were in compliance with our financial covenants as of December 31, 2010.

Citibank Loan Agreement and Supplemental Agreement

The six wholly-owned subsidiaries of BET financed the acquisition of their respective vessels with the proceeds of an amortizing loan from Citibank, as agent for the syndicate of banks and financial institutions set forth in the loan agreement, in the principal amount of $222.0 million. The loan agreement dated June 26, 2007 is guaranteed by BET. The BET subsidiaries drew down on agreed portions of the loan facility to acquire each of the original six vessels in the BET fleet. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. The loan bears interest at the annual rate of USD LIBOR plus 0.75%. As of December 31, 2010, the principal amount due under the Citibank loan was $101.7 million.

The repayment of the loan commenced on December 28, 2007 through 15 equal semi-annual installments of principal in the amount of $8.3 million followed by a balloon payment due six months thereafter in the amount of $43.7 million, as these installment amounts were revised after the BET Performer sale. Following BET's supplemental agreement dated September 30, 2009 and prepayment of $20.0 million, the semi-annual installments of principal and the balloon payment amount to $7.1 million and $37.6 million, respectively. The borrowers are required to deposit one-sixth of the next principal payment in a retention account each month to fund each semi-annual principal payment. Interest is due and payable based on interest periods selected by BET equal to one month, two months, three months, six months, or a longer period up to 12 months. For interest periods longer than three months, interest is due in three-month installments.

Pursuant to a supplemental agreement dated August 4, 2010 with Citibank, BET has undertaken to maintain a minimum amount of no less than $7.5 million in the BET account with Citibank. Under the supplemental agreement with Citibank dated December 23, 2010 the applicable margin has been adjusted to 1.75% per annum.  Lastly, the Citibank supplemental agreement dated March 31, 2011 provides (i) that the minimum equity ratio requirement for the accounting period ending December 31, 2011 shall not be lower than 0.175:1.0 and (ii) that the applicable margin for the period between January 1, 2011 and December 31, 2011 shall be increased to 2% per annum and that from January 1, 2012 and at all other times thereafter, the applicable margin shall be 1.75% per annum.

The Citibank loan facility is secured by the following: the loan agreement, a letter agreement regarding payment of certain fees and expenses by BET; a first priority mortgage on each of the BET vessels; the BET guaranty of the loan; a general assignment or deed of covenant of any and all earnings, insurances and requisition compensation of each of the vessels; pledges over the earnings accounts and retention accounts held in the name of each borrower; undertakings by the technical managers of the BET vessels; and the trust deed executed by Citibank for the benefit of the other lenders, among others.

The ship security documents include covenants, among others, that require the borrowers to maintain vessel insurance for an aggregate amount equal to the greater of the vessels' aggregate market value or an amount equal to 125% of the outstanding amount under the loan. The vessels' insurance is to include as a minimum cover fire and usual marine risks, war risk and protection and indemnity insurance, and $1.0 billion for oil pollution. In addition, the borrowers agree to reimburse the mortgagee for mortgagees' interest insurance on the vessels in an amount of up to 110% of the outstanding amount under the loan.

In addition, if a vessel is sold or becomes a total loss, BET is required to repay such part of the loan as is equal to the greater of the relevant amount for such vessel, or such amount as is necessary to maintain compliance with the minimum security covenant in the loan agreement. This covenant requires the borrowers to assure that the market value of the BET vessels is not less than 125% of the outstanding amount under the loan. On July 10, 2008, BET, through its wholly owned subsidiary sold the BET Performer and paid an amount on the loan equal to $41.5 million, as required by the loan agreement.

The Borrowers also must assure that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the loan. If the market value of the vessels is less than this amount, the Borrowers must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lender with a value sufficient to meet this requirement, which additional security must be acceptable to the lender. The value of the BET vessels shall be determined when requested by the lender, and such determination shall be made by any two of the lender's approved shipbrokers, one of which shall be nominated by the lender and one of which shall be nominated by the borrowers.

Other covenants include the following:

•	Not to permit any lien to be created over all or any part of the borrowers' present or future undertakings, assets, rights or revenues to secure any present or future indebtedness;

•	Not to merge or consolidate with any other person;

·	Not to sell, transfer, dispose of or exercise direct control over any part of the borrowers' assets, rights or revenue without the consent of the lender;

·	Not to undertake any business other than the ownership and operation of vessels and the chartering of vessels to third parties;

·	Not to acquire any assets other than the BET vessels;

·	Not to incur any obligations except under the loan agreement and related documents or contracts entered into in the ordinary course of business;

•
Not to borrow money other than pursuant to the loan agreement, except that the borrowers may borrow money from their shareholders or directors or their related companies as long as such borrowings are subordinate to amounts due under the loan agreement;

·
Not to guarantee, indemnify or become contingently liable for the obligations of another person or entity except pursuant to the loan agreement and related documents, except, in general, for certain guarantees that arise in the ordinary course of business;

·
Not to make any loans or grant any credit to any person, except that the borrowers make loans to BET or the borrowers' related companies as long as they are made on an arm's length basis in the ordinary course of business and are fully subordinated to the rights of the lender;

·	Not to redeem their own shares of stock;

·	Not to permit any change in the legal or beneficial ownership of any of the borrowers or BET or cause any change in the shareholders' agreement or constitutional documents related to BET; and

·	Not to enter into any related party transactions except on an arm's length basis and for full value.

On September 30, 2009, BET entered into a supplemental agreement with Citibank (as agent for the syndicate of banks and financial institutions set forth in the loan agreement) in connection with the $222.0 million loan obtained by the six wholly owned subsidiaries of BET, which financed the acquisition of their respective vessels. The material terms of the supplemental agreement with Citibank are as follows:

(1)
the applicable margin for the period between July 1, 2009 and ending on June 30, 2010 (the amendment period) shall be increased to two per cent (2%) per annum and for the period commencing on 1 July 2010 and at all other times thereafter, zero point seven five per cent (0.75%) per annum;

(2)	the borrowers shall pay a part of the loan in the amount of $20.0 million; and

(3)	the borrowers and the corporate guarantor have requested and the creditors consented to:

	a)	the temporary reduction of the security requirement during the amendment period from 125% to 100% and following the expiration of the amendment period the security requirement is 125%; and
b)
the temporary reduction of the minimum equity ratio requirement of the principal corporate guarantee to be amended from 0.30: 1.0 to 0.175:1.0 during the amendment period at the end of the accounting periods ending on December 31, 2009 and June 30, 2010 and following the expiration of the amendment period the minimum equity ratio requirement of the principal corporate guarantee is 0.30: 1.0.

Additionally, the Restis family (or companies affiliated with the Restis family) must be the beneficial owners of at least 50.1% of our issued share capital (or any lower percentage not less than 40% resulting solely from a rights issue or increase of our issued share capital). Failure to satisfy this condition would constitute an event of default under the Citibank loan agreement.

DVB, HSBC and UOB Loan Agreements and Supplemental Agreements

The vessels acquired from MCS were partially financed with the proceeds from three loan facilities. The first loan facility, with DVB, as agent, comprised two loans, a senior loan and a junior loan, and was used to finance a part of the cost of the acquisition of four vessels. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. The loans were originally repayable in 33 quarterly installments, out of which the first four principal installments, payable in 2008, were equal to an aggregate of $20.7 million, the next four principal installments, payable in 2009, were equal to an aggregate of $10.3 million, the next four principal installments, payable in 2010, were equal to an aggregate of $9.5 million, the next four principal installments, payable in 2011, were equal to an aggregate of $8.4 million , the next four principal installments, payable in 2012, were equal to an aggregate of $8.3 million, the next four principal installments, payable in 2013, were equal to an aggregate of $8.3 million, the next four principal installments, payable in 2014, were equal to an aggregate of $6.4 million, the next four principal installments, payable in 2015, were equal to an aggregate of $6.3 million, along with balloon payments equal to an aggregate of $12.3 million, and the final installment, payable in 2016, was equal to $0.5 million, along with a balloon payment of $6.2 million due concurrently with the final principal installment. Following a supplemental agreement dated May 20, 2010 and prepayment of $7.4 million, no further principal installments are due until the second quarter of 2011, at which point $6.2 million will be paid. The next eight quarterly installments of principal will be equal to an aggregate of $2.1 million each, the next quarterly installment will be equal to $1.6 million, the next seven quarterly installments will be equal to an aggregate of $1.6 million each along with balloon payments equal to an aggregate of $12.3 million, and the final quarterly installment will be equal to $0.5 million and a balloon payment of $6.2 million. The applicable margin before the supplemental agreement was USD LIBOR plus 1.10% per annum on the senior loan and USD LIBOR plus 2.85% per annum on the junior loan. The applicable margin following the supplemental agreement is USD LIBOR plus 2.10% per annum on the senior loan and USD LIBOR plus 4.90% per annum on the junior loan.  As of December 31, 2010, the outstanding amount under this loan facility was $54.6 million.

The second loan facility with HSBC, as agent, was used to finance part of the cost of acquisition of two vessels. The amount of the loan for each vessel was less than or equal to 65% of the contractual purchase price for the applicable vessel. The loans were originally repayable in 32 quarterly installments, out of which the first principal installment, payable in 2008, was equal to $2.6 million, the next four principal installments, payable in 2009, were equal an aggregate of $10.4 million, the next four principal installments, payable in 2010, were equal to an aggregate of $10.4 million, the next four principal installments, payable in 2011, were equal to an aggregate of $10.4 million, the next four principal installments, payable in 2012, were equal to an aggregate of $9.0 million, the next four principal installments, payable in 2013, were equal to an aggregate of $4.8 million, the next four principal installments, payable in 2014, were equal to an aggregate of $4.8 million, the next four principal installments, payable in 2015, were equal to an aggregate of $$4.8 million, and the final three principal installments, payable in 2016, were equal to an aggregate of $3.6 million, along with balloon payments equal to an aggregate of $5.3 million due concurrently with the final principal installments. Following a supplemental agreement dated May 21, 2010 and prepayment of $7.6 million, the remaining loan repayment period has been shortened to 13 quarterly installments. Nine of the remaining 13 quarterly installments of principal will be equal to an aggregate of $2.6 million each and the final four quarterly installments of principal will be equal to an aggregate of $1.2 million each, with balloon payments equal to an aggregate of $12.2 million due concurrently with the final principal installment. The applicable margin to the later of July 21, 2011 and the date of compliance with the security requirement covenant is USD LIBOR plus 3.25% per annum and thereafter is USD LIBOR plus 2.75% per annum unless there is a breach of the compliance of the security requirement or there is an event of default under the loan agreement. As of December 31, 2010, the outstanding amount under this loan facility was $35.3 million.

The third loan facility with UOB as agent was used to finance part of the cost of the acquisition of three vessels. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. The loans were originally repayable in 33 quarterly installments, out of which the first three principal installments, payable in 2008, were equal to an aggregate of $5.4 million, the next four principal installments, payable in 2009, were equal an aggregate of $8.7 million, the next four principal installments, payable in 2010, were equal to an aggregate of $8.0 million, the next four principal installments, payable in 2011, were equal to an aggregate of $7.2 million, the next four principal installments, payable in 2012, were equal to an aggregate of $6.8 million, the next four principal installments, payable in 2013, were equal to an aggregate of $6.8 million, the next four principal installments, payable in 2014, were equal to an aggregate of $6.8 million, the next four principal installments, payable in 2015, were equal to an aggregate of $6.8 million, and the final two principal installments, payable in 2016, were equal to $2.8 million, along with balloon payments equal to an aggregate of $14.9 million due concurrently with the final principal installments. Following a supplemental agreement dated May 24, 2010, $13.8 million was converted into subordinated debt out of which $3.8 million was prepaid on June 30, 2010, $9.3 million was prepaid from the original loans, and the remaining loan amounts are repayable in 25 quarterly installments, out of which one quarterly installment of principal amounting to $0.2 million, 22 quarterly installments of principal amounting to an aggregate of $0.7 million each, one quarterly installment of principal amounting to an aggregate of $0.7 million concurrently with a balloon payment of $6.0 million, and a final quarterly installment of principal amounting to $0.5 million concurrently with balloon payments amounting to an aggregate of $10.9 million. The remaining balance of the subordinated debt is repayable up to the final balloon payment date of the original UOB loan facility. The applicable margin prior to the voluntary prepayment was USD LIBOR plus (i) 1.40% per annum if the loan-to-value ratio was equal to or greater than 70%, (ii) 1.25% if the loan-to-value ratio was equal to or greater than 60% but less than 70%, or (iii) 1.10% if the loan-to-value ratio was less than 60%. The applicable margin following the voluntary prepayment is USD LIBOR plus 2.50% per annum in relation to the senior loan and USD LIBOR plus 3.50% per annum in relation to the subordinated loan. As of December 31, 2010, the outstanding amount under this loan facility was $42.3 million.

The DVB, HSBC and UOB loan facilities are secured by the following: first priority mortgages on each of the MCS vessels; MCS guaranties on each of the loans; a general assignment or deed of covenant of any and all earnings, insurances and requisition compensation of each of the vessels; pledges over the earnings accounts and retention accounts held in the name of each borrower and undertakings by the technical managers of the MCS vessels, among others.

The ship security documents include covenants, among others, that require the borrowers to maintain vessel insurance for an aggregate amount equal to the greater of the vessels' aggregate market value or an amount equal to 133%, 125% and 100% of the outstanding amount under each of the UOB, HSBC and DVB loans as described above. The MCS borrowers have received from each of DVB and HSBC waivers from compliance of these security requirements until March 31, 2011 and December 31, 2012, respectively. The relevant covenant in the UOB loan takes effect beginning as of December 31, 2012. The vessels' insurance is to include as a minimum cover fire and usual marine risks, war risk and protection and indemnity insurance, and oil pollution. In addition, the borrowers agree to reimburse the mortgagee for the mortgagees' interest insurance on the vessels in an amount of 100% to 120%of the outstanding amount under the loan.

In addition, if a vessel is sold or becomes a total loss, MCS is required to repay such part of the loan as is equal to the greater of the relevant amount for such vessel, or such amount as is necessary to maintain compliance with the relevant minimum security covenant in the loan agreements.

Promissory Note

As of June 30, 2009, we had a convertible unsecured promissory note issued to certain Restis affiliate shareholders amounting in aggregate to $28.25 million (face value). The Note accrued interest at a rate of 2.9% per annum and matured in May 2010. The Note was initially convertible into common stock at the option of the holders at a conversion price of $12.50 per share. On August 19, 2009, we amended the Note to reduce the conversion price to the average closing price of our common stock for the five trading days commencing on the effective date of the amendment, which amounted to $4.45598 per share. As a condition to such amendment, the holders agreed to convert their Note at the time of the amendment. Upon conversion, the holders received 6,585,868 shares of our common stock and the Note was extinguished.

Debt Repayment and Terms

The annual principal payments required to be made after December 31, 2010 are as follows:

2011	$53,380
2012	59,217
2013	66,038
2014	48,233
2015	137,720
Thereafter	34,960
$399,548

Capital Requirements

Our capital expenditures have thus far related solely to the purchase of our six vessels included in our initial business combination and the routine dry-docking of our vessels. We funded the initial business combination through our trust fund proceeds, our revolving credit and term facilities and the Note.

In addition, the following table summarizes our next anticipated dry-docks, as of December 31, 2010:

Vessel	Next Scheduled Dry-Dock	Estimated Cost
African Zebra*	Jan 2011	$1,350,000
Davakis G.**	Mar 2011	500,000
African Glory	Jun 2011	900,000
Delos Ranger	Aug 2011	500,000
BET Commander	Aug 2011	1,200,000
Clipper Glory	Jan 2012	900,000
Hamburg Max	Feb 2012	1,000,000
Asian Grace	May 2012	900,000
BET Fighter	Sep 2012	1,200,000
Clipper Grace	Oct 2012	900,000
African Oryx	Jan 2013	900,000
Bremen Max	May 2013	1,000,000
BET Scouter	May 2013	1,200,000
BET Prince	Jun 2013	1,200,000
BET Intruder	Oct 2013	1,000,000
African Joy	Oct 2013	900,000

* The African Zebra’s scheduled drydocking commenced on January 4, 2011 and was completed on February 28, 2011.

** The Davakis G.’s scheduled drydocking commenced on March 18, 2011 and is expected to be completed by March 31, 2011.

DESCRIPTION OF CAPITAL STOCK

The following description of our common stock, together with the additional information we include in any applicable prospectus supplements, summarizes the material terms and provisions of the common stock offered under this prospectus.  For the complete terms of our common stock, please refer to our amended and restated Articles of Incorporation and our amended and restated By-laws that are filed as exhibits to the registration statement of which this prospectus forms a part. The Marshall Islands Business Corporation Act, or BCA, may also affect the terms of these securities. The terms we have summarized below will apply generally to any future common shares that we, the holders of our Public Warrants, the new underwriters or the original underwriter may offer.

Authorized Capitalization

Under our amended and restated articles of incorporation, we are authorized to issue 500,000,000 shares of our common stock, par value $0.0001 per share, of which 109,773,980 are issued and outstanding as of the date of this prospectus and 1,000,000shares of preferred stock, par value $0.0001 per share, of which none are outstanding as of the date of this prospectus.

Common Stock

As of the date of this prospectus, we have 109,773,980 common shares outstanding out of 500,000,000 common shares authorized to be issued. In addition, we have 42,984,667 shares of common stock reserved for issuance upon the exercise of the Unit Purchase Option and our warrants, including the 38,984,667 Public Warrant Shares, and 8,750,000 shares of common stock reserved for issuance under the Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan. The Public Warrant Shares were originally registered pursuant to a registration statement, or the initial registration statement, that we filed with the Commission (File No. 333-154952) and that was declared effective on January 26, 2009. After the Commission declared the effectiveness of the registration statement of which this prospectus forms a part, we filed with the Commission a post-effective amendment to the initial registration statement for the purpose of de-registering the remaining unsold securities thereunder.

Each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of shares of common stock are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends. Holders of common stock do not have conversion, redemption or preemptive rights to subscribe to any of our securities. All outstanding shares of common stock are fully paid and non-assessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any shares of preferred stock which we may issue in the future. There are no limitations on the right of non-residents of the Republic of the Marshall Islands to hold or vote shares of our common stock.

Our common shares are listed on the NASDAQ Global Market under the symbol "SHIP".

Preferred Stock

Our amended and restated articles of incorporation authorizes the issuance of 1,000,000 shares of blank check preferred stock with such designation, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of our common stock. The preferred stock could be utilized as a method of discouraging, delaying or preventing a change in control of us. Although there is no current intent to issue any shares of preferred stock, we cannot assure you that we will not do so in the future.

Purpose

Our purpose, as stated in our amended and restated articles of incorporation, is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the BCA. Our amended and restated articles of incorporation and by-laws do not impose any limitations on the ownership rights of our shareholders.

Directors

Our directors are elected by a majority of the votes cast by shareholders entitled to vote. There is no provision for cumulative voting.

Under our amended and restated by-laws, our board of directors must consist of at least one but no more than 13 members, as fixed by the board of directors. Our directors shall be divided into three classes: Class A, Class B and Class C. The number of directors in each class shall be as nearly equal as possible. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Interested Transactions

Our by-laws provide that a contract or transaction between us and one or more of our directors or officers, or between us and any other corporation, partnership, association or other organization in which one or more of its directors or officers are our directors or officers, or have a financial interest, will not be void or voidable, if the material facts as to the relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or its committee and the board of directors or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of the board of directors as provided in the BCA, by unanimous vote of the disinterested directors.

Shareholder Meetings

Under our by-laws, annual shareholder meetings will be held at a time and place selected by our board of directors. Our board of directors may set a record date between 15 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment

Under the BCA, our shareholders have the right to dissent from various corporate actions, including any plan of merger or consolidation to which we are a party or sale or exchange of all or substantially all of our property and assets not made in the usual course of our business, and receive payment of the fair value of their shares. In the event of any further amendment of our articles of incorporation, a shareholder also has the right to dissent and receive payment for his or her shares if the amendment alters certain rights with respect to those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in the high court of the Republic of the Marshall Islands or in any appropriate court in any jurisdiction in which the company's shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions

Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors

The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties.  Our by-laws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our by-laws provide that we must indemnify our directors and officers to the fullest extent authorized by law.  We are also expressly authorized to advance certain expenses (including attorneys' fees) to our directors and officers and carry directors' and officers' insurance policies providing indemnification for our directors, officers and certain employees for some liabilities.  We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our articles of incorporation and by-laws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty.  These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders.  In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles of Incorporation and By-laws

Several provisions of our articles of incorporation and by-laws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (1) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (2) the removal of incumbent officers and directors.

Classified Board of Directors

Our articles of incorporation provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Blank Check Preferred Stock

Our articles of incorporation authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series.

Election and Removal of Directors

Our by-laws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our by-laws also provide that our directors may be removed with or without cause by a majority vote of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders

Our by-laws provide that any action required or permitted to be taken by our shareholders must be effected at an annual or special meeting of shareholders or by the unanimous written consent of our shareholders. Our by-laws also provide that our board of directors or Chief Executive Officer may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice.

Advance Notice Requirements for Shareholders Proposals and Director Nominations

Our articles of incorporation and by-laws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting of shareholders. Our articles of incorporation and by-laws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

January 2011 Special Meeting of Shareholders

At a special meeting of our shareholders held on January 4, 2011, our shareholders approved a proposal to grant our board of directors the authority to effect a reverse stock split of our issued and outstanding common stock by a ratio of not less than one-for-two and not more than one-for-fifteen. Following the shareholders’ approval, our board of directors has the authority, but not the obligation, to determine the exact reverse stock split ratio within the approved range and to effect the reverse stock split at any time. The reverse stock split will be effected, if at all, at the discretion of the board of directors in order for the Company to create the greatest marketability of its shares based on prevailing market conditions at the time.

Per Share Market Price Information

Our common shares are currently listed on the NASDAQ Global Market under the symbol "SHIP".

The table below sets forth the high and low closing prices for each of the periods indicated for our common shares on the American Stock Exchange and the NASDAQ Global Market. Seanergy Maritime's common shares were originally listed on the American Stock Exchange. On October 15, 2008, Seanergy Maritime's common shares commenced trading on the NASDAQ Global Market. Following the dissolution of Seanergy Maritime, our common shares started trading on the NASDAQ Global Market on January 28, 2009.

	High	Low
Annual Highs and Lows
For the Fiscal Year Ended December 31, 2008	$10.00	$3.15
For the Fiscal Year Ended December 31, 2009	$5.35	$2.93
For the Fiscal Year Ended December 31, 2010	$2.99	$0.90

For the Quarter Ended
2009
March 31, 2009	$5.35	$3.68
June 30, 2009	$4.50	$3.25
September 30, 2009	$4.94	$3.56
December 31, 2009	$4.50	$2.93
2010
March 31, 2010	$2.99	$1.05
June 30, 2010	$1.59	$1.06
September 30, 2010	$1.22	$0.92
December 31, 2010	$1.32	$0.90

For the Month Ended
September 2010	$1.14	$0.97
October 2010	$1.32	$1.09
November 2010	$1.23	$1.00
December 2010	$1.06	$0.90
January 2011	$0.99	$0.90
February 2011	$0.88	$0.78
March 1 to March 30, 2011	$0.77	$0.62

DESCRIPTION OF WARRANTS

As of March 30, 2011, we have 40,123,584 common stock purchase warrants issued and outstanding. Each warrant entitles the holder to purchase one share of our common stock. Our issued and outstanding warrants are distinguished as follows:

(a)           38,984,667 Public Warrants, including the 16,016,667 Insider Warrants we registered with the Commission on the third resale registration statement which has not yet been declared effective, featuring an exercise price of $6.50 per Public Warrant Share and expiring on September 24, 2011 at 5:00 p.m., New York City time; and

(b)           1,138,917 Underwriter Warrants featuring an exercise price of $1.32 per share, exercisable beginning on August 3, 2010 and expiring on February 2, 2015 at 5:00 p.m., New York City time, issued in a private transaction in connection with the public offering of our common shares that we completed on February 3, 2010.

In addition, up to 1,000,000 Unit Warrants, with an exercise price of $6.50 and identical in terms to the 38,984,667 Public Warrants, are issuable and will be outstanding in connection with the future exercise, if any, of the Unit Purchase Option.

The 16,016,667 Insider Warrants that compose part of our 38,984,667 Public Warrants were originally issued by Seanergy Maritime in a private placement on September 28, 2007, prior to the consummation of our public offering. In such private placement, all of Seanergy Maritime's executive officers purchased from Seanergy Maritime an aggregate of 16,016,667 warrants at $0.90 per warrant, and we assumed these 16,016,667 Seanergy Maritime warrants following the dissolution and liquidation of Seanergy Maritime, in the form of the Insider Warrants. The Insider Warrants are identical to all of our other Public Warrants, except that (i) the Insider Warrants are not subject to redemption if held by the initial holders or their permitted assigns and (ii) the Insider Warrants may be exercised on a cashless basis. Because the Insider Warrants were originally issued pursuant to an exemption from the registration requirements under the Securities Act, the holders of the Insider Warrants are able to exercise their Insider Warrants even if, at the time of exercise, a prospectus relating to the shares underlying the Insider Warrants is not current. As described below, the holders of our Public Warrants who acquired such Public Warrants in the initial public offering will not be able to exercise them unless we have a current registration statement covering the Public Warrant Shares.

Public Warrants

We may call the Public Warrants for redemption, in whole and not in part; at a price of $.01 per Public Warrant at any time; upon not less than 30 days' prior written notice of redemption to each Public Warrant holder; and if, and only if, the reported last sale price of the common stock equals or exceeds $14.25 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to Public Warrant holders provided that a current registration statement is effective under the Securities Act relating to the common shares issuable upon exercise of the Public Warrants.

This criterion was established to provide Public Warrant holders with (i) adequate notice of exercise only after the then prevailing common share price is substantially above the Public Warrant exercise price and (ii) a sufficient differential between the then prevailing common share price and the Public Warrant exercise price so there is a reasonable cushion against a negative market reaction, if any, to our redemption call.

The exercise price and number of Public Warrant Shares issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Public Warrants will not be adjusted for issuances of common stock at a price below their exercise price.

The Public Warrants may be exercised upon surrender of the Public Warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the Public Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Public Warrants being exercised. The Public Warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their Public Warrants and receive Public Warrant Shares. After the issuance of the Public Warrant Shares, each holder will be entitled to one vote for each Public Warrant Shares held of record on all matters to be voted on by shareholders.

No Public Warrants will be exercisable unless at the time of exercise a prospectus relating to the Public Warrant Shares is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the Public Warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to the Public Warrant Shares until the expiration of the Public Warrants. If we are unable to maintain the effectiveness of such registration statement until the expiration of the Public Warrants, and therefore are unable to deliver registered shares, the Public Warrants may become worthless and, furthermore, we will not be required to net-cash settle the Public Warrants. In such a case, because the Unit Warrants have terms identical to those for the Public Warrants, the purchasers of Units will have paid the full purchase price of the Units solely for the Unit Shares. Additionally, the market for the Public Warrants may be limited if the prospectus relating to the Public Warrant Shares is not current or if the Public Warrant Shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the Public Warrants reside. In no event will the registered holders of a Public Warrant be entitled to receive a net-cash settlement, stock, or other consideration in lieu of physical settlement in Public Warrant Shares.

No fractional Public Warrant Shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a Public Warrant Share, we will, upon exercise, round up to the nearest whole number the Public Warrant Shares to be issued to the Public Warrant holder.

Underwriter Warrants

In connection with the public offering of our common shares that we completed on February 3, 2010, we agreed to issue to the new underwriters the 1,138,917 Underwriter Warrants. The exercise price of the Underwriter Warrants is $1.32, or 110% of the price per share paid by investors in such offering. The Underwriter Warrants are exercisable beginning on August 3, 2010 and expiring on February 2, 2015 at 5:00 p.m., New York City time. We may not call the Underwriter Warrants for redemption.

The exercise price and number of Underwriter Warrant Shares underlying the Underwriter Warrants to be issued to the new underwriters may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Underwriter Warrants will not be adjusted for issuances of common stock at a price below their exercise price.

The Underwriter Warrants may be exercised upon surrender of the Underwriter Warrant certificate on or prior to the expiration date at our offices, with the exercise form on the reverse side of the Underwriter Warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of Underwriter Warrants being exercised. The Underwriter Warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their Underwriter Warrants and receive the Underwriter Warrant Shares. After the issuance of the Underwriter Warrant Shares, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Pursuant to the agreement under which we issued the Underwriter Warrants, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part for a period of one year from the date the registration statement is declared effective by the Commission or six months after the date of issuance of the Underwriter Warrants to the new underwriters, whichever is later, subject to certain black out periods. In addition, we have granted the new underwriters certain "piggy-back" registration rights on registration statements filed prior to the expiration date of the Underwriter Warrants.

DESCRIPTION OF UNITS

The Units offered in this prospectus may be purchased by the original underwriter in any amount up to 1,000,000 at $12.50 per Unit. The Unit Purchase Option was acquired by the original underwriter, as the representative of the underwriters involved in the initial public offering of Seanergy Maritime, for $100, as additional compensation in that offering. The Unit Purchase Option expires on September 24, 2012.

For each Unit the original underwriter elects to purchase from us pursuant to the terms of the Unit Purchase Option, we will issue to the original underwriter one Unit Share and one Unit Warrant that will be identical to one share of our common stock and one Public Warrant, respectively.

The Unit Purchase Option contains a cashless exercise feature that allows the original underwriter the option to convert the value in the Unit Purchase Option (the fair market value of our common stock minus the exercise price of the Unit Purchase Option) into shares of our common stock. The fair market value of our common stock will be determined using the average reported last sales price of the common stock for the 10 trading days ending on the third day prior to exercise of the option. The exercise price and number of Units issuable upon exercise of the Unit Purchase Option may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the Unit Purchase Option will not be adjusted for issuances of common stock at a price below its exercise price.

HOW THE SHARES, WARRANTS AND UNITS MAY BE DISTRIBUTED

The new underwriters and the original underwriter and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their securities offered in this prospectus on any stock exchange, market or trading facility on which the securities offered in this prospectus are traded or in private transactions. These sales may be at fixed or negotiated prices. The new underwriters and the original underwriter may use any one or more of the following methods when selling securities offered in this prospectus:

·	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

·
block trades in which the broker-dealer will attempt to sell the securities offered in this prospectus as agent but may position and resell a portion of the block as principal to facilitate the transaction;

·	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

·	an exchange distribution in accordance with the rules of the applicable exchange;

·	privately negotiated transactions;

·	to cover short sales made after the date that this registration statement is declared effective by the Commission;

·	broker-dealers may agree with the new underwriters or the original underwriter to sell a specified number of securities offered in this prospectus at a stipulated price per security;

·	a combination of any such methods of sale; and

·	any other method permitted pursuant to applicable law.

The new underwriters and the original underwriter may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

In connection with sales of securities offered in this prospectus, the new underwriters and the original underwriter may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of hedging in positions they assume. The new underwriters and the original underwriter may also sell their securities offered in this prospectus short and deliver the securities covered by a prospectus filed as part of a registration statement to close out short positions and to return borrowed securities in connection with such short sales. The new underwriters and the original underwriter may also loan or pledge their securities offered in this prospectus to broker-dealers that in turn may sell such securities.

Broker-dealers engaged by the new underwriters and the original underwriter may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from such sellers (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The new underwriters and the original underwriter do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The new underwriters and the original underwriter may from time to time pledge or grant a security interest in some or all of the securities offered in this prospectus owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell securities offered in this prospectus from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of sellers to include the pledgee, transferee or other successors in interest as sellers under this prospectus.

Upon us being notified in writing by the new underwriters and the original underwriter that any material arrangement has been entered into with a broker-dealer for the sale securities offered in this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, an amendment to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such seller and of the participating broker-dealer(s), (ii) the number of securities offered in this prospectus involved, (iii) the price at which such securities offered in this prospectus were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, and (vi) other facts material to the transaction. In addition, upon us being notified in writing by a seller that a donee or pledgee intends to sell more than 500 securities offered in this prospectus, an amendment to this prospectus will be filed if then required in accordance with applicable securities law.

The new underwriters and the original underwriter also may transfer the securities offered in this prospectus in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The new underwriters and the original underwriter and any broker-dealers or agents that are involved in selling the securities offered in this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities offered in this prospectus purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the seller and/or the purchasers.

If a seller uses this prospectus for any sale of securities offered in this prospectus, it will be subject to the prospectus delivery requirements of the Securities Act. The seller will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such sellers in connection with resales of their respective securities offered in this prospectus under the registration statement of which this prospectus is a part.

CERTAIN MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our articles of incorporation and by-laws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States, including Delaware. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands, and we cannot predict whether Marshall Islands courts would reach the same conclusions as Delaware or other courts in the United States. Accordingly, you may have more difficulty in protecting your interests under Marshall Islands law in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a U.S. jurisdiction that has developed a substantial body of case law. The following table provides a comparison between statutory provisions of the BCA and the Delaware General Corporation Law relating to shareholders' rights.

Marshall Islands	Delaware

Shareholder Meetings

Held at a time and place as designated in the by-laws.	May be held at such time or place as designated in the certificate of incorporation or the by-laws, or if not so designated, as determined by the Board of Directors.
Special meetings of the shareholders may be called by the Board of Directors or by such person or persons as may be authorized by the articles of incorporation or by the by-laws.	Special meetings of the shareholders may be called by the Board of Directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

May be held in or outside of the Marshall Islands.	May be held in or outside of Delaware.

Notice:	Notice:
·      Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, date and hour of the meeting and, unless it is an annual meeting, indicate that it is being issued by or at the direction of the person calling the meeting.

·      Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given which shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any.

· A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting.	· Written notice shall be given not less than 10 nor more than 60 days before the meeting.

Shareholders' Voting Rights

Any action required to be taken by a meeting of shareholders may be taken without a meeting if consent is in writing and is signed by all the shareholders entitled to vote with  respect to the subject matter thereof.

Any action required to be taken by a meeting of shareholders may be taken without a meeting if a consent for such  action is in writing and is signed by shareholders having not less than the minimum number of votes that would be  necessary to authorize or take such  action at a meeting at which all shares  entitled to vote thereon were present  and voted.

Marshall Islands	Delaware
Any person authorized to vote may authorize another person or persons to act for him by proxy.	Any person authorized to vote may authorize another person or persons to act for him by proxy.

Unless otherwise provided in the articles of incorporation, a majority of shares entitled to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the common shares entitled to vote at a meeting.

For stock corporations, the certificate of incorporation or by-laws may specify the number of shares required to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum.

When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.	When a quorum is once present to organize a meeting, it is not broken by the subsequent withdrawal of any shareholders.
The articles of incorporation may provide for cumulative voting in the election of directors.	The certificate of incorporation may provide for cumulative voting in the election of directors.

Marshall Islands	Delaware

Directors

The Board of Directors must consist of at least one member.	The Board of Directors must consist of at least one member.
Number of board members can be changed by an amendment to the by-laws, by the shareholders, or by action of the board under the specific provisions of a by-law.
Number of board members shall be fixed by, or in a manner provided by, the by-laws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment to the certificate of incorporation.

If the Board of Directors is authorized to change the number of directors, it can only do so by a majority of the entire Board of Directors and so long as no decrease in the number shortens the term of any incumbent director.

Dissenter's Rights of Appraisal

Shareholders have a right to dissent from any plan of merger or consolidation or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their shares.

Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to limited exceptions, such as a merger or consolidation of corporations listed on a national securities exchange in which listed stock is the offered consideration.

A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

· Alters or abolishes any preferential right of any outstanding shares having preference; or
· Creates, alters or abolishes any provision or right in respect to the redemption of any outstanding shares.
· Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
· Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

Marshall Islands	Delaware

Shareholder's Derivative Actions

An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time the action is brought and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law.

In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder's stock thereafter devolved upon such shareholder by operation of law.

A complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the Board of Directors or the reasons for not making such effort.

Such action shall not be discontinued, compromised or settled without the approval of the High Court of the Republic of The Marshall Islands.

Attorneys' fees may be awarded if the action is successful.
A corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the common shares have a value of less than $50,000.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution. With the exception of the Commission registration fee, all amounts are estimates.

Commission registration fee		$19,529.34*
Blue sky fees and expenses	$
Printing expenses	$
Legal fees and expenses	$
Accounting fees and expenses	$
Transfer Agent fees	$
Miscellaneous	$
Total	$

The above expenses will be paid by us.
*  Previously paid.

LEGAL MATTERS

The validity of the securities offered by this prospectus have been passed upon for us by Reeder & Simpson, P.C., Piraeus, Greece. Certain other legal matters relating to United States law have been passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Seanergy as of December 31, 2010 and 2009 and for each of the years ended December 31, 2010 and 2009 and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on Internal Control over Financial Reporting) as of December 31, 2010 and 2009 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers S.A., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of MCS as of December 31, 2009, 2008 and 2007 and for each of the years ended December 31, 2009 and 2008 and for the period from April 30, 2007 (Date of Incorporation) to December 31, 2007 included in this Registration Statement have been so included in reliance on the report of PricewaterhouseCoopers, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Seanergy for the year ended December 31, 2008, have been included herein and in this registration statement in reliance upon the report of KPMG Certified Auditors AE, independent registered public accounting firm, appearing elsewhere in this prospectus and in the registration statement and upon the authority of said firm as experts in accounting and auditing. The consolidated financial statements of BET as of December 31, 2008 and 2007, and for each of the years in the two-year period ended December 31, 2008 and the period from December 18, 2006 (inception) to December 31, 2006 have been included herein and in this registration statement in reliance upon the report of KPMG Certified Auditors AE, independent registered public accounting firm, appearing elsewhere in this prospectus and in the registration statement and upon the authority of said firm as experts in accounting and auditing.

INDEX TO UNAUDITED PRO FORMA SUMMARY FINANCIAL DATA

Page

Unaudited Pro Forma Condensed Consolidated Statement of Income of Seanergy Maritime Holdings Corp. and subsidiaries for the period Ended December 31, 2010	102
Unaudited Conversion of MCS Consolidated Statement of Income from IFRS to U.S. GAAP for the period from January 1, 2010 to May 20, 2010	104

SEANERGY AND SUBSIDIARIES UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Accounting Treatment

The accompanying unaudited pro forma condensed consolidated statement of income gives pro forma effect to (i) Seanergy's acquisition of a 51% ownership interest in MCS, which was completed on May 20, 2010, (ii) Seanergy's acquisition of the remaining 49% ownership interest in MCS, which was completed on September 15, 2010 and was retrospectively recorded as of May 20, 2010 and (iii) Seanergy's acquisition of the remaining 50% ownership interest in BET, which was completed on October 22, 2010 and was retrospectively recorded as of May 20, 2010. The MCS acquisition was accounted for under the common control method of accounting and, accordingly, the net assets acquired have been recorded at their historical costs.

Basis of Accounting — The condensed consolidated statement of income has been prepared in accordance with U.S. GAAP.

The unaudited pro forma summary financial information is for illustrative purposes only. You should not rely on the unaudited pro forma condensed statement of income for December 31, 2010 as being indicative of the historical financial position and results of income that would have been achieved had the business combination been consummated as of January 1, 2010.

The unaudited pro forma condensed statement of income for the year ended December 31, 2010 has been derived from (i) the audited (historical) statement of income of Seanergy and its subsidiaries for the year ended December 31, 2010; and (ii) the unaudited statement of income of MCS for the period from January 1, 2010 to May 20, 2010 converted to U.S. GAAP from IFRS. In addition, for MCS there are certain adjustments made to the pro forma statement of income to reflect the disposals of eight vessels for the period from January 1, 2010 to May 20, 2010 that were not part of the acquisition by Seanergy.

While the acquisition of MCS was accounted for as a transaction under common control at historical cost by Seanergy, MCS was purchased by a major shareholder on May 1, 2010 and that acquisition was recorded at fair value.  The pro forma adjustments primarily relate to the allocation of the purchase price, including adjusting assets and liabilities to fair value with related changes in depreciation, amortization, interest and finance costs, and elimination of non-controlling interest.

Seanergy Maritime Holdings Corp. and subsidiaries
Unaudited Pro Forma Consolidated Statement of Income
For the period ended December 31, 2010 (In thousands of US Dollars, except for share and per share data, unless otherwise stated)

	Seanergy 2010 including MCS for the period from May 21, 2010 to December 31, 2010(G1)	MCS for the period from January 1, 2010 to May 20, 2010(G2)	Disposals of 8 vessels				Proforma including fair value adjustments				Consolidated Proforma Balances 2010
			Debit		Credit		Debit		Credit
Revenues:
Vessel revenue-related party	44,175										44,175
Vessel revenue, non-related party	54,777	26,692	5,571	(G7)							75,898
Commissions - related party	(1,546)										(1,546)
Commissions , non-related party	(1,550)	(844)			147	(G7)					(2,247)
Vessel revenue, net	95,856	25,848	5,571		147		0		0		116,280

Expenses:
Direct voyage expenses	(2,399)	(50)									(2,449)
Vessel operating expenses	(30,667)	(4,657)			2,008	(G7)					(33,316)
Voyage expenses - related party	(434)										(434)
Management fees	(316)	(360)									(676)
Management fees - related party	(2,328)										(2,328)
General and administration expenses	(7,606)	(1,415)			73	(G7)					(8,948)
General and administration expenses -related party	(697)										(697)
Depreciation	(29,328)	(5,409)			2,510	(G7)	253	(G3)			(32,480)
Amortization of deferred drydocking costs	(3,657)	(475)			158	(G7)			317	(G5)	(3,657)
Operating Income/(Loss)	18,424	13,482	5,571		4,896		253		317		31,295

Other expenses:
Interest and finance costs	(12,931)	(2,437)			511	(G7)	861	(G8)	124	(G4)	(15,594)
Interest income	358	3									361
Loss on interest rate swaps	(4,164)	(1,222)									(5,386)
Income Tax	(60)										(60)
Foreign currency exchange gains (losses), net	14	(13)									1
Net Income/(Loss)	1,641	9,813	5,571		5,407		1,114		441		10,617
Less: Net Loss Attributtable to the non-controlling interest	(1,509)								1,509	(G6)	-
Net Income/(Loss) attributable to Seanergy	132	9,813	5,571		5,407		1,114		1,950		10,617

Net Income per common share
Basic	$0.00										$0.10
Diluted	$0.00										$0.10

Weighted average common shares
Basic	87,916,947										107,048,062
Diluted	87,916,947										107,048,062

Explanation of adjustments

(G1):	Derived from the consolidated statement of income of Seanergy and subsidiaries for the period ended December 31, 2010.

(G2):	Derived from the MCS conversion from IFRS to US GAAP of the unaudited consolidated statement of operations for the period from January 1, 2010 to May 20, 2010.

(G3):	To adjust MCS depreciation expense based on the acquired value of the vessels as of the date of acquisition.

(G4):	To eliminate amortization of deferred financing costs due to purchase price adjustments.

(G5):	To eliminate amortization of dry-docking costs due to fair value adjustments.

(G6):	To eliminate 100% of non-controlling interest in BET.

(G7):	Reflects the operations of the eight disposed vessels during 2010 and prior to the acquisition.

(G8):	To adjust interest and finance costs for MCS, as if the increased margins on acquired loans were effective from January 1, 2010.

Basic:	December 31, 2010
Net income	$10,617

Weighted average of common shares outstanding — basic	107,048,062

Net income per common share-basic	$0.10
Diluted:
Net income	$10,617

Weighted average common shares outstanding	107,048,062
Effect of dilutive common stock equivalents	–
Ppro forma weighted average number of common shares outstanding — diluted	107,048,062

Net income per common share-diluted	$0.10

Thus, as of December 31, 2010, securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS as mentioned above are:

Underwriters purchase options - common shares	1,000,000
Underwriters purchase options - warrants	1,000,000
Private warrants	17,155,584
Public warrants	22,968,000
Total	42,123,584

Maritime Capital Shipping Limited
Unaudited Consolidated Statement of Income
Conversion From IFRS to US GAAP
For the period January 1, 2010 to May 20, 2010

	As Reported Under	Adjustments to Convert IFRS to US GAAP				As Presented Under
	IFRS	Debit		Credit		US GAAP

Revenues from vessels	29,616	2,924	(B1)	-		26,692
Commissions	(650)	194	(B1)	-		(844)
Vessel Revenue, net	28,966	3,118		-		25,848

Direct voyage expenses		60	(B4)	10	(B1)	(50)
Vessel operating expenses	(8,114)	11	(B2)	2,924	(B1)	(4,657)
		10	(B1)	194	(B1)
		-		360	(B1)
Management fees	-	360	(B1)	-		(360)
Administrative expenses	(1,528)	-		40	(B3)	(1,415)
				60	(B4)
				13	(B1)
Depreciation of assets	(5,409)	-				(5,409)
Amortization of deferred drydocking costs	(475)	-		-		(475)
Operating Income	13,440					13,482

Finance costs	(3,740)	-		1,222	(B1)	(2,437)
		-		81	(B1)
Finance income	3	-		-		3
Interest rate swap interest	-	1,222	(B1)	-		(1,222)
Other finance costs	81	81	(B1)	-		-
Foreign currency exchange losses	-	13	(B1)			(13)
Net Income	9,784	4,875		4,904		9,813

Income tax	237	237	(B5)	-		-
Net Income	10,021	5,112		4,904		9,813

Adjustments to Convert From IFRS to US GAAP (in thousands of U.S. dollars, unless otherwise noted):

(B1)	Reclassification to align with presentation of Seanergy's financial statements presentation.
(B2)	Represents additional operating expenses.
(B3)	To eliminate administrative expenses.
(B4)	To reclass administrative expenses.
(B5)	To eliminate tax expense related to eight vessels sold.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the Commission a registration statement on Form F-1 under the Securities Act with respect to the securities offered by this prospectus. For the purposes of this section, the term registration statement means the original registration statement and any and all amendments including the schedules and exhibits to the original registration statement or any amendment. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the Commission. Each statement made in this prospectus concerning a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its provisions. The registration statement, including its exhibits and schedules, may be inspected and copied at the Public Reference Room maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549.  The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

We will furnish holders of our common shares with annual reports containing audited financial statements and a report by our independent public accountants. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a "Management's Discussion and Analysis of Financial Condition and Results of Operations" section for the relevant periods. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we intend to furnish proxy statements to any shareholder in accordance with the rules of the NASDAQ Global Market, those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry.

1976 Convention—The Convention on Limitation of Liability for Maritime Claims (London 1976).

Annual Survey—The annual inspection of a vessel by a classification society, on behalf of a flag state.

Available Days—The total calendar days the vessels are in possession for the relevant period after subtracting for off-hire days associated with major repairs, dry-dockings or special or intermediate surveys.

Baltic Dry Bulk Index—A number tracking worldwide international shipping prices of dry bulk vessels issued daily by the London-based Baltic Exchange.

Bareboat Charter—Also known as "demise charter." The use of a vessel usually over longer periods of time ranging up to several years. All voyage related costs, including bunker and port dues as well as all vessel operating expenses, such as day-to-day operations, maintenance, crewing and insurance, are the charterer's responsibility. The owner of the vessel receives monthly charterhire payments on a per day basis and is responsible only for the payment of capital costs related to the vessel.

Bunkers—Heavy fuel oil used to power a vessel's engines.

Capesize—Capesize vessels have carrying capacities of 110,000 to 199,999 dwt. These vessels generally operate along long-haul iron ore and coal trade routes. Only the largest ports around the world possess the infrastructure to accommodate vessels of this size.

CERCLA—Comprehensive Environmental Response, Compensation and Liability Act.

Charter—The hire of a vessel for a specified period of time for a fixed fee or to carry a cargo in a single vessel for a fixed fee from a loading port to a discharging port.

Charterer—The individual or company hiring a vessel.

Charter hire—Money paid to the vessel-owner by a charterer for the use of a vessel under a time charter or bareboat charter. Such payments are usually made during the course of the charter every 15 or 30 days in advance or in arrears by multiplying the daily charter rate times the number of days and, under a time charter only, subtracting any time the vessel was deemed to be off-hire. Under a bareboat charter such payments are usually made monthly and are calculated on a 360 or 365 day calendar year basis.

Charter rate—The amount of money agreed between the charterer and the vessel-owner accrued on a daily or monthly basis that is used to calculate the vessel's charter hire.

Classification Society—An independent organization which certifies that a vessel has been built and maintained in accordance with the rules of such organization and complies with the applicable rules and regulations of the flag country of such vessel and the international conventions of which that country is a member.

Contract of Affreightment, or COA—A contract to carry specified amounts of cargo over prescribed shipping routes, at fixed or variable prices, during a specified period. COAs provide shipowners with greater operating flexibility than time or voyage charters by enabling them to use different vessels to perform individual voyages. Essentially, a COA constitutes a number of voyage charters to carry a specified amount of cargo during a specified time period (i.e., the term of the COA), which can span for months or years. All of a vessel's operating and voyage expenses when trading under a COA are typically borne by the shipowner.

Deadweight Ton, or dwt—A unit of a vessel's capacity for cargo, fuel oil, stores and crew, measured in metric tons of 1,000 kilograms. A vessel's total dwt or total deadweight is the maximum weight the vessel can carry when loaded to a particular load line.

Dry bulk—Non-liquid cargoes of commodities shipped in an unpackaged state.

Dry bulk Carriers—Vessels which are specially designed and built to carry large volumes of cargo in dry bulk cargo form.

Drydocking—An out-of-service period used to remove a vessel from the water for mandatory Classification Society inspection and for planned repairs and maintenance.

Fleet Calendar Days—The total days the vessels are possessed in the fleet for the relevant period, including off-hire days associated with major repairs, dry-dockings or special or intermediate surveys.

Fleet Utilization—The percentage of time that vessels are available for revenue generating available days. Fleet utilization is determined by dividing available days by the fleet calendar for the relevant period.

General and Administrative Expenses—Salaries and other related costs of the executive officers and other employees, office rent, legal and auditing costs, regulatory compliance costs and other miscellaneous office expenses.

Gross Ton—Unit of 100 cubic feet or 2.831 cubic meters used in arriving at the calculation of gross tonnage.

Handymax—Vessels with a carrying capacity of between 40,000 and 59,999 dwt. These vessels operate on a large number of geographically dispersed global trade routes, carrying primarily grains and minor bulks. Vessels below 60,000 dwt are sometimes built with onboard cranes enabling them to load and discharge cargo in countries and ports with limited infrastructure. Generally, this type of vessel offers good trading flexibility and can therefore be used in a wide variety of trades.

Hull—The shell or body of a vessel.

International Maritime Organization, or IMO—A United Nations agency that issues international trade standards for shipping.

Intermediate Survey—The inspection of a vessel by a classification society surveyor which takes place between two and three years before and after each Special Survey for such vessel pursuant to the rules of international conventions and classification societies.

ISM Code—The International Management Code for the Safe Operation of Ships and for Pollution Prevention, as adopted by the IMO.

ISPS Code— International Security Code for Ports and Ships, which enacts measures to detect and prevent security threats to vessels and ports.

ISSC—International Ship Security Certificate attesting to the vessel's compliance with SOLAS security requirements and the ISPS Code.

Kamsarmax—Vessels with a carrying capacity of between 80,000 and 83,000 dwt, with maximum length of 228.99 meters and a maximum breadth of 32.26 meters. These vessels carry coal, grains and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Kamsarmax vessels are able to pass through the Panama Canal, making them more versatile than VLOC or Capesize vessels.

MTSA—The Maritime Transportation Security Act of 2002

Newbuilding—A newly-constructed vessel.

Off-hire— The period during which a vessel is unable to perform the services for which it is immediately required under a time charter. Off-hire periods include days spent on repairs, drydocking and surveys, whether or not scheduled.

OPA—The United States Oil Pollution Act of 1990, as amended.

Panamax—Vessels with a carrying capacity of between 60,000 and 79,999 dwt. These vessels carry coal, grains and, to a lesser extent, minor bulks, including steel products, forest products and fertilizers. Panamax vessels are able to pass through the Panama Canal, making them more versatile than VLOC or Capesize vessels.

Period Charter—A term referring to both time and bareboat charters. These charters are referred to as period charters or period market charters due to use of the vessel by the charterer over a specific period of time.

Protection and Indemnity Insurance—Insurance obtained through a mutual association formed by shipowners to provide liability insurance protection from large financial loss to one member through contributions towards that loss by all members.

Scrapping—The disposal of old or damaged vessel tonnage by way of sale as scrap metal.

Short-Term Time Charter—A time charter which lasts less than approximately 6 months.

Sister Ship— Vessels of the same type and specification.

SOLAS—The International Convention for the Safety of Life at Sea 1974, as amended, adopted under the auspices of the IMO.

Special Survey—The inspection of a vessel by a classification society surveyor which takes place a minimum of every four years and a maximum of every five years.

Spot Charter—Relates to a vessel employment under a Short term time charter or under a voyage charter.

Spot Market—The market for immediate chartering of a vessel, usually for single voyages.

Strict Liability—Liability that is imposed without regard to fault.

Supramax—A sub-category of Handymax vessels with a carrying capacity between 50,000 and 59,999 dwt, normally offering cargo loading and unloading flexibility with onboard cranes, while at the same time possessing the cargo carrying capability approaching conventional Panamax dry bulk carriers.

Time Charter—The use of the vessel either for a number of months or years or for a trip between specific delivery and redelivery positions, known as a trip charter. The charterer pays all voyage related costs. The owner of the vessel receives semi-monthly charterhire payments on a per day basis and is responsible for the payment of all vessel operating expenses and capital costs of the vessel. Any delays at port or during the voyage are the responsibility of the charterer, save for certain specific exceptions such as loss of time arising from vessel breakdown and routine maintenance.

Time Charter Equivalent, or TCE—A standard shipping industry performance measure, representing the average daily revenues of a vessel. The TCE rate achieved on a given voyage is expressed in dollars per day and is generally calculated by subtracting voyage expenses, including bunkers and port charges, from voyage revenues and dividing the net amount (time charter equivalent revenues) by the round-trip voyage duration. TCE is a standard seaborne transportation industry performance measure used primarily to compare period-to-period changes in a seaborne transportation company's performance despite changes in the mix of charter types (i.e., voyage charters, time charters and bareboat charters) under which the vessels may be employed during specific periods.

Ton—A metric ton of 1,000 kilograms.

Total Vessel Operating Expenses, or TVOE—The sum of the vessel operating expenses and general administrative expenses.

Vessel Operating Expenses—The costs of operating a vessel, primarily consisting of crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs. Vessel operating expenses exclude fuel cost, port expenses, agents' fees, canal dues and extra war risk insurance, as well as commissions, which are included in "voyage expenses."

Voyage Charter—The shipment of a specific amount and type of cargo on a load-port to discharge-port basis, subject to various cargo handling terms. Most of these charters are of a single or spot voyage nature, as trading patterns do not encourage round voyage trading. The owner of the vessel receives one payment derived by multiplying the tons of cargo loaded on board by the agreed upon freight rate expressed on a per cargo ton basis. The owner is responsible for the payment of all expenses including voyage, operating and capital costs of the vessel.

Voyage Expenses—Expenses incurred in connection with a vessel's voyage from a loading port to a discharge port, and include port and canal charges, bunker (fuel oil) expenses, extra war risk insurance and brokerage commissions payable to third party brokers.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF
SEANERGY MARITIME HOLDINGS CORP.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of
Seanergy Maritime Holdings Corp.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Seanergy Maritime Holdings Corp.  and its subsidiaries (the "Company") at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Company's management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in "Management's Annual Report on Internal Control over Financial Reporting" appearing in item 15(B) of the Company's 2010 Annual Report on Form 20-F. Our responsibility is to express opinions on these financial statements and on the Company's internal control over financial reporting based on our integrated audits.  We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A company's internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As described in "Management's Annual Report on Internal Control over Financial Reporting", management has excluded Maritime Capital Shipping Limited from its assessment of internal control over financial reporting as of December 31, 2010 because the business was acquired by the Company during 2010.  We have also excluded Maritime Capital Shipping Limited from our audit of internal control over financial reporting.  The total assets of Maritime Capital Shipping Limited (a wholly – owned subsidiary of the Company) as of December 31, 2010 were $209.1 million, which represented approximately 30% of consolidated total assets. Vessel revenue, net of Maritime Capital Shipping Limited was $28.1 million and represented approximately 29% of consolidated vessel revenue, net for the year ended December 31, 2010.

/s/ PricewaterhouseCoopers S.A.
Athens, Greece
March 31, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and the Shareholders of
Seanergy Maritime Holdings Corp.:

We have audited the accompanying consolidated balance sheet of Seanergy Maritime Holdings Corp. and its subsidiaries (the "Company") as of December 31, 2008, and the related consolidated statements of income, shareholders' equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Seanergy Maritime Holdings Corp. and its subsidiaries as of December 31, 2008 and the results of their operations and their cash flows for the year then ended, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG Certified Auditors A.E.
Athens, Greece
March 27, 2009

Seanergy Maritime Holdings Corp.
Consolidated Balance Sheets
December 31, 2010 and 2009
(In thousands of US Dollars, except for share data, unless otherwise stated)

	Notes	2010	2009
ASSETS
Current assets:
Cash and cash equivalents	5	53,787	63,607
Restricted cash	6	10,385	-
Accounts receivable trade, net		999	495
Due from related parties	7	-	265
Inventories		1,459	1,126
Other current assets	4	1,829	1,980
Total current assets		68,459	67,473
Fixed assets:
Vessels, net	8	597,372	444,820
Office equipment, net	8	29	20
Total fixed assets		597,401	444,840
Other assets
Goodwill	23	17,275	17,275
Deferred charges	9	13,086	8,684
Other non-current assets		180	180
TOTAL ASSETS		696,401	538,452

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	11	53,380	33,206
Trade accounts and other payables		2,340	990
Due to underwriters		-	19
Due to related parties	7	4,025	-
Accrued expenses		3,491	1,719
Accrued interest		1,009	1,508
Financial instruments	21	5,787	3,556
Below market acquired time charters	22	266	-
Deferred revenue – related party	10	1,041	894
Deferred revenue	10	1,452	246
Total current liabilities		72,791	42,138
Long-term debt, net of current portion	11	346,168	267,360
Financial instruments, net of current portion	21	2,777	1,550
Below market acquired time charters	22	-	585
Total liabilities		421,736	311,633

Commitments and contingencies	14	-	-

EQUITY
Seanergy shareholders' equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued		-	-
Common stock, $0.0001 par value; 500,000,000 and 200,000,000 authorized shares as at December 31, 2010 and 2009, respectively; 109,723,980 and 33,255,170 shares issued and outstanding as at December 31, 2010 and 2009, respectively	12	11	3
Additional paid-in capital		279,268	213,232
Accumulated deficit		(4,614)	(4,746)
Total Seanergy shareholders' equity		274,665	208,489
Noncontrolling interest		-	18,330
Total equity		274,665	226,819
TOTAL LIABILITIES AND EQUITY		696,401	538,452

The accompanying notes are an integral part of these consolidated financial statements.

Seanergy Maritime Holdings Corp.
Consolidated Statements of Income
For the years ended December 31, 2010, 2009 and 2008
(In thousands of US Dollars, except for share and per share data, unless otherwise stated)

	Notes	2010	2009	2008
Revenues:
Vessel revenue - related party	15	44,175	83,903	35,333
Vessel revenue		54,777	6,340	-
Commissions – related party	3	(1,546)	(2,226)	(880)
Commissions		(1,550)	(120)	-
Vessel revenue, net		95,856	87,897	34,453
Expenses:
Direct voyage expenses		(2,399)	(753)	(151)
Vessel operating expenses	16	(30,667)	(16,222)	(3,180)
Voyage expenses - related party	3	(434)	(1,119)	(440)
Management fees - related party	3	(2,328)	(1,715)	(388)
Management fees		(316)	-	-
General and administration expenses	17	(7,606)	(5,928)	(2,161)
General and administration expenses - related party	18	(697)	(742)	(109)
Amortization of deferred dry-docking costs	9	(3,657)	(1,045)	-
Depreciation	8	(29,328)	(26,812)	(9,929)
Goodwill impairment loss	23	-	-	(44,795)
Vessels' impairment loss		-	-	(4,530)
Gain from acquisition of subsidiary		-	6,813	-
Operating income (loss)		18,424	40,374	(31,230)
Other income (expense), net:
Interest and finance costs	19	(12,931)	(7,230)	(3,895)
Interest and finance costs – shareholders	24	-	(386)	(182)
Interest income	20	358	430	3,361
Loss on interest rate swaps	21	(4,164)	(1,575)	-
Foreign currency exchange gains (losses), net		14	(44)	(39)
		(16,723)	(8,805)	(755)
Net income (loss) before taxes		1,701	31,569	(31,985)
Income taxes		(60)	-	-
Net income (loss)		1,641	31,569	(31,985)
Less: Net (income) attributable to the noncontrolling interest		(1,509)	(1,517)	-
Net income (loss) attributable to Seanergy Maritime Holdings Corp. Shareholders		132	30,052	(31,985)
Net income (loss) per common share
Basic	13	0.00	1.16	(1.21)
Diluted	13	0.00	1.00	(1.21)
Weighted average common shares outstanding
Basic	13	87,916,947	25,882,967	26,452,291
Diluted	13	87,916,947	30,529,281	26,452,291

The accompanying notes are an integral part of these consolidated financial statements.

Seanergy Maritime Holdings Corp.
Consolidated Statements of Changes in Equity
For the years ended December 31, 2010, 2009 and 2008
(In thousands of US Dollars, except for share data, unless otherwise stated)

	Common stock		Additional	Retained earnings/	Total Seanergy
	# of Shares	Par Value	paid-in capital	(Accumulated deficit)	shareholders' equity	Noncontrolling interest	Total equity

Balance, December 31, 2007	28,600,000	3	146,925	1,441	148,369	-	148,369
Net (loss) for the year ended December 31, 2008	-	-	-	(31,985)	(31,985)	-	(31,985)
Dividends paid	-	-	-	(4,254)	(4,254)	-	(4,254)
Reclassification of common stock no longer subject to redemption	(6,370,773)	-	17,144	-	17,144	-	17,144
Reversal of underwriter fees forfeited to redeeming shareholders	-	-	1,433	-	1,433	-	1,433
Liquidation and dissolution common stock exchange	-	(1)	1	-	-	-	-
Warrants exercised	132,000	-	858	-	858	-	858
Balance, December 31, 2008	22,361,227	2	166,361	(34,798)	131,565	-	131,565
Issuance of common stock to convert promissory note (Note 24)	6,585,868	1	29,596	-	29,597	-	29,597
Issuance of common stock due to earn-out (Notes 1 and 23)	4,308,075	-	17,275	-	17,275	-	17,275
Gain from acquisition (Note 1)	-	-	-	-	-	6,813	6,813
Noncontrolling interest contribution	-	-	-	-	-	10,000	10,000
Net income for the year ended December 31, 2009	-	-	-	30,052	30,052	1,517	31,569
Balance, December 31, 2009	33,255,170	3	213,232	(4,746)	208,489	18,330	226,819
Issuance of common stock (Note 12)	26,945,000	3	28,523	-	28,526	-	28,526
Subsidiaries acquired (Note 1)	49,523,810	5	37,513	-	37,518	(19,839)	17,679
Net income for the year ended December 31, 2010	-	-	-	132	132	1,509	1,641
Balance, December 31, 2010	109,723,980	11	279,268	(4,614)	274,665	-	274,665

The accompanying notes are an integral part of these consolidated financial statements.

Seanergy Maritime Holdings Corp.
Consolidated Statements of Cash Flows
For the years ended December 31, 2010, 2009 and 2008
 (In thousands of US Dollars)

	2010	2009	2008
Cash flows from operating activities:
Net income (loss)	1,641	31,569	(31,985)
Adjustments to reconcile net income to net cash provided by operating activities:
Impairment of goodwill	-	-	44,795
Impairment of vessels	-	-	4,530
Depreciation	29,328	26,812	9,929
Amortization of deferred finance charges	738	696	224
Amortization of deferred dry-docking costs	3,657	1,045	-
Payments for dry-docking	(5,519)	(7,119)	-
Change in fair value of financial instruments	(27)	189	-
Amortization of acquired time charters	(319)	(125)	-
Gain on acquisition	-	(6,813)	-
Changes in operating assets and liabilities:			-
(Increase) decrease in operating assets
Due from related parties	265	1,760	(577)
Inventories	(70)	1,222	(872)
Accounts receivable trade, net	(493)	(263)	-
Other current assets	904	(191)	(743)
Other non-current assets	-	(180)	-
Increase (decrease) in operating liabilities
Trade accounts and other payables	37	(3,299)	86
Due to underwriters	(19)	(400)	(3,555)
Accrued expenses	(2,071)	(885)	541
Accrued charges on convertible note due to shareholders	-	670	132
Due to related parties	4,025	-	-
Premium amortization on convertible note due to shareholders	-	(379)	-
Accrued interest	(1,002)	1,176	166
Deferred revenue – related party	148	(2,523)	3,029
Deferred revenue	314	246	-
Net cash provided by operating activities	31,537	43,208	25,700
Cash flows from investing activities:
Acquisition of businesses, including of cash acquired	17,913	36,374	(375,833)
Funds placed in trust account from offerings	-	-	232,923
Additions to office furniture and equipment	(28)	(21)	(9)
Acquisition of noncontrolling interest	(10,000)	-	-
Net cash provided by (used in) investing activities	7,885	36,353	(142,919)
Cash flows from financing activities:
Redemption of common shares	-	-	(63,705)
Proceeds from warrants exercised	-	-	858
Proceeds from long term debt and revolving facility	-	-	219,845
Deemed distribution upon acquisition of MCS	(2,054)	-	-
Net proceeds from issuance of common stock	28,526	-	-
Repayments of long term debt	(67,941)	(54,878)	(7,500)
Dividends paid	-	-	(4,254)
Deferred finance charges	(841)	-	(2,693)
Noncontrolling interest contribution	-	10,000	-
Restricted cash (retained) released	(6,932)	1,381	-
Net cash (used in) provided by financing activities	(49,242)	(43,497)	142,551
Net (decrease) increase in cash and cash equivalents	(9,820)	36,064	25,332
Cash and cash equivalents at beginning of period	63,607	27,543	2,211
Cash and cash equivalents at end of period	53,787	63,607	27,543
SUPPLEMENTAL CASH FLOW INFORMATION
Cash paid for interest	11,070	6,447	3,402
Non-cash investing and financing activities:
Issuance of common shares at fair value for the acquisition of BET	30,952	-	-
Issuance of common shares at fair value for the acquisition of MCS	26,743	-	-
Deemed distribution to controlling shareholder – BET acquisition	(18,113)	-	-
Deemed distribution to controlling shareholder – MCS acquisition	(10)	-	-
Issuance of common shares at fair value upon conversion of convertible note	-	29,597	-
Issuance of warrants for offering	1,053	-	-
Amount of forfeited underwriters fees	-	-	1,433
Issuance of $28,250 convertible promissory note due to shareholders (fair value at issue)	-	-	29,043
Arrangement fee on convertible promissory note due to shareholders	-	-	288
Common stock no longer subject to redemption	-	-	17,144

The accompanying notes are an integral part of these consolidated financial statements.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

1.           Basis of Presentation and General Information:

Seanergy Maritime Holdings Corp. (the "Company" or "Seanergy"), originally Seanergy Merger Corp., was formed under the laws of the Republic of the Marshall Islands on January 4, 2008, as a wholly owned subsidiary of Seanergy Maritime Corp. Seanergy Maritime Corp., originally Seanergy Maritime Acquisition Corp., was formed on August 15, 2006, under the laws of the Republic of the Marshall Islands with executive offices located in Athens, Greece. On August 28, 2008, the Company completed a business combination with the acquisition, through its designated nominees, of six dry bulk vessels. On that date, the Company took delivery of the M/V Davakis G., the M/V Delos Ranger and the M/V African Oryx. On September 11, 2008, the Company took delivery, through its designated nominee, of the fourth vessel, the M/V Bremen Max. On September 25, 2008, Seanergy took delivery, through its designated nominees, of the final two vessels, the M/V Hamburg Max and the M/V African Zebra. Since the consummation of the business acquisition, the Company has provided global transportation solutions in the dry bulk shipping sector through its vessel-owning subsidiaries for a broad range of dry bulk cargoes, including coal, iron ore, and grains or major bulks, as well as bauxite, phosphate, fertilizers and steel products or minor bulks.

The above acquisition was accounted for under the purchase method of accounting and accordingly, the assets acquired were recorded at their fair values. No liabilities were assumed or other tangible assets acquired. The consideration paid for the business combination, excluding contingent consideration, was recorded at fair value at the date of acquisition and amounted to $404,876 and consisted of cash paid of $367,031, the fair value of a convertible promissory note from a related party of $29,043 and direct transaction costs of $8,802. The fair value of the assets (vessels) acquired amounted to $360,081, thereby resulting in a premium (i.e. non-tax deductible goodwill) of $44,795.

The contingent consideration forming part of the business combination consisted of the issuance of 4,308,075 shares of common stock subject to Seanergy meeting certain target EBITDA during the twelve month period ended September 30, 2009. This target was met and on September 30, 2009, the Company recorded additional consideration of $17,275, equal to the fair value of the 4,308,075 shares, with an increase in goodwill and equity.

The premium (i.e. non-tax deductible goodwill) over the fair value of the tangible assets acquired resulted from the decline in the market value of the dry bulk vessels between the date of entering into the agreements to purchase the business (May 20, 2008) and the actual business acquisition date (August 28, 2008).

The accompanying consolidated financial statements include the accounts of Seanergy Maritime Holdings Corp. and its subsidiaries (collectively, the "Company" or "Seanergy"). The Company provides global transportation solutions in the dry bulk shipping sector through its vessel-owning subsidiaries for a broad range of dry bulk cargoes, including coal, iron ore, and grains or major bulks, as well as bauxite, phosphate, fertilizers and steel products or minor bulks.

(a) BET Acquisition:

On July 15, 2009, the Company entered into an agreement with Constellation Bulk Energy Holdings Inc. ("Seller") to acquire the Seller's 50% ownership interest in Bulk Energy Transport (Holdings) Limited ("BET") for a nominal cash consideration of $1.00. On August 12, 2009, the Company closed on its previously announced agreement to purchase a 50% ownership interest in BET from the Seller. BET's other equity owner is Mineral Transport Holdings Inc. ("Mineral Transport"), which is an affiliate of members of the Restis family, one of the Company's major shareholders. On the closing day, the Company also entered into a shareholders' agreement with Mineral Transport whereby the Company was granted the right to appoint a majority on the board of directors of BET, thus obtaining control of BET. The acquisition was accounted for under the purchase method of accounting and accordingly, the assets acquired and liabilities assumed were recorded at their fair values. The aggregate purchase price for the shares was $1.00. The Company estimated that the fair values of the assets acquired and liabilities assumed at acquisition were as follows:

Cash	36,374
Restricted cash	1,381
Trade and other receivables	2,844
Inventories	1,476
Vessels	126,000
Current portion of long term debt	(16,573)
Accounts payable and accruals	(5,722)
Acquired time charters	(710)
Derivative instruments	(4,917)
Long term debt net of current portion	(126,527)
Noncontrolling interest	(6,813)
Excess of fair value of assets acquired and liabilities assumed over consideration paid	(6,813)

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

1.           Basis of Presentation and General Information (continued):

The excess of the fair value of assets acquired and liabilities assumed over consideration has been recorded as bargain purchase gain and recorded in the line "Gain from acquisition" in the Company's consolidated statement of income. The bargain purchase gain was a result of the sellers' intent to divest from shipping operations. BET is a provider of worldwide ocean transportation services through the ownership of five dry bulk carriers. BET was incorporated in December 18, 2006 under the laws of the Republic of the Marshall Islands.

On October 22, 2010, the Company purchased from Mineral Transport, an affiliate of members of the Restis family, the remaining 50% ownership interest in BET for consideration that was paid by the Company to Mineral Transport in the form of cash amounting to $7.0 million and 24,761,905 shares of the Company at an agreed price of $1.05 per share totaling $26.0 million. The transaction was treated as a transaction between entities under common control.

The transaction has been retrospectively recorded as of May 20, 2010 and resulted in the following:

Acquisition of non controlling interest of BET	19,839
Due to non controlling shareholders of BET	(7,000)
Issuance of common shares at fair value (additional paid-in capital)	(30,952)
Deemed distribution (non-cash) to controlling shareholder	(18,113)

For purposes of the earnings per share calculation in Note 13, the 24,761,905 shares were considered to be issued and outstanding as of May 20, 2010.

(b) MCS Acquisition:

On May 20, 2010, a voting agreement between certain of the Company's shareholders expired, and from that date, the majority shareholders of the Company, the Restis family, became controlling shareholders of the Company. On May 28, 2010, the Company acquired 51% of Maritime Capital Shipping Limited ("MCS"), a company wholly owned by the Restis family, for $33.0 million in cash. The acquisition was treated as a transaction between entities under common control and as such the Company consolidated MCS from the first day that both entities were under common control, May 20, 2010, using MCS' historical balances. Inclusion of MCS in the Company's consolidated financial statements resulted in a debit of $2.05 million to the Company's additional paid-in capital and a credit of $29.73 million to noncontrolling interest. The opening balances of MCS on May 20, 2010 were as follows:

Cash	48,860
Restricted cash	3,453
Inventories	263
Other current assets	762
Vessels	181,861
Other non-current assets	192
Other liabilities	(4,304)
Debt	(166,923)
Financial instruments	(3,485)
Net assets	60,679

51% of net assets acquired	30,946
Consideration paid	(33,000)
Deemed distribution (cash) to controlling shareholder	(2,054)

On September 15, 2010, the Company acquired the remaining 49% of MCS for consideration of approximately $29.0 million which was paid by the Company to the MCS Seller in the form of cash amounting to $3.0 million and 24,761,905 shares of the Company at an agreed price of $1.05 per share totaling $26.0 million. The transaction has been retrospectively recorded as of May 20, 2010 and resulted in the following:

Acquisition of non controlling interest of MCS	29,733
Due to non controlling shareholders of MCS	(3,000)
Issuance of common shares at fair value (additional paid-in capital)	(26,743)
Deemed distribution (non-cash) to controlling shareholder	(10)

For purposes of the earnings per share calculation in Note 13, the 24,761,905 shares were considered to be issued and outstanding as of May 20, 2010.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

1.           Basis of Presentation and General Information (continued):

Seanergy's subsidiaries included in these consolidated financial statements as of December 31, 2010 are as follows:

Company	Country of Incorporation	Date of Incorporation	Vessel name	Date of Delivery
Seanergy Management Corp.(1) (4)	Marshall Islands	May 9, 2008	N/A	N/A
Amazons Management Inc.(1)	Marshall Islands	April 21, 2008	Davakis G.	August 28, 2008
Lagoon Shipholding Ltd.(1)	Marshall Islands	April 21, 2008	Delos Ranger	August 28, 2008
Cynthera Navigation Ltd.(1)	Marshall Islands	March 18, 2008	African Oryx	August 28, 2008
Martinique International Corp.(1)	British Virgin Islands	May 14, 2008	Bremen Max	September 11, 2008
Harbour Business International Corp.(1)	British Virgin Islands	April 1, 2008	Hamburg Max	September 25, 2008
Waldeck Maritime Co.(1)	Marshall Islands	April 21, 2008	African Zebra	September 25, 2008
Motion Shipholding Corp.(1)	Marshall Islands	September 8, 2009	N/A	N/A
Bulk Energy Transport (Holdings) Limited (1)	Marshall Islands	December 18, 2006	N/A	N/A
Quex Shipping Inc.(2)	British Virgin Islands	January 3, 2007	BET Commander	August 13, 2009
Rossington Marine Corp.(2)	British Virgin Islands	January 3, 2007	BET Intruder	August 13, 2009
Rayford Navigation Corp.(2)	British Virgin Islands	January 3, 2007	BET Prince	August 13, 2009
Creighton Development Inc.(5)	British Virgin Islands	January 3, 2007	N/A	August 13, 2009
Pulford Ocean Inc.(2)	British Virgin Islands	January 3, 2007	BET Scouter	August 13, 2009
Lewisham Maritime Inc.(2)	British Virgin Islands	January 3, 2007	BET Fighter	August 13, 2009
Maritime Capital Shipping Limited (1)	Bermuda	April 30, 2007	N/A	May 21, 2010
Maritime Capital Shipping (HK) Limited (4)	Hong Kong	June 16, 2006	N/A	May 21, 2010
Maritime Fiesta Shipping Limited (3)	Liberia	August 14, 2007	Fiesta	May 21, 2010
Maritime Fantasy Shipping Limited (3)	Liberia	August 14, 2007	Pacific Fantasy	May 21, 2010
Maritime Fighter Shipping Limited (3)	Liberia	August 14, 2007	Pacific Fighter	May 21, 2010
Maritime Freeway Shipping Limited (3)	Liberia	August 14, 2007	Clipper Freeway	May 21, 2010
African Joy Shipping Limited (3)	British Virgin Islands	February 13, 2008	African Joy	May 21, 2010
African Glory Shipping Limited (3)	British Virgin Islands	October 24, 2007	African Glory	May 21, 2010
Asian Grace Shipping Limited (3)	British Virgin Islands	January 18, 2008	Asian Grace	May 21, 2010
Maritime Glory Shipping Limited (3)	British Virgin Islands	April 8, 2008	Clipper Glory	May 21, 2010
Maritime Grace Shipping Limited (3)	British Virgin Islands	April 8, 2008	Clipper Grace	May 21, 2010
African Grace Shipping Limited (5)	British Virgin Islands	October 3, 2007	N/A	May 21, 2010
Atlantic Grace Shipping Limited (5)	British Virgin Islands	October 9, 2007	N/A	May 21, 2010
Eastern Grace Shipping Limited (6)	British Virgin Islands	October 18, 2007	N/A	May 21, 2010
Western Grace Shipping Limited (6)	British Virgin Islands	October 18, 2007	N/A	May 21, 2010

(1) Subsidiaries wholly owned
(2) Vessel owning subsidiaries owned by BET
(3) Vessel owning subsidiaries owned by MCS
(4) Management company
(5) Dormant company
(6) Liquidated on December 16, 2010

2.           Significant Accounting Policies:

(a)	Principles of Consolidation

The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (US GAAP) and include the accounts and operating results of Seanergy and its wholly-owned subsidiaries where Seanergy has control. Control is presumed to exist when Seanergy through direct or indirect ownership retains the majority of voting interest. In addition, Seanergy evaluates its relationships with other entities to identify whether they are variable interest entities and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements. When the Company does not have a controlling interest in an entity, but exerts a significant influence over the entity, the Company applies the equity method of accounting. All significant intercompany balances and transactions and any intercompany profit or loss on assets remaining with the Group have been eliminated in the accompanying consolidated financial statements.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

2.           Significant Accounting Policies (continued):

(b)	Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (US GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates include evaluation of relationships with other entities to identify whether they are variable interest entities, determination of vessel useful lives, allocation of purchase price in a business combination, determination of vessels impairment and determination of goodwill impairment.

(c)	Foreign Currency Translation

Seanergy's functional currency is the United States dollar since the Company's vessels operate in international shipping markets and therefore primarily transact business in US Dollars. The Company's books of accounts are maintained in US Dollars. Transactions involving other currencies are translated into the United States dollar using exchange rates, which are in effect at the time of the transaction. At the balance sheet dates, monetary assets and liabilities, which are denominated in other currencies, are translated to United States dollars at the foreign exchange rate prevailing at year-end. Gains or losses resulting from foreign currency translation are reflected in the consolidated statements of income.

(d)	Concentration of Credit Risk

Financial instruments, which potentially subject the Company to significant concentrations of credit risk, consist principally of cash and cash equivalents, trade accounts receivable and derivative contracts (interest rate swaps). The Company places its cash and cash equivalents, consisting mostly of deposits. The Company performs periodic evaluations of the relative credit standing of the financial institutions in which it places its deposits. The Company limits its credit risk with accounts receivable by performing ongoing credit evaluations of its customers' financial condition. The Company does not obtain rights to collateral to reduce its credit risk. The Company is exposed to credit risk in the event of non-performance by counter parties to derivative instruments; however, the Company limits its exposure by diversifying among counter parties with high credit ratings.

(e)	Cash and Cash Equivalents

Seanergy considers time deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents. Restricted cash is excluded from cash and cash equivalents.

(f)	Accounts Receivable Trade, net

Accounts receivable trade, net at each balance sheet date, includes receivables from charterers for hire, freight and demurrage billings, net of a provision for doubtful accounts. At each balance sheet date, all potentially uncollectible accounts are assessed individually for purposes of determining the appropriate provision for doubtful accounts. The provision for doubtful accounts at December 31, 2010 and 2009 amounted to $NIL and $NIL, respectively.

(g)	Inventories

Inventories consist of lubricants which are stated at the lower of cost or market value. Cost is determined by the first in, first out method.

(h)	Insurance Claims

The Company records insurance claim recoveries for insured losses incurred on damage to fixed assets and for insured crew medical expenses. Insurance claim recoveries are recorded, net of any deductible amounts, at the time the Company's fixed assets suffer insured damages or when crew medical expenses are incurred, recovery is probable under the related insurance policies, the claim is not subject to litigation and the Company can make an estimate of the amount to be reimbursed. The classification of the insurance claims into current and non-current assets is based on management's expectations as to their collection dates.

(i)	Vessels

Vessels acquired as a part of a business combination are recorded at fair market value on the date of acquisition. Vessels acquired as asset acquisitions are stated at historical cost, which consists of the contract price less discounts, plus any material expenses incurred upon acquisition (delivery expenses and other expenditures to prepare for the vessel's initial voyage). Vessels acquired from entities under common control are recorded at historical cost. Subsequent expenditures for conversions and major improvements are capitalized, when they appreciably extend the life, increase the earning capacity or improve the efficiency or safety of the vessels. Expenditures for routine maintenance and repairs are expensed as incurred.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

2.           Significant Accounting Policies (continued):

(j)	Vessel Depreciation

Depreciation is computed using the straight-line method over the estimated useful life of the vessels, after considering the estimated salvage value. Salvage value is estimated by the Company by taking the cost of steel times the weight of the ship noted in lightweight ton (LWT). Up to June 30, 2009, management estimated the useful lives of its vessels at 25 years from the date of their delivery from the shipyard. In July 2009, a time charter contract was successfully executed for one of the vessels that expires on the vessel's 26th anniversary, and based on the projected necessary dry-docking costs and understanding of the charterer's needs, the Company believes that it will complete the next dry-docking and be able to charter the vessel up to the vessel's 30th anniversary. Based on this event, as well as, considering that it is not uncommon for vessels to be operable to their 30th anniversary, effective July 1, 2009, the Company changed the estimated useful life of its fleet to 30 years. This change reduced depreciation expense by $8,039 (approximately $0.32 per share) for the year ended December 31, 2009.

(k)	Impairment of Long-Lived Assets (Vessels)

The Company reviews its long-lived assets held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. When the estimate of undiscounted cash flows, excluding interest charges, expected to be generated by the use of the vessel is less than its carrying amount, the Company evaluates the asset for an impairment loss. Measurement of the impairment loss is based on the fair value of the asset. In this respect, management regularly reviews the carrying amount of the vessels in connection with the estimated recoverable amount for each of the Company's vessels.

(l)	Goodwill

Goodwill represents the excess of the aggregate purchase price over the fair value of the net identifiable assets acquired in business combinations accounted for under the purchase method. Goodwill is reviewed for impairment at least annually in December. The goodwill impairment test is a two-step process. Under the first step, the fair value of the reporting unit is compared to the carrying value of the reporting unit (including goodwill). If the fair value of the reporting unit is less than the carrying value of the reporting unit, goodwill impairment may exist, and the second step of the test is performed. Under the second step, the implied fair value of the goodwill is compared to the carrying value of the goodwill and an impairment loss is recognized to the extent that the carrying value of goodwill exceeds the implied fair value of goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. Fair value of the reporting unit is determined using a discounted cash flow analysis. If the fair value of the reporting unit exceeds it carrying value, step two does not have to be performed. As of December 31, 2008, the Company performed its annual goodwill impairment analysis and recorded a non-cash goodwill impairment charge of $44,795 thereby, fully writing off its goodwill, from the initial acquisition of the six vessels.

The Company tested its goodwill for potential impairment as of December 31, 2010 and 2009. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, using judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non-fixed days (based on a combination of 2-year forward freight agreements and the 10-year average historical charter rates available for each type of vessel). The weighted average cost of capital used was 8.75% and 7.6% for the years ended of December 31, 2010 and 2009, respectively. There was no goodwill impairment for the years ended December 31, 2010 and 2009.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

2.           Significant Accounting Policies (continued):

(m)	Dry-Docking and Special Survey Costs

The Company follows the deferral method of accounting for dry-docking costs and special survey costs whereby actual costs incurred are deferred and are amortized on a straight-line basis over the period through the expected date of the next dry-docking which is scheduled to become due in 2 to 3 years. Dry-docking costs which are not fully amortized by the next dry-docking period are expensed.

(n)	Commitments and Contingencies

Liabilities for loss contingencies, arising from claims, assessments, litigation, fines and penalties, environmental and remediation obligations and other sources are recorded when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated.

(o)	Fair value of above/below market acquired time charter

Where the Company identifies any assets or liabilities associated with the acquisition of a vessel, the Company records all such identified assets or liabilities at fair value. Fair value is determined by reference to market data. The Company values any asset or liability arising from the market value of the time charters assumed when a vessel is acquired. The amount to be recorded as an asset or liability at the date of delivery of a vessel is based on the difference between the current fair values of a charter with similar characteristics as the time charter assumed and the net present value of future contractual cash flows from the time charter contract assumed. When the present value of the time charter assumed is greater than the current fair value of such charter, the difference is recorded as "Fair value of above market acquired time charter". When the opposite situation occurs, the difference is recorded as "Fair value of below market acquired time charter". Such assets and liabilities are amortized as a reduction of, or an increase in revenue, respectively over the period of the time charter assumed.

(p)	Revenue Recognition

Revenue is recorded when a charter agreement exists and collection of the related revenue is reasonably assured. Revenue is recognized as it is earned, on a straight line basis over the duration of each time charter, as adjusted for the off hire days that the vessel spends undergoing repairs, maintenance and upgrade work. Deferred revenue represents cash received prior to the balance sheet date and is related to revenue applicable to periods after such date.

Revenues are recorded net of address commissions. Address commissions represent a discount provided directly to the charterers based on a fixed percentage of the agreed upon charter or freight rate. Since address commissions represent a discount (sales incentive) on services rendered by the Company and no identifiable benefit is received in exchange for the consideration provided to the charterer, these commissions are presented as a reduction of revenue.

(q)	Commissions

Commissions are paid in the same period as related charter revenues are recognized. Brokerage commissions paid to related parties are included in Voyage expenses – related party. The following are the commissions for the year ended December 31, 2010: (i) 1.25% commercial brokerage services commission to Safbulk Pty Ltd. and Safbulk Maritime S.A. ("Safbulk Pty" and together with "Safbulk Maritime" referred to as "Safbulk"), both affiliates, (ii) 2.5% address commission to SAMC for the Seanergy fleet, (iii) 2.5% address commission to SAMC for the BET fleet, (iv) 3.75% address commission to third party charterers, and (v) 1.25% brokerage commissions to third party brokers. Related party address commissions paid to South African Marine Corporation S.A., (SAMC), an affiliate, are included in Commissions – related party. Address commissions paid to third parties are included in Commissions.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

2.           Significant Accounting Policies (continued):

(r)	Vessel voyage expenses

Vessel voyage expenses primarily consist of port, canal and bunker expenses that are unique to a particular charter and are paid for by the charterer under time charter agreements and other non-specified voyage expenses.

(s)	Repairs and Maintenance

All repair and maintenance expenses, including major overhauling and underwater inspection expenses are expensed in the year incurred. Such costs are included in Vessel operating expenses in the accompanying consolidated statements of income.

(t)	Financing Costs and Capitalized Interest

Underwriting, legal and other direct costs incurred with the issuance of long-term debt or to refinance existing debt are deferred and amortized to interest expense over the life of the related debt using the effective interest method. Unamortized fees relating to loans repaid are expensed in the period the repayment is made. Interest costs incurred on debt during the construction of vessels are capitalized. There were no interest costs capitalized during any of the years presented.

(u)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized, when applicable, for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest related to unrecognized tax benefits in interest expense and penalties in general and administration expenses. The only operation that creates profits subject to tax is Maritime Capital Shipping (HK) Limited, the South East Asia management office in Hong Kong, which is subject to Hong Kong profits tax at a rate of 16.5% on the estimated assessable profit for the year.

(v)	Earnings (Losses) per Share

Basic earnings (losses) per common share are computed by dividing net income (loss) available to Seanergy Maritime Holdings Corp. shareholders by the weighted average number of common shares outstanding during the period. Diluted earnings (losses) per share, reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted at the beginning of the periods presented, or issuance date, if later. Potential common shares that have an anti-dilutive effect (i.e. those that increase income per share or decrease loss per share) are excluded from the calculation of diluted earnings per share.

(w)	Segment Reporting

Seanergy reports financial information and evaluates its operations by total charter revenues and not by the length of vessel employment, customer, or type of charter. As a result, management, including the chief operating decision maker, reviews operating results solely by revenue per day and operating results of the fleet and thus, Seanergy has determined that it operates under one reportable segment. Furthermore, when Seanergy charters a vessel to a charterer, the charterer is free to trade the vessel worldwide and, as a result, disclosure of geographic information is impracticable (see Note 3(b)).

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

2.           Significant Accounting Policies (continued):

(x)	Financial Instruments

Derivative instruments (including certain derivative instruments embedded in other contracts) are recorded in the balance sheet as either an asset or liability measured at its fair value, with changes in the derivatives' fair value recognized currently in earnings unless specific hedge accounting criteria are met. The Company is party to interest swap agreements where it receives a floating interest rate and pays a fixed interest rate for a certain period in exchange. These contracts do not qualify for hedge accounting and as such changes in their fair values are reported to earnings. The fair value of these agreements equates to the amount that would be paid by the Company if the agreements were cancelled at the reporting date, taking into account current interest rates. During 2008, Seanergy did not engage in any transaction with derivative instruments or have any hedging activities.

(y) Fair Value Measurements

The Company has adopted guidance for fair value measurements of financial assets and financial liabilities and for nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. This guidance defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. This guidance also establishes a framework for measuring fair value and expands disclosures about fair value measurements (Note 21).

(z) Presentation changes

Certain minor reclassifications have been made to the presentation of the 2009 and 2008 consolidated financial statements, as originally published, to conform to those of 2010.

(aa) Recent accounting pronouncements

In June 2009, the FASB issued new guidance concerning the transfer of financial assets. This guidance amends the criteria for a transfer of a financial asset to be accounted for as a sale, creates more stringent conditions for reporting a transfer of a portion of a financial asset as a sale, changes the initial measurement of a transferor's interest in transferred financial assets, eliminates the qualifying special-purpose entity concept and provides for new disclosures. This new guidance was effective January 1, 2010 and its adoption did not have any significant impact on Seanergy's consolidated financial statements.

In June 2009, the FASB issued new guidance concerning the determination of the primary beneficiary of a variable interest entity ("VIE"). This new guidance amends current US GAAP by: requiring ongoing reassessments of whether an enterprise is the primary beneficiary of a VIE; amending the quantitative approach previously required for determining the primary beneficiary of the VIE; modifying the guidance used to determine whether an entity is a VIE; adding an additional reconsideration event (e.g. troubled debt restructurings) for determining whether an entity is a VIE; and requiring enhanced disclosures regarding an entity's involvement with a VIE. This new guidance was effective January 1, 2010 and its adoption did not have any significant impact on Seanergy's consolidated financial statements. Seanergy will continue to consider the impacts of this new guidance on an on-going basis.

In August 2009, the FASB released new guidance concerning measuring liabilities at fair value. The new guidance provides clarification that in circumstances in which a quoted price in an active market for the identical liability is not available, a reporting entity is required to measure fair value using certain valuation techniques. Additionally, it clarifies that a reporting entity is not required to adjust the fair value of a liability for the existence of a restriction that prevents the transfer of the liability. This new guidance was effective for the first reporting period after its issuance. The application of this new guidance did not have a significant impact on the consolidated financial statements.

In January 2010, the FASB issued amended standards requiring additional fair value disclosures. The amended standards require disclosures of transfers in and out of Levels 1 and 2 of the fair value hierarchy, as well as requiring gross basis disclosures for purchases, sales, issuances and settlements within the Level 3 reconciliation.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

2.           Significant Accounting Policies (continued):

Additionally, the update clarifies the requirement to determine the level of disaggregation for fair value measurement disclosures and to disclose valuation techniques and inputs used for both recurring and nonrecurring fair value measurements in either Level 2 or Level 3. The new guidance was effective in the first quarter of fiscal 2010, except for the disclosures related to purchases, sales, issuance and settlements, which will be effective in the first quarter of fiscal 2011. The adoption of the new standard did not have any significant impact on our consolidated financial statements.

In February 2010, the FASB issued amended guidance on subsequent events. SEC filers are no longer required to disclose the date through which subsequent events have been evaluated in originally issued and revised financial statements. This guidance was effective immediately.

3.	Transactions with Related Parties:

On May 20, 2008, companies affiliated with certain members of the Restis family collectively acquired a 9.62% interest in Seanergy Maritime Corp. More particularly the Restis affiliate shareholders purchased the beneficial interests in all of the securities of Seanergy Maritime Corp. owned by Messrs. Panagiotis and Simon Zafet, the former chief executive officer and chief operating officer of Seanergy Maritime Corp., respectively. The securities owned by the Zafets consisted of 2,750,000 founding shares and 8,008,334 private placement warrants. The aggregate purchase price for the founding shares and private placement warrants, which was negotiated between the Zafets and the Restis affiliate shareholders, was $25,000.

On the same date, the Company also entered into the following agreements with companies wholly-owned by members of the Restis family:

•
The Master Agreement to purchase an aggregate of six dry bulk vessels from companies affiliated with certain members of the Restis family, for an aggregate purchase price of $404,876 including direct transaction costs plus contingent consideration.

•
A management agreement with Enterprises Shipping and Trading S.A. ("EST"), a company wholly owned by a member of the Restis family, for the provision of technical management services relating to vessels for an initial period of two years from the date of signing.

•
A brokerage agreement with Safbulk (Pty) Ltd. ("Safbulk Pty"), a company wholly owned by certain members of the Restis family, for the provision of chartering services for an initial period of two years from the date of signing.

On May 26, 2008, time charter agreements for 11-13 month periods were concluded for the vessels with South African Maritime Corporation S.A. ("SAMC"), a company also owned by certain members of the Restis family (Notes 10 and 15).

On August 26, 2008, Seanergy obtained shareholders' approval for the initial business combination, including the purchase of the six vessels from the Restis family which became effective on August 28, 2008. At this time the non-voting shareholders redeemed 6,370,773 shares of common stock.

On August 19, 2009, the Company amended and certain companies affiliated with the Restis family simultaneously converted the convertible promissory note in the principal amount of $28,250 due on August 28, 2010, which was issued as partial consideration for the vessels it acquired in its initial business combination in August 2008.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

3.           Transactions with Related Parties (continued):

(a) Management Agreement:

On May 20, 2008, a management agreement was concluded between a wholly owned subsidiary of the Company, Seanergy Management Corp. ("Seanergy Management"), and EST, an affiliate, for the provision of technical management services relating to certain vessels for an initial period of two years from the date of signing. The agreement is automatically extended for successive one year periods, unless three months written notice of termination by either party is given prior to commencement of the next period. The fixed daily fee per vessel in operation for the year ended December 31, 2010, was agreed at EUR 436 (four hundred and thirty-six Euros). As noted above, EST also manages the BET acquired vessels under similar terms as the ones for the initial Seanergy vessels. The related expense for the years ended December 31, 2010, 2009 and 2008, amounted to $2,328, $1,715 and $388, respectively, and is included under management fees — related party in the accompanying consolidated statements of income.

On September 2, 2008, a service agreement was signed between the Company and EST, for consultancy services with respect to financing, dealing and relations with third parties and assistance in the preparation of periodic reports to shareholders for a fixed monthly fee of $5. The agreement expired on December 2, 2008 and was extended for one 3 month period ended March 2, 2009. As such, there is no related expense for the year ended December 31, 2010.

Concurrently with the closing of the BET acquisition on August 12, 2009, BET entered into a technical management agreement with EST and a commercial brokerage agreement with Safbulk Maritime S.A. ("Safbulk Maritime" and together with "Safbulk Pty" referred to as "Safbulk") at terms similar to those that our existing fleet has with these entities. Each of EST and Safbulk are affiliated with members of the Restis family and are the technical manager and commercial broker of our current fleet.

Any services provided by EST to the Company for consultancy, financing, accounting, IT, legal or other expenses are invoiced as they incur.

(b) Charter Agreements:

On May 26, 2008, time charter agreements for 11-13 month periods, expiring in September 2009, at a time charter daily rate of between $30 and $65, were concluded for the vessels with SAMC.

Pursuant to addendum dated July 24, 2009 to the individual charter party agreement dated May 26, 2008 between SAMC and Martinique Intl. Corp. (vessel Bremen Max), SAMC agreed to extend the existing charter party for the Bremen Max. Pursuant to the terms of the addendum, the vessel will be chartered for a period of between 11-13 months, at the charterer's option. The charter commenced on July 27, 2009. The daily gross charter rate paid by SAMC is $15.5. The charter rate is subject to a commission of 1.25% payable to Safbulk Pty as commercial broker and 2.5% to SAMC as charterer. SAMC sub-charters the vessel in the market and takes the risk that the rate it receives is lower than the period rate it is paying Seanergy. The charter party with SAMC expired in September 2010, at which point the vessel employed with a third party charterer.

Pursuant to addendum dated July 24, 2009, to the individual charter party agreement dated May 26, 2008 between SAMC and Harbour Business Intl. Corp. (vessel Hamburg Max), SAMC agreed to extend the existing charter party for the Hamburg Max. Pursuant to the terms of the addendum, the vessel will be chartered for a period of between 11-13 months, at the charterer's option. The charter commenced on August 12, 2009. The daily gross charter rate paid by SAMC is $15.5. The charter rate is subject to a commission of 1.25% payable to Safbulk Pty as commercial broker and 2.5% to SAMC as charterer. SAMC sub-charters the vessel in the market and takes the risk that the rate it receives is lower than the period rate it is paying Seanergy. The charter party with SAMC expired in August 2010, at which point the vessel employed with a third party charterer.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

3.           Transactions with Related Parties (continued):

Pursuant to charter party agreements dated July 7, 2009, each of the BET Commander, the BET Prince, the BET Fighter, BET Scouter and the BET Intruder are chartered to SAMC at daily charter rates of $24, $25, $25, $26 and $15.5, respectively, for charters expiring in December 2011, January 2012, September 2011, October 2011 and September 2011, respectively, assuming latest redelivery. All charter rates for the BET fleet are subject to a commission of 2.5% to SAMC as charterer and 1.25% to Safbulk Maritime as a commercial broker. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is lower than the period rate it is paying BET.

The address commissions amounted to $1,546, $2,226 and $880 for the years ended December 31, 2010, 2009 and 2008, respectively, and is recorded under commissions - related party in the accompanying consolidated statements of income.

(c) Brokerage Agreement:

Under the terms of the brokerage agreements entered into by Safbulk Pty, as commercial broker, with Seanergy Management, for Seanergy's initial fleet of six vessels, and Safbulk Maritime and BET for the BET fleet, Safbulk provides commercial brokerage services to the Company's subsidiaries, which include, among other things, seeking and negotiating employment for the vessels owned by the vessel-owning subsidiaries in accordance with the instructions of Seanergy Management, as the case may be. Safbulk is entitled to receive a commission of 1.25% calculated on the collected gross hire/freight/demurrage payable when such amounts are collected. The brokerage agreements with Safbulk are automatically renewable for consecutive periods of one year, unless either party is provided with three months' written notice prior to the termination of such period.

The fees charged by Safbulk amounted to $434, $1,119 and $440 for the years ended December 31, 2010, 2009 and 2008, respectively, and are separately reflected as voyage expenses — related party in the accompanying consolidated statements of income.

(d) Sublease Agreement:

On November 17, 2008, a lease agreement was entered into with Waterfront S.A, for the lease of the executive offices. The initial lease term is from November 17, 2008 to November 16, 2011. Seanergy has the option to extend the term until February 28, 2014. The monthly lease payment is EUR 42,000. As of December 20, 2010, the monthly lease payment was amended to EUR 35,000. The rent charged by Waterfront S.A. for the years ended December 31, 2010, 2009 and 2008, amounted to $697, $726 and $88, respectively, and is included under general and administration expenses — related party in the accompanying consolidated statements of income (Notes 14 and 18).

(e)	V&P Law Firm (Vgenopoulos & Partners):

Mr. Ioannis Tsigkounakis, who was a member of the Board of Directors until November 18, 2009, when he resigned from Director and Officer of Seanergy, is a partner of V&P Law Firm, which the Company has retained in connection with certain legal matters. The related expense for the years ended December 31, 2010 and 2009, amounted to $31 and $19, respectively. For the year ended December 31, 2008, Seanergy paid $340, which was recorded in goodwill-acquisition costs since it related to legal consultancy fees with respect to the business combination.

(f)	Acquisition of subsidiaries:

For the acquisition of MCS and the acquisitions of the noncontrolling interests, see Note 1.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

4.	Other Current Assets:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	2010	2009
Prepaid expenses	916	623
Prepaid expenses and other current assets – related parties	39	58
Insurance claims	201	1,260
Other	673	39
Total	1,829	1,980

5.	Cash and Cash Equivalents:

Cash and cash equivalents in the accompanying consolidated balance sheets are analyzed as follows:

	2010	2009
Cash at bank	31,728	2,638
Term deposits	22,049	60,964
Cash in hand	10	5
Total	53,787	63,607

6.	Restricted Cash:

Restricted cash of $10,385 as of December 31, 2010, comprises of bank deposits that are required under borrowing arrangements which are used to fund the loan installments coming due under the loan agreements. The funds can only be used for the purposes of loan repayment. There was no restricted cash as of December 31, 2009.

7.	Due to / due from Related Parties:

As of December 31, 2010, due to related parties represents liabilities to EST for working capital purposes mainly for drydocking works performed during the fourth quarter of the year.

As of December 31, 2009, due from related parties represents an advance of $12 given to EST for working capital purposes and a receivable from SAMC of $253.

8.	Fixed Assets:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Vessel Cost	Office Furniture and Fittings	Total Value
Cost:
Balance, December 31, 2009	481,551	30	481,581
- Additions	-	28	28
- Additions relating to MCS acquisition	181,861	-	181,861
Balance, December 31, 2010	663,412	58	663,470
Accumulated depreciation:
Balance, December 31, 2009	(36,731)	(10)	(36,741)
- Depreciation charge for the period	(29,309)	(19)	(29,328)
Balance, December 31, 2010	(66,040)	(29)	(66,069)

Net book value December 31, 2009	444,820	20	444,840

Net book value December 31, 2010	597,372	29	597,401

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

8.           Fixed Assets (continued):

The Company evaluates the carrying amounts of vessels and related deferred dry-dock and special survey costs to periods over which long-lived assets are depreciated to determine if events have occurred which would require modification to their carrying values or useful lives. In evaluating useful lives and carrying values of long-lived assets, management reviews certain indicators of potential impairment, such as vessel sales and purchases, business plans and overall market conditions.

No indication of impairment existed as of December 31, 2010 and 2009. For the year ended December 31, 2008, an impairment loss of $4,530 was recorded.

The vessels, having a total carrying value of $597,372 at December 31, 2010, have been provided as collateral to secure the loans of each respective vessel discussed under Note 11.

9.	Deferred Charges:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	Dry-Docking	Financing Costs	Total
December 31, 2008	-	2,757	2,757
Additions	7,119	698	7,817
Written-off	-	(149)	(149)
Amortization	(1,045)	(696)	(1,741)
December 31, 2009	6,074	2,610	8,684
Additions	8,296	1,199	9,495
Deferred issuance fees reclassed to equity	-	(698)	(698)
Amortization and write-off	(3,657)	(738)	(4,395)
December 31, 2010	10,713	2,373	13,086

During the year ended December 31, 2010, the Company incurred dry-docking and special survey costs of $8,296, while amortization for the same period amounted to $3,657 and is separately reflected in the accompanying consolidated statements of income.

Deferred finance charges are analyzed as follows:

	2010	2009
Deferred issuance fees	-	698
Long term debt issuance costs, net of amortization (Note 11)	2,373	1,912
	2,373	2,610

The amortization and write-off of the debt issuance costs are included in interest and finance costs in the accompanying consolidated statements of income and amounted to $738 and $696 for the years ended December 31, 2010 and 2009, respectively.

Deferred issuance fees relates to costs for the Company's registration statement for:

(i)	the public offering of 20,833,333 shares;

(ii)	the concurrent sale of 4,166,667 shares to entities affiliated with the Restis family;

(iii)
the underwriters' exercise of the over-allotment option to purchase 1,945,000 shares, which were successfully completed on February 3, 2010, February 3, 2010, and March 19, 2010, respectively, resulting in total net proceeds of $28,526.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

10.	Deferred Revenue and Deferred Revenue – Related Party

Deferred revenue in the accompanying consolidated balance sheet as at December 31, 2010 and 2009 was $1,452 and $246, respectively. The amounts represent cash received from charterers prior to the balance sheet dates and relate to revenue applicable to periods after such dates.

Deferred revenue — related party in the accompanying consolidated balance sheet as at December 31, 2010 and 2009 was $1,041 and $894, respectively. The amounts represent cash received from SAMC prior to the balance sheet dates and relate to revenue applicable to periods after such dates.

11.	Long-Term Debt:

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

		2010	2009
(a)	Marfin reducing revolving credit facility	54,845	54,845
(b)	Marfin term facility	110,800	129,750
(c)	Citibank loan facility	101,715	115,971
(d)	DVB loan facility	54,641	-
(e)	HSBC loan facility	35,290	-
(f)	UOB loan facility	42,257	-
	Total	399,548	300,566
	Less - current portion	(53,380)	(33,206)
	Long-term portion	346,168	267,360

(a) & (b) A long term debt (the "Facility") of up to $255,000 has been provided by Marfin Egnatia Bank S.A. ("Marfin" or "lender") being available in two Facilities as described below. The Facility is guaranteed by Seanergy Maritime Holdings Corp., the Corporate Guarantor. An arrangement fee of $2,550 was paid on the draw-down date and is included net of amortization in deferred finance charges in the accompanying consolidated balance sheet (see Note 9).

(a)  Marfin Reducing Revolving Credit Facility

As of December 31, 2010, the Company had utilized $54,845 of the available reducing revolving credit facility which is equal to the lesser of $72,000 and an amount in dollars, which when aggregated with the amounts already drawn down under the term facility does not exceed 70% of the aggregate market values of the vessels and other securities held in favor of the lender to be used for the August 2008 business combination and working capital purposes.

The original reducing revolving credit facility bears interest at USD LIBOR plus 2.25% per annum. As per the amended loan agreement dated June 2, 2010, the revolving credit facility bears interest at USD LIBOR plus 4.00% until January 3, 2012. After January 3, 2012, interest is reinstated at USD LIBOR plus 2.25% per annum.

Interest expense for the years ended December 31, 2010, 2009 and 2008, amounted to $2,259, $1,659 and $799, respectively, and is recorded in interest and finance costs in the accompanying consolidated statement of income (see Note 19).

The weighted average interest rate on the revolving credit facility, including the spread, for the years ended December 31, 2010, 2009 and 2008, was approximately 4.06%, 2.98% and 5.053%, respectively.

(b)  Marfin Term Facility

Certain vessel acquisitions were financed by Marfin by an amortizing term facility equal to $165,000, representing 42% of the Vessels aggregate acquisition costs, excluding any amounts associated with the earn-out provision.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

11.   Long-Term Debt (continued):

The loan is repayable through sixteen remaining installments with a balloon payment equal to $50,000 due concurrently with the final installment in September 2015.

The loan bears interest at an annual rate of 3-month USD LIBOR plus 1.5%, if the Company's ratio of total assets to total liabilities is greater than 165%, which is to be increased to 1.75% if the ratio is equal or less than 165%. As per the amended loan agreement dated June 2, 2010, the term facility bears interest at USD LIBOR plus 3.50% until January 3, 2012. After January 3, 2012, interest is reinstated at 3-month USD LIBOR plus 1.5% if the Company's ratio of total assets to total liabilities is greater than 165%, or 3-month USD LIBOR plus 1.75% if the ratio is equal or less than 165%.

As of December 31, 2010 and 2009, the amounts outstanding under this facility are $110,800 and $129,750, respectively.

The weighted average interest rate on the term facility, including the spread, for the years ended December 31, 2010, 2009 and 2008, was approximately 3.55%, 2.42% and 5.214%, respectively.

Interest expense for the years ended December 31, 2010, 2009 and 2008, amounted to $4,147, $3,541 and $2,768, respectively, and is included in interest and finance costs in the accompanying consolidated statements of income (see Note 19).

The Facility includes covenants, among others, that require the borrowers and the corporate guarantor to maintain vessel insurance for an aggregate amount greater than the vessels' aggregate market value or an amount equal to 130% of the aggregate of (a) the outstanding amount under both the revolving credit and term facilities and (b) the amount available for drawing under the revolving facility. The vessels' insurance is required to include as a minimum cover hull and machinery, war risk and protection and indemnity insurance, $1,000,000,000 for oil pollution and for excess oil spillage and pollution liability insurance. In addition mortgagees' interest insurance on the vessels is required with the insured value to be at least 110% of the aggregate of the revolving credit and term facility.

In addition if a vessel is sold or becomes a total loss or the mortgage of the vessel is discharged on the disposal, Seanergy shall repay such part of the facilities as equal to the higher of the relevant amount or the amount in Dollars to maintain the security clause margin.

On June 2, 2010, the Company received an extension of its waiver regarding the security margin whereby the aggregate market value of the vessels and the value of any additional security is required to be at least 130% of the aggregate of the debt financing and any amount available for drawing under the revolving facility, less the aggregate amount of all deposits maintained, from the Marfin Bank in connection with the term facility and the revolving facility, for a period up to January 3, 2012.

The material terms of the covenant waiver and amendment agreement signed with Marfin Bank are as follows:

(1)
the Applicable Margin throughout each Waiver Period shall be increased to: (i) Three point fifty per cent (3.50%) per annum in respect of each Term Advance, and (ii) Four per cent (4%) per annum in respect of each Revolving Advance, for each relevant interest period;

(2)
the Borrowers shall prepay the following Repayment Installments in the amounts described below on January 3, 2011. More particularly the Borrowers shall pay on January 3, 2011: (i) the tenth (10th) Repayment Installment in the amount of $3,200; and (ii) the eleventh (11th) Repayment Installment, in the amount of $3,200;

(3)
the Borrowers shall prepay the following Repayment Installments in the amounts described below on July 1, 2011. More particularly the Borrowers shall pay on July 1, 2011: (i) the twelfth (12th) Repayment Installment in the amount of $3,200; and (ii) the thirteenth (13th) Repayment Installment, in the amount of $3,200.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

11.   Long-Term Debt (continued):

(c)  Citibank loan facility

The vessels acquired from BET have been financed with the proceeds of a loan from Citibank International PLC ("Citibank"), as agent for a syndicate of banks and financial institutions. Following a supplemental agreement dated September 30, 2009 and prepayment of $20 million, of which $10 million was contributed by noncontrolling shareholders, the semi-annual installments of principal and the balloon payment, payable June 2015, amount to $7,128 and $37,563, respectively.

On September 30, 2009, the Company entered into a supplemental agreement with Citibank in connection with the amortized loan obtained by the six wholly owned subsidiaries, which financed the acquisition of their respective vessels. The material terms of the supplemental agreement with Citibank are as follows:

(1)
applicable margin for the period between July 1, 2009 and ending on June 30, 2010 (the amendment period) shall be increased from zero point seventy five per cent (0.75%) per annum to two per cent (2%) per annum;

(2)	the borrowers to pay part of the loan in the amount of $20,000;

(3)	the borrowers and the corporate guarantor have requested and the creditors consented to:

a.	the temporary reduction of the security requirement during the amendment period to 100%; and

b.
the temporary reduction of the minimum equity ratio requirement of the principal corporate guarantee to be amended from 0.30:1.0 to 0.175:1.0 during the amendment period at the end of the accounting periods ending on December 31, 2009 and June 30, 2010.

Under the Citibank loan agreement, the BET subsidiaries are subject to operating and financial covenants that may affect BET's business. These restrictions may, subject to certain exceptions, limit the BET subsidiaries' ability to engage in many of its activities. Furthermore, the BET subsidiaries must assure the lenders that the aggregate market value of the BET vessels is not less than 125% of the outstanding amount of the Citibank loan. If the market value of the vessels is less than this amount, the BET subsidiaries must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders, and a portion of the debt may be required to be classified as current. The Citibank supplemental agreement, dated August 4, 2010, provides that the Company must maintain a minimum amount of $7,500 in cash in the BET account with Citibank as additional security for the market value covenant of its fleet which should not be less than 125% of the outstanding amount of the Citibank loan and is included in restricted cash in the accompanying consolidated balance sheet as at December 31, 2010.  The Citibank supplemental agreement, dated December 23, 2010, provides that the applicable margin has been adjusted to 1.75% per annum. The Company is required to maintain a minimum equity ratio requirement of 0.30:1.00 at the end of each accounting period. The Company did not meet the minimum equity ratio as of December 31, 2010. The Citibank supplemental agreement dated March 31, 2011, provides that minimum equity ratio as of December 31, 2010 is waived and that for the period from December 31, 2010 to December 31, 2011 (inclusive) the minimum equity ratio requirement has been reduced from 0.3:1.0 to 0.175:1.0 and that the applicable margin has been adjusted to 2% per annum for the period ending December 31, 2011 (inclusive). BET is in compliance with the new equity ratio.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

11.	Long-Term Debt (continued):

As of December 31, 2010 and 2009, the amounts outstanding under this facility are $101,715 and $115,971, respectively.

Interest expense for the years ended December 31, 2010 and 2009, amounted to $2,206 and $1,154, respectively, and is recorded in interest and finance costs in the accompanying consolidated statement of income (see Note 19).

The weighted average interest rate on the Citibank loan facility, including the spread, for the years ended December 31, 2010 and 2009, was approximately 1.94% and 2.28%, respectively.

The vessels acquired from MCS were partially financed with the proceeds from three loan facilities (DVB, HSBC and UOB).

(d)  DVB loan facility

The first loan facility, with DVB, as agent, comprised two loans, a senior loan and a junior loan, and was used to finance a part of the cost of the acquisition of four vessels. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. Following a supplemental agreement dated May 20, 2010 and prepayment of $7.4 million, no further principal installments are due until the second quarter of 2011, at which point $6.2 million will be paid. After that, the remaining loan amounts are repayable in seventeen quarterly installments plus balloon payments through January 2016. The applicable margin following the supplemental agreement is USD LIBOR plus 2.10% per annum on the senior loan and USD LIBOR plus 4.90% per annum on the junior loan.

As of December 31, 2010, the amount outstanding under this facility was $54,641.

Interest expense for the period from May 21, 2010 to December 31, 2010, amounted to $1,028 and is recorded in interest and finance costs in the accompanying consolidated statement of income (see Note 19).

The weighted average interest rate on the DVB loan facility, including the spread, for the period from May 21, 2010 to December 31, 2010, was approximately 2.99%.

(e)  HSBC loan facility

The second loan facility, with HSBC as agent, was used to finance part of the cost of acquisition of two vessels. The amount of the loan for each vessel was less than or equal to 65% of the contractual purchase price for the applicable vessel. Following a supplemental agreement dated May 21, 2010 and prepayment of $7.6 million, the remaining loan amounts are repayable in thirteen quarterly installments plus balloon payments through July 2013. The applicable margin to the later of July 21, 2011 and the date of compliance with the security requirement covenant is USD LIBOR plus 3.25% per annum and thereafter is USD LIBOR plus 2.75% per annum unless there is breach of the compliance of the security requirement or there is an event of default under the loan agreement.

As of December 31, 2010, the amount outstanding under this facility was $35,290.

Interest expense for the period from May 21, 2010 to December 31, 2010, amounted to $849 and is recorded in interest and finance costs in the accompanying consolidated statement of income (see Note 19).

The weighted average interest rate on the HSBC loan facility, including the spread, for the period from May 21, 2010 to December 31, 2010, was approximately 3.58%.

(f)  UOB loan facility

The third loan facility, with UOB as agent, was used to finance part of the cost of the acquisition of three vessels. The amount of the loan for each vessel was less than or equal to 70% of the contractual purchase price for the applicable vessel. Following a supplemental agreement dated May 24, 2010, $13.8 million was converted into subordinated debt, out of which $3.8 million was prepaid on June 30, 2010, $9.3 million was prepaid from the senior loans, and the remaining loan amounts are repayable in twenty five quarterly installments plus balloon payments through May 2016. The applicable margin following the voluntary prepayment is USD LIBOR plus 2.50% per annum in relation to the senior loan and USD LIBOR plus 3.50% per annum in relation to the subordinated loan.

As of December 31, 2010, the amount outstanding under this facility was $42,257. The remaining balance of the subordinated debt of $10,162 is classified to non-current portion and is repayable up to the final balloon payment date of the original UOB loan facility.

Interest expense for the period from May 21, 2010 to December 31, 2010, amounted to $848 and is recorded in interest and finance costs in the accompanying consolidated statement of income (see Note 19).

The weighted average interest rate on the UOB loan facility, including the spread, for the period from May 21, 2010 to December 31, 2010, was approximately 3.14%.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

11.   Long-Term Debt (continued):

The UOB, HSBC and DVB loan facilities are secured by the following: first priority mortgages on each of the vessels; the Company guaranties each of the loans; a general assignment or deed of covenant of any and all earnings, insurances and requisition compensation of each of the vessels; pledges over the earnings accounts and retention accounts held in the name of each borrower and undertakings by the technical managers of the vessels, among others.

Under the UOB, HSBC and DVB loan agreements, the MCS subsidiaries are subject to operating and financial covenants that may affect MCS's business. These restrictions may, subject to certain exceptions, limit the MCS subsidiaries' ability to engage in many of the activities listed above. Furthermore, the MCS subsidiaries must assure the lenders that the aggregate market value of the MCS vessels is not less than 133%, 125% and 100% of the outstanding amount of each of the UOB, HSBC and DVB loans, respectively. Although the Company is in compliance with these covenants as of December 31, 2010, the Company received from each of HSBC and DVB waivers from compliance of these security requirements until December 31, 2012 and March 31, 2011, respectively. The relevant covenant in the UOB loan takes effect beginning as of December 31, 2012. If the market value of the vessels is less than this amount, the MCS subsidiaries must prepay an amount that will result in the market value of the vessels meeting this requirement or offer additional security to the lenders, and a portion of the debt may be required to be classified as current.

The vessels' insurance is to include as a minimum cover fire and usual marine risks, war risk and protection and indemnity insurance, and oil pollution. In addition, the borrowers agree to reimburse the mortgagee for mortgagees' interest insurance on the vessels in an amount of 100% to 120% of the outstanding amount under the loan.

In addition, if a vessel is sold or becomes a total loss, the Company is required to repay such part of the loan as is equal to the greater of the relevant amount for such vessel, or such amount as is necessary to maintain compliance with the relevant minimum security covenant in the loan agreements.

Repayment Schedule

The annual principal payments required to be made after December 31, 2010, for the facilities discussed above, are as follows:

2011	53,380
2012	59,217
2013	66,038
2014	48,233
2015	137,720
Thereafter	34,960
399,548

12.   Capital Structure:

(a)  Common Stock

On July 21, 2010, the Company approved and amended its Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock, par value $0.0001 per share from 200,000,000 to 500,000,000 shares.

On January 28, 2010, the Company priced a public offering of 20,833,333 shares of common stock. The Company has granted the representatives of the underwriters a 45-day option to purchase up to an additional 3,125,000 shares of common stock to cover over-allotments. The shares were offered to the public at $1.20 per share. Four of the Company's major shareholders affiliated with the Restis family purchased an additional 4,166,667 shares of common stock directly from the Company at the public offering price. The offering and the concurrent sale of 4,166,667 shares to entities affiliated with the Restis family settled and closed on February 3, 2010. The purpose of the offering was the acquisition of a new vessel(s), and resulted in net proceeds of $26,381.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

12.           Capital Structure (continued):

On March 19, 2010, the underwriters exercised the over-allotment option to purchase an additional 1,945,000 shares of the Company's common stock, which resulted in additional net proceeds to the Company of approximately $2,145.

On September 15, 2010, the Company issued 24,761,905 shares in connection with the acquisition of the remaining 49% of MCS.

On October 22, 2010, the Company issued 24,761,905 shares in connection with the acquisition of the remaining 50% of BET.

(b) Warrants

On September 28, 2007, Seanergy Maritime Corp., pursuant to its public offering, sold 23,100,000 units, which included 1,100,000 units exercised pursuant to the underwriters' over-allotment option, at a price of $10.00 per unit. Each unit consisted of one share of Seanergy Maritime Corp.'s common stock, $0.0001 par value, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from Seanergy Maritime Corp. one share of common stock at an exercise price of $6.50 per share commencing on the later of the completion of a business combination with a target business or one year from the effective date of the public offering (September 30, 2008) and expires on September 28, 2011.

On September 28, 2007, and prior to the consummation of the public offering described above, all of Seanergy Maritime Corp.'s executive officers purchased from the Company an aggregate of 16,016,667 warrants at $0.90 per warrant in a Private Placement. All warrants issued in the Private Placement are identical to the warrants in the units sold in the public offering, except that:

(i)	subject to certain limited exceptions, none of the warrants are transferable or saleable until after Seanergy Maritime Corp. completes a business combination;

(ii)	the warrants are not subject to redemption if held by the initial holders thereof; and

(iii)
the warrants may be exercised on a cashless basis if held by the initial holders thereof by surrendering these warrants for that number of shares of common stock equal to the quotient obtained by dividing the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the warrant price and fair value. The fair value is defined to mean the average reported last sales price of common stock for the 10 trading days ending on the third business day prior to the date on which notice of exercise is received. No placement fees were payable on the warrants sold in the Private Placement. The sale of the warrants to executive officers did not result in the recognition of any stock-based compensation expense because they were sold at approximate fair market value.

Seanergy Maritime Corp. may call the warrants for redemption:

•	in whole and not in part,

•	at a price of $0.01 per warrant at any time,

•
upon a minimum of 30 days' prior written notice of redemption, and if, and only if, the last sale price of the common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days prior to the notice of redemption to the warrant holders.

There is no cash settlement for the warrants.

Subsequently, the underwriter notified Seanergy Maritime Corp. that it was not going to exercise any of the remaining units as part of its over-allotment option. The common stock and warrants included in the units began to trade separately on October 26, 2007.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

12.           Capital Structure (continued):

In connection with the public offering of January 28, 2010, the Company granted on February 3, 2010 1,041,667 warrants with an exercise price of $1.32 each. In addition, due to the over-allotment exercise on March 19, 2010, Seanergy granted additional 97,250 warrants, with terms identical to the warrants issued on February 3, 2010. The fair value of these warrants amounted to $1,053. No expenses were recorded in connection with these warrants which were classified in equity.

As of December 31, 2010, Seanergy Maritime Holdings Corp. has 38,984,667 common stock purchase warrants issued and outstanding at an exercise price of $6.50 per share, which became Seanergy's obligations upon completion of Seanergy Maritime Corp.'s dissolution and liquidation, and 1,138,917 common stock purchase warrants issued and outstanding at an exercise price of $1.32 per share in connection with the public offering of January 28, 2010. The fair market value of the public warrants as of December 31, 2010 and 2009 was $0.03 and $0.18, per warrant, respectively.

(c)	Registration Rights

(i) Initial public offering

The holders of the Company's 5,500,000 issued and outstanding shares immediately prior to the completion of the public offering and the holders of the warrants to purchase 16,016,667 shares of common stock acquired in the private placement are entitled to registration rights covering the resale of their shares and the resale of their warrants and shares acquired upon exercise of the warrants.

Pursuant to a Registration Rights Agreement, no later than thirty days from the effective date of the dissolution and liquidation of Seanergy Maritime Holdings Corporation, the Company was obligated to file a registration statement with the Securities and Exchange Commission registering the resale of the 5,500,000 shares in the aggregate owned by Seanergy Maritime's founding shareholders and the Restis affiliate shareholders and the 16,016,667 shares of common stock underlying their private placement warrants. The company filed such registration statement with the SEC (File No. 333-157270) and it was declared effective on February 19, 2009. The 5,500,000 shares were in escrow for a period of 12 months after the vessel acquisition and in September 2009, they were released by the escrow agent.

 (ii) 2010 Public Offering - Concurrent sale of shares to shareholders affiliated with the Restis family

With respect to the additional 4,166,667 shares of common stock purchased in February 2010 by the four of the Company's major shareholders affiliated with the Restis family, the Company entered into a Registration Rights Agreement on March 26, 2010. Pursuant to such Registration Rights Agreement, on or prior to the 120th day following the closing date of the public offering the Company is obligated to file a registration statement with the Securities and Exchange Commission registering the resale of the 4,166,667 shares.

(iii) 2010 Public Offering - Underwriters' representatives warrants

In connection with the completion of the Company's public offering in February 2010, Seanergy issued to Maxim Group LLC and Rodman & Renshaw, LLC, joint book-running managers and representatives of the underwriters, aggregate of 1,041,667 warrants to purchase shares of our common stock for services provided in connection with the offering. In addition due to the over-allotment exercise on March 19, 2010, the Company granted additional 97,250 warrants to the underwriters with terms identical to the warrants issued on February 3, 2010. The exercise price of all such warrants is $1.32 per share. The warrants are exercisable for a period commencing July 28, 2010 and expiring January 28, 2015. The Company may not call the warrants for redemption. The exercise price and number of shares underlying the warrants to be issued to the underwriters' representatives may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their exercise price.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

12.           Capital Structure (continued):

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the Company's offices, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to the Company, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of our common stock. After the issuance of shares of common stock underlying the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

The Company had agreed to file a post-effective amendment to the registration statement relating to the public offering it completed in February 2010 no later than six months after the date of issuance of the representatives' warrants to Maxim Group LLC and Rodman & Renshaw, LLC (the "Six Month Date") and to maintain the effectiveness of such registration statement for a period of one year from the date such post-effective amendment is declared effective by the SEC or the Six Month Date, whichever is later, subject to certain black out periods. Such post-effective amendment was filed on September 24, 2010 and was declared effective by the SEC on October 4, 2010. In addition, the Company granted Maxim Group LLC and Rodman & Renshaw, LLC certain "piggy-back" registration rights on registration statements filed prior to the expiration date of the representatives' warrants. The Company has agreed to bear the expenses incurred in connection with the filing of the post-effective amendment and any subsequent registration statement, other than underwriting discounts and/or commissions and the legal fees of counsel to Maxim Group LLC and/or Rodman & Renshaw, LLC.

(d)	Preferred Stock

Seanergy Maritime Corp. is authorized to issue 1,000,000 shares of preferred stock with a par value $0.0001 per share, with such designations, voting and other rights and preferences, as may be determined from time to time by the Board of Directors. As of December 31, 2010, no shares of preferred stock have been issued.

(e)	Dividends

The declaration and payment of any dividend is subject to the discretion of Seanergy's board of directors and is dependent upon its earnings, financial condition, cash requirements and availability, fleet renewal and expansion, restrictions in its loan agreements, the provisions of Marshall Islands law affecting the payment of dividends to shareholders and other factors. Seanergy's board of directors may review and amend its dividend policy from time to time in light of its plans for future growth and other factors.

As a condition of the waiver from Marfin Egnatia Bank S.A. (see Note 11), dividends will not be declared without the prior written consent of Marfin Egnatia Bank S.A.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

13.	Earnings (loss) per Share:

The calculation of net income (loss) per common share is summarized below.

	2010	2009	2008
Basic:
Net income (loss) attributable to Seanergy Maritime Holdings Corp.	$132	$30,052	$(31,985)

Weighted average common shares outstanding - basic	87,916,947	25,882,967	26,452,291
Net income (loss) per common share - basic	$0.00	$1.16	$(1.21)

Diluted:
Net income (loss) attributable to Seanergy Maritime Holdings Corp.	$132	$30,052	$(31,985)
Interest expense on convertible promissory note due to shareholders	-	386	182
Diluted net income (loss)	$132	$30,438	$(31,803)

Weighted average common shares outstanding - basic	87,916,947	25,882,967	26,452,291
Convertible note – to related party	-	1,424,110	-
Contingently-issuable shares – earn-out	-	3,222,204	-
Warrants	-	-	-
Weighted average common shares outstanding - diluted	87,916,947	30,529,281	26,452,291

Net income (loss) per common share - diluted	$0.00	$1.00	$(1.21)

The convertible note to shareholders has been included in the diluted Earnings per Share calculations using the "as if converted" method up to the date of the actual conversion and the applicable conversion ratio.

On September 15, 2010, the Company issued 24,761,905 shares in connection with the acquisition of the remaining 49% of MCS. For the purpose of calculating earnings per share, these are considered outstanding as of May 20, 2010, the date that common control existed.

On October 22, 2010, the Company issued 24,761,905 shares in connection with the acquisition of the remaining 50% of BET. For the purpose of calculating earnings per share, these are considered outstanding as of May 20, 2010, the date that common control existed.

As of December 31, 2010, 2009 and 2008 all outstanding warrants to acquire 40,123,584, 38,984,667 and 38,984,667 shares of common stock, respectively, were anti-dilutive. The underwriters' purchase options (common shares of 1,000,000 and warrants of 1,000,000) were also anti-dilutive for the years ended December 31, 2010, 2009 and 2008.

Thus, as of December 31, 2010, securities that could potentially dilute basic EPS in the future that were not included in the computation of diluted EPS as mentioned above are:

Private warrants	17,155,584
Public warrants	22,968,000
Underwriters purchase options - common shares	1,000,000
Underwriters purchase options - warrants	1,000,000
Total	42,123,584

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

14.	Commitments and Contingencies:

Various claims, lawsuits, and complaints, including those involving government regulations and product liability, arise in the ordinary course of the shipping business. In addition, losses may arise from disputes with charterers, agents, insurance and other claims with suppliers relating to the operations of the Company's vessels. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements.

The Company accrues for the cost of environmental liabilities when management becomes aware that a liability is probable and is able to reasonably estimate the probable exposure. Currently, management is not aware of any such claims or contingent liabilities, which should be disclosed, or for which a provision should be established in the accompanying consolidated financial statements. A minimum of up to $1,000,000,000 of liabilities associated with the individual vessels actions, mainly for sea pollution, are covered by the Protection and Indemnity (P&I) Club insurance.

Rental expense for the years ended December 31, 2010, 2009 and 2008 was $1,351, $726 and $88, respectively (see Note 3(d)).  Fixed future minimum rent commitments as of December 31, 2010, based on a Euro/U.S. dollar exchange rate of €1.00:$1.3384 and on a U.S. dollar/Hong Kong dollar exchange rate of $1.00:HK$7.7731, were as follows:

Rental commitments
2011	1,051
2012	562
2013	562
2014	91
Total	2,266

Future minimum rental receipts, based on vessels committed to non-cancelable long-term time charter contracts, assuming earliest redelivery, 30 days off hire due to any scheduled dry-docking and a 98.6% unscheduled off hire rate (operating days divided by available days), net of commissions, will be:

Future minimum contractual charter revenue
2011	66,548
2012	24,476
2013	5,110
Total	96,134

15.	Vessel Revenue – Related Party, net:

During the years ended December 31, 2010, 2009 and 2008, several of the Company's vessels were employed under time charters with SAMC. Revenue from related party is shown net of off-hire expenses of $394, $458 and $107, respectively.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

16.	Vessel Operating Expenses:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2010	2009	2008
Crew wages and related costs	14,095	7,762	1,734
Chemicals and lubricants	3,412	2,088	591
Repairs and maintenance	9,475	4,456	449
Insurance	2,825	1,551	300
Miscellaneous expenses	860	365	106
Total	30,667	16,222	3,180

17.	General and Administration Expenses:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2010	2009	2008
Auditors' and accountants' fees	994	1,159	695
Professional services	1,615	1,831	830
Salaries, BOD remuneration and other compensation	3,159	2,086	294
D&O Insurance	166	120	96
Other	1,672	732	246
Total	7,606	5,928	2,161

Other expenses for the year ended December 31, 2010 mainly include MCS office rent of $654, common building expenses for the executive offices of $134, subscription expenses of $118 and travelling and transportation expenses of $116. Other expenses for the year ended December 31, 2009 mainly include common building expenses for the executive offices of $132, printing and stationary expenses of $132 and travelling and transportation expenses of $56.

18.	General and Administration Expenses – Related Party:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2010	2009	2008
Office rental (Note 3(d))	697	726	88
Administrative fee (Note 3(a))	-	16	21
Total	697	742	109

19.	Interest and Finance Costs:

The amounts in the accompanying consolidated statements of income are analyzed as follows:

	2010	2009	2008
Interest on long-term debt	9,078	4,695	2,768
Interest on revolving credit facility	2,259	1,659	799
Amortization of debt issuance costs	738	608	174
Restructuring fees on acquired debt	705	145	-
Commitment fee on un-drawn revolving credit facility	35	14	39
Other	116	109	115
Total	12,931	7,230	3,895

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

20.	Interest Income:

Interest income for the year ended December 31, 2010 of $358 represents interest earned on term deposits at annualized interest rate ranging from 0.20% to 2.20%. Interest income for the year ended December 31, 2009 of $430 represents interest earned on term deposits at an annualized interest rate ranging from 0.35% to 1.40%. Interest income of $3,361 for the year ended December 31, 2008 represents interest on money market funds held in trust at an annualized tax exempt interest yield of 2.72%.

21.	Financial Instruments:

The principal financial assets of the Company consist of cash and cash equivalents, restricted cash, accounts receivable trade, net and due from related parties. The principal financial liabilities of the Company consist of long-term debt, trade accounts payable, accrued expenses, accrued interest and financial instruments.

(a)	Significant Risks and Uncertainties, including Business and Credit Concentration

As of December 31, 2010, the Company operates a total fleet of 20 vessels, consisting of 10 Handysize vessels, 4 Capesize vessels, 3 Panamax vessels, 1 Handymax vessel and 2 Supramax vessels. Of these 20 vessels, the Company acquired 3 on August 28, 2008, 1 on September 11, 2008, 2 on September 25, 2008, 5 on August 12, 2009, when it completed the acquisition of a 50% controlling ownership interest in BET, and the remaining 9 on May 28, 2010, when it completed the acquisition of a 51% ownership interest in MCS.

Pursuant to addendum dated July 24, 2009 to the individual charter party agreement dated May 26, 2008 between SAMC and Martinique Intl. Corp. (vessel Bremen Max), SAMC agreed to extend the existing charter party for the Bremen Max. Pursuant to the terms of the addendum, the vessel will be chartered for a period of between 11-13 months, at the charterer's option. The charter commenced on July 27, 2009. The daily gross charter rate paid by SAMC is $15.5, which will generate revenues of approximately $6.4 million. The charter rate is subject to a commission of 1.25% payable to Safbulk Pty as commercial broker and 2.5% to SAMC as charterer. SAMC sub-charters the vessel in the market and takes the risk that the rate it receives is higher than the period rate it is paying Seanergy. Following the completion of its drydocking on November 30, 2010, the Bremen Max was chartered with Cargill International S.A. at a gross daily rate of $10 if traveled via the Suez Canal, or, if traveled via the Cape of Good Hope, at a daily gross charter rate of $10 for the first 55 days followed by the time charter average of the Baltic Panamax Index for the remaining duration of the time charter.

Following the expiration of her charter party agreement in August 2010, the Hamburg Max is chartered for a period of 23-25 months with Mansel LTD (Vitol Holding SARL) at a daily charter rate of a floor rate of $21.5 per day and a ceiling of $25.5 per day, with a 50% profit sharing arrangement to apply to any amount in excess of the ceiling. The spread between floor and ceiling will accrue 100% to Seanergy. The calculation of the rate is based on the Time Charter Average of Baltic Panamax Index (BPI).

On July 14, 2009, the African Oryx and the African Zebra were chartered for a period of 22 to 25 months at charter rates equal to $7 per day and $7.5 per day, respectively. Seanergy is also entitled to receive a 50% adjusted profit share calculated on the average spot Time Charter Routes derived from the Baltic Supramax.

Following the expiration of her charter party agreement in September 2009, the Delos Ranger was chartered in the spot market until January 14, 2010.  On January 16, 2010, pursuant to a charter party agreement dated November 20, 2009, the vessel commenced employment for a period of 11-13 months with Bunge S.A. at a daily charter rate of $20, subject to a brokerage commission of 1.25% payable to each of Arrow and Safbulk Pty. and a charterer commission of 3.75%.

Following the expiration of her charter party agreement in November 2009, the Davakis G is chartered for a period of 11 to 13 months with Sangamon Transportation Group (Louis Dreyfus) at a daily charter rate of $21, subject to a brokerage commission of 1.25% payable to each of SSY NY and Safbulk Pty, and a charterer commission of 3.75%. Following the expiration of her charter party agreement in December 2010, the Davakis G was chartered for a time charter trip, which commenced on December 6, 2010, with Grieg Star Shipping A/S at a daily gross charter rate of $10, subject to a brokerage commission of 1.25% payable to each of Afea Shipbrokers and Safbulk Pty, and an address commission of 3.75%.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

21.           Financial Instruments (continued):

Pursuant to charter party agreements dated July 7, 2009, each of the BET Commander, the BET Prince, the BET Fighter, BET Scouter and the BET Intruder are chartered to SAMC at daily charter rates of $24, $25, $25, $26 and $15.5, respectively, for charters expiring in December 2011, January 2012, September 2011, October 2011 and September 2011, respectively, assuming latest redelivery. All charter rates for the BET fleet are subject to a commission of 2.5% to SAMC as charterer and 1.25% to Safbulk Maritime as commercial broker. SAMC sub-charters these vessels in the market and takes the risk that the rate it receives is higher than the period rate it is paying BET.

Pursuant to charter party agreements dated May 24, 2007, each of the Fiesta, Pacific Fighter, Pacific Fantasy and Clipper Freeway is chartered on a bareboat basis to Oldendorff Carriers at daily charter rates as per average time charter routes of the Baltic Handysize Index multiplied by 100.63% and reduced by fixed daily operating costs, as specified in the respective charter agreements, for charters expiring in November 2013, November 2013, January 2014 and February 2014, respectively, assuming latest redelivery. The charter party agreements for each of Fiesta, Pacific Fighter, and Pacific Fantasy were novated from their previous owners to each of the respective MCS shipowning subsidiaries on August 16, 2007 and the charter party agreement for the Clipper Freeway was novated from her previous owner to the respective MCS shipowning subsidiary on October 3, 2007.

Following the expiration of her charter party agreement in September 2010, the African Glory is chartered for a period of 24 months with MUR shipping at a daily charter rate of a floor rate of $7 per day and a ceiling of $12 per day, with a profit sharing arrangement of 75% for owners and 25% for charterers to apply to any amount between the floor and the ceiling and for any amount in excess of the ceiling the profit sharing arrangement will be 50% for owners and 50% for charterers. The calculation of the rate is based on the adjusted Time Charter Average of the Baltic Supramax Index (BSI).

Following the expiration of her charter party agreement in September 2010, the African Joy is chartered for a period of 11 to 13 months with MUR shipping at a gross charter rate of $14 per day. The charterer has the option to extend the charter for another 11 to 13 months at the same rate. The vessel commenced her charter on October 30, 2010.

Following the expiration of her charter party agreement in September 2010, the Asian Grace is chartered for a period of 24 months with MUR shipping at a daily charter rate of a floor rate of $7 per day and a ceiling of $11 per day, with a profit sharing arrangement of 75% for owners and 25% for charterers to apply to any amount between the floor and the ceiling and for any amount in excess of the ceiling the profit sharing arrangement will be 50% for owners and 50% for charterers. The calculation of the rate is based on the adjusted Time Charter Average of the Baltic Supramax Index (BSI).

Pursuant to charter party agreements dated April 7, 2008, each of the Clipper Glory and Clipper Grace is chartered to CF Bulk Carriers Ltd. at a daily charter rate of $25, as specified in the respective charter agreements, for charters expiring in August 2012, assuming latest redelivery. All charter rates for these vessels are subject to a commission of 1.00% payable to Arrow Asia Shipbrokers Ltd. as commercial broker and 4.00% to CF Bulk Carriers Ltd. as charterer.

The Company cannot predict whether its charterers will, upon the expiration of their charters, re-charter the Company's vessels on favorable terms or at all. This decision is likely to depend upon prevailing charter rates in the months prior to charter expiration. If the Company's charterers decide not to re-charter its vessels, the Company may not be able to re-charter them on similar terms. In the future, the Company may employ vessels in the spot market, which is subject to greater rate fluctuation than the time charter market. If the Company receives lower charter rates under replacement charters or are unable to re-charter all of its vessels, the Company's net revenue will decrease.

(b)	Interest Rate Risk:

The Company's interest rates and long-term loan repayment terms are described in Note 11.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

21.           Financial Instruments (continued):

Fair Value of Financial Instruments

The following table presents the carrying amounts and estimated fair values of the Company's financial instruments at December 31, 2010 and 2009.  The fair value of a financial instrument is the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

	2010		2009
	Carrying value	Fair value	Carrying value	Fair value
Financial assets:

Cash and cash equivalents	53,787	53,787	63,607	63,607
Restricted cash	10,385	10,385	-	-
Accounts receivable trade, net	999	999	495	495
Due from related parties	-	-	265	265

Financial liabilities:

Long-term debt	399,548	399,548	300,566	300,566
Trade accounts and other payables	2,340	2,340	990	990
Due to related parties	4,025	4,025	-	-
Due to underwriters	-	-	19	19
Accrued expenses	3,491	3,491	1,719	1,719
Accrued interest	1,009	1,009	1,508	1,508
Financial instruments – current liabilities	5,787	5,787	3,556	3,556
Financial instruments – net of current portion	2,777	2,777	1,550	1,550

The carrying amounts shown in the table are included in the consolidated balance sheets under the indicated captions.

The fair values of the financial instruments shown in the above table as of December 31, 2010 and 2009 represent management's best estimate of the amounts that would be received to sell those assets or that would be paid to transfer those liabilities in an orderly transaction between market participants at that date. Those fair value measurements maximize the use of observable inputs. However, in situations where there is little, if any, market activity for the asset or liability at the measurement date, the fair value measurement reflects the Company's own judgments about the assumptions that market participants would use in pricing the asset or liability. Those judgments are developed by the Company based on the best information available in the circumstances.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

a.
Cash and cash equivalents, restricted cash, accounts receivable trade, net, due from related parties, trade accounts and other payables, due to underwriters, accrued expenses, and accrued interest: The carrying amounts approximate fair value because of the short maturity of these instruments. Restricted cash includes bank deposits that are required under the Company's borrowing arrangements which are used to fund the loan installments coming due under the loan agreements. The funds can only be used for the purposes of loan repayment.

b.	Long-term debt: The carrying value approximates the fair market value as the long-term debt bears interest at floating interest rate.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

21.             Financial Instruments (continued):

c.
As of December 31, 2010, the Company had outstanding six interest rate swap agreements respectively maturing from January 2011 through June 2013. These contracts do not qualify for hedge accounting and as such changes in their fair values are reported to earnings. The fair value of these agreements equates to the amount that would be paid by the Company to transfer the remaining rights and obligations under these contracts to a market participant of comparable credit standing taking into account relevant market factors.

The Company's interest rate swaps have the following characteristics:

(i) From September 28, 2007 for a period of five years through September 28, 2012, for a total notional principal amount of $30,000. Under the provisions of the agreement the Company pays a fixed rate of 4.84% and receives the six month USD LIBOR semiannually, (ii) From January 25, 2008 for a period of five years through January 25, 2013, for a total notional principal amount of $50,000. Under the provisions of the agreement the Company pays a fixed rate of 3.13% and receives the six month USD LIBOR semiannually, (iii) From March 10, 2008 for a period of three years through March 10 2011, for a total notional principal amount of $50,000. Under the provisions of the agreement the Company pays a fixed rate of 2.96% on a semiannual basis and receives the three month USD LIBOR quarterly, (iv) From October 26, 2007 for a period of five years through October 24, 2012, for a total notional principal amount of $24,927. Under the provisions of the agreement the Company pays a fixed rate of 4.80% and receives the three month USD LIBOR quarterly, (v) From January 18, 2008 for a period of three years through January 18 2011, for a total notional principal amount of $24,927. Under the provisions of the agreement the Company pays a fixed rate of 3.2925% and receives the three month USD LIBOR quarterly, and (vi) From June 10, 2008 for a period of five years through June 10, 2013, for a total notional principal amount of $25,775. Under the provisions of the agreement the Company pays a fixed rate of 3.96% and receives the three month USD LIBOR quarterly. The Company had an interest rate swap expire on October 24, 2010. The total notional principal amount of that interest rate swap was $24,192, and under the provisions of the agreement the Company paid a fixed rate of 4.68% and received the three month USD LIBOR quarterly.

(c)	Fair Value Hierarchy

The Company adopted FASB guidance on January 1, 2008, for fair value measurements of financial assets and financial liabilities and for fair value measurements of non-financial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. This statement establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurement involving significant unobservable inputs (Level 3 measurement) The three levels of the fair value hierarchy are as follows:

Level 1:  Quoted market prices in active markets for identical assets or liabilities;

Level 2:  Observable market based inputs or unobservable inputs that are corroborated by market data;

Level 3:  Unobservable inputs that are not corroborated by market data.

The Company's financial and nonfinancial items measured at fair value on a recurring basis at December 31, 2010 were:

	Level 1	Level 2	Level 3	Total
Interest Rate Swap – Current liabilities	-	(5,787)	-	(5,787)
Interest Rate Swap – Net of current portion	-	(2,777)	-	(2,777)
	-	(8,564)	-	(8,564)

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

21.           Financial Instruments (continued):

The Company's financial and nonfinancial items measured at fair value on a recurring basis at December 31, 2009 were:

	Level 1	Level 2	Level 3	Total
Interest Rate Swap – Current liabilities	-	(3,556)	-	(3,556)
Interest Rate Swap – Net of current portion	-	(1,550)	-	(1,550)
	-	(5,106)	-	(5,106)

The effect of financial instruments on the consolidated statement of income for the years ended December 31:

Derivatives not designated as hedging instruments	Location of loss recognized	Amount of loss
		2010	2009
Interest rate swaps	Loss on financial instruments	(4,164)	(1,575)

22.	Fair value of below market acquired time charters

In connection with the acquisition of BET, the Company acquired time charter contracts, which extend through 2011. These contracts include fixed daily rates that are below market daily rates available as of the acquisition date. After determining the aggregate fair values of these time charter contracts as of the acquisition, the Company recorded the respective contract fair values on the consolidated balance sheet under "Below market acquired time charter". These will be amortized into revenues using the straight-line method over the respective contract periods (2 years for the respective contracts). The amount amortized for the years ended December 31, 2010, 2009 and 2008 amounted to $319, $125 and $NIL, respectively.

	Amount Acquired	Accumulated amortization as of December 31, 2010	Amortization for the year ended December 31, 2010	Amount to be Amortized as of December 31, 2011
Below market acquired time charters	710	(444)	(319)	(266)

23.	Goodwill

The contingent consideration forming part of the business combination consisted of the issuance of 4,308,075 shares of common stock subject to Seanergy meeting certain target EBITDA during the twelve month period ended September 30, 2009. This target was met and on September 30, 2009, the Company recorded additional consideration of $17,275, equal to the fair value of the 4,308,075 shares, with an increase in goodwill and equity.

The Company tested its goodwill for potential impairment, and concluded that no indication of impairment existed as of December 31, 2010 and 2009 respectively. The fair value for goodwill impairment testing was estimated using the expected present value of future cash flows, using judgments and assumptions that management believes were appropriate in the circumstances. The future cash flows from operations were determined by considering the charter revenues from existing time charters for the fixed fleet days and an estimated daily time charter equivalent for the non fixed days (based on a combination of 2-year forward freight agreements and the 10-year average historical charter rates available for each type of vessel). The weighted average cost of capital used was 8.75% and 7.6% for the years ended of December 31, 2010 and 2009, respectively.

SEANERGY MARITIME HOLDINGS CORP.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(All amounts in footnotes in thousands of US Dollars, except for share and per share data)

23.           Goodwill (continued):

The amounts in the accompanying consolidated balance sheets are analyzed as follows:

	2010	2009
Beginning balance
Goodwill	62,070	44,795
Accumulated impairment losses	(44,795)	(44,795)
	17,275	-
Goodwill acquired during the period	-	17,275

Ending balance
Goodwill	62,070	62,070
Accumulated impairment losses	(44,795)	(44,795)
	17,275	17,275

24.	Convertible Promissory Note Due to Shareholders

In connection with the August 2008, acquisition of the six vessels, a convertible promissory note in the aggregate of $28,250 (face value) was issued to United Capital Investments Corp., Atrion Shipholding S.A., Plaza Shipholding Corp. and Comet Shipholding Inc., the four Restis affiliate shareholders. The note was convertible into 2,260,000 shares of common stock at a conversion price of $12.50 per share upon the maturity date. The note bore interest at a rate of 2.9% per annum, payable upon the maturity date and matured in August 2010. The note was recorded at fair value on issuance at $29,043.

An arrangement fee of $288 was payable upon the note's maturity date and was included in deferred charges with the offsetting credit to accrued charges on convertible promissory note due to shareholders. At the maturity date the holder had the option to convert the note into common stock at a conversion price of $12.50 per share. Interest expense net of premium amortization ($NIL and $228) amounted to $NIL and $297 for the years ended December 31, 2010 and 2009 respectively, and was included in interest and finance costs — shareholders in the accompanying consolidated statements of income.

On August 19, 2009, the Company amended the convertible promissory note to reduce the conversion price, from the original rate of $12.50 per share, exercisable on August 28, 2010, to the average price of the Company's stock for the five trading days commencing on August 19, 2009, ($4.45 per share) exercisable only on August 19, 2009, while any conversion rights would be forfeited if not converted. The holders of the note accepted the amendment and converted the principal amount of the note and all accrued but unpaid fees and interest due, totaling $1,352, to 6,585,868 Seanergy newly issued shares. The transaction did not have any income statement impact and the elimination of the Company's obligation to its principal shareholders has been recorded in equity with an increase of common stock and Additional Paid-In Capital of $1 and $29,596, respectively.

25.	Subsequent Events

The Company has evaluated subsequent events that occurred after the balance sheet date but before the issuance of these consolidated financial statements and, where it was necessary, appropriate disclosures have been made.

a)
On January 12, 2011 the Board adopted the Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan, or the Plan.  A total of 8,750,000 shares of our common stock were reserved for issuance under the Plan, which is administered by the Compensation Committee of the Board of Directors.  Under the Plan, our officers, key employees, directors, consultants and service providers may be granted incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, and unrestricted stock at the discretion of our Compensation Committee. On February 16, 2011, the Compensation Committee granted an aggregate of 50,000 restricted shares of our common stock, or the February 2011 Shares, pursuant to the Plan. 40,000 of the February 2011 Shares were granted to Seanergy's two executive directors and the other 10,000 of the February 2011 Shares were granted to certain of Seanergy's other employees. All of the February 2011 Shares vest proportionally over a period of three years in equal installments, commencing on January 10, 2012. The fair value of each February 2011 Share on the grant date was $0.89 and will be expensed over 3 years.

b)	On January 18, 2011, the Company's interest rate swap of notional principal amount of $24,927, where the Company paid a fixed rate of 3.2925% and received three month USD LIBOR quarterly, expired.

c)
On January 28, 2011, the Company received written notification from The Nasdaq Stock Market ("Nasdaq") indicating that because the closing bid price of the Company's common stock for 30 consecutive business days, from December 14, 2010 to January 26, 2011, was below the minimum $1.00 per share bid price requirement for continued listing on the Nasdaq Global Market, the Company is not in compliance with Nasdaq Listing Rule 5450(a)(1). The applicable grace period to regain compliance is 180 days.

d)
On March 31, 2011, the BET subsidiaries executed with Citibank a supplemental agreement, which provides that the minimum equity ratio requirement as of December 31, 2010 is waived and that for the period from December 31, 2010 to December 31, 2011 (inclusive) the minimum equity ratio requirement has been reduced from 0.3:1.0 to 0.175:1.0 and that the applicable margin has been adjusted to 2% per annum for the period ending December 31, 2011 (inclusive).

INDEX TO FINANCIAL STATEMENTS OF MARITIME CAPITAL SHIPPING LIMITED

Page

Consolidated Financial Statements of Maritime Capital Shipping Limited
Report of Independent Auditors	F-39
Consolidated Balance Sheets at 31 December 2009, 2008 and 2007	F-40
Consolidated income statements for the years ended 31 December 2009 and 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007	F-42
Consolidated statements of comprehensive income for the years ended 31 December 2009 and 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007	F-43
Consolidated statements of changes in shareholder's equity for the years ended 31 December 2009 and 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007	F-44
Consolidated statements of cash flows for the years ended 31 December 2009 and 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007	F-45
Notes to the Consolidated Financial Statements	F-46

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

Report of Independent Auditors

To the Board of Directors and Shareholders

In our opinion, the accompanying consolidated balance sheets and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of changes in shareholders' equity and the consolidated statements of cash flows present fairly, in all material respects, the financial position of Maritime Capital Shipping Limited and its subsidiaries as at 31 December 2009, 2008 and 2007, and the results of their operations and their cash flows for the years ended 31 December 2009 and 2008 and for the period from 30 April 2007 (date of incorporation) to 31 December 2007 in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.  We conducted our audits of these consolidated financial statements in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers

Hong Kong,
July 20, 2010

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED BALANCE SHEETS
AS AT 31 DECEMBER 2009, 2008 AND 2007
(IN THOUSANDS OF US DOLLARS)

	Note	2009	2008	2007

ASSETS

Non-current assets
Vessels, dry dock and other fixed assets	5	308,890	595,641	271,679
Goodwill	6	-	167	167
Deposits paid for acquisition of vessels		-	-	20,188
Derivative financial assets	13	-	-	11

		308,890	595,808	292,045

Current assets
Inventories		658	955	191
Other assets	8	2,129	5,414	868
Derivative financial assets	13	-	-	494
Restricted bank deposits	9	6,101	6,627	-
Cash and cash equivalents	9	18,784	28,380	25,505

		27,672	41,376	27,058

Total assets		336,562	637,184	319,103

LIABILITIES

Non-current liabilities
Long term borrowings	12	-	320,319	165,539
Derivative financial liabilities	13	-	9,867	1,405

		-	330,186	166,944

Current liabilities
Other liabilities	14	7,670	11,336	10,315
Current income tax liabilities	17	1,010	651	-
Current portion of long term borrowings	12	319,382	53,855	22,456
Derivative financial liabilities	13	10,190	6,527	841

		338,252	72,369	33,612

Total liabilities		338,252	402,555	200,556

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED BALANCE SHEETS (CONTINUED)
AS AT 31 DECEMBER 2009, 2008 AND 2007
(IN THOUSANDS OF US DOLLARS)

	Note	2009	2008	2007

EQUITY

Share capital	10	198	198	117
Share premium	10	201,678	201,678	114,168
(Accumulated deficit)/retained earnings	11	(195,342)	47,181	5,813
Reserves	11	(8,224)	(14,428)	(1,551)

Total shareholders' (deficit)/equity		(1,690)	234,629	118,547

TOTAL EQUITY AND LIABILITIES		336,562	637,184	319,103

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED INCOME STATEMENTS
FOR THE YEARS ENDED 31 DECEMBER 2009 AND 2008 AND FOR THE PERIOD
FROM 30 APRIL 2007 (DATE OF INCORPORATION) TO 31 DECEMBER 2007
(IN THOUSANDS OF US DOLLARS)

	Note	2009	2008	2007

Revenue from vessels		87,427	133,423	9,214

Cost of services
- vessel operating costs	15	(18,357)	(12,661)	(310)
- depreciation	5,15	(32,358)	(26,408)	(1,260)

General and other administrative expenses	15	(2,622)	(9,238)	(1,356)

Impairment of assets	5,6,15	(258,977)	(4,670)	-

Operating (loss)/profit		(224,887)	80,446	6,288

Finance income	16	53	1,088	723

Finance costs	16	(17,330)	(17,647)	(1,182)

(Loss)/profit before income tax		(242,164)	63,887	5,829

Income tax expense	17	(359)	(702)	(16)

Net (loss)/profit for the year/period		(242,523)	63,185	5,813

Dividend	18	-	21,817	-

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
FOR THE YEARS ENDED 31 DECEMBER 2009 AND 2008 AND FOR THE PERIOD
FROM 30 APRIL 2007 (DATE OF INCORPORATION) TO 31 DECEMBER 2007
(IN THOUSANDS OF US DOLLARS)

	2009	2008	2007

Net (loss)/profit for the year/period	(242,523)	63,185	5,813

Other comprehensive income/ (loss)
Cash flow hedges
- fair value gains/(losses), net of tax	6,204	(14,653)	(1,741)

Other comprehensive income/ (loss) for the year/period, net of tax	6,204	(14,653)	(1,741)

Total comprehensive (loss)/income for the year/period	(236,319)	48,532	4,072

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
FOR THE YEARS ENDED 31 DECEMBER 2009 AND 2008 AND FOR THE PERIOD
FROM 30 APRIL 2007 (DATE OF INCORPORATION) TO 31 DECEMBER 2007
(IN THOUSANDS OF US DOLLARS)

	Share capital	Share premium	Reserves	Retained earnings/ (accumulated deficit)

Balance as at 30 April 2007	-	-	-	-

Profit for the period	-	-	-	5,813

Other comprehensive loss
Cash flow hedges	-	-	(1,741)	-

Transactions with owners
Issuance of ordinary shares (Note 10)	117	117,211	-	-
Share issue costs (Note 10)	-	(3,043)	-	-
Employee expense for share options	-	-	190	-

Total transactions with owners	117	114,168	190	-

Balance as at 31 December 2007	117	114,168	(1,551)	5,813

Profit for the year	-	-	-	63,185

Other comprehensive loss
Cash flow hedges	-	-	(14,653)	-

Transactions with owners
Issuance of ordinary shares (note 10)	81	87,510	-	-
Dividend (note 18)	-	-	-	(21,817)
Employee expense for share options	-	-	1,776	-

Total transactions with owners	81	87,510	1,776	(21,817)

Balance as at 31 December 2008	198	201,678	(14,428)	47,181

Loss for the year	-	-		(242,523)

Other comprehensive income
Cash flow hedges	-	-	6,204	-

Balance as at 31 December 2009	198	201,678	(8,224)	(195,342)

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED 31 DECEMBER 2009 AND 2008 AND FOR THE PERIOD
FROM 30 APRIL 2007 (DATE OF INCORPORATION) TO 31 DECEMBER 2007
(IN THOUSANDS OF US DOLLARS)

	Note	2009	2008	2007

Cash flows from operating activities
Net (loss)/profit		(242,523)	63,185	5,813
Depreciation		32,456	26,457	1,262
Impairment of vessels and goodwill and written off vessel deposit		256,955	4,670	-
Employee expense for share options		-	1,776	190
Interest income from bank deposits		(53)	(1,088)	(723)
Interest expense on bank borrowings		16,797	17,043	1,154
Amortisation of transaction costs		489	361	28

Cash flow from operating activities before working capital changes		64,121	112,404	7,724

Decrease/(increase) in inventories		297	(764)	(191)
Decrease/(increase) in other current assets		3,026	(4,978)	(141)
(Decrease)/increase in other current liabilities		(2,926)	3,556	1,994
Increase in current income tax liabilities		332	637	16

Net cash from operating activities		64,850	110,855	9,402

Cash flows from investing activities
Purchase of property, plant and equipment		(2,531)	(333,569)	(271,129)
Deposits paid for acquisition of vessels		-	-	(20,188)
Interest received		313	1,520	502

Net cash used in investing activities		(2,218)	(332,049)	(290,815)

Cash flows from financing activities	20
Drawdown of long-term bank loans		-	237,131	187,967
Repayment of long-term bank loans		(55,281)	(51,313)	-
Interest paid		(17,473)	(16,230)	-
Decrease/(increase) in restricted deposit for loan repayment		526	(6,627)	-
Proceeds from issuance of ordinary shares		-	82,925	117,328
Share issue costs		-	-	(3,043)
Payment in advance for ordinary shares		-	-	4,666
Dividend paid		-	(21,817)	-

Net cash (used in)/from financing activities		(72,228)	224,069	306,918

Change in cash and cash equivalents		(9,596)	2,875	25,505
Cash and cash equivalents at beginning of year/period		28,380	25,505	-

Cash and cash equivalents at end of year/period		18,784	28,380	25,505

The accompanying notes are an integral part of these consolidated financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

1	General information

Maritime Capital Shipping Limited (the "Company") is a limited liability company incorporated in Bermuda on 30 April 2007.  The principal activities of the Company and its subsidiaries (together the "Group") are the provision of worldwide ocean transportation for the dry bulk sector through the ownership of a fleet of 17 handy-size bulk carrier vessels.  The address of the Company's registered office is Canon's Court, 22 Victoria Street, Hamilton HM 12, Bermuda.

These consolidated financial statements are presented in thousands of United States dollars, unless otherwise stated.  The consolidated financial statements have been authorised for issue by the board of directors on 20 July 2010.

2	Summary of significant accounting policies

The significant accounting policies applied in the preparation of the consolidated financial statements are set out below.  These accounting policies have been consistently applied to the periods presented unless otherwise stated.

 2.1          Basis of preparation

During 2009, the general shipping market environment has impacted the fair market value of the Company's principal assets (vessels). As a result of the drop in the market value of vessels in the wider market, the Group received correspondence from its loan providers (the "Lenders") that the Group was in breach of its obligations in relation to loan covenants based on the ratio of outstanding loan principal to the fair value of the vessels. The implications of the breach under the terms of the loan agreements are that the Group would be obligated to make up any shortfall in the loan principal to fair value ratio through additional payments to the Lenders or additional pledge of assets, failing which the Lenders would have the right to call the outstanding borrowings on demand unless the Group obtains waivers of the breaches of covenants.  As a consequence of the Group not having obtained such a waiver as at 31 December 2009, the borrowings have all been included in current liabilities.

As at 31 December 2009 management was in progress of discussing and negotiating with the Lenders on a restructuring of certain of the loans including waivers of the breach of loan covenants described above. During 2010, agreements were reached with the Lenders as detailed in note 24, which included waivers of the covenants.

As at 31 December 2009, the Group had net current liabilities of $310,580. The management of the Company have reviewed the Group's cash flow projections and also considered the following transactions that occurred in 2010:
• the equity issuance of $31,000;
• debt settlement agreements with certain Lenders totaling $140,300; and
• debt restructuring with certain Lenders of $71,781, as further detailed in note 24.

Following their review, management believes that the Group will have sufficient financial resources to finance its operations and continue as a going concern for at least twelve months from the 31 December 2009.  Consequently, the consolidated financial statements have been prepared on a going concern basis.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

 2.1         Basis of preparation (Continued)

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards, as issued by the IASB ("IFRS").  The consolidated financial statements have been prepared under the historical cost convention except that, as disclosed in the accounting policies below, derivative financial instruments are stated at fair value.

The preparation of financial statements in conformity with IFRS requires the use of certain critical accounting estimates.  It also requires management to exercise its judgment in the process of applying the Group's accounting policies.  The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements, are disclosed in note 4.

In 2009, the Group has adopted the following new and amended standards, which are effective for accounting periods commencing on or after 1 January 2009 and relevant to its operation.

IAS 1 (Revised) and Amendment	"Presentation of Financial Statements"
IAS 23 (Revised) and Amendment	"Borrowing Costs"
IFRS 1 and IAS 27 Amendments	"Cost of an Investment in a Subsidiary, Jointly Controlled Entity or Associate"
IAS 39 Amendment	"Financial Instruments: Recognition and Measurement"
IFRS 2 Amendment	"Share-based Payment - Vesting Conditions and Cancellations"
IFRS 7 Amendment	Financial instruments - disclosure

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

 2.1          Basis of preparation (Continued)

Except for certain changes in presentation and disclosures of financial information as described below, the adoption of the above new and amended standards in the current year did not have any significant effect on the consolidated financial statements or result in any significant changes in the Group's significant accounting policies or presentation of the financial information.

IAS 1 (Revised), "Presentation of financial statements". The Group has elected to present two statements: a consolidated income statement and a consolidated statement of comprehensive income. The consolidated financial statements have been prepared under the revised disclosure requirements.

IFRS7 "Financial Instruments – Disclosures" (amendment) – effective 1 January 2009.  The amendment requires enhanced disclosures about fair value measurement and liquidity risk.  In particular, the amendment requires disclosure of fair value measurements by level of a fair value measurement hierarchy.  As the change in accounting policy only results in additional disclosures, there is no impact on earnings.

The following standards and amendments to existing standards have been published and are mandatory for the Group's accounting periods beginning on or after 1 January 2010 or later periods, and the Group has not elected to adopt them early:

Effective for accounting periods beginning on or after

IAS 1 Amendment	"Presentation of Financial Statements"	1 January 2010
IAS 7 Amendment	"Statement of Cash Flows"	1 January 2010
IAS 27 (Revised)	"Consolidated and Separate Financial Statements"	1 July 2009
IAS 38 Amendment	"Intangible Assets"	1 July 2009
IAS 39 Amendment	"Eligible Hedge Items"	1 July 2009
IAS 39 Amendment	"Financial Instruments: Recognition and Measurement"	1 January 2010
IFRS 2 Amendment	"Share-based Payment"	1 July 2009
IFRS 2 Amendment	"Group Cash-settled Share-based Payment Transactions"	1 January 2010
IFRS 3 (Revised)	"Business Combination"	1 July 2009
IFRS 9	"Financial Instruments"	1 January 2013

The Group will apply the above standards and interpretations from 1 January 2010 for the amendments to IAS 1, IAS 7, IAS 38, IAS 39, IFRS 2 and revised IAS 27 and IFRS 3 and from 1 January 2013 for IFRS 9. The Group has already commenced an assessment of the related impact to the Group.  The above standards are not expected to have a significant impact on the Group's financial statements.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.1          Basis of preparation (Continued)

(i)
IAS 1 Amendment provides clarification that the potential settlement of a liability by the issue of equity is not relevant to its classification as current or non-current. By amending the definition of current liability, the amendment permits a liability to be classified as non-current (provided that the entity has an unconditional right to defer settlement by transfer of cash or other assets for at least 12 months after the accounting period) notwithstanding the fact that the entity could be required by the counterparty to settle in shares at any time.

(ii)	IAS 7 Amendment requires that only expenditures that result in a recognised asset in the statement of financial position can be classified as investing activities.

(iii)
IAS 27 (Revised) requires the effects of all transactions with non-controlling interests to be recorded in equity if there is no change in control and these transactions will no longer result in goodwill or gains and losses. The standard also specifies the accounting when control is lost. Any remaining interest in the entity is re-measured to fair value, and a gain or loss is recognised in profit or loss.

(iv)
IAS 38 Amendment clarifies guidance in measuring the fair value of an intangible asset acquired in a business combination and it permits the grouping of intangible assets as a single asset if each asset has similar useful economic lives.

(v)
IAS 39 Amendment prohibits designating inflation as a hedgeable component of a fixed rate debt. Inflation is not separately identifiable and reliably measurable as a risk or a portion of a financial instrument, unless it is a contractually specified portion of the cash flows of a recognised inflation-linked bond whose other cash flows are unaffected by the inflation portion. It also prohibits including time value in a one-sided hedged risk when designating options as hedges. An entity may only designate the change in the intrinsic value of an option as the hedging instrument of a one-sided risk arising from a forecast transaction in a hedging relationship. A one-sided risk is that changes in cash flows or fair value of a hedged item are above or below a specified price or other variable.

(vi)
IAS 39 Amendment introduces the scope exemption in paragraph 2(g) of IAS 39 to clarify that: (a) it only applies to binding (forward) contracts between an acquirer and a vendor in a business combination to buy an acquiree at a future date; (b) the term of the forward contract should not exceed a reasonable period normally necessary to obtain any required approvals and to complete the transaction; and (c) the exemption should not be applied to option contracts (whether or not currently exercisable) that on exercise will result in control of an entity, nor by analogy to investments in associates and similar transactions.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.1          Basis of preparation (Continued)

IAS 39 Amendment clarifies when to recognise gains or losses on hedging instruments as a reclassification adjustment in a cash flow hedge of a forecast transaction that results subsequently in the recognition of a financial instrument. The amendment clarifies that gains or losses should be reclassified from equity to profit or loss in the period in which the hedged forecast cash flow affects profit or loss.

IAS 39 Amendment clarifies that pre-payment options, the exercise price of which compensates the lender for loss of interest by reducing the economic loss from reinvestment risk should be considered closely related to the host debt contract.

(vii)
IFRS 2 Amendment confirms that, in addition to business combinations as defined by IFRS 3 (revised) 'Business combinations', contributions of a business on formation of a joint venture and common control transactions are excluded from the scope of IFRS 2, 'Share-based Payment'.

(viii)
IFRS 2 Amendments, "Group Cash-settled Share-based Payment Transactions". In addition to incorporating IFRIC-Int 8, 'Scope of IFRS 2', and IFRIC-Int 11, 'IFRS 2 – group and treasury share transactions', the amendments expands on the guidance in IFRIC-Int 11 to address the classification of group arrangements that were not covered by the interpretation.

(ix)
IFRS 3 (Revised) continues to apply the acquisition method to non-common control business combinations but with some significant changes compared with IFRS 3. For example, all payments to purchase a business are recorded at fair value at the acquisition date, with contingent payments classified as debt subsequently re-measured through the income statement. There is a choice on an acquisition-by-acquisition basis to measure the non-controlling interest in the acquiree either at fair value or at the non-controlling interest's proportionate share of the acquiree's net assets. All acquisition-related costs are expensed.

(x)	IFRS 9 established the principles for financial reporting of financial assets.

(i)
Financial assets are required to be classified into two measurement categories: those to be measured subsequently at fair value, and those to be measured subsequently at amortised cost. The decision is to be made at initial recognition. The classification depends on the entity's business model for managing its financial instruments and the contractual cash flow characteristics of the instrument.

(ii)
An instrument is subsequently measured at amortised cost only if it is a debt instrument and both the objective of the entity's business model is to hold the asset to collect the contractual cash flows, and the asset's contractual cash flows represent only payments of principal and interest (that is, it has only "basic loan features"). All other debt instruments are to be measured at fair value through profit or loss.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.1          Basis of preparation (Continued)

(iii)
All equity instruments are to be measured subsequently at fair value. Equity instruments that are held for trading will be measured at fair value through profit or loss. For all other equity investments, an irrevocable election can be made at initial recognition, to recognise unrealised and realised fair value gains and losses through other comprehensive income rather than profit or loss. There is to be no recycling of fair value gains and losses to profit or loss. This election may be made on an instrument by-instrument basis. Dividends are to be presented in profit or loss, as long as they represent a return on investment.

 2.2          Group accounting

The consolidated financial statements include the financial statements of the Company and all its subsidiaries made up to 31 December.

Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Group controls another entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Group. Subsidiaries are de-consolidated from the date that control ceases.

In the consolidated financial statements inter-company transactions, balances and unrealised gains and losses on transactions between group companies are eliminated.

 2.3          Segment reporting

The Group reports financial information and evaluates its operations by charter revenues and not, for example, by (a) the length of ship employment for its customers or (b) the size of vessel.  Management, including the chief operating decision maker, reviews operating results by vessel. The Group's vessels are all of a similar size, are all dry bulk carriers and when the Group charters a vessel to a charterer, the charterer is free to trade the vessel worldwide. As a result the Group only has one segment being the provision of worldwide ocean transportation for the dry bulk sector through handy-size vessels.  As management of the Group monitors its results by revenue and not by customer, the geographical location of the customer is not relevant for segment information.

 2.4          Foreign currency translation and functional currency presentation

Items included in the financial statements of each of the Group's entities are measured using the currency of the primary economic environment in which the entity operates (the "functional currency").  The functional currency of the Company and subsidiaries is primarily the United States dollar or for one subsidiary, is the Hong Kong dollar.  The consolidated financial statements are presented in United States dollars, which is the Group's presentation currency.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2              Summary of significant accounting policies (Continued)

2.5           Vessels, dry docking and other fixed assets

(i)	Vessels

Vessels are stated at cost and subsequently carried at cost less accumulated depreciation and accumulated impairment losses.  Vessel cost consists of the contract purchase price and any material expenses incurred on acquisition.

Vessels are depreciated on a straight-line basis over their remaining anticipated useful lives based on an initial useful life of 25 years from first delivery, after taking into account their estimated residual values (note 4(i) and 4(iii)).

(ii)	Dry docking

From time to time the Group's vessels are required to be dry-docked for inspection and re-licensing at which time major repairs and maintenance that cannot be performed while the vessels are in operation are generally performed.  The Group defers costs associated with dry-docking as they are incurred by capitalising them together with the cost of the vessel.  The Group then depreciates these costs on a straight-line basis over the period until the next schedule dry-docking, which is generally between two and five years.  In the cases whereby the dry-docking takes place earlier than originally expected, the carrying amount of the previous dry-docking is written off.  In the event of a vessel sale, the respective carrying values of dry-docking costs are written off.

At the date of acquisition of a vessel, management estimates the component of the cost that corresponds to the economic benefit to be derived from capitalised dry-docking cost, until the first scheduled dry-docking of the vessel under the ownership of the Group, and this component is depreciated on a straight-line basis over the remaining period to the estimated dry-docking date.

(iii)           Other fixed assets

Other fixed assets, including furniture and equipment, computers, software and lease hold improvements are stated at cost less accumulated depreciation and impairment losses.

Other fixed assets are depreciated at rates sufficient to write off their costs less accumulated impairment losses over their estimated useful lives to their respective residual values estimated by the directors on a straight-line basis.  The estimated useful lives of these assets are summarised as follows:

Furniture and equipment:	5 years
Computers and software:	3 years
Leasehold improvements:	over the lower of the useful economic life and lease term

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

 2.5          Vessels, dry docking and other fixed assets (Continued)

Historical cost includes expenditure that is directly attributable to the acquisition of the items.  Subsequent costs are included in the asset's carrying amount or recognised as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably.  All other repairs and maintenance are expensed in the income statement during the period in which they are incurred.

The residual values of the property, plant and equipment and their useful lives are reviewed and adjusted, if appropriate, at each financial year end.  An asset's carrying amount is written down immediately to its estimated recoverable amount if the asset's carrying amount is greater than its estimated recoverable amount (note 2.8).

A vessel is written off upon disposal or when no future economic benefits are expected for its use. The gain or loss on disposal of property, plant and equipment is the difference between the net sales proceeds and the carrying amount of the relevant asset and is recognised in the income statement.

 2.6         Assets under leases - where the Group is the lessor

Leases where substantially all the risks and rewards of ownership of assets remain with the lessor are accounted for as operating leases.

When assets are leased out under operating leases, the assets are included in the balance sheet according to their nature and where applicable, are depreciated in accordance with the Group's depreciation policies, as set out in note 2.5 above.  Revenue arising from assets leased out under operating leases is recognised in accordance with the Group's revenue recognition policies, as set out in note 2.20 below.

 2.7          Goodwill

Goodwill represents the excess of purchase consideration over the fair value of the Group's share of the net identifiable assets of subsidiaries acquired at the date of acquisition.

Goodwill is tested for impairment annually or when an indication of impairment exists and carried at cost less accumulated impairment losses.  Impairment loss on goodwill is not reversed.  Gains and losses on the disposal of an entity include the carrying amount of goodwill relating to the entity sold. Goodwill is allocated to cash-generating units for the purpose of impairment testing.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2              Summary of significant accounting policies (Continued)

 2.8         Impairment of non-financial assets

Assets that have an indefinite useful life are tested annually for impairment and are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  Assets that are subject to depreciation or amortisation are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable.  An impairment loss is recognised for the amount by which the asset's carrying amount exceeds its estimated recoverable amount.  The estimated recoverable amount is the higher of an asset's fair value less costs to sell and value in use.  For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows (cash-generating units).  Assets other than goodwill that suffered an impairment are reviewed for possible reversal of the impairment at each reporting date.

 2.9          Financial assets

(i)             Classification

The Group classifies its financial assets as either loans or receivables.  The classification depends on the purpose for which the assets were acquired.  The board determines the classification of these assets at initial recognition.

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market.  They are included in current assets, except for those with maturities greater than 12 months after the balance sheet date, which are classified as non-current assets.  Loans and receivables are classified as other assets in the balance sheet (note 2.12).

(ii)	Recognition and measurement

Regular purchases and sales of financial assets are recognised on the trade-date - the date on which the Group commits to purchase or sell the asset.  Investments are initially recognised at fair value plus transaction costs for all financial assets not carried at fair value through profit or loss.  Financial assets are written off when the rights to receive cash flows from the investments have expired or have been transferred and the Group has transferred substantially all risks and rewards of ownership.  Loans and receivables are carried at amortised cost using the effective interest method.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.10        Derivative financial instruments and hedging activities

Derivative financial instruments are initially recognised at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value at each reporting date.  The method of recognising the resulting gain or loss depends on whether the derivative is designated as a hedging instrument, and if so, the nature of the item being hedged.  The Group designates certain derivatives as cash flow hedges of a particular risk associated with a recognised asset or liability or a highly probable forecast transaction (cash flow hedge).

The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedge transactions.  The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

The fair values of various derivative instruments used for hedging purposes are disclosed in note 13.  Movements on the hedging reserve in shareholders' equity are shown in note 11.

The full fair value of a hedging derivative is classified as a non-current asset or liability if the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability, if the remaining maturity of the hedged item is less than 12 months.

Cash flow hedge

The gain or loss relating to the effective portion of hedging instruments is recognised in other comprehensive income.  The gain or loss relating to the ineffective portion is recognised in the income statement.

When a hedging instrument expires or is sold, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognised when the forecast transaction is ultimately recognised in the income statement. When a forecast transaction is no longer expected to occur, the cumulative gain or loss that was reported in equity is immediately transferred to the income statement.

 2.11       Inventories

Inventories mainly represent lubricants and are stated at the lower of cost and net realisable value.  Costs are calculated on a weighted average basis.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2              Summary of significant accounting policies (Continued)

 2.12       Other assets and deposits paid for acquisition of vessels

Other assets include trade and other receivables which are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method, less provision for impairment. A provision for impairment of trade and other receivables is established when there is objective evidence that the Group will not be able to collect all amounts due according to the original terms of receivables.  Significant financial difficulties of the debtor, probability that the debtor will enter bankruptcy or financial reorganisation, and default or delinquency in payments are considered indicators that the receivable is impaired.  The amount of the provision is the difference between the asset's carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate. The carrying amount of the assets is reduced through the use of an allowance account, and the amount of the loss is recognised in the consolidated income statement.  When a receivable is uncollectible, it is written off against the allowance account for receivables.  Subsequent recoveries of amounts previously written off are credited in the consolidated income statement.

The deposits for the purchase of vessels are placed in bank accounts jointly held by the Group and the sellers of those vessels.  The effective interest rate on such balances is prevailing market rate.

 2.13       Cash and cash equivalents

Cash and cash equivalents include cash in hand, deposits held at call with banks and short term bank deposits.

Cash and cash equivalents exclude deposits held as security for repayment of bank loans whose use is restricted to the repayment of the related banking facilities. These are classified as restricted bank deposits in the balance sheet.

2.14	Other liabilities

Other liabilities include trade and other payables and charterhire income received in advance.  Trade and other payables are recognised initially at fair value and subsequently measured at amortised cost using the effective interest method.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.15        Provisions

Provisions are recognised when the Group has a present legal or constructive obligation as a result of past events, it is probable that an outflow of resources will be required to settle the obligation and a reliable estimate of the amount can be made.  Provisions are not recognised for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole.  A provision is recognised even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation.  The increase in the provision due to passage of time is recognised as interest expense.

2.16        Borrowings

Borrowings are recognised initially at fair value, net of transaction costs incurred.  Borrowings are subsequently stated at amortised cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognised in the consolidated income statement over the period of the borrowings using the effective interest method.

Fees paid on the establishment of loan facilities are recognised as transaction costs of the loan to the extent that it is probable that some or all of the facility will be drawn down.  In this case, the fee is deferred until the draw-down occurs.  To the extent there is no evidence that it is probable that some or all of the facility will be drawn down, the fee is capitalised as a prepayment for liquidity services and amortised over the period of the facility to which it relates.

Borrowings are classified as current liabilities unless the Group has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

2.17        Employee benefits

(i)	Retirement benefits costs

The Group contributes to defined contribution retirement schemes which are available to all employees in Hong Kong.  The assets of the schemes are held separately from those of the Group in independently administered funds.  The Group's contributions to these schemes are expensed as incurred.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.17        Employee benefits (Continued)

(ii)	Employee leave entitlements

Employee entitlements to long service leave are recognised when they accrue to employees.  A provision is made for the estimated liability for long service leave as a result of services rendered by employees up to the balance sheet date.

Employee entitlements to sick leave and maternity leave are not recognised until the time of leave.

(iii)           Share-based compensation

The Group operates an equity settled share-based compensation plan pursuant to which options to subscribe for shares are granted to executive directors and senior management.  The fair value of the employee services received in exchange for the grant of the options is recognised as an expense over the vesting period of the options.  The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted, excluding the impact of any non-market vesting conditions (for example, shareholders return targets).  Non-market vesting conditions are included in assumptions about the number of options that are expected to become exercisable.  At each balance sheet date, the entity revises its estimates of the number of options that are expected to vest.  It recognises the impact of the revision of original estimates, if any, in the income statement with a corresponding adjustment to share option reserve.

The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

(iv)	Bonus entitlements

The expected cost of bonus payments is recognised as a liability when the Group has a present legal or constructive obligation as a result of services rendered by employees and a reliable estimate of the obligation can be made.

Liabilities for bonus are expected to be settled within twelve months and are measured at the amounts expected to be paid when they are settled.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.18	Contingent liabilities and contingent assets

A contingent liability is a possible obligation that arises from past events and whose existence will only be confirmed by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the Group.  It can also be a present obligation arising from past events that is not recognised because it is not probable that outflow of economic resources will be required or the amount of obligation cannot be measured reliably.

A contingent liability is not recognised but is disclosed in the notes to the consolidated financial statements.  When a change in the probability of an outflow occurs so that outflow is probable, it will then be recognised as a provision.

A contingent asset is a possible asset that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain events not wholly within the control of the Group.

Contingent assets are not recognised but are disclosed in the notes to the consolidated financial statements when an inflow of economic benefits is probable.  When inflow is virtually certain, an asset is recognised.

2.19        Share capital

Ordinary shares are classified as equity.  Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction from the proceeds.

 2.20       Revenue recognition

The Group recognises revenues and income on the following bases:

Revenue from charterhire

Revenue is recorded when a charter agreement exists and collection of related revenue is reasonably assured. Revenue from bareboat or time charters, which is operating lease in nature, is recognised as it is earned, on a straight-line basis over the period of each charter.

Charterhire income received in advance, included within other liabilities, represents cash received in advance for services not yet rendered.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

 2.21       Vessel repairs and surveys

Vessel repairs and survey costs are charged as operating expenses as they are incurred.  Dry-docking costs of a vessel are capitalised and depreciated over the period to the next estimated dry-docking date (note 2.5(ii)).

 2.22       Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalised as part of the cost of that asset.

All other borrowing costs are charged to the income statement in the year in which they are incurred.

 2.23       Dividend distribution

Dividend distribution to the Company's equity holders is recognised as a liability in the Group's financial statements in the period in which the dividends are approved by the Company's equity holders or directors, where appropriate.

2.24	Vessel operating costs

Vessel operating costs primarily consisting of crew expenses, commissions, insurance, surveys, spare parts, lubricants and materials are expensed as incurred.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

2	Summary of significant accounting policies (Continued)

2.25	Finance income and costs

Finance income comprises of interest income on funds invested. Interest income is recognised as it accrues, using the effective interest method.

Finance costs comprises of interest expense on borrowings, amortisation of costs associated with securing the borrowings and impairment losses on recognised financial assets.  All borrowing costs are recognised in the consolidated statement of income using the effective interest method.

3              Financial risk management

 (a)           Financial risk factors

The Group's activities expose it to a variety of financial risks: market risk (including charter rate risk and interest rate risk), credit risk and liquidity risk.  Management manages and monitors these exposures to ensure appropriate measures are implemented in a timely and effective manner.  The Group's overall risk management programme focuses on the unpredictability of shipping and financial markets and seeks to minimise potential adverse effects on the Group's financial performance.  The Group uses derivative financial instruments to hedge certain risk exposures.  Details of these derivative financial instruments are disclosed in respective notes.

Risk management is carried out under policies approved by the board of directors.  The directors identify, evaluate and hedge shipping and financial risks in close co-operation with management.  The board of directors provides written policies covering specific areas, such as charter rate risk, interest rate risk and use of derivative financial instruments.

(i)           Market risk

(1)           Charter rate risk

The charter rates of the Group's vessels are sensitive to economic fluctuations.  The revenues of the Group will increase/decrease if there is an increase/a decrease in the charter rates of the vessel charter-out transactions.

Certain vessels are chartered out at rates determined by reference to a daily index.  The Group periodically uses forward freight agreements ("FFA") to hedge some or all of the market risk associated with such charters.  The FFAs are transacted with banks, shipping companies and other third parties.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

3              Financial risk management (Continued)

 (a)           Financial risk factors (Continued)

(i)            Market risk (Continued)

(1)           Charter rate risk (Continued)

As at 31 December 2007, the Group had derivative financial assets and liabilities in respect of FFA's of approximately $488 and $293, respectively (note 13) which are all subject to market charter rate risk.

With all other variables held constant, if the average forward charter rate for vessels charterhire transactions was 10% higher/lower, the net derivative financial assets in respect of FFA's would decrease/increase by approximately $1,476 and accordingly, the Group's equity would be decreased/increased by approximately $1,476.

As at 31 December 2009 and 2008, the Group had no derivative financial assets and liabilities in respect of FFA's.

(2)           Interest rate risk

Other than bank balances and deposits (collectively the "Interest Bearing Assets"), the Group has no other significant interest bearing assets.

The Group's interest rate risk also arises from bank borrowings (collectively the "Interest Bearing Liabilities").  Interest Bearing Liabilities are primarily issued at variable rates which therefore expose the Group to cash flow interest rate risk.

The Board monitors capital market conditions and where appropriate, interest rate swap contracts with financial institutions are used to reduce exposure to floating rate borrowings.

As at 31 December 2009, the Group had net derivative financial liabilities in respect of interest rate swaps of approximately $10,190 (2008: $16,394, 2007 $17 (net asset), $1,953 (net liability)) (note 13) which are all subject to interest rate risk.

With all other variables held constant, if interest rates increase/decrease by 50 basis-point, the corresponding increase/decrease in net finance costs (representing interest income on the Interest Bearing Assets less interest expenses on Interest Bearing Liabilities not being hedged) would result in an increase/ a decrease in the Group's profit after tax for the year and equity by approximately $85 (2008: $107, 2007 $369).

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

3              Financial risk management (Continued)

 (a)           Financial risk factors (Continued)

(ii)           Credit risk

Credit risk mainly arises from derivative financial assets and deposits with financial institutions, as well as credit exposures to charter customers, including outstanding receivables and committed transactions.  For financial institutions, only independently rated parties with good ratings are accepted.  The charterhire customers are assessed and rated based on the credit quality of each customer, taking into account its financial position and other factors.  Individual risk limits are set by management and the utilisation of credit limits is regularly monitored.  No credit limits were exceeded during the period, and management does not expect any significant losses from non-performance by these relevant parties.

(iii)           Liquidity risk

The Group adopts prudent liquidity risk management which includes maintaining sufficient bank balances and cash, having available funding through an adequate amount of committed credit facilities and the ability to close out market positions.  Management have closely monitored the liquidity of the Group following the breaches of covenants as described in note 2.1. The Group maintained adequate liquid resources to meet its obligations as they fell during the year ended 31 December 2009.

The table below analyses the Group's financial liabilities that will be settled into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity dates. The amounts disclosed in the table are the contractual undiscounted cash flows. Bank borrowings and derivative financial liabilities as at 31 December 2009 have been classified as due in less than 1 year following the beaches of loan covenants as described in note 2.1.  Subsequent to the year end, the Group reached agreements with the Lenders as detailed in note 24, which included waivers of the covenants.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

3              Financial risk management (Continued)

(a)	Financial risk factors (Continued)

(iii)           Liquidity risk (Continued)

	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years
As at 31 December 2009

Bank borrowings and associated interests	325,015	-	-	-
Derivative financial liabilities	10,190			-
Other liabilities (note 14)	5,361	-	-	-

Total	340,566	-	-	-

As at 31 December 2008

Bank borrowings and associated interests	63,412	55,304	135,773	158,130
Derivative financial liabilities	6,527	4,454	4,984	429
Other liabilities (note 14)	9,396	-	-	-

Total	79,335	59,758	140,757	158,559

As at 31 December 2007	Less than 1 year	Between 1 and 2 years	Between 2 and 5 years	Over 5 years

Bank borrowings	23,737	21,309	52,621	101,049
Derivative financial liabilities	841	548	804	53
Other liabilities (Note 14)	4,235	-	-	-

Total	28,813	21,857	53,425	101,102

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

3              Financial risk management (Continued)

 (b)          Capital risk management

The Group's objectives when managing capital are to safeguard the Group's ability to continue as a going concern in order to provide returns for equity holders and benefits for other stakeholders and to maintain an optimal capital structure to reduce the cost of capital.

In order to maintain or adjust the capital structure, the Group may adjust the amount of dividends paid to equity holders, return capital to equity holders, issue new shares or sell assets to reduce debt.

Consistent with others in the industry, the Group monitors capital on the basis of the gearing ratio.  This ratio is calculated as net debt divided by total capital.  Net debt is calculated as total borrowings less bank balances and cash.  Total capital is calculated as equity, as shown in the consolidated balance sheet, plus net debt.

The gearing ratio was as follows:

	2009	2008	2007

Total borrowings	319,382	374,174	187,995
Less: Bank balances and cash excluding impairment provision	(26,907)	(35,007)	(25,505)

Net debt	292,475	339,167	162,490
Total equity	(1,690)	234,629	118,547

Total capital	290,785	573,796	281,037

Gearing ratio	100%	59%	58%

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

3              Financial risk management (Continued)

 (c)           Fair value estimation

The fair value of an interest rate swap contract is based on the market price quoted by bank dealers as at the balance sheet date.

The fair values of FFA's are determined using quoted forward freight market rates at the balance sheet date.

The carrying value less impairment provision (as applicable) of receivables and payables are a reasonable approximation of their fair values.  The fair value of financial liabilities for disclosure purposes is estimated by discounting the future contractual cash flows at the current market interest rate that is available to the Group for similar financial instruments.

Effective 1 January 2009, the Group adopted the amendment to IFRS 7 for financial instruments that are measured in the balance sheet at fair value, this requires disclosure of fair value measurements by level based on the following fair value measurement hierarchy:

•	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1).
•	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices) (level 2).
•	Inputs for the asset or liability that are not based on observable market data (that is, unobservable inputs) (level 3).

The Group's only financial instruments impacted by such valuation methods are derivatives used for hedging.  The fair value of derivatives used for hedging is based on inputs other than quoted prices included within level 1 that are observable for the instruments therefore are all categorised as level 2.  The fair value of these derivatives used for hedging as at 31 December 2009 is $10,190 (2008: $16,394, 2007: $1,741).

4              Critical accounting estimates and judgments

Estimates and judgments are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

The Group makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

4             Critical accounting estimates and judgments (Continued)

(i)            Estimated useful lives of vessels

The Group's major operating assets are vessels.  The Board determines the estimated useful lives and related depreciation expenses for the vessels.  The Board estimates useful lives of the vessels by reference to the average historical useful lives of vessels of similar class and design, the expected usage of the vessels, expected repairs and maintenance and technical or commercial obsolescence arising from changes or improvements in the regulatory environment.  Estimated useful lives could change significantly as a result of the changes in these factors.

If the useful lives of vessels differed by 10% from the Board's estimates, the estimated depreciation expense for the year will be $4,006 lower or $6,096 higher as at 31 December 2009.

(ii)	Estimated impairment of carrying amounts of the vessels

Management performs reviews for the impairment of carrying amounts of the vessels whenever events or changes in circumstances indicate that the carrying amounts of the vessels may not be recoverable.  The Board reviews certain indicators of potential impairment, such as reported sale and purchase prices, market demand, and general market conditions to determine whether assessment of impairment should be carried out.  As a result of the recent declines in the charter market, and the market values of vessels the Board has concluded that assessments of impairment should be carried out.

Management performed an assessment of impairment based on the recoverable amount, which is the higher of fair value less cost to sell or values in use. The impairment assessments were performed in two separate tranches. For the vessels that the value in use model was used, this value included a number of assumptions.  The critical assumptions used in the value in use assessment were the useful life of the vessels estimated at 25 years, daily charter rates which were based on the average rate over the past ten years for 30,000 dwt bulk carriers and a discount rate of 13.7%. For the vessels that used fair value less cost to sell model, the assumptions included the expected proceeds from the disposal of vessels, less costs to sell.  The value in use model and the fair value less costs to sell model resulted in similar recoverable amounts as of 31 December 2009. Based on their best estimates of fair value less cost to sell and value in use, the Board has recognised an impairment loss for vessels of $256,788 (2008 and 2007: nil).

(iii)          Estimated residual value of vessels

The Board determines the estimated residual values for the vessels.  These estimates are based on the prevailing demolition steel price and the lightweight tonnage of the vessels and the prevailing market values for vessels of a similar class that have already reached an age equal to the estimated useful life applied to the Group's vessels.  The depreciation expense will increase/decrease where the residual values are less/more than previously estimated values.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

4              Critical accounting estimates and judgments (Continued)

(iii)          Estimated residual value of vessels (continued)

If the residual values of vessels differed by 10% from management's estimates as at 31 December 2009, the estimated depreciation expense for the year would be $714 lower/higher (2008: $3,611 lower/higher, 2007: $333 lower/higher).

5	Vessels, dry dock and other fixed assets

	Vessels	Dry docking	Other	Total
Cost:
At 1 January 2009	618,775	3,867	331	622,973
Additions	291	2,099	3	2,393
Disposals	-	(428)	-	(428)
Adjustment due to over-provision	-	-	(5)	(5)

At 31 December 2009	619,066	5,538	329	624,933

Accumulated depreciation and impairment:
At 1 January 2009	26,652	629	51	27,332
Depreciation charge for the year	30,407	1,951	98	32,456
Impairment	256,788	-	-	256,788
Disposals	-	(533)	-	(533)

At 31 December 2009	313,847	2,047	149	316,043

Net book value:

At 31 December 2009	305,219	3,491	180	308,890

Cost:
At 1 January 2008	272,633	270	38	272,941
Additions	346,142	3,984	293	350,419
Disposals	-	(387)	-	(387)

At 31 December 2008	618,775	3,867	331	622,973

Accumulated depreciation:
At 1 January 2008	1,243	17	2	1,262
Depreciation charge for the year	25,409	999	49	26,457
Disposals	-	(387)	-	(387)

At 31 December 2008	26,652	629	51	27,332

Net book value:

At 31 December 2008	592,123	3,238	280	595,641

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

5	Vessels, dry dock and other fixed assets (Continued)

	Vessels	Dry docking	Other	Total

Cost:
At 30 April 2007	-	-	-	-
Acquisition of a subsidiary	-	-	3	3
Additions	272,633	270	35	272,938

At 31 December 2007	272,633	270	38	272,941

Accumulated depreciation:
At 30 April 2007	-	-	-	-
Depreciation charge for the period	1,243	17	2	1,262

At 31 December 2007	1,243	17	2	1,262

Net book value:

At 31 December 2007	271,390	253	36	271,679

Notes:

(a)
As at 31 December 2009, the Group's vessels with an aggregate net book value of $308,710 (2008: $595,361, 2007: $271,643) were pledged as security for the Group's loan facilities granted by banks (note 12).

(b)
As at 31 December 2009, the Group's vessels are all under time charter and bareboat charter arrangements.  The time charters are for a remaining period of 0 to 32 months while the bareboat charters are for a remaining period of 47 to 50 months.

(c)
On 22 February 2010, the Group entered into a settlement agreement with one of its lending banks.  Pursuant to the terms of that agreement, one vessel and the shares of five subsidiaries which each held one vessel were sold in full satisfaction of all outstanding liabilities due to that bank, including derivative financial liabilities, plus a release of the guarantee granted by the Company.

As part of a separate transaction, two vessels were disposed of subsequent to the year end and delivered to their new owners on 14 January 2010 and 9 February 2010 for a total consideration of $34,900.

(d)
Following the decline in the general shipping market after the 2008 year end, the Group reviewed the carrying value of its vessels for impairment with reference to external valuations, recent market transactions, the estimated fair value less costs to sell or the estimated value in use for each individual vessel.  Following this review, the Group recognised a total impairment of $256,788 for the year ended 31 December 2009.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

6              Goodwill

	2009	2008	2007

At 31 December
Opening net book amount	167	167	-
Acquisition of a subsidiary (note 23)	-	-	167
Impairment	(167)	-	-

Closing net book amount	-	167	167

Management performed an impairment review of the carrying amount of goodwill at 31 December 2009 and concluded that an impairment provision was required.  For the purpose of impairment testing, goodwill acquired has been allocated to the respective cash generating unit and is reviewed for impairment based on individual cash generating unit's forecast operating performance and cash flows.  Cash flow projections for impairment reviews are based on individual cash generating unit budgets prepared on the basis of assumptions reflective of the prevailing market conditions and are based on management expectations of the market development and pre-tax discount rates of between 10% to 20% applied to the cash flow projections.  The discount rates used reflect business specific risks.

7              Financial instruments by category

The accounting policies for financial instruments have been applied to the line items below:

As at 31 December 2009	Loans and receivables	Total

Assets as per consolidated balance sheet
Other assets excluding prepayments (note 8)	1,160	1,160
Cash and cash equivalents (note 9)	18,784	18,784
Restricted bank deposits	6,101	6,101

Total	26,045	26,045
As at 31 December 2008	Loans and receivables	Total

Assets as per consolidated balance sheet
Other assets excluding prepayments (note 8)	4,311	4,311
Cash and cash equivalents (note 9)	28,380	28,380
Restricted bank deposits	6,627	6,627

Total	39,318	39,318

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

7              Financial instruments by category (Continued)

As at 31 December 2007	Loans and receivables	Derivatives used for hedging	Total

Assets as per consolidated balance sheet
Derivative financial instruments (note 13)	-	505	505
Other assets excluding prepayments (note 8)	706	-	706
Cash and cash equivalents (note 9)	25,505	-	25,505

Total	26,211	505	26,716

As at 31 December 2009	Other financial liabilities	Derivatives used for hedging	Total

Liabilities as per consolidated balance sheet
Other liabilities excluding charterhire income received in advance (note 14)	5,361	-	5,361
Borrowings (note 12)	319,382	-	319,382
Derivative financial instruments (note 13)	-	10,190	10,190

Total	324,743	10,190	334,933

As at 31 December 2008	Other financial liabilities	Derivatives used for hedging	Total

Liabilities as per consolidated balance sheet
Other liabilities excluding charterhire income received in advance (note 14)	9,396	-	9,396
Borrowings (note 12)	374,174	-	374,174
Derivative financial instruments (note 13)	-	16,394	16,394

Total	383,570	16,394	399,964

As at 31 December 2007	Other financial liabilities	Derivatives used for hedging	Total

Liabilities as per consolidated balance sheet
Other liabilities excluding charterhire income received in advance (note 14)	4,235	-	4,235
Borrowings (note 12)	187,995	-	187,995
Derivative financial instruments (note 13)	-	2,246	2,246

Total	192,230	2,246	194,476

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

8	Other assets

	2009	2008	2007

Prepayments and sundry deposits	969	1,103	162
Interest receivables	-	259	691
Other receivables	1,160	4,052	15

	2,129	5,414	868

Notes:

(a)   The carrying amounts of other assets approximate their fair values and are denominated in the following currencies:

	2009	2008	2007

United States dollar	1,774	5,068	76
Hong Kong dollar	341	331	774
Others	14	15	18

	2,129	5,414	868

(b)Other assets do not contain impaired assets.

(c)The maximum exposure to credit risk at the reporting date is the fair value of each class of receivables mentioned above.  The Group does not hold any collateral as security.

9              Cash and cash equivalents

	2009	2008	2007

Cash at bank and in hand	17,480	16,370	12,688
Short-term bank deposits	3,326	12,010	12,817
Impairment	(2,022)	-	-

Cash and cash equivalents	18,784	28,380	25,505
Restricted bank deposits	6,101	6,627	-

	24,885	35,007	25,505

Maximum exposure to credit risk	24,885	35,007	25,505

The impairment of bank deposits relates to the Group's breach of loan covenant as at 31 December 2009. Due to the breach, it was determined that $2,022 of the bank deposits was not recoverable as of 31 December 2009 and an impairment was recorded.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

9              Cash and cash equivalents (Continued)

Notes:

(a)	Cash and cash equivalents are denominated in the following currencies:

	2009	2008	2007

United States dollar	24,863	35,003	25,504
Others	22	4	1

	24,885	35,007	25,505

(b)	The effective interest rate on short-term bank deposits is 0.1% (2008: 1.7%, 2007: 2.8%) per annum. These deposits have an average maturity of three months.

(c)
The restricted bank deposits of $6,101 (2008: $6,627, 2007: nil) are held as security for repayment of bank loans and whose use is restricted to the repayment of the related banking facilities and are recorded as restricted bank deposits in the balance sheet.

10           Share capital and premium
(in thousands of US dollars, except for share and per share information)

 (a)           Share capital

	Ordinary shares
	Number of shares	Nominal value	Share premium	Total

At 30 April 2007	-	-	-	-
Shares issued	117,305	117	117,211	117,328
Share issue costs	-	-	(3,043)	(3,043)

At 31 December 2007	117,305	117	114,168	114,285

At 1 January 2008	117,305	117	114,168	114,285
Shares issued	81,031	81	87,510	87,591
Shares split	396,473,664	-	-	-

At 31 December 2008	396,672,000	198	201,678	201,876

At 1 January 2009 and 31 December 2009	396,672,000	198	201,678	201,876

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

10           Share capital and premium (Continued)
(in thousands of US dollars, except for share and per share information)

The Company was incorporated on 30 April 2007 with an authorised share capital of $200 divided into 200,000 ordinary shares of $1 each. Two ordinary shares of $1 were issued for cash at par on incorporation. 117,102 ordinary shares of $1 were issued for cash at $1,000 per share and 201 ordinary shares of $1 were issued for cash at $1,125 per share during the period ended 31 December 2007.  The corresponding share premium totalled $117,211, net off share issue costs of $3,043.

During the year ended 31 December 2008, the Company issued 81,031 shares.  28,548 shares of $1 were issued at a price of $1,000 per share and the remaining 52,483 shares of $1 were issued at a price of $1,125 per share.  The corresponding share premium totalled $87,510.

On 4 June 2008, the Company passed a resolution to approve:

(i)	the division of each ordinary share of par value $1.00 in the authorised and issued share capital of the Company into 2,000 ordinary shares of par value $0.0005 each;

(ii)
the increase in the authorised share capital of the Company from $200 divided into 400,000,000 ordinary shares of par value $0.0005 each to $500 divided into 1,000,000,000 ordinary shares of par value $0.0005 each by the creation of 600,000,000 new ordinary shares of par value $0.0005 each ranking pari passu with the Company's existing ordinary shares.

 (b)          Share option

Share options are granted to executive directors and other eligible employees.  The exercise price of the granted options is equal to the fair value of the shares on the date of the grant.  Options are conditional on the employee completing one to three years' service (the vesting period) or on the achievement of certain financial performance targets.  Options are exercisable starting one to three years from the grant date, subject to the fulfillment of the vesting conditions.  Options may be exercised at any time within five years from the date of vesting.  The Group has no legal or constructive obligation to repurchase or settle the options in cash.

In the event of a resolution of the Board being passed for an initial public offering of new shares of the Company ("IPO"), any share options granted but not exercised on the date of notification of such an IPO or within one month from such notification, shall lapse on the expiration of that period.  Upon IPO, any share options granted but not exercised, unless already lapsed or forfeited, shall be converted into an appropriate number of fully paid shares based on the offer price per share under the IPO.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

10           Share capital and premium (Continued)
(in thousands of US dollars, except for per share information)

 (b)          Share option (Continued)

Movements in the number of share options outstanding and their related weighted average exercise prices are as follows:

	Average exercise price in $ per share	Share options

At 30 April 2007	-	-
Granted	1,000	8,213

At 31 December 2007	1,000	8,213

At 1 January 2008	1,000	8,213
Granted	1,083	5,922

	1,035	14,135
Shares split (note 10(a))	0.47	28,253,865
Granted after split	0.88	500,000

At 31 December 2008	0.47	28,768,000
Leavers		(1,000,000)

At 31 December 2009	0.47	27,768,000

The weighted average fair value of options granted during 2007, determined using the Binominal valuation model was $110 per option.  The significant inputs into the model were weighted average share price of $1,000 at the grant date, the exercise price shown above, volatility of 20%, an average expected option life of one year and an annual risk-free interest rate of 3.5%.

The weighted average fair value of options granted during 2008 determined using the binomial valuation model was $110 or $0.055 after the shares split per the option. The significant inputs into the model were weighted average share price of $1,000 or $0.05 after the shares split, at the grant date, the exercise price shown above, volatility of 20%, an average expected option life of one year and an annual risk free interest rate of 3.5%.

In 2008 due to the board resolutions being passed to proceed with an initial public offering all expense was accelerated and recorded during the year ended 31 December 2008. See note 19 for the total expense recognised in the income statement for share options granted to directors and employees.

12,340,099 of the outstanding options were exercisable at 31 December 2009 (2008: 6,170,000, 2007: NIL).   All outstanding share options at 31 December 2008 and 2009.  All otstanding share options expire in 2013.  Subsequent to the year ended 31 December 2009, all the existing share options were cancelled.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

11           Reserves and retained earnings / (accumulated deficit)

	Share options reserve	Hedging reserve	Retained earnings/ (accumulated deficit)	Total

At 1 January 2009	1,966	(16,394)	47,181	32,753
Cash flow hedges
- fair value gain	-	6,204	-	6,204
Loss for the year	-	-	(242,523)	(242,523)

At 31 December 2009	1,966	(10,190)	(195,342)	(203,566)

At 1 January 2008	190	(1,741)	5,813	4,262
Cash flow hedges
- fair value loss	-	(14,653)	-	(14,653)
Recognised on share options	1,776	-	-	1,776
Profit for the year	-	-	63,185	63,185
Dividend (note 18)	-	-	(21,817)	(21,817)

At 31 December 2008	1,966	(16,394)	47,181	32,753

At 30 April 2007	-	-	-	-
Cash flow hedges
- fair value loss	-	(1,741)	-	(1,741)
Recognised on share options	190	-	-	190
Profit for the period	-	-	5,813	5,813

At 31 December 2007	190	(1,741)	5,813	4,262

12           Borrowings

As at 31 December 2009, the borrowings of the Group have been treated as current liabilities as the Group did not have an unconditional right to defer repayment of its borrowings for 12 months from the balance sheet date following a breach of loan covenants as described in note 2.1.

Subsequent to 31 December 2009, as described in detail in note 24, the Group restructured its debt thereby eliminating the breaches of loan covenants.

	2009	2008	2007

Secured bank loans
Non-current	-	320,319	165,539
Current	319,382	53,855	22,456

Total borrowings	319,382	374,174	187,995

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

12           Borrowings (Continued)

Borrowings, net of deferred transaction costs, are analysed as follows:

	2009	2008	2007

Facility A: DVB Merchant Bank (Asia) Limited ("DVB")	65,649	75,953	71,607
Facility B: Nordea Bank Finland plc ("Nordea")	34,844	40,666	47,219
Facility C: DnB NOR Bank ASA ("DnB")	106,115	125,702	69,169
Facility D: United Overseas Bank Limited ("UOB")	59,892	68,563	-
Facility E: The Hongkong and Shanghai Banking Corporation Limited ("HSBC")	52,882	63,290	-

Total borrowings	319,382	374,174	187,995

Facility A: The facility agreement dated 19 October 2007 with DVB as agent, provided an amount of $97,254 to the borrowers, comprising of four tranches and was used to finance a part of the cost of the acquisition of four vessels. Each loan was originally repayable in thirty two quarterly instalments, with a balloon payment due concurrently with the final principal instalment. As of 31 December 2009, the outstanding loan facility was $66,258 and the applicable margins were LIBOR plus 2.50%.

Facility B: The facility agreement dated 12 October 2007 amounting to $47,600 with Nordea, comprised of two tranches and was used to finance part of the cost of acquisition of two vessels. Each loan was originally repayable in thirty two quarterly installments with a balloon payment due concurrently with the final principal installment. As of 31 December 2009, the outstanding loan facility was $35,161 and the applicable margins were LIBOR plus 1.25% per annum.

Facility C: The facility agreement dated 19 November 2007 as amended by a supplemental agreement dated 5 June 2008, with DnB amounting to $142,400, comprised of six tranches and was used to finance part of the cost of acquisition of six vessels.  Each loan was originally repayable in twenty eight quarterly installments with a balloon payment due concurrently with the final principal installment. As of 31 December 2009, the outstanding loan facility was $106,800 and the applicable margins were LIBOR plus 1.90% to 2.50% per annum.

Facility D: The facility agreement with UOB entered into on 6 March 2008 amounting to $ 74,347, comprised of three tranches used to finance part of the cost of the acquisition of three vessels. Each loan was originally repayable in thirty two quarterly installments with a balloon payment due concurrently with the final principal installment. As of 31 December 2009, the outstanding loan facility was $60,220 and the applicable margins were LIBOR plus 1.40% to 2.50% per annum.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

12           Borrowings (Continued)

Facility E: The facility agreement of $66,300 with HSBC, dated 5 June 2008, comprised of two tranches and was used to finance part of the cost of acquisition of two vessels. The loan was originally repayable in thirty two quarterly installments with a balloon payment due concurrently with the thirty two principal installment. As of 31 December 2009, the outstanding loan facility was $53,272 and the applicable margins were LIBOR plus 1.40% per annum.

Notes:

(a)	As at 31 December 2009, the Group's bank loans, bear interest at rates varying from 1.25% to 2.5% (2008: 1% to 1.4%, 2007: 0.8% to 1.35%) over LIBOR per annum.

Included in bank borrowings classified as due within one year are bank borrowings of $140,959 (2008 and 2007: nil) that relate to vessels or subsidiaries sold after year end (see note 24).

(b)	The effective interest rate on bank borrowings, taking into account interest rate swaps at 31 December 2009 is 3.6% (2008: 3.81%, 2007: 4.51%) per annum.

(c)           Bank borrowings are secured by:

(i)	vessels of the Group (note 5(a));
(ii)	assignment of the charter and earnings, requisition of compensation and insurance relating to the vessels;
(iii)	pledge of shares of certain subsidiaries;
(iv)	corporate guarantees provided by the Company;
(v)	pledge of bank deposits (note 9(c)).

(d)
As at 31 December 2009, the Group has entered into interest rate swap contracts with notional principal amounts of $271,476 (2008: $360,780, 2007: $158,914) which were committed with fixed interest rates ranging from 2.9% to 4.8% (2008: 2.3% to 4.8%, 2007: 3.86% to 4.80%) per annum (note 13), in order to reduce exposure to floating rate borrowings.  The principal amounts of the interest rate swap contracts amortise in line with the underlying loan facilities that they hedge and have maturities up to seven years.

(e)
The directors are of the opinion that all of the Group's borrowings approximate their respective fair values, as the impact of discounting is not significant.  The fair values are based on cash flows discounted using the effective interest rates of long-term borrowings at the balance sheet date set out in note 12(b).

(f)           The carrying amounts of the borrowings are denominated in United States dollar.

(g)           The Group has no undrawn borrowing facilities.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

13           Derivative financial assets/liabilities

	Note	2009	2008
		Liabilities	Liabilities

Interest rate swap contracts - cash flow hedges (a)		10,190	16,394
Less: non-current portion		-	(9,867)

Current portion		10,190	6,527

		2007	2007
	Note	Assets	Liabilities

Interest rate swap contracts - cash flow hedges	(a)	17	1,953
Forward freight agreements - cash flow hedges	(b)	488	293

Total		505	2,246
Less non-current portion		(11)	(1,405)

Current portion		494	841

The fair value of a hedging derivative is classified as a non-current asset or liability if the remaining maturity of the hedged item is more than 12 months and as a current asset or liability if the maturity of the hedged item is less than 12 months from the balance sheet date.

The maximum exposure to credit risk at the reporting date is the fair value of the derivative financial assets in the consolidated balance sheet.

Notes:

(a)           Interest rate swap ("IRS") contracts

The notional principal amounts of the outstanding interest rate swap contracts as at 31 December 2009 were $271,476 (2008: $360,780, 2007: $158,914) which were committed with fixed interest rates ranging from 2.9% to 4.8% (2008: 2.3% to 4.8%, 2007: 3.86% to 4.80%) per annum.  The floating rate was LIBOR.  Gains and losses recognised in the hedging reserve in equity (note 11) at balance sheet dates will be continuously released to the consolidated income statement until the repayment of the bank borrowings or over the period of the relevant IRS contracts.

(b)           Forward freight agreements ("FFA")

All of the hedged highly probable forecast transactions are expected to occur at various dates during the next 12 months.  Unless ineffective, gains and losses previously recognised in the hedging reserve in equity on FFA will be recognised in the consolidated income statement in the period during which the hedged transaction affects the consolidated income statement.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

14           Other current liabilities

	2009	2008	2007

Charterhire income received in advance (note a)	2,309	1,940	1,414
Trade and other payables and accruals (note a)	5,361	9,396	4,235
Amounts received from shareholders (note d)	-	-	4,666

Total	7,670	11,336	10,315

Notes:

(a)           Balances are unsecured, interest free and have no fixed terms of repayment.

(b)	The carrying amounts of other current liabilities are denominated in the following currencies:

	2009	2008	2007

United States dollar	7,571	11,216	9,632
Hong Kong dollar	99	120	657
Others	-	-	26

	7,670	11,336	10,315

(c)	The carrying amounts of other current liabilities approximate their fair values.

(d)
As at 31 December 2007 certain shareholders had paid in advance to subscribe for future issuance of shares.  The shares were issued on 10 January 2008.  The number of shares to be issued was only fixed on the issuance date.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

15           Expenses by nature

	2009	2008	2007

Cost of services
Crew expenses	8,012	5,929	145
Vessel repairs and surveys	1,313	581	22
Spare parts, lubricants and materials	4,302	3,188	29
Commissions	920	944	13
Insurance	1,935	1,511	38
Others	1,875	508	63

Vessel operating costs	18,357	12,661	310
Depreciation	32,358	26,408	1,260

	50,715	39,069	1,570

Administrative expenses
Auditor's remuneration	58	150	50
Professional fee incurred for postponed IPO	-	2,770	-
Operating lease rentals on land and buildings	1,015	497	24
Staff costs (note 19)	846	5,150	1,177
Transportation expenses	68	187	34
Depreciation	98	49	2
Bank charges	35	59	11
Others	502	376	58

	2,622	9,238	1,356

Impairment of assets
Vessels (note 5)	256,788	-	-
Goodwill	167	-	-
Forfeiture of vessel deposit (note)	-	4,670	-
Bank deposit (note 9)	2,022	-	-

	258,977	4,670	-

Note:

During the year ended 31 December 2008, a deposit paid for an acquisition of a vessel totaling $4,670 was forfeited and written off by the Group.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

16           Finance income and costs

	2009	2008	2007

Interest income from bank deposits	53	1,088	723

Interest expenses on bank borrowings	(8,441)	(15,056)	(1,154)
Interest rate swap expense	(8,356)	(1,987)	-
Amortisation of transaction costs	(489)	(361)	(28)
Other	(44)	(243)	-

	(17,330)	(17,647)	(1,182)

Net finance costs	(17,277)	(16,559)	(459)

17	Income tax expense

Hong Kong profits tax has been provided at the rate of 16.5% on the estimated assessable profit for the year (2008: 16.5%, 2007: 17.5%).  Taxation on overseas profits has been calculated on the estimated assessable profit for the year at the rates of taxation prevailing in the countries in which the Group operates.

	2009	2008	2007

Hong Kong profits tax	58	61	16
Overseas profit tax	316	651	-
Under/(over) provision for prior year	(15)	(10)	-

	359	702	16

The tax on the Group's (loss)/profit for the year differs from the theoretical amount that would arise using the weighted average tax rate applicable to the profits of the consolidated entities as follows:

	2009	2008	2007

(Loss)/profit before income tax	(242,164)	63,887	5,829

Tax calculated at the domestic tax rates applicable to profits in the respective countries	(39,641)	11,232	1,020
Income not subject to tax	(14,431)	(22,194)	(1,529)
Expenses not deductible for tax purposes	54,446	11,674	525
Under/(over) provision for prior year	(15)	(10)	-

Tax charge	359	702	16

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

17	Income tax expense (Continued)

Under the laws of the countries of the vessel-owning companies' incorporation and/or vessels' registration, the vessel-owning companies are not subject to income tax on international shipping income but are subject only to certain minor registration and tonnage taxes that are charged to operating expenses as incurred.  The vessel-owning companies however, are subject to United States federal income taxation in respect of income that is derived from the international operation of ships and the performance of services directly related thereto, unless exempt from United States federal income taxation.  If the vessel-owning companies do not qualify for the exemption from tax, they will be subject to a 4% tax on their U.S. source income, imposed without the allowance for any deductions.  For these purposes, U.S. source shipping income means 50% of the shipping income that will be derived by the vessel-owning companies that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States.

18	Dividend

On 4 June 2008 the Company declared and paid an interim dividend for the financial year ended 31 December 2008 of $110 per ordinary share of par value $1.00 each in the capital of the Company (being an aggregate amount of $21,817) before the shares split (note 10(a)).

The directors do not propose a dividend for the year ended 31 December 2009 and did not propose a dividend for the period from 30 April 2007 to 31 December 2007.

19	Staff costs

	2009	2008	2007

Director's fee	40	46	18
Salaries and bonuses	730	3,281	954
Share options granted to directors and key management	-	1,776	190
Pension costs - defined contribution plans	18	14	2
Other staff benefits	58	33	13

	846	5,150	1,177

Key management compensation	640	4,874	1,029

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

20	Notes to the consolidated cash flow statement

Analysis of changes in financing during the year/period

	Bank loans	Proceeds from issue of ordinary shares

At 1 January 2009	374,174	201,876
Repayment of bank loans	(55,281)	-
Amortisation of transaction costs	489	-

At 31 December 2009	319,382	201,876

At 1 January 2008	187,995	118,951
Drawdown of bank loans, net of transaction costs	237,131	-
Repayment of bank loans	(51,313)	-
Amortisation of transaction costs	361	-
Proceeds from issue of ordinary shares	-	82,925

At 31 December 2008	374,174	201,876

	Bank loans	Proceeds from issue of ordinary shares

At 30 April 2007	-	-
Drawdown of long-term bank loans, net of transaction costs	187,967	-
Amortisation of transaction costs	28	-
Proceeds from issue of ordinary shares	-	117,328
Share issue costs	-	(3,043)
Share proceeds received in advance	-	4,666

At 31 December 2007	187,995	118,951

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

21           Commitments

(a)	Commitments/arrangements under operating leases

The Group had future aggregate minimum lease payments as lessee and future aggregate minimum lease receipts as lessor under non-cancellable operating leases as follows:

	2009	2008	2007
As lessee

Land and buildings
Not later than one year	1,120	1,278	58
Later than one year but not later than five years	513	1,770	-

	1,633	3,048	58
As lessor

Vessels
Not later than one year	29,593	65,878	12,717
Later than one year but not later than five years	27,000	47,195	5,934

	56,593	113,073	18,651

The future aggregate minimum lease receipts in respect of six vessels (2008: six vessels, 2007: five vessels) employed on bareboat charterhire agreements with the charter periods that expire in 2013 have not been included above as the charterhire rates for the remaining unexpired periods depend on prevailing market rates.

(b)
As of 31 December 2007, the Group had contracted but not provided for an amount of $146,182 in relation to vessels purchased.  The Group had no contracted commitments in relation to vessels purchased as of 31 December 2009 or 2008.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

22	Related party transactions

Save as described elsewhere in the financial statements, there were no other significant related party transactions carried out in both the current and the previous periods.

23           Acquisition of subsidiary

On 20 July 2007, the Company acquired 100% of the equity interest of Maritime Capital Shipping (HK) Limited, which was wholly owned by Mark Malcolm Harris, a shareholder and a director of the Company for cash consideration of HK$10.  The acquired subsidiary suffered a loss of $294 for the period ended 31 December 2007 since the acquisition.

Purchase consideration	-
Fair value of net liabilities acquired	167

Goodwill	167

The assets and liabilities arising from the acquisition are as follows:

Acquiree's carrying amount

Property, plant and equipment	3
Other receivables	35
Trade and other payables	(205)

Net liabilities	(167)

  Note:

  The carrying amounts of the above assets and liabilities approximate their fair values.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

24           Events after the balance sheet date

 (a)           Asset disposals and debt settlement

Two vessels were sold after the year end and delivered to their new owners in January and February 2010 for a total consideration of $34,900.  The vessels were sold at their carrying value at the date of disposal, and therefore no gain or loss was incurred.  The borrowings secured on the vessels were settled as part of the sale.

On 22 February 2010, the Group entered into a settlement agreement with one of its lending banks.  Pursuant to the terms of that agreement, one vessel and the shares of five vessel owning subsidiaries were sold in full satisfaction of all outstanding liabilities due to that bank totaling $105,400, including derivative financial liabilities, plus a release of the guarantee granted by the Company.  The subsidiaries sold are highlighted in note 25.

 (b)           Change of ownership

On 7 May 2010, Maritime Capital Shipping (Holdings) Limited ("MCSHL"), a company incorporated in the British Virgin Islands, acquired all of the outstanding shares of the Company.

 (c)           Equity issuance

On 24 May 2010, the Company issued 603,326,000 new fully paid shares to MCSHL for an aggregate subscription price of $31,000.

 (d)           Debt restructuring

In May 2010, the Group entered into debt restructuring agreements with three of its banks, which became effective on 25 May 2010.  Those agreements provided, inter alia, for the following:

°	The prepayment of the Group's loans in an aggregate amount of $28,031.
°	The rescheduling of the loan repayments in respect of $33,750 of debt.
°
The conversion of $10,000 of secured debt related to three vessels into sub-ordinated debt, carrying interest at a rate of US$ LIBOR plus 3.5%, with interest and principal only being payable out of available cashflow from those vessels.

°	Waivers of and amendments to loan to value ratio covenants for periods running from 31 March 2011 to 31 December 2012.
°	The elimination of all other financial covenants.

(e)	Change to shareholder

On the 28 May 2010, Seanergy Maritime Holdings Corp ("Seanergy"), a company incorporated in the Marshall Islands, acquired 51% of the issued share capital of the Company.  From then onwards, Seanergy has become the ultimate parent company of the Company.

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

25	Particulars of subsidiaries

As at 31 December 2009, the Company had the following subsidiaries:

Name	Place of incorporation	Principal activities	Issued share capital	Group equity interest

Maritime Capital Shipping (HK) Limited	Hong Kong	Management services	10 shares of HK$1 each	100%	1
African Glory Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%
Eastern Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 shares of US$ 1	100%	2
Western Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%	2
African Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%	2
Pacific Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%	3
Atlantic Grace Shipping Limited	British Virgin Islands	Dormant	1 share of US$ 1	100%	4
African Joy Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%
Asian Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%
Singapore Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%	3
Maritime Glory Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%
Maritime Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%
Northern Grace Shipping Limited	British Virgin Islands	Vessel owning and chartering	1 share of US$ 1	100%	3

MARITIME CAPITAL SHIPPING LIMITED
(incorporated in Bermuda with limited liability)

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(IN THOUSANDS OF US DOLLARS)

25	Particulars of subsidiaries (Continued)

Name	Place of incorporation	Principal activities	Issued share capital	Group equity interest

Maritime Ernst Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%	3
Maritime Fantasy Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%
Maritime Fiesta Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%
Maritime Fighter Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%
Maritime Freeway Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%
Maritime Henry Shipping Limited	Liberia	Vessel owning and chartering	1 share of no par value	100%	3

1.           Shares of all subsidiaries are pledged as security for bank loans except for this subsidiary.
2.           Vessel sold subsequent to year end.  Subsidiary is now dormant.
3.           Company sold subsequent to year end.
4.           Vessel sold to Northern Grace Shipping Limited during the year.

Up to 38,984,667 Shares of Common Stock underlying the Public Warrants

Up to 1,138,917 Common Stock Purchase Warrants

Up to 1,138,917 Shares of Common Stock underlying the Common Stock Purchase Warrants

Up to 1,000,000 Units upon exercise of a Unit Purchase Option

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.     Indemnification of Directors and Officers

Under our By-laws and under Section 60 of the BCA, we may indemnify anyone who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise.

A limitation on the foregoing is the statutory proviso (also found in our By-laws) that, in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.

Further, under Section 60 of the BCA and our By-laws, the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

In addition, under Section 60 of the BCA and under our By-laws, a corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending, or completed action or suit by or in the right of the corporation to procure judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Such indemnification may be made against expenses (including attorneys' fees) actually and reasonably incurred such person or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. Again, this is provided that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Further, and as provided by both our By-laws and Section 60 of the BCA, when a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in the foregoing instances, or in the defense of a related claim, issue or matter, he will be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with such matter.

Likewise, pursuant to our By-laws and Section 60 of the BCA, expenses (our By-laws specifically includes attorneys' fees in expenses) incurred in defending a civil or criminal action, suit or proceeding by an officer or director may be paid in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that he is not entitled to indemnification. The By-laws further provide that with respect to other employees, such expenses may be paid on the terms and conditions, if any, as the Board may deem appropriate.

Both Section 60 of the BCA and our By-laws further provided that the foregoing indemnification and advancement of expenses are not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and/or as to action in another capacity while holding office.

Under both Section 60 of the BCA and our By-laws, we also have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity regardless of whether the corporation would have the power to indemnify him against such liability under the foregoing.

Under Section 60 of the BCA (and as provided in our By-laws), the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of his heirs, executors and administrators unless otherwise provided when authorized or ratified. Additionally, under Section 60 of the BCA and our Bylaws, the indemnification and advancement of expenses provided by, or granted under the foregoing continue with regard to a person who has ceased to be a director, officer, employee or agent and inure to the benefit of his heirs, executors and administrators unless otherwise provided when authorized or ratified.

In addition to the above, our By-laws provide that references to us includes constituent corporations, and defines "other enterprises" to include employee benefit plans, "fines" to include excise taxes imposed on a person with respect to an employee benefit plan, and further defines the term "serving at the request of the corporation."

Such limitation of liability and indemnification does not affect the availability of equitable remedies. In addition, we have been advised that in the opinion of the Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.     Recent Sales of Unregistered Securities

The following information is given with regard to unregistered securities sold during the preceding three years including the dates and amounts of securities sold, the persons or class of persons to whom we sold the securities, the consideration received in connection with such sales and, if the securities were issued or sold other than for cash, the description of the transaction and the type and amount of consideration received.  The descriptions contained below are a summary and qualified by the agreements, if applicable, included as Exhibits to this Registration Statement. The following securities were issued in private offerings pursuant to the exemption from registration contained in Section 4(2) of the Securities Act and the rules promulgated thereunder:

On September 28, 2007, and prior to the consummation of the initial public offering of Seanergy Maritime's common shares, all of Seanergy Maritime's executive officers purchased from Seanergy Maritime an aggregate of 16,016,667 warrants to purchase common shares of Seanergy Maritime, at $0.90 per warrant.  In connection with the dissolution and liquidation of Seanergy Maritime on January 27, 2009, all outstanding warrants of Seanergy Maritime concurrently become our obligations and became exercisable to purchase our common shares.  On May 10, 2010, we filed a registration statement on Form F-3 (File No. 333-166697) (the "First Form F-3"), declared effective by the Commission on May 19, 2010, to register for sale by their holders such warrants and the common shares underlying such warrants.

On August 28, 2008, in connection with the closing of our business combination in which we acquired our initial fleet of six dry bulk carriers from the Restis family, we issued a note to the Restis affiliate shareholders in the principal amount of $28,250,000, which note was convertible into 2,260,000 of our common shares at a conversion price of $12.50 per share. On August 19, 2009, we amended the note to reduce the conversion price to the average closing price of our common stock for the five trading days commencing on the effective date of the amendment, which amounted to $4.45598 per share. As a condition to such amendment decreasing the conversion price, the Restis affiliate shareholders agreed to convert the note, in full, at the time of the amendment. As a result of such conversion, on August 28, 2009 we issued 6,585,868 of our common shares to the Restis affiliate shareholders, as compared to 2,260,000 of our common shares that would have been issued upon conversion of the note prior to its amendment. We have registered these 6,585,868 common shares on the Form F-3 for sale by the Restis affiliate shareholders.

On September 15, 2010, we acquired the remaining 49% ownership interest in MCS from Maritime Capital, a company controlled by members of the Restis family, for consideration of approximately $29.0 million, comprising (i) $3.0 million in cash and (ii) 24,761,905 of our shares of common stock (the “MCS consideration shares”), at an agreed price of $1.05 per share totaling $26.0 million, which we issued to the Restis affiliate shareholders as nominees of Maritime Capital.  In connection with this transaction, we entered into a registration rights agreement on September 15, 2010, pursuant to which, no later than 120 days from the execution of the registration rights agreement, we were obligated to file a registration statement with the Commission registering the resale of the MCS consideration shares.

On October 22, 2010, we acquired the remaining 50% ownership interest in BET from Mineral Transport, a company controlled by members of the Restis family, for consideration of $33.0 million, comprising (i) $7.0 million in cash and (ii) 24,761,905 of our shares of common stock (the “BET consideration shares”), at an agreed price of $1.05 per share totaling $26.0 million, which we issued to the Restis affiliate shareholders as nominees of Mineral Transport. In connection with this transaction, we entered into a registration rights agreement on October 22, 2010, pursuant to which, no later than 120 days from the execution of the registration rights agreement, we were obligated to file a registration statement with the Commission registering the resale of such 24,761,905 shares of common stock issued to and held by the Restis affiliate shareholders. On October 7, 2010, we filed a registration statement on Form F-3 (File No. 333-169813), declared effective by the Commission on November 12, 2010, to register for sale by the Restis affiliate shareholders the MCS consideration shares and BET consideration shares.

Item 8.      Exhibits and Financial Statement Schedules

Exhibit Number	Description

1.1	Underwriting Agreement*
3.1	Form of Amended and Restated Articles of Incorporation(1)

3.2	Form of Amended and Restated By-laws(1)
3.3	Amendment to Amended and Restated Articles of Incorporation(2)

3.4	Second Amendment to Amended and Restated Articles of Incorporation(3)

4.1	Specimen Common Stock Certificate(4)
4.2	Specimen Public Warrant Certificate (5)

4.3	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (6)
4.4	Specimen Private Warrant Certificate(7)

4.5	Form of Underwriter Warrant (8)

4.6	Specimen Unit Certificate(9)

4.7	Form of Unit Purchase Option(10)

5.1	Opinion of Reeder & Simpson, P.C., Marshall Islands counsel to the Registrant, as to the validity of the units, warrants and common shares underlying the warrants(11)

8.1	Opinion of Seward & Kissel LLP, with respect to certain tax matters(12)
10.1	Master Agreement dated as May 20, 2008(1)

10.2	Amendment to Master Agreement dated July 25, 2008(1)
10.3	Memorandum of Agreement relating to the African Oryx dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Valdis Marine Corp., as seller, as amended(1)

10.4	Memorandum of Agreement relating to the African Zebra dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Goldie Navigation Ltd., as seller, as amended(1)
10.5
Memorandum of Agreement relating to the Domestic Trade Ministry Kouan Shipping Industry Co. Davakis G. (ex. Hull No. KA215) dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Kalistos Maritime S.A., as seller, as amended(1)

10.6
Memorandum of Agreement relating to the Domestic Trade Ministry Kouan Shipping Industry Co. Hull No. KA216 dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Kalithea Maritime S.A., as seller, as amended(1)

10.7	Memorandum of Agreement relating to the Bremen Max dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Pavey Services Ltd., as seller, as amended(1)

10.8	Memorandum of Agreement relating to the Hamburg Max dated May 20, 2008 between Seanergy Maritime Corp., as buyer, and Shoreline Universal Limited, as seller, as amended(1)
10.9	Management Agreement dated as of May 20, 2008(1)

10.10	Brokerage Agreement dated as of May 20, 2008(1)
10.11	Voting Agreement dated as of May 20, 2008(1)

10.12	Amendment to Voting Agreement dated July 25, 2008(1)
10.13	Second Amendment to Voting Agreement dated August 21, 2008(13)

10.14	Third Amendment to Voting Agreement dated August 27, 2008(14)
10.15	Fourth Amendment to Voting Agreement dated November 20, 2008(15)

10.16	Form of Convertible Unsecured Promissory Note(1)
10.17	Form of Plan of Dissolution and Liquidation(1)

10.18	Form of Stock Escrow Agreement(16)
10.19	Form of Joinder Agreement(17)

10.20	Share Purchase Agreement dated July 14, 2009 between registrant and Constellation Bulk Energy Holdings, Inc.(18)
10.21	Shareholders' Agreement dated August 12, 2009 between Seanergy and Mineral Transport Holdings(19)

10.22	Amendment to Convertible Promissory Note dated August 28, 2009(20)
10.23	Loan Agreement dated August 27, 2008 between Seanergy and Marfin Bank of Greece, S.A.(21)

10.24	Amendment No. 1 to Loan Agreement dated September 9, 2009(22)
10.25
Second Supplement Agreement dated September 30, 2009 relating to and including the Loan Agreement dated June 26, 2007 between BET and Citibank, as amended and supplemented by a supplemental agreement dated October 16, 2007 and a supplemental letter dated July 10, 2008 and as further amended and restated by a supplemental agreement dated September 30, 2009(23)

10.26	Amendment No. 2 to Loan Agreement dated November 13, 2009(24)
10.27	Share Purchase Agreement dated May 27, 2010 between Seanergy and Maritime Capital(25)

10.28	Shareholders' Agreement dated May 28, 2010 between Seanergy and Maritime Capital(26)

10.29	Supplemental Letter and Amended and Restated Agreement dated May 24, 2010 relating to and including the Loan Agreement dated March 6, 2008 between MCS and UOB(27)
10.30	Loan Agreement dated October 19, 2007 between MCS and DVB(28)

10.31	Supplemental Agreement dated May 20, 2010 relating to the Loan Agreement dated October 19, 2007 between MCS and DVB(29)
10.32	Loan Agreement dated June 5, 2008 between MCS and HSBC(30)

10.33	Supplemental Agreement dated May 21, 2010 relating to the Loan Agreement dated June 5, 2008 between MCS and HSBC(31)

10.34	Amendment No. 3 to Loan Agreement dated June 2, 2010(32)

10.36
Supplemental Agreement dated August 4, 2010 relating to the Loan Agreement dated June 26, 2007 between BET and Citibank, as amended and supplemented by a supplemental agreement dated October 16, 2007 and a supplemental letter dated July 10, 2008 and as further amended and restated by a supplemental agreement dated September 30, 2009(33)

10.37	Share Purchase Agreement dated September 3, 2010 between Seanergy and Maritime Capital(34)

10.38	Share Purchase Agreement dated September 3, 2010 between Seanergy and Mineral Transport(35)

10.39
Supplemental Agreement dated December 23, 2010 relating to the Loan Agreement dated June 26, 2007 between BET and Citibank, as amended and supplemented by a supplemental agreement dated October 16, 2007 and a supplemental letter dated July 10, 2008 and as further amended and restated by a supplemental agreement dated September 30, 2009(36)

10.40
Supplemental Agreement dated March 31, 2011 relating to the Loan Agreement dated June 26, 2007 between BET and Citibank, as amended and supplemented by a supplemental agreement dated October 16, 2007 and a supplemental letter dated July 10, 2008 and as further amended and restated by a supplemental agreement dated September 30, 2009(37)

10.41	Seanergy Maritime Holdings Corp. 2011 Equity Incentive Plan(38)

21.1	List of Subsidiaries(39)

23.1	Consent of PricewaterhouseCoopersS.A.
23.2	Consent of KPMG Certified Auditors AE

23.3	Consent of PricewaterhouseCoopers
23.4	Consent of Reeder & Simpson, P.C. (included in Exhibit 5.1)(11)

23.5	Consent of Seward & Kissel LLP (included in Exhibit 8.1)(12)

24.1	Power of Attorney (Included in the signature page hereto)

*	To be filed by amendment.

(1)	Incorporated herein by reference to the corresponding agreement in the Annex filed with Seanergy Maritime's proxy statement submitted to the Commission on Form 6-K on July 31, 2008.

(2)	Incorporated herein by reference to Exhibit 3.3 to the Company's Registration Statement on Form F-1MEF, Registration No. 333-161595 filed with the Commission on August 28, 2009.

(3)	Incorporated herein by reference to Exhibit 3.4 to the Company’s Report on Form 6-K submitted to the Commission on September 16, 2010.

(4)	Incorporated herein by reference to Exhibit 4.1 to the Company's Registration Statement on Form F-1, Registration No 333-154952 filed with the Commission on January 15, 2009.

(5)	Incorporated herein by reference to Exhibit 4.2 to the Company's Registration Statement on Form F-1, Registration No 333-154952 filed with the Commission on January 15, 2009.

(6)	Incorporated herein by reference to Exhibit 4.5 to Seanergy Maritime's Registration Statement on Form F-1, Registration No. 333-144436 filed with the Commission on July 10, 2007.

(7)	Incorporated herein by reference to Exhibit 4.3 to the Company's Registration Statement on Form F-1, Registration No 333-154952 filed with the Commission on January 15, 2009.

(8)	Incorporated herein by reference to Exhibit 4.5 to the Company's Registration Statement on Form F-1/A, Registration No 333-161961 filed with the Commission on January 26, 2010.

(9)	Incorporated herein by reference to Exhibit 4.1 to Seanergy Maritime's Registration Statement on Form F-1, Registration No. 333-144436 filed with the Commission on July 10, 2007.

(10)	Incorporated herein by reference to Exhibit 4.6 to Seanergy Maritime's Registration Statement on Form F-1, Registration No. 333-144436 filed with the Commission on July 10, 2007.

(11)	Incorporated herein by reference to Exhibit 5.1 to the Company's Registration Statement on Form F-1, Registration No. 333-166872 filed with the Commission on May 17, 2010.

(12)	Incorporated herein by reference to Exhibit 8.1 to the Company's Registration Statement on Form F-1, Registration No. 333-166872 filed with the Commission on May 17, 2010.

(13)	Incorporated herein by reference to the Annex filed with Seanergy Maritime's proxy statement submitted to the Commission on Form 6-K on August 22, 2008.

(14)	Incorporated herein by reference to Exhibit 10.14 to Seanergy Maritime's Registration Statement on Form F-1/A, Registration No. 333-154952 filed with the Commission on December 12, 2008.

(15)	Incorporated herein by reference to Exhibit 10.15 to Seanergy Maritime's Registration Statement on Form F-1/A, Registration No. 333-154952 filed with the Commission on December 12, 2008.

(16)	Incorporated herein by reference to Exhibit 10.10 to Seanergy Maritime's Registration Statement on Form F-1, Registration No. 333-144436 filed with the Commission on July 10, 2007.

(17)	Incorporated herein by reference to Exhibit 10.19 to the Company's Registration Statement on Form F-1/A, Registration No. 333-154952 filed with the Commission on January 15, 2009.

(18)	Incorporated herein by reference to Exhibit 10.20 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on November 18, 2009.

(19)	Incorporated herein by reference to Exhibit 10.21 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on October 16, 2009.

(20)	Incorporated herein by reference to Exhibit 10.22 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on October 16, 2009.

(21)	Incorporated herein by reference to Exhibit 10.23 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on October 16, 2009.

(22)	Incorporated herein by reference to Exhibit 10.24 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on October 16, 2009.

(23)	Incorporated herein by reference to Exhibit 10.25 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on October 16, 2009.

(24)	Incorporated herein by reference to Exhibit 10.26 to the Company's Registration Statement on Form F-1/A, Registration No. 333-161961 filed with the Commission on November 18, 2009.

(25)	Incorporated herein by reference to Exhibit 10.27 to the Company's Registration Statement on Form F-1/A, Registration No. 333-166872 filed with the Commission on July 21, 2010.

(26)	Incorporated herein by reference to Exhibit 10.28 to the Company's Registration Statement on Form F-1/A, Registration No. 333-166872 filed with the Commission on July 21, 2010.

(27)	Incorporated herein by reference to Exhibit 10.29 to the Company's Registration Statement on Form F-1/A, Registration No. 333-166872 filed with the Commission on July 21, 2010.

(28)	Incorporated herein by reference to Exhibit 10.30 to the Company's Registration Statement on Form F-1/A, Registration No. 333-166872 filed with the Commission on July 21, 2010.

(29)	Incorporated herein by reference to Exhibit 10.31 to the Company's Registration Statement on Form F-1/A, Registration No. 333-166872 filed with the Commission on July 21, 2010.

(30)	Incorporated herein by reference to Exhibit 10.32 to the Company's Registration Statement on Form F-1/A, Registration No. 333-166872 filed with the Commission on July 21, 2010.

(31)	Incorporated herein by reference to Exhibit 10.33 to the Company's Registration Statement on Form F-1/A, Registration No. 333-166872 filed with the Commission on July 21, 2010.

(32)	Incorporated herein by reference to Exhibit 10.34 to the Company's Registration Statement on Form F-1/A, Registration No. 333-166872 filed with the Commission on July 21, 2010.

(33)
Incorporated herein by reference to Exhibit 10.36 to the Company's Post-effective Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-166872 filed with the Commission on September 24, 2010.

(34)
Incorporated herein by reference to Exhibit 10.37 to the Company's Post-effective Amendment No. 1 to the Registration Statement on Form F-1, Registration No. 333-166872 filed with the Commission on September 24, 2010.

(35)	Incorporated herein by reference to Exhibit 10.11 to the Company’s Report on Form 6-K submitted to the Commission on October 29, 2010.

(36)	Incorporated herein by reference to Exhibit 4.38 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on March 31, 2011.

(37)	Incorporated herein by reference to Exhibit 4.39 to the Company’s Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on March 31, 2011.

(38)	Incorporated herein by reference to Exhibit 99.1 to the Company’s Report on Form 6-K submitted to the Commission on February 7, 2011.

(39)	Incorporated herein by reference to Exhibit 8.1 to the Company's Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Commission on March 31, 2011.

Item  9.     Undertakings

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.  Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this Registration Statement as of the date the filed prospectus was deemed part of and included in this Registration Statement.

(6)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of this Registration Statement for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this Registration Statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(7)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(8)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)
The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

(10)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece on March 31, 2011.

SEANERGY MARITIME HOLDINGS CORP.

By:	/s/ Dale Ploughman
Dale Ploughman, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Dale Ploughman, Christina Anagnostara, Gary J. Wolfe, Robert E. Lustrin and Edward S. Horton, each in his or her individual capacity, as such person's true and lawful attorney-in-fact, with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact or such person's substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on March 31, 2011 in the capacities and on the date indicated.

Signatures	Title

/s/ Dale Ploughman	Chief Executive Officer and Chairman of the Board of Directors (Principal executive officer)
Dale Ploughman

/s/ Christina Anagnostara	Chief Financial Officer and Director (Principal financial and accounting officer)
Christina Anagnostara

/s/ Dimitris Anagnostopoulos	Director
Dimitris Anagnostopoulos

/s/ Elias Culucundis	Director
Elias Culucundis

/s/ George Taniskidis	Director
George Taniskidis

/s/ Dimitrios Panagiotopoulos	Director
Dimitrios Panagiotopoulos

/s/ George Tsimpis	Director
George Tsimpis

AUTHORIZED REPRESENTATIVE

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Seanergy Maritime Holdings Corp., has signed this registration statement in the City of Newark, State of Delaware on March 31, 2011.

PUGLISI & ASSOCIATES
/s/ Donald J. Puglisi
Name: Donald J. Puglisi Title: Managing Director Authorized U.S. Representative

SK 26979 0001 1180147 v3